As filed with the Securities and Exchange Commission on October 27, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HILTON GRAND VACATIONS BORROWER LLC

HILTON GRAND VACATIONS BORROWER INC.

(Exact name of registrant issuers as specified in their respective charters)

SEE TABLE OF REGISTRANT GUARANTORS

Delaware	7000	36-4848923
Delaware	7000	81-4058699
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6355 MetroWest Boulevard, Suite 180

Orlando, FL 32835

Tel: (407) 613-3100

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Charles R. Corbin

Executive Vice President, General Counsel and Secretary

Hilton Grand Vacations Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, FL 32835

Tel: (407) 613-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander J. Park

Womble Carlyle Sandridge & Rice, LLP

1200 19th Street, N.W.

Washington, DC 20036

Tel: (202) 467-6900

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer	☐	Accelerated filer	☐
Non-accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
6.125% Senior Notes due 2024	$300,000,000	100%	$300,000,000	$37,350
Guarantees of the 6.125% Senior Notes due 2024(2)	N/A(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for table of registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter (or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Primary Standard Industrial Classification Code Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant Guarantor’s Principal Executive Offices
Hilton Grand Vacations Inc.	Delaware	81-2545345	7000	6355 MetroWest Boulevard, Suite 180 Orlando, Florida 32835 Telephone: (407) 613-3100

48th Street Holding LLC	Delaware	95-4349751	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Grand Vacations Realty, LLC	Delaware	45-3639356	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Grand Vacations Services LLC	Delaware	27-5173651	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Grand Vacations Title, LLC	Delaware	45-3641303	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Hilton Grand Vacations Club, LLC	Delaware	59-3482975	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Hilton Grand Vacations Company, LLC	Delaware	59-3482978	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Hilton Grand Vacations Financing, LLC	Delaware	03-0398105	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Hilton Grand Vacations Management, LLC	Nevada	58-2361323	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Hilton Grand Vacations Parent LLC	Delaware	38-4016014	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Hilton Kingsland 1, LLC	Delaware	20-279807	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Hilton Resorts Corporation	Delaware	95-4349751	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Hilton Resorts Marketing Corp.	Delaware	20-0061226	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

Hilton Travel, LLC	Delaware	81-1402910	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

HRC Islander LLC	Delaware	61-1647041	7000	6355 MetroWest Boulevard, Suite 180 Orlando, FL 32835 Telephone: 407-613-3100

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it does not solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.

Preliminary Prospectus dated October 27, 2017.

PRELIMINARY PROSPECTUS

HILTON GRAND VACATIONS BORROWER LLC

HILTON GRAND VACATIONS BORROWER INC.

Offer to Exchange (the “exchange offer”)

$300,000,000 aggregate principal amount of 6.125% Senior Notes due 2024 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all outstanding unregistered 6.125% Senior Notes due 2024 (the “outstanding notes” and, together with the exchange notes, the “notes”).

The exchange notes will be joint and several obligations of Hilton Grand Vacations Borrower LLC and Hilton Grand Vacations Borrower Inc. and will be fully and unconditionally guaranteed on a joint and several senior unsecured basis by our indirect parent company, Hilton Grand Vacations Inc. (“HGV Parent”), and by each of HGV Parent’s existing wholly owned domestic restricted subsidiaries that guarantee any obligations under HGV Parent’s Credit Agreement, dated December 28, 2016, among Hilton Grand Vacations Parent LLC, Hilton Grand Vacations Borrower LLC, the other guarantors party thereto from time to time, Deutsche Bank AG, as administrative agent, and the other lenders party thereto from time to time.

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for freely tradable exchange notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2018, which is the business day after the date of this prospectus, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of the outstanding notes for the exchange notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register either the outstanding notes or the exchange notes under the Securities Act.

You should carefully consider the “Risk Factors” beginning on page 21 of this prospectus before participating in the exchange offer.

Each broker dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market making activities or other trading activities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2017.

We have not authorized anyone to provide you with information other than that contained in this prospectus, any prospectus supplement, or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to exchange securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by us is accurate only as of the respective dates of such documents or on the date or dates specified in such documents, and that any information in documents incorporated by reference is accurate only as of the date of such incorporated documents. Our business, financial condition, liquidity, results of operations and business prospects may have changed since those dates.

i

BASIS OF PRESENTATION AND CERTAIN DEFINED TERMS

Hilton Grand Vacations Inc., a Delaware corporation, is the parent entity of the Issuers and the parent guarantor of the notes. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Hilton Grand Vacations,” “HGV,” “we,” “our,” “us,” “the Company” and “our company” refer to Hilton Grand Vacations Inc. together with its consolidated subsidiaries. Except where otherwise indicated, financial information included in this prospectus is of HGV and its subsidiaries on a consolidated basis.

This prospectus includes discussion of terms, including certain of the terms set forth below, that are not recognized terms under U.S. generally accepted accounting principles (“GAAP”), and financial measures that are not calculated in accordance with GAAP, including contract sales, sales revenue, real estate margin, tour flow, return on invested capital, volume per guest, capital efficiency ratio, transient rate, EBITDA, Adjusted EBITDA and segment Adjusted EBITDA. See the discussion under the caption “—Summary Historical Consolidated Financial Data” in this prospectus for a reconciliation of the non-GAAP financial measures to the most closely comparable GAAP financial measures and the Company’s reasons for providing non-GAAP financial measures. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business and Financial Metrics and Terms Used by Management,” for a discussion of the meanings of these terms, the Company’s reasons for providing certain non-GAAP financial measures, and reconciliations of non-GAAP financial measures to measures calculated in accordance with GAAP. These measures should not be considered as alternatives to other measures of financial performance derived in accordance with GAAP. In addition, our definition of these measures may not be comparable to similarly titled measures used by other companies.

References in this prospectus to:

•	“Adjusted EBITDA” refers to EBITDA (as defined below), further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) asset dispositions; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) reorganization costs, including severance and relocation costs; (vi) share-based and other compensation expenses; (vii) non-recurring costs related to the spin-off; and (viii) other items. During the three months ended March 31, 2017, we revised our definition of EBITDA to exclude the adjustment of interest expense relating to our non-recourse debt as a reconciling item to arrive at net income (loss) in order to conform to the presentation of the timeshare industry following the consummation of the spin-off from Hilton. This adjustment was retrospectively applied to prior period(s) to conform with the current presentation;

•	“Allocated Parent Debt” refers to certain obligations to guarantee debt balances and related deferred loan costs that were allocated to us by Hilton in connection with the spin-off;

•	“Blackstone” refers to investment funds associated with or designated by The Blackstone Group L.P. and their affiliates;

•	“Capital Efficient” refers to fee-for-service and just-in-time arrangements to sell VOI (as defined below);

•	“Club” refers to the Hilton Grand Vacations Club, which allows members to exchange their VOIs for stays at any Hilton Grand Vacations resort or any property in the Hilton system of hotel brands;

•	“Co-Issuer” refers to Hilton Grand Vacations Borrower Inc., a Delaware corporation and a direct subsidiary of the Issuer, and not to any of its subsidiaries or affiliates;

•	“Common Stock” refers to the common stock, $0.01 par value per share, of Hilton Grand Vacations Inc.;

•	“Contract Sales” refers to the total amount of VOI products under purchase agreements signed during the period where we have received a down payment of at least 10 percent of the contract price;

•	“Developed” refers to VOI inventory that is sourced from projects developed by HGV;

•	“EBITDA” refers to earnings before interest expense (excluding interest expense relating to our non-recourse debt), taxes, depreciation and amortization;

•	“Fee For Service” refers to VOI inventory that we sell and manage on behalf of third-party developers;

•	“HNA” refers to investment funds associated with or designated by HNA Tourism Group Co., Ltd. and their affiliates;

•	“HGV Parent” refers to Hilton Grand Vacations Inc., a Delaware corporation and the indirect parent of the Issuer, and not to any of its subsidiaries or affiliates;

•	“HGV Intermediate Parent” refers to Hilton Grand Vacations Parent LLC, a Delaware limited liability company and the direct parent of the Issuer, and not to any of its subsidiaries or affiliates;

•	“Hilton” refers to Hilton Worldwide Holdings Inc. and its consolidated subsidiaries. On January 3, 2017, Hilton completed the spin-off that resulted in our establishment as an independent, publicly traded company;

•	“Issuer” refers to Hilton Grand Vacations Borrower LLC, and not to any of its subsidiaries or affiliates;

•	“Issuers” refers to Hilton Grand Vacations Borrower LLC and Hilton Grand Vacations Borrower Inc., the issuers of the notes, and not HGV or any of their respective subsidiaries or affiliates;

•	“Just-In-Time” refers to VOI inventory that is primarily sourced in transactions that are designed to closely correlate the timing of the acquisition with our sale of that inventory to purchasers;

•	“Park” refers to Park Hotels & Resorts Inc. and its consolidated subsidiaries;

•	“Registration Statement on Form 10” refers to the registration statement on Form 10-12B (Registration No. 001-37794), and the information statement forming a part thereof and filed as Exhibit 99.1 thereto, initially filed by HGV with the SEC on June 2, 2016, as amended, describing the spin-off and related transactions, which registration statement was declared effective by the SEC on December 2, 2016;

•	“spin-off” refers to the tax free spin-off of each of HGV and Park that was completed on January 3, 2017 by Hilton by way of a pro rata distribution of the common stock of HGV and Park to Hilton stockholders of record as of December 15, 2016; and

•	“VOIs” refers to vacation ownership intervals, also known as timeshares.

Certain additional definitions relating to the notes are included under “Description of the Notes.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains some of our trademarks, trade names, and service marks and those of Hilton, including the following: Hilton Grand Vacations, Hilton, and Hilton Honors. Each one of these trademarks, trade names, or service marks is either (i) our registered trademark, (ii) a registered trademark or application for registration which we have been licensed by a third party to use, or (iii) a registered trademark of Hilton.

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we or Hilton will not assert, to the fullest extent under applicable law, our or Hilton’s, respective rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. All trademarks, service marks, and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the benefits resulting from our separation from Hilton, the effects of competition and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and we urge you to carefully review our disclosures concerning risks and uncertainties discussed in “Risk Factors.” These risks and uncertainties could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. Any such risks and uncertainties could cause our results to differ materially from those expressed in forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

INDUSTRY AND MARKET DATA

The industry and market data and statistical information used in this prospectus have been obtained from third-party sources that we believe to be reliable, including the American Resort Development Association (“ARDA”), or are calculated using independent industry publications and other publicly available information in conjunction with our assumptions about our markets. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. Forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and projected amounts or results may not be achieved. We believe that the surveys and market research performed by others are reliable, but we have not independently verified this information. None of the third party sources has any pecuniary or other interest in this offering, and none of the third party sources endorses or provides any guidance with respect to any proposed underwriting, offering or investment.

SUMMARY

This summary highlights certain significant aspects of our business and this offering. This summary does not contain all of the information that may be important to you. You should carefully read the entire prospectus carefully, including the information presented under the section entitled “Risk Factors” and the consolidated financial statements and the notes thereto, before participating in the exchange offer.

Hilton Grand Vacations

We are a rapidly growing timeshare company that markets and sells VOIs, manages resorts in top leisure and urban destinations, and operates a points-based vacation club. As of June 30, 2017, we had 48 resorts, representing 8,101 units, are located in iconic vacation destinations such as the Hawaiian Islands, New York City, Orlando and Las Vegas, and feature spacious, condominium-style accommodations with superior amenities and quality service. As of June 30, 2017, we had approximately 278,000 Hilton Grand Vacations Club members. Club members have the flexibility to exchange their VOIs for stays at any Hilton Grand Vacations resort or any property in the Hilton system of 14 industry-leading brands across more than 5,000 properties, as well as numerous experiential vacation options, such as cruises and guided tours.

Our compelling VOI product allows customers to purchase a lifetime of vacations. Because our VOI owners generally purchase only the vacation time they intend to use each year, they are able to efficiently split the full cost of owning and maintaining a vacation residence with other owners. Our customers also benefit from the high-quality amenities and service at our Hilton Grand Vacations-branded resorts. Furthermore, our points-based platform offers members tremendous flexibility, enabling us to more effectively adapt to their changing vacation needs over time. Building on the strength of that platform, we continuously seek new ways to add value to our Club membership, including enhanced product offerings, greater geographic distribution, broader exchange networks and further technological innovation, all of which drive better, more personalized vacation experiences and guest satisfaction.

Our History

Our history dates to 1992 with Hilton’s joint venture with Grand Vacations, Limited. In 1996, Hilton Grand Vacations became a wholly owned subsidiary of Hilton. During the ensuing years we expanded our operations and established a track record of innovation in our industry. Unlike the broader timeshare industry, which experienced a contraction in 2008 and 2009 as a result of the overall economic recession, we were able to grow contract sales during the industry downturn and have continued to deliver contract sales growth in each period since, driven by our continued focus on marketing and sales activities, our strong development margins, large-market distribution model, synergies with Hilton, commitment to new owner transactions and lean organizational structure. On January 3, 2017, Hilton completed the spin-off that resulted in our establishment as an independent, publicly traded company. The spin-off was effected through a pro rata distribution of our common stock to existing Hilton stockholders. As a result of the spin-off, each holder of Hilton common stock received one share of our common stock for every ten shares of Hilton common stock owned as of the record date of December 15, 2016.

In connection with the completion of the spin-off, we entered into agreements with Hilton and other third parties, including licenses to use the Hilton brand, which did not exist historically. For more information regarding these agreements, see “Business—Key Agreements Related to the Spin-Off—Distribution Agreement,” “—License Agreement,” “—Employee Matters Agreement,” “—Tax Matters Agreement,” and “—Transition Services Agreement.”

Key events in our history are illustrated in the following timeline:

Our Competitive Strengths

We believe the following competitive strengths position us as a leader and innovator in the timeshare industry.

•	Exceptional Vacation Offerings. Our upscale resort collection features spacious, studio to three-bedroom condominium-style accommodations in high-demand destinations such as New York City, Orlando, the Hawaiian Islands and Las Vegas. We offer superior amenities such as full kitchens, in-unit washers and dryers, spas and kids’ clubs along with beach-front locations and the quality service that is synonymous with the Hilton name. We keep our properties modern through diligent use of reserves funded by homeowners’ associations (“HOAs”), which are deployed to update our properties on average every five years, resulting in consistent high property and service ratings. In addition, purchasers of our VOIs are enrolled in our flexible, points-based Hilton Grand Vacations Club exchange program, giving each member an annual allotment of Club points representing their owned interest and offering an attractive value proposition. Members have the ability to use their points for a variety of vacation options, including a priority reservation period at their home resort where their VOI is deeded, stays at any Hilton Grand Vacations resort, conversion to Hilton Honors points, access to RCI’s vacation exchange network and exchanges for experiential travel alternatives.

•	Large and Growing Loyal Member Base. We have a loyal base of approximately 278,000 members, which has more than doubled since 2007, growing at a compound annual growth rate (“CAGR”) of nearly 9 percent. Yet, we continue to see tremendous growth opportunities across regions and demographics. Approximately 75 percent of our members were located in the United States and 25 percent in international locations as of June 30, 2017. Based on information available to us, Millennials and Generation Xers made up over half of our first time buyers in the U.S. in 2016 and represent a growing and attractive demographic. Approximately 57 percent of our contract sales in the last five years were to new members, which benefits future sales given that for every dollar of initial VOI purchases by new members, we expect those members will on average purchase approximately another dollar of additional VOI product over the lifetime of their membership. We continuously strive to enhance Club value and our more than 8,200 employees are committed to providing our members with exceptional service and cultivating member loyalty.

•	High-quality Customers. We consider our customer base to be among the highest quality in the industry, with our U.S. members having an average annual income level of greater than $100,000, meaningfully above the national average, a high percentage of home ownership and a frequent traveler profile. Additionally, our customers had a weighted average FICO score of 744 for new loan originations to U.S. and Canadian borrowers over the past three years, making them attractive purchasers. Our members’ creditworthiness is further demonstrated by low levels of HOA maintenance fee delinquencies, which averaged only 2.5 percent since 2012 compared to an annual range of 8 percent to 12 percent for the industry from 2012 to 2015. Additionally, our consumer loan portfolio has experienced low default rates of approximately 3.2 percent over the last several years.

•	Long-term Recurring Revenue Streams. Our platform drives highly predictable, long-term recurring revenue streams through annual Club membership dues and exchange fees and from our management agreements with HOAs. Further, unlike traditional revenue-based hotel-management fees, our management fees are generally unaffected by changes in rental rate or occupancy, making them less susceptible to market downturns. Since our inception in 1992, no management agreement at any of our developed or fee-for-service properties has been terminated or lapsed.

•	Highly Effective Marketing and Sales Model. Our data-driven, affinity-based marketing approach combined with our scaled and disciplined sales process has delivered consistent sales and new member growth over the past five years. By conducting our marketing and sales activities in large markets with high levels of inbound tourism, we are able to generate year-round tour flow, making it more cost effective to reach potential new members and therefore increasing margins. The efficiency of our sales and marketing is demonstrated by our real estate margin percentage of 27.6 percent in 2016. In addition, our targeted direct marketing enables us to reach customers who already have an affinity with Hilton and meet our high financial standards. As a result of our marketing expertise and our relationship with Hilton, our tour flow increased at a CAGR of 10 percent between 2007 and 2016. Importantly, we have the ability to scale our model by cross-marketing and cross-selling our resorts as well as employing effective hiring practices, proprietary training and advanced technology platforms. In Japan, for example, we have successfully sold our products in Hawaii using our off-site sales model, resulting in a Japanese member base of approximately 56,000 as of June 30, 2017. Our track record of contract sales growth even during the 2008 to 2010 market downturn demonstrates the effectiveness of our distribution model and sales execution.

•

Capital-efficient Business Model. We are an industry leader in capital-efficient VOI sales, which represented 74 percent of our contract sales in 2016. Of these sales, fee-for-service represented 56 percent and just-in-time represented 18 percent. Since our first fee-for-service project in 2010, we have entered into ten fee-for-service deals. Our capital requirements have reduced dramatically as a result, producing strong cash flow and higher returns on invested capital. As we transitioned from capital-intensive real estate development to a more capital-efficient business model, our inventory investment decreased from an annual average of $405 million during 2007 and 2008 to $173 million during 2015 and 2016. In addition, we generated cumulative cash flow from operations of approximately $1 billion between 2012 and 2016. Further, our relationships with some of the largest and most sophisticated real estate investors in the world, including Blackstone, Goldman Sachs, Centerbridge and Strand Capital Group, have given us access to a wide range of capital partners and the credibility to execute deals in diverse markets. As a result of our efforts, all inventory sources are projected to supply us with access to more than five years of future inventory based on our trailing 12-month sales pace, with capital efficient arrangements representing approximately 89 percent of that supply.

•	Exclusive, Long-term Relationship with Hilton. Our relationship with Hilton connects us with a portfolio of globally recognized, market-leading hospitality brands and a superior exchange network and gives us exclusive access to a large and growing base of loyal customers and a powerful network of commercial services. With a nearly 100-year pedigree in the hospitality industry, Hilton is one of the largest and fastest growing hospitality companies in the world, with over 5,000 properties in 103 countries and territories as of June 30, 2017. Our long-term license agreement with Hilton gives us the exclusive right to market, sell and lease VOI inventory and manage resorts under the Hilton Grand Vacations brand. In 2016, approximately 90 percent of Club points redeemed were used within the Hilton system by members to stay at the home resort where their VOI is deeded, exchanged within our Club or converted to Hilton Honors points for hotel stays. We believe this loyalty to the Hilton system demonstrates high member satisfaction, attracts new Club members and rental guests, and lowers our customer acquisition costs. Furthermore, our products should command a higher price point given the strength of Hilton’s brand portfolio and reputation for exceptional service and quality. We believe our relationship with Hilton and access to its formidable platform are significant competitive advantages that position us for strong future growth.

•	Experienced and Execution-focused Management Team. Our experienced management team is headed by Mark D. Wang, our President and Chief Executive Officer, who has led Hilton’s global timeshare operations since 2008, including our successful transition to a capital-efficient business model. Mr. Wang has 36 years of experience in the timeshare industry, and our executive officers have an average of 32 years in the timeshare and hospitality industries. With this experience, our management team has created a lean and nimble organizational structure, which allows us to respond quickly and effectively to opportunities and dynamic market conditions. By fostering a culture with a strong focus on execution and operational effectiveness, management empowers our employees to respond to our members’ and guests’ needs and provide each of them with a unique and memorable experience.

As innovators in the timeshare business, we have successfully transformed from a highly capital-intensive business to a capital-efficient model by pursuing an inventory strategy focused on fee-for-service and just-in-time inventory acquisition. The following graph illustrates our inventory sources as a percentage of 2016 contract sales.

Fee-for-service sales require minimal capital investment on our part and provide us the flexibility to invest capital selectively. In 2016, our fee-for-service transactions represented 56 percent of contract sales, up from 0 percent in 2009. Based on our trailing 12-month sales pace, we have access to approximately five years of future inventory, with capital efficient arrangements representing approximately 89 percent of that supply. This visibility into our long-term supply allows us to efficiently manage inventory to meet predicted sales, reduce capital investments, minimize our exposure to the cyclicality of the real estate market and mitigate the risks of entering new markets.

The strength of our platform, coupled with what we believe is the industry’s most capital-efficient inventory sourcing model, has led to:

•	Robust sales growth over the course of the cycle with contract sales increasing at a CAGR of 8 percent from 2007 to 2016, outperforming the industry, which experienced a decline of 2 percent over the same period;

•	Strong net owner growth with Club membership increasing at a 8 percent CAGR over the last four years to total approximately 269,000 members as of December 31, 2016 and approximately 278,000 members as of June 30, 2017;

•	Approximately 57 percent of our contract sales in the last five years coming from new owners;

•	Dramatically reduced capital requirements with inventory investment decreasing from an annual average of $405 million during 2007 and 2008 to $173 million during 2015 and 2016;

•	Significant cumulative cash flow from operations of approximately $1 billion from 2012 to 2016;

•	Strong segment Adjusted EBITDA margin of 33.2 percent in 2016, up 360 basis points since 2012; and

•	Total revenues of $1.6 billion, net income of $168 million and Adjusted EBITDA of $402 million for the year ended December 31, 2016, representing impressive growth of 35 percent, 42 percent and 55 percent, respectively, since 2012.

We expect to continue to capitalize on our competitive advantages as we fully activate our business, benefiting from a dedicated management team and independent capital resources. Generally, over the long-term, we plan to target a 50/50 mix between fee-for-service and owned sales as we believe this mix will optimize earnings growth, free cash flow production and returns on invested capital. We also will maintain an exclusive, long-term relationship with Hilton, through which our Club members will continue to have access to Hilton’s award-winning guest loyalty program and global portfolio of hotels, and we will continue to benefit from the strength and scale of Hilton’s robust commercial services platform. We expect to collaborate with Hilton and other third-parties on timeshare development opportunities in new and existing locations and across chain scale segments.

Our Business and Growth Strategies

Our goal is to create long-term value by delivering a lifetime of exceptional vacation experiences to our loyal and growing membership base and leveraging our capital-efficient business model to drive strong returns on invested capital, free cash flow and bottom-line growth. The following are key elements of our strategy to accomplish this goal:

•	Grow Vacation Sales. We intend to continue growing contract sales by pursuing a balanced mix of sales to new and existing members. We expect to drive growth by enhancing the value of Club membership and expanding our highly effective sales distribution model within and outside of our existing markets. As part of this strategy, we will continue to pursue opportunities in large urban and resort markets with strong inherent demand such as Washington, D.C. and Maui, Hawaii. Over time, we intend to continue expanding our marketing and sales operations in Japan and explore opportunities for in-market product offerings to those customers. We already have experienced strong growth in Japan, with an increase of 167 percent in contract sales from 2007 to 2016, and believe we can leverage our success to further expand in Japan and across select Asian markets. We also will pursue growth opportunities by exploring additional development opportunities within the Hilton portfolio and expanding our marketing partnerships.

•	Grow Our Member Base. We have experienced 24 consecutive years of net owner growth. As part of our strategy to grow our member base, we will continue to use our relationship with Hilton to target new, brand-loyal members. The Hilton Honors loyalty program represents a cost-effective source of member growth. We also will leverage new and existing marketing relationships and continue our successful local marketing programs. Our focus on enhancing Club value also will enable us to acquire new members by expanding the demographics of our member base. Our increased marketing efforts have resulted in member demographics shifting to younger generations, with an increase in Millennial and Generation X first time buyers in the U.S. to over half of our first time buyers in 2016, both of which represent a large and attractive future member base. Net owner growth supports strong future sales growth, as a significant portion of our member base buys additional VOI products, which expands our predictable, recurring fee-based resort and Club management business.

•	Continue to Enhance Member Experiences. We are continuously seeking new ways to add value to our Club membership, including expanding our vacation options and destinations, in-market and travel-related discounts, travel exchange partners and providing access to a growing network of new Hilton-branded hotels and resorts. We also intend to expand the technology options available to members, including our new website, mobile application and digital keys, which allow members and guests to skip the front desk and access their room via smartphone. Also, our employees are an important part of the vacation experiences of our members and will continue to enhance these experiences by providing our signature high-quality customer service. We believe the dedicated service of our employees, vacation experiences and Club value we offer our members foster loyalty and generate significant repeat business through our most cost-effective marketing channel.

•	Optimize Our Sales Mix of Capital-efficient Inventory. We believe that optimizing our mix of capital-efficient and owned inventory sales will drive premium top line growth, cash flow generation and returns on invested capital. Generally, over the long-term, we will target a 50/50 sales mix of owned and fee-for-service inventory. We also intend to take advantage of our robust deal pipeline fueled by existing and new relationships with third-party developers for a full range of fee-for-service and just-in-time projects. We will maintain a disciplined approach to capital allocation, while strategically pursuing inventory acquisitions and development of owned inventory in key markets.

•	Pursue Opportunistic Business Ventures. Despite recent consolidation, the timeshare industry remains fragmented. We will continue to evaluate market opportunities and consider strategic acquisitions that meet our high product and service standards. This could include corporate and property acquisitions to expand our inventory options and distribution capabilities. We also intend to use our relationship with Hilton and third-party developers as well as our innovative platform and industry experience to create new products and additional efficiencies. For example, we intend to continue collaborating with Hilton on timeshare development opportunities at new and existing hotel properties and explore growth opportunities along the Hilton brand spectrum.

Sources of Revenues

We operate our business across two segments: real estate sales and financing; and resort operations and club management.

Our real estate sales and financing segment generates revenue from:

•	VOI Sales. We sell our owned inventory and, through our fee-for-service agreements, we sell VOIs on behalf of third-party developers using the Hilton Grand Vacations brand in exchange for sales, marketing and brand fees. Under these agreements, we earn commission fees based on a percentage of total interval sales; and

•	Financing. We provide consumer financing, which includes interest income generated from the origination of consumer loans to members to finance their purchase of VOIs owned by us and revenue from servicing the loans. We also generate fee revenue from servicing the loans provided by third-party developers to purchasers of their VOIs.

Our resort operations and club management segment generates revenue from:

•	Resort Management. Our resort management services primarily consist of operating properties under management agreements for the benefit of HOAs of VOI owners at both our resorts and those owned by third parties. Our management agreements with HOAs provide for a cost-plus management fee, which means we generally earn a fee equal to 10 percent to 15 percent of the costs to operate the applicable resort. We also earn revenue from retail and spa outlets at our timeshare properties;

•	Club Management. We manage the Hilton Grand Vacations Club and the Hilton Club which operates for VOI owners at the Hilton New York and The District, our new resort in Washington D.C. (“The District”), receiving activation fees, annual dues and transaction fees from member exchanges for other vacation products; and

•	Rental of Available Inventory. We generate rental revenue from unit rentals of unsold inventory and inventory made available due to ownership exchanges through our Club programs. This allows us to utilize otherwise unoccupied inventory to generate additional revenues. We also earn fee revenue from the rental of inventory owned by third parties.

The Timeshare Industry

The vacation ownership industry, also known as the timeshare industry, is one of the fastest-growing segments of the global travel and tourism sector. Annual timeshare sales in the United States increased over 800 percent between 1984 and 2015 to $8.6 billion. This growth was driven primarily by increased interest from established developers, owners and managers, particularly globally recognized lodging and entertainment companies, product evolution and geographic expansion. At inception, timeshare products were largely limited to a fixed or floating week, whereby a customer would purchase rights to use the same property each year, typically at the same time each year. The industry has since evolved to better meet consumer demands, offering more flexible products, such as membership in multi-property vacation networks. Additionally, product locations have expanded beyond traditional resort markets to include urban and international destinations.

The timeshare industry remains well-positioned for continued growth given favorable macroeconomic and secular trends. Economists forecast healthy consumer spending trends, while data released by the United States Department of Commerce suggests a shift in spending patterns as consumers spend more on experiences and less on retail. Furthermore, timeshare sales in 2015 remained approximately 19 percent below the industry peak of $10.6 billion in 2007, suggesting continued growth potential during this stage of the current lodging cycle. We expect new product supply to attract new customers and stimulate incremental purchases from existing customers. Additionally, we expect rising growth in global tourism to bode well for the long-term health of the timeshare industry, while industry fragmentation should support continued consolidation activity.

Capital Allocation and Financial Policy

We plan to pursue a disciplined capital allocation policy; invest capital selectively to source high-quality inventory in key strategic markets; and finance the development and purchase of new VOI inventory through modest leverage and securitization of our timeshare financing receivables. We expect to target an investment grade credit rating and return capital to stockholders through dividends and stock buybacks over time.

Significant Stockholders

On March 15, 2017, Blackstone completed the previously announced sale of 24,750,000 shares of our common stock to HNA, representing approximately 25 percent of our outstanding common stock. In connection with the sale, we entered into a registration rights agreement with HNA, which provides that, beginning two years after the closing of the sale, HNA will have customary “demand” and “piggyback” registration rights. The registration rights agreement also requires us to pay certain expenses relating to such registrations and to indemnify the registration rights holder against certain liabilities under the Securities Act. We previously entered into a registration rights agreement with Blackstone that includes similar provisions, which became effective upon the consummation of the spin-off. For additional information, see “Business—Key Agreements Related to the Spin-Off—Registration Rights Agreements.”

Following the sale, Blackstone held 15,008,689 shares, or approximately 15 percent of our outstanding common stock. On May 25, 2017, Blackstone filed a Registration Statement on Form S-1 and registered all of our common stock held by them. On June 14, 2017, Blackstone entered into an underwriting agreement with J.P. Morgan Securities LLC pursuant to which J.P. Morgan Securities LLC agreed to purchase from Blackstone 9,650,000 shares of our common stock at a price of $35.40 per share. The sale was completed on June 20, 2017. Subsequently, on September 25, 2017, Blackstone completed the sale of substantially all of the remaining shares of our common stock held by them to several institutional investors. We did not receive any proceeds from either of these sales. As a result of these sales, Blackstone holds only a nominal number of shares of our common stock.

We have also entered into stockholders agreements with Blackstone and HNA that provide, among other things, Blackstone and HNA the right to designate a certain number of directors to our board of directors. Although Blackstone has disposed of substantially all of the shares of our common stock that it owned, a director designated by Blackstone continues to serve on our board of directors. For additional information, see

“Business—Key Agreements Related to the Spin-Off—HNA Stockholders Agreement,” “—Blackstone Stockholders Agreement,” and “—Tax Stockholders Agreement” and “Certain Relationships and Related Party Transactions—Agreements with Certain Stockholders—Blackstone Stockholders Agreement and Tax Stockholders Agreement” and “—HNA Stockholders Agreement.”

Corporate Information

Hilton Grand Vacations Borrower LLC, a Delaware limited liability company, was formed under the laws of the State of Delaware on October 4, 2016. Hilton Grand Vacations Borrower Inc., a Delaware corporation, was incorporated under the laws of the State of Delaware on October 4, 2016. Our principal executive offices are located at 6355 MetroWest Boulevard, Suite 180, Orlando, Florida, 32835, and our telephone number is (407) 613-3100. Our website address is www.hgv.com. Information on our website is not incorporated by reference herein.

The Exchange Offer

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus for a more detailed description of the notes.

General	The Issuers issued an aggregate of $300,000,000 principal amount of 6.125% Senior Notes due 2024 under an Indenture, dated as of October 24, 2016 (the “Indenture”), by and among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”). The outstanding notes were issued to Park Hotels & Resorts, Inc. in exchange for all of the stock of Hilton Resorts Corporation (“HRC”), a wholly-owned subsidiary of Hilton prior to the completion of the spin-off, and other timeshare business assets in a transaction exempt from registration under the Securities Act. In November 2016, the outstanding notes were marketed and sold to qualified buyers in reliance on Rule 144A under the Securities Act, and outside the United Stated to non-U.S. persons in reliance on Regulation S under the Securities Act. We refer to the closing date for the sale of the Notes in such offering as the “Reset Date,” which occurred on November 29, 2016. On the Reset Date, the Issuers and the Trustee entered into a supplemental indenture to the Indenture.

The outstanding notes were sold at 100.0% of their par value and bear interest at a rate of 6.125% per annum, payable semi-annually in arrears on June 1 and December 1, beginning on the Reset Date. The outstanding notes mature on December 1, 2024.

In connection with the private offering of the outstanding notes, the Issuers and the guarantors entered into a registration rights agreement with the initial purchasers in which they agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the exchange offer within 425 days after the date of issuance and sale of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for the exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	the escrow, special mandatory redemption and additional interest provisions of the registration rights agreement are no longer applicable.

The Exchange Offer	The Issuers are offering to exchange up to $300,000,000 aggregate principal amount of 6.125% Senior Notes due 2024, which have been registered under the Securities Act, for a like amount of outstanding notes. You may only exchange outstanding notes in denominations of $2,000 and integral multiples of $1,000, in excess thereof.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, the Issuers believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2018, which is the business day after the date of this prospectus, unless extended by the Issuers. The Issuers do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. The Issuers will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest at a rate of 6.125% per annum from the most recent date to which interest has been paid on the outstanding notes. The interest will be payable semi-annually on June 1 and December 1. No interest will be paid on outstanding notes following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which the Issuers may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer and you hold outstanding notes in definitive form, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of, all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Issuers and the guarantors will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture; however, as a result of the making of, and upon acceptance for exchange of, all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Issuers will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that the outstanding notes are tendered and accepted in the exchange offer, the trading market for the remaining outstanding notes that are not so tendered and exchanged could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuers do not currently anticipate that they will register either the outstanding notes or the exchange notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	The Issuers will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wilmington Trust, National Association is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus.

Summary Risk Factors

There are a number of risks related to our business, including:

•	we are subject to the business, financial and operating risks inherent to the timeshare industry, any of which could reduce our revenues and limit opportunities for growth;

•	macroeconomic and other factors beyond our control can adversely affect and reduce demand for our products and services;

•	we do not own the Hilton brands and our business will be materially harmed if we breach our license agreement with Hilton or it is terminated;

•	our business depends on the quality and reputation of the Hilton brands and affiliation with the Hilton Honors loyalty program;

•	our dependence on development activities exposes us to project cost and completion risks;

•	a decline in developed or acquired VOI inventory or our failure to enter into and maintain fee-for-service agreements may have an adverse effect on our business or results of operations;

•	we operate in a highly competitive industry;

•	we manage a concentration of properties in particular geographic areas, which exposes our business to the effects of regional events and occurrences;

•	if maintenance fees at our resorts are required to be increased, our product could become less attractive and our business could be harmed;

•	the expiration, termination or renegotiation of our management agreements could adversely affect our cash flows, revenues and profits;

•	our substantial indebtedness and other contractual obligations could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry and our ability to pay our debts and could divert our cash flow from operations to debt service payments;

•	we are exposed to the risks resulting from significant investments in owned real estate, which could increase our costs, reduce our profits and limit our ability to respond to market conditions;

•	the loss of senior executive officers or key personnel could negatively impact our operations;

•	we may be responsible for U.S. federal income tax liabilities that relate to the distribution;

•	we do not have a recent operating history as an independent company and our historical financial information does not predict our future results;

•	we may be unable to achieve some or all of the benefits that we expect to achieve from the spin-off;

•	we may experience operational inefficiencies, damage to our reputation and/or be subject to costs, fines or lawsuits if we fail to maintain the integrity of our internal or customer data;

•	we may have been able to receive better terms from unaffiliated third parties than the terms we receive in our agreements related to the spin-off; and

•	approximately 25 percent of the voting power in HGV is controlled by HNA and, because HNA is not restricted from engaging in the same or similar business activities in which HGV is engaged, its interest may conflict with ours or yours in the future.

These and other risks related to our business and the spin-off are discussed in greater detail under the heading “Risk Factors” in this prospectus. You should read and consider all of these risks carefully.

Summary Historical Consolidated Financial Data

This prospectus includes certain historical consolidated financial and other data for HRC. In connection with the spin-off, HRC became a wholly-owned subsidiary of HGV. HRC is considered our predecessor for financial reporting purposes.

We derived:

•	the summary consolidated statement of operations data for the years ended December 31, 2016, 2015 and 2014 and the summary consolidated balance sheet data as of December 31, 2016 and 2015 from our audited consolidated financial statements included elsewhere in this prospectus;

•	the summary consolidated statement of operations data for the year ended December 31, 2013 and the summary consolidated balance sheet data as of December 31, 2014 from our audited consolidated financial statements not included in this prospectus, but that were included in our Registration Statement on Form 10;

•	the summary consolidated statement of operations data for the year ended December 31, 2012 and the summary consolidated balance sheet data as of December 31, 2013 and 2012 from our unaudited consolidated financial statements not included in this prospectus, but that were included in our Registration Statement on Form 10; and

•	the summary condensed consolidated statement of operations data for the six months ended June 30, 2017 and 2016 and the summary condensed consolidated balance sheet data as of June 30, 2017 and 2016 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

The unaudited consolidated and unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. Our historical results are not necessarily indicative of the results expected for any future period.

This summary financial data is not indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we been operating as an independent, publicly traded company during the periods presented, including changes that occurred in our operations and capitalization as a result of the spin-off from Hilton. For example, our historical consolidated financial statements include allocations of expenses for certain functions and services provided by Hilton. These costs may not be representative of the future costs we will incur, either positively or negatively, as an independent, public company. Our historical consolidated financial statements also include allocations of debt, and related balances, related to debt entered into by Hilton, which was secured by our assets.

The summary historical consolidated financial data below should be read together with the “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, including the related notes thereto, included herein for the year ended December 31, 2016, and our unaudited condensed consolidated financial statements, including the notes thereto, for the six months ended June 30, 2017, and the other financial information included in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
($ in millions, except per share amounts)	(unaudited)	(unaudited)					(unaudited)
Statement of Operations Data:
Total revenues	$838	$761	$1,583	$1,475	$1,317	$1,224	$1,172
Total operating expenses	664	588	1,260	1,154	1,004	975	924
Net income	101	95	168	174	167	128	118
Earnings per share, basic and diluted(1)	$1.02	$0.96	$1.70	$1.76	$1.69	$1.30	$1.19

(1)	For periods ending prior to the spin-off on January 3, 2017, basic and diluted earnings per share was calculated based on shares distributed to our stockholders on January 3, 2017. See Note 16: Earnings Per Share in our audited consolidated financial statements included elsewhere in this prospectus and Note 11: Earnings Per Share in our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

	As of June 30,		As of December 31,
	2017	2016	2016	2015	2014	2013	2012
($ in millions)	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Balance Sheet Data:
Securitized timeshare financing receivables, net	$508	$294	$244	$350	$468	$221	$—
Unsecuritized timeshare financing receivables, net	526	687	781	626	460	681	891
Total assets	2,287	1,837	2,180	1,724	1,621	1,568	1,532
Debt	486	—	490	—	—	—	—
Allocated Parent debt(1)	—	635	—	634	719	828	1,496
Non-recourse debt(2)	645	445	694	502	625	670	—
Total liabilities	2,004	1,821	2,013	1,830	1,994	2,103	2,038

(1)	Amounts relate to an unconditional obligation to guarantee certain Hilton allocated debt balances that were released in November 2016.
(2)	Amounts are net of deferred financing costs.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
($ in millions)	(unaudited)	(unaudited)					(unaudited)
Other Financial Data:
Contract sales(1)	$610	$553	$1,172	$1,068	$905	$829	$797
EBITDA(2)	188	184	346	343	334	282	256
Adjusted EBITDA(2)	200	199	390	360	338	299	260
Real estate sales and financing segment Adjusted EBITDA	182	165	336	316	290	287	250
Resort operations and club management segment Adjusted EBITDA	103	97	189	162	144	104	97
Segment Adjusted EBITDA margin(2)	34.0%	34.4%	33.2%	32.4%	33.0%	31.9%	29.6%
Ratio of earnings to fixed charges	13.3x	13.2x	11.0x	11.4x	9.8x	5.6x	5.5x

(1)	A reconciliation of contract sales to sales of VOIs, net, which we believe is the most closely comparable U.S. GAAP financial measure, follows below. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics Used by Management,” for additional information on our use of non-GAAP terms.
(2)	A reconciliation of EBITDA, Adjusted EBITDA and segment Adjusted EBITDA to net income, which we believe is the most closely comparable U.S. GAAP financial measure, follows below. Prior period amounts have been retrospectively adjusted to conform with our revised definition. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics Used by Management,” for additional information on our use of non-GAAP terms.

Management believes EBITDA and Adjusted EBITDA provide useful information to investors regarding our financial condition and results of operations because they are among the measures used by management to evaluate our operating performance and to make day-to-day operating decisions. In addition, these measures are frequently used by securities analysts, investors and other parties as a common measure of performance to compare results or estimate valuations across companies in the timeshare industry. Management believes contract sales provides useful information to investors regarding our results of operations because it reflects the pace of sales in the timeshare business. These measures are non-GAAP financial measures and should not be considered in isolation or as an alternative to, or substitute for, any measure of financial performance prepared in accordance with GAAP. In addition, our definitions of these measures may not be comparable to similarly titled measures used by other companies.

The following tables reconcile net income, our most comparable U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
($ in millions)	(unaudited)	(unaudited)					(unaudited)
Net Income	$101	$95	$168	$174	$167	$128	$118
Interest expense	14	—	3	—	—	—	—
Allocated Patent interest expense(1)	—	13	26	29	36	48	45
Income tax expense	59	65	125	118	113	90	82
Depreciation and amortization	14	11	24	22	18	16	11

EBITDA	188	184	346	343	334	282	256
Gain on debt extinguishment	—	—	—	—	—	(22)	—
Other loss (gain), net	—	1	1	—	(5)	—	—
Loss (gain) on foreign currency transactions	—	(1)	—	—	2	5	3
Share-based compensation expense	8	5	8	13	4	22	—
Other adjustment items(2)	4	10	35	4	3	12	1

Adjusted EBITDA	$200	$199	$390	$360	$338	$299	$260

(1)	Amounts related to an unconditional obligation to guarantee certain Hilton allocated debt balances that were released in November 2016.
(2)	Amount includes costs associated with the spin-off transaction of $3 million for the six months ended June 30, 2017 and $30 million for the year ended December 31, 2016.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
($ in millions)	(unaudited)	(unaudited)					(unaudited)
Adjusted EBITDA:
Real estate sales and financing(1)	$182	$165	$336	$316	$290	$287	$250
Resort operations and club management(1)	103	97	189	162	144	104	97

Segment Adjusted EBITDA	285	262	525	478	434	391	347
Less:
License fee expense	43	39	80	74	62	56	52
General and administrative(2)	42	24	55	44	34	36	35

Adjusted EBITDA	$200	$199	$390	$360	$338	$299	$260

(1)	Excludes share-based compensation and other adjusted items.
(2)	Includes intersegment eliminations and other adjustments.

The following table provides the calculation of segment Adjusted EBITDA and segment Adjusted EBITDA margin.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
($ in millions)	(unaudited)	(unaudited)					(unaudited)
Adjusted EBITDA:
Real estate sales and financing revenues	$606	$542	$1,143	$1,078	$942	$898	$878
Resort operations and club management revenues	180	170	339	307	283	239	228

Total segment revenues	786	712	1,482	1,385	1,225	1,137	1,106

Real estate sales and financing segment Adjusted EBITDA	182	165	336	316	290	287	250
Resort operations and club management segment Adjusted EBITDA	103	97	189	162	144	104	97

Total segment Adjusted EBITDA	$285	$262	$525	$478	$434	$391	$347

Segment Adjusted EBITDA margin	34.0%	34.4%	33.2%	32.4%	33.0%	31.9%	29.6%

The following table reconciles sales of VOIs, net, our most comparable U.S. GAAP financial measure, to contract sales.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
($ in millions, except Tour flow and Volume per guest)	(unaudited)	(unaudited)					(unaudited)
Sales of VOIs, net	$261	$229	$508	$492	$520	$546	$617
Add:
Fee-for-service sales(1)	339	331	657	611	351	258	133
Loan loss provision	26	23	49	39	35	24	29
Reportability and other(2)	(16)	(30)	(42)	(74)	(1)	1	18

Contract sales	$610	$553	$1,172	$1,068	$905	$829	$797

Tour flow	159,519	150,545	306,141	287,855	261,853	246,407	213,698
Volume per guest	$3,609	$3,452	$3,596	$3,508	$3,292	$3,221	$3,569

(1)	Represents contract sales from fee-for-service properties on which we earn commissions and brand fees.
(2)	Includes adjustments for revenue recognition, including percentage-of-completion deferrals and amounts in rescission, and sales incentives, as well as adjustments related to granting credit to customers for their existing ownership when upgrading into fee-for-service projects.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before participating in the exchange offer. The risks and uncertainties described below are not the only risks facing us and your investment in the exchange notes. Additional risks and uncertainties that we are unaware of, or those we currently deem less significant, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, results of operations or liquidity.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force, your outstanding notes will no longer be subject to registration rights or certain other provisions, and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Following the completion of the exchange offer, outstanding notes not properly tendered in the exchange offer will no longer be subject to the registration rights provisions of the registration rights agreement. Other than in connection with the exchange offer, we do not intend to register the outstanding notes or resales of the outstanding notes under the Securities Act. In addition, following the completion of the tender offer, outstanding notes not properly tendered in the exchange offer will no longer be subject to mandatory redemption or special interest payment provisions. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the remaining principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes not exchanged in the exchange offer due to a reduction in liquidity.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and an active trading market may not develop for the exchange notes.

The exchange notes are a new issue of securities for which there is no established trading market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated quotation system. The initial purchasers may make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes, and, even if they were to make a market, they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	changes in the overall market for securities similar to the exchange notes;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes;

•	the conditions of the financial markets; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may face similar disruptions that may adversely affect the prices at which you may sell your exchange notes. Therefore, you may not be able to sell your exchange notes at a particular time and the price that you receive when you sell may not be favorable.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (available May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness and the Exchange Notes

Our substantial indebtedness and other contractual obligations could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry and our ability to pay our debts and could divert our cash flow from operations for debt payments.

As of June 30, 2017, our total indebtedness was approximately $1.1 billion. Our substantial debt and other contractual obligations could have important consequences, including:

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, dividends to stockholders and to pursue future business opportunities;

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•	exposing us to increased interest expense, as our degree of leverage may cause the interest rates of any future indebtedness (whether fixed or floating rate interest) to be higher than they would be otherwise;

•	exposing us to the risk of increased interest rates because certain of our indebtedness is at variable rates of interest;

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants, could result in an event of default that accelerates our obligation to repay indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, satisfaction of debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who may be better positioned to take advantage of opportunities that our leverage prevents us from exploiting.

For additional discussion on our indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities,” Note 10: Debt

and Non-recourse debt in our audited consolidated financial statements and Note 7: Debt and Non-recourse debt in our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Despite our current level of indebtedness, we may be able to incur substantially more debt and enter into other transactions, which could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness, including secured debt, in the future. Although the agreements that govern substantially all of our indebtedness contain restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments. To the extent new debt is added to our current debt levels, the substantial leverage risks described in the preceding three risk factors would increase.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.

Interest rates may increase in the future. As a result, interest rates on our revolving credit facility or other variable rate debt offerings could be higher or lower than current levels. As of June 30, 2017, we had approximately $195 million of variable rate recourse debt and approximately $128 million of variable rate non-recourse debt, for a total of approximately $323 million of variable rate indebtedness, or 28 percent, of our total debt. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on many factors, some of which are not within our control.

Our ability to make payments on our indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash depends on our financial and operating performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In particular, compliance with state and local laws applicable to our business, including those relating to deeds, title transfers and certain other regulations applicable to sales of VOIs, may at times delay or hinder our ability to access cash flows generated by our VOI sales. If we are unable to generate and access sufficient cash flow to service our debt and meet our other commitments, we may need to restructure or refinance all or a portion of our debt, sell material assets or operations or raise additional debt or equity capital. We may not be able to effect any of these actions on a timely basis, on commercially reasonable terms or at all, and these actions may not be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt arrangements may restrict us from effecting any of these alternatives. Finally, our ability to raise additional equity capital may be restricted because the issuance of our stock may cause the spin-off to be a taxable event for Hilton under Section 355(e) of the Code, and under the Tax Matters Agreement (as defined herein), we could be required to indemnify Hilton or Park for that tax and certain covenants may restrict issuances of our stock during the two-year period following the spin-off. See “Business—Key Agreements Related to the Spin-Off—Tax Matters Agreement.”

The indenture that will govern the exchange notes offered hereby and the other debt agreements of the Issuer and its restricted subsidiaries impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities.

The indenture that will govern the exchange notes offered hereby and the other debt agreements of the Issuer and its restricted subsidiaries impose significant operating and financial restrictions on us. These restrictions will limit the ability of the Issuer and its restricted subsidiaries to, among other things:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends (including to us) and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate;

•	enter into agreements that restrict the ability of restricted subsidiaries to make dividends or other payments to us;

•	designate restricted subsidiaries as unrestricted subsidiaries; and

•	transfer or sell assets.

In addition, our credit agreement related to our Senior Secured Credit Facilities contains certain affirmative covenants that will require us to be in compliance with certain leverage and financial ratios. For additional information regarding our Senior Secured Credit Facilities, see “Description of Certain Other Indebtedness.”

As a result of these restrictions, we are limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any other future indebtedness we may incur could include more restrictive covenants. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, we may not be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above, as well as other terms of our other indebtedness and/or the terms of any future indebtedness from time to time, could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or are unable to refinance these borrowings, our financial condition and results of operations could be adversely affected.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flows would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

Repayment of our debt, including required principal and interest payments on the exchange notes, is dependent on cash flow generated by the Issuer’s subsidiaries, which may be subject to limitations beyond our control.

The Issuer’s subsidiaries own a substantial portion of our assets and conduct a substantial portion of our operations. Accordingly, repayment of our indebtedness, including the exchange notes, is dependent, to a significant extent, on the generation of cash flow by the Issuer’s subsidiaries and (if they are not guarantors of the exchange notes) their ability to make such cash available to us, by dividend, debt repayment or otherwise.

Unless they are guarantors of the exchange notes, our subsidiaries do not have any obligation to pay amounts due on the exchange notes or to make funds available to the Issuer for that purpose. Our non-guarantor subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the exchange notes. Each non-guarantor subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our non-guarantor subsidiaries. While limitations on our subsidiaries restrict their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In particular, certain of our subsidiaries will be non-guarantor unrestricted subsidiaries. As of the consummation of this offering, HGV Depositor LLC, Hilton Grand Vacations Trust I LLC, Hilton Grand Vacations Trust 2017-A, Hilton Grand Vacations Trust 2014-A and Hilton Grand Vacations Trust 2013-A and their direct or indirect subsidiaries, which are parties to our timeshare financing receivable backed notes and credit facility, as well as certain foreign subsidiaries will be unrestricted subsidiaries and will not guarantee the exchange notes. These unrestricted subsidiaries are party to debt agreements that contain restrictions on their ability to pay dividends or make other intercompany payments to us, and the indenture governing the exchange notes will not limit the ability of our non-guarantor unrestricted subsidiaries to incur any additional consensual restrictions on their ability to make any such payments to us.

In the event that we are unable to receive distributions from subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the exchange notes.

Because the guarantee of the exchange notes by HGV Parent is being provided solely for the purpose of allowing the Issuers to satisfy their reporting obligations under the indenture governing the exchange notes, you should not assign any value to the guarantee of the exchange notes by HGV Parent.

The guarantee of the exchange notes by HGV Parent is being provided solely for the purpose of allowing the Issuers to satisfy their reporting obligations under the indenture governing the exchange notes by furnishing financial information relating to HGV Parent instead of the Issuers and, accordingly, you should not assign any value to the guarantee by HGV Parent. Moreover, the covenants in the indenture governing the exchange notes apply only to the Issuer and its restricted subsidiaries and do not apply to HGV Parent or HGV Intermediate Parent.

Because the Co-Issuer does not conduct any operations and has only nominal assets, you should not assign any value to the obligations of the Co-Issuer under the exchange notes.

We believe that some prospective purchasers of the exchange notes may be restricted in their ability to purchase debt securities of partnerships or limited liability companies, such as the Issuer, unless the securities are jointly issued by a corporation. Accordingly, the Co-Issuer of the exchange notes, Hilton Grand Vacations Borrower Inc., a wholly owned subsidiary of the Issuer incorporated in Delaware as a special purpose finance vehicle, has been formed solely to facilitate the offering of the exchange notes and other debt securities of the Issuer. It does not currently conduct any of our operations, have any substantial operations or assets or have any revenues. Accordingly, you should not assign any value to obligations of the Co-Issuer under the exchange notes.

Claims of holders of the exchange notes will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the exchange notes.

The exchange notes will not be guaranteed by certain of our existing and future subsidiaries. Following the issue date, only existing wholly owned domestic restricted subsidiaries of the Issuer that guarantee indebtedness under the Senior Secured Credit Facilities will initially guarantee the exchange notes. For additional information regarding our Senior Secured Credit Facilities, see “Description of Certain Other Indebtedness.” None of the Issuer’s foreign subsidiaries, non-wholly owned domestic subsidiaries that are restricted subsidiaries, or unrestricted subsidiaries will guarantee the exchange notes, and no foreign subsidiaries are expected to guarantee the exchange notes in the future. As of the consummation of this offering, HGV Depositor LLC, Hilton Grand Vacations Trust I LLC, Hilton Grand Vacations Trust 2017-A, Hilton Grand Vacations Trust 2014-A and Hilton Grand Vacations Trust 2013-A and their direct or indirect subsidiaries, which are parties to our timeshare financing receivable backed notes and credit facility, as well as certain foreign subsidiaries will be unrestricted subsidiaries and will not guarantee the exchange notes. The indenture will not limit our ability to securitize our timeshare financing receivables and, as a result, those assets may be transferred to such unrestricted securitization subsidiaries, or any other unrestricted securitization subsidiaries we may form in the future. Claims of holders of the exchange notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors and timeshare receivables held by these non-guarantor subsidiaries, and will not be satisfied from the assets of these non-guarantor subsidiaries until their creditors are paid in full.

In addition, the guarantee of a subsidiary guarantor will be released in connection with a transfer of such subsidiary guarantor in a transaction not prohibited by the indenture governing the exchange notes or upon certain other events described in “Description of the Notes—Guarantees.”

The indenture that will govern the exchange notes offered hereby will permit these subsidiaries to incur certain additional debt and will not limit their ability to incur other liabilities that are not considered indebtedness under the indentures.

Certain of our subsidiaries will not be subject to the restrictive covenants under the indenture that will govern the exchange notes and will not provide any credit support, as applicable, for the exchange notes offered hereby.

Certain of our subsidiaries will be unrestricted subsidiaries or are variable interest entities that, even though consolidated, are not “restricted subsidiaries” under the indenture and, as such, will not be subject to the restrictive covenants under the indenture and will not guarantee the exchange notes or provide any other credit support for the exchange notes. Because our unrestricted subsidiaries and variable interest entities are not subject to the restrictive covenants under the indenture that will govern the exchange notes, they will not be limited by the indenture in their ability to incur indebtedness or make payments of dividends or to make other distributions, loans or restricted payments to persons that are not restricted subsidiaries or guarantors of the exchange notes. In addition, the indenture governing the exchange notes will generally permit us to dispose of our interests in those subsidiaries, or any dividends we receive from them, including as dividends to the Issuers.

As of the consummation of this offering, HGV Depositor LLC, Hilton Grand Vacations Trust I LLC, Hilton Grand Vacations Trust 2017-A, Hilton Grand Vacations Trust 2014-A and Hilton Grand Vacations Trust 2013-A and their direct or indirect subsidiaries, which are parties to our timeshare financing receivable backed notes and credit facility, as well as certain foreign subsidiaries will be unrestricted subsidiaries and will not guarantee the exchange notes. These entities are not subject to the covenants under the indenture that will govern the exchange notes and will not be subject to the restrictive covenants under the indenture.

Federal and state statutes may allow courts, under specific circumstances, to void the exchange notes and the guarantees, subordinate claims in respect of the exchange notes and the guarantees and/or require holders of the exchange notes to return payments received from us.

Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the exchange notes and the guarantees could be voided, or claims in respect of the exchange notes or the guarantees could be subordinated to all of our other debt, if the issuance of the exchange notes, a guarantee or a grant of security was found to have been made for less than reasonable equivalent value and we, at the time we incurred the indebtedness evidenced by the exchange notes:

•	were insolvent or rendered insolvent by reason of such indebtedness;

•	were engaged in, or about to engage in, a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to repay such debts as they mature.

A court might also void the issuance of the exchange notes or a guarantee without regard to the above factors, if the court found that we issued the exchange notes or the guarantors entered into the guaranty agreements with actual intent to hinder, delay or defraud our or their respective creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or the guarantees if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the exchange notes. If a court were to void the issuance of the exchange notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the exchange notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the exchange notes, any guarantee.

In addition, any payment by us pursuant to the exchange notes made at a time when we were subsequently found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a liquidation under Title 11 of the United States Code, as amended (the “Bankruptcy Code”).

The measures of insolvency for purposes of these fraudulent and preferential transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent or preferential transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all our assets;

•	the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

We believe we are not insolvent, do not have unreasonably small capital for the business in which we are engaged and have not incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. The indenture that will govern the exchange notes offered hereby will contain a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the exchange notes in full when due. Furthermore, in Official Committee of Unsecured Creditors of TOUSA, Inc. v Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that will be included in the indenture governing the exchange notes was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

In addition, although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the exchange notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holders of the exchange notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the exchange notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Because each guarantor’s liability under its guarantees may be reduced to zero, voided or released under certain circumstances, holders of exchange notes may not receive any payments from some or all of the guarantors.

Holders of exchange notes have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—Federal and state statutes may allow courts, under specific circumstances, to void the exchange notes and the guarantees, subordinate claims in respect of the exchange notes and the guarantees and/or require holders of the exchange notes to return payments received from us.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes—Guarantees.”

We may not be able to finance a change of control offer required by the indenture.

Upon a change of control triggering event, as defined under the indenture governing the exchange notes, you will have the right to require the Issuers to offer to purchase all of the exchange notes then outstanding at a price equal to 101% of the principal amount of the exchange notes, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the exchange notes, we expect that we would have to refinance the exchange notes. We cannot assure you that we would be able to refinance the exchange notes on reasonable terms, if at all. The Issuers’ failure to offer to purchase all outstanding exchange notes or to purchase all validly tendered exchange notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt, including debt under the Senior Secured Credit Facilities. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture. For additional information regarding our Senior Secured Credit Facilities, see “Description of Certain Other Indebtedness.”

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the exchange notes.

Certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the exchange notes, constitute a “change of control” triggering event that would require us to repurchase the exchange notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the exchange notes. Therefore, we could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, which would not constitute a change of control under the indenture governing the exchange notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Holders of exchange notes may not be able to determine when a change of control triggering event giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the exchange notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require the Issuers to repurchase its exchange notes as a result of a sale of less than all our assets to another person may be uncertain. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may adversely affect the market price or liquidity of the exchange notes.

The exchange notes offered hereby will have a non-investment grade rating. There can be no assurances that such rating will remain for any given period of time or that such rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Credit ratings are not recommendations to purchase, hold or sell the exchange notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the exchange notes. If the credit rating of the exchange notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your exchange notes without a substantial discount.

If the exchange notes are rated investment grade by both Moody’s and S&P, certain covenants contained in the indenture will be suspended, and holders of the exchange notes will lose the protection of these covenants, even if the exchange notes are subsequently not rated investment grade.

The indenture contains certain covenants that will be suspended if the exchange notes are rated investment grade by both Moody’s and S&P. These covenants restrict the Issuer’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	make distributions or other restricted payments;

•	sell capital stock or other assets; and

•	engage in transactions with affiliates.

Because these restrictions will not apply once the exchange notes are rated investment grade by both Moody’s and S&P, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the exchange notes. In the event that Moody’s or S&P subsequently rates the exchange notes below investment grade, the ability of the Issuer and its restricted subsidiaries will again be subject to these covenants. However, any action taken by the Issuer and its restricted subsidiaries during the period in which the restrictions were not applicable will not constitute a default under the Indenture.

The exchange notes are unsecured and effectively junior to our secured indebtedness, including borrowings under the Senior Secured Credit Facilities, to the extent of the value of the collateral securing such secured indebtedness.

The obligations of the Issuers and the guarantors under the exchange notes and guarantees will be unsecured and will be effectively junior to the Issuers’ and guarantors’ secured indebtedness to the extent of the value of the collateral securing such secured indebtedness. Borrowings under the Senior Secured Credit Facilities and the guarantees thereof will be secured by substantially all of the assets of HGV Intermediate Parent, the Issuers and any existing and future subsidiary guarantors, including all of the capital stock of the Issuers and each restricted subsidiary (which, in the case of foreign subsidiaries, is limited to 65 percent of the capital stock of each first-tier foreign subsidiary). For additional information regarding our Senior Secured Credit Facilities, see “Description of Certain Other Indebtedness.”

The exchange notes are effectively subordinated to all such secured indebtedness to the extent of the value of that collateral. If an event of default occurs under the Senior Secured Credit Facilities, the holders of such senior secured indebtedness will have a prior right to our assets, to the exclusion of the holders of the exchange notes, even if we are in default with respect to the exchange notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under the Senior Secured Credit Facilities), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the exchange notes and other unsecured indebtedness. Therefore, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of the exchange notes will participate in our remaining assets ratably with each other and with all holders of our unsecured indebtedness that is deemed to be of the same class as such exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of such exchange notes may receive less, ratably, than holders of secured indebtedness.

As of June 30, 2017, we had approximately $195 million of senior secured indebtedness outstanding, and an additional $200 million of unutilized capacity under the revolving credit facility, in each case excluding non-recourse debt. The exchange notes and the related guarantees would have ranked effectively junior to such outstanding indebtedness. The indenture that will govern the exchange notes will also permit us to incur additional secured indebtedness, which could be substantial, and will not limit the amount of non-recourse debt that we may incur in the future.

Blackstone’s and HNA’s interests may conflict with ours or with holders of the exchange notes in the future.

HNA and its affiliates beneficially owned approximately 25 percent of HGV Parent’s common stock, although less than a majority of the total voting power. In addition, Kenneth A. Caplan, a Blackstone employee, is a current member of our board of directors, and Yasheng Huang and Kenneth Tai Lun Wong, an HNA employee, are current members of our board of directors and designees of HNA. Accordingly, for so long as HNA and its affiliates retain significant ownership of us and Blackstone and HNA employees or designees serve on our board of directors, Blackstone and HNA will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, HNA may be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company.

Blackstone, HNA and their respective affiliates engage in a broad spectrum of activities, including investments in real estate generally and in the hospitality industry in particular. In the ordinary course of their business activities, Blackstone, HNA and their respective affiliates may engage in activities where their interests conflict with our interests. For example, all of the timeshare properties that we manage as of the date of this prospectus utilize certain Hilton-branded trademarks and Hilton trade names and related intellectual property. Blackstone and its affiliates own a significant portion of the outstanding stock of Hilton Parent and have significant influence with respect to the management, business plans and policies of Hilton. In addition, Blackstone, HNA and their respective affiliates may pursue ventures that compete directly or indirectly with us. Moreover, affiliates of Blackstone or HNA may directly and indirectly own interests in timeshare property developers or others with whom we may engage in the future, may compete with us for investment opportunities and may enter into other transactions with us that could result in their having interests that could conflict with ours. Our amended and restated certificate of incorporation provide that none of Blackstone, HNA, or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Blackstone or HNA also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may be unavailable to us. In addition, Blackstone or HNA may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their respective investments, even though such transactions might involve risks to you.

Risks Related to Our Business and Industry

We are subject to the business, financial and operating risks inherent to the timeshare industry, any of which could reduce our revenues and limit opportunities for growth.

Our business is subject to a number of business, financial and operating risks inherent to the timeshare industry, including:

•	significant competition from other timeshare businesses and hospitality providers in the markets in which we operate;

•	market and/or consumer perception of timeshare companies and the industry in general;

•	changes in operating costs, including energy, food, employee compensation and benefits and insurance;

•	increases in costs due to inflation or otherwise, including increases in our operating costs, that may not be fully offset by price and fee increases in our business;

•	changes in taxes and governmental regulations that influence or set wages, prices, interest rates or construction and maintenance procedures and costs;

•	the costs and administrative burdens associated with complying with applicable laws and regulations;

•	significant increases in cost for health care coverage for employees and potential government regulation with respect to health care coverage;

•	shortages of labor or labor disruptions;

•	increases in the use of third-party and competitor internet services to book hotel reservations, secure short-term lodging accommodations and market vacation rental properties;

•	the availability and cost of capital necessary for us and third-party developers with whom we do business to fund investments, capital expenditures and service debt obligations;

•	our ability to securitize the receivables that we originate in connection with VOI sales;

•	delays in or cancellations of planned or future development or refurbishment projects;

•	the financial condition of third-party developers with whom we do business;

•	relationships with third-party developers, our Club members and HOAs;

•	changes in desirability of geographic regions of our resorts and affiliated resorts, geographic concentration of our operations and shortages of desirable locations for development;

•	changes in the supply and demand for our products and services;

•	private resales of VOIs and the sale of VOIs in the secondary market; and

•	unlawful or deceptive third-party VOI resale or vacation package sales schemes.

Any of these factors could increase our costs or limit or reduce the prices we are able to charge for our products and services or otherwise affect our ability to maintain existing properties, develop new properties or source VOI supply from third parties. As a result, any of these factors can reduce our revenues and limit opportunities for growth.

Macroeconomic and other factors beyond our control can adversely affect and reduce demand for our products and services.

Macroeconomic and other factors beyond our control can reduce demand for our products and services, including demand for timeshare properties. These factors include, but are not limited to:

•	changes in general economic conditions, including low consumer confidence, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy;

•	war, political conditions or civil unrest, violence or terrorist activities or threats and heightened travel security measures instituted in response to these events;

•	the financial and general business condition of the travel industry;

•	statements, actions or interventions by governmental officials related to travel and the resulting negative public perception of such travel;

•	conditions that negatively shape public perception of travel, including travel-related accidents and outbreaks of pandemic or contagious diseases, such as Ebola, avian flu, severe acute respiratory syndrome (SARS), H1N1 (swine flu) and the Zika virus;

•	cyber-attacks;

•	climate change or availability of natural resources;

•	natural or manmade disasters, such as earthquakes, windstorms, tornadoes, hurricanes, typhoons, tsunamis, volcanic eruptions, floods, drought, fires, oil spills and nuclear incidents;

•	changes in the desirability of particular locations or travel patterns of customers; and

•	organized labor activities, which could cause a diversion of business from resorts involved in labor negotiations and loss of business generally for the resorts we manage as a result of certain labor tactics.

Any one or more of these factors can adversely affect, and from time to time have adversely affected, individual resorts, particular regions and our business, financial condition and results of operations.

Contraction in the global economy or low levels of economic growth could adversely affect our revenues and profitability as well as limit or slow our future growth.

Consumer demand for products and services provided by the timeshare industry is closely linked to the performance of the general economy and is sensitive to business and personal discretionary spending levels. Decreased global or regional demand for products and services provided by the timeshare industry can be especially pronounced during periods of economic contraction or low levels of economic growth, and the recovery period in our industry may lag overall economic improvement. Declines in demand for our products and services due to general economic conditions could negatively affect our business by decreasing the revenues we are able to generate from our VOI sales, financing activities and Club and resort operations. In addition, many of the expenses associated with our business, including personnel costs, interest, rent, property taxes, insurance and utilities, are relatively fixed. During a period of overall economic weakness, if we are unable to meaningfully decrease these costs as demand for our products and services decreases, our business operations and financial performance may be adversely affected.

We do not own the Hilton brands and our business will be materially harmed if we breach our license agreement with Hilton or it is terminated.

Following the spin-off, Hilton retained ownership of the Hilton-branded trademarks, tradenames and certain related intellectual property used in the operation of our business. We entered into a license agreement with Hilton granting us the right to use the Hilton-branded trademarks, trade names and related intellectual property in our business for the term of the agreement. If we breach our obligations under the license agreement, Hilton may be entitled to terminate the license agreement or terminate our rights to use the Hilton brands and other Hilton intellectual property at properties that do not meet applicable standards and policies, or to exercise other remedies, any of which could have a material adverse effect on the results of our operations.

The termination of the license agreement or exercise of other remedies would materially harm our business and results of operations and impair our ability to market and sell our products and maintain our competitive position. For example, if we are not able to rely on the strength of the Hilton brands to attract prospective members and guests in the marketplace, our revenue and profits would decline and our marketing and sales expenses would increase. If we are not able to use Hilton’s marketing databases and corporate-level advertising channels to reach potential members and guests, including Hilton’s internet address as a channel through which to market available inventory, our member growth would be adversely affected and our revenue would materially decline, and it is uncertain whether we would be able to replace the revenue associated with those channels.

Even if the license agreement remains in effect, the termination of our rights to use the Hilton-branded trademarks, trade names and related intellectual property at properties that fail to meet applicable standards and policies, or any deterioration of quality or reputation of the Hilton brands (even deterioration not leading to termination of our rights under the license agreement or not caused by us), could also harm our reputation and impair our ability to market and sell our products at the subject properties, which could materially harm our business.

In addition, if license agreement terms relating to the Hilton Honors loyalty program terminate, we would not be able to offer Hilton Honors points to our members and guests. This would adversely affect our ability to sell our products, offer the flexibility associated with our Club membership and sustain our collection performance on our timeshare financing receivables portfolio. See “Business—Key Agreements Related to the Spin-Off—License Agreement.”

We will rely on Hilton to consent to our use of its trademarks at new properties we manage in the future.

Under the terms of our license agreement with Hilton, we are required to obtain Hilton’s consent to use its trademarks in circumstances specified in the agreement. Hilton may reject a proposed project in certain circumstances. Any requirements to obtain Hilton’s consent to our expansion plans, or the need to identify and secure alternative expansion opportunities because Hilton does not allow us to use its trademarks with proposed new projects, may delay implementation of our expansion plans, cause us to incur additional expense or reduce the financial viability of our projects. Further, if Hilton does not permit us to use its trademarks in connection with our expansion plans, our ability to expand our Hilton-branded timeshare business would cease and our ability to remain competitive may be materially adversely affected.

Our business depends on the quality and reputation of the Hilton brands and affiliation with the Hilton Honors loyalty program.

Currently, all of our products and services are offered under the Hilton brand names and affiliated with the Hilton Honors loyalty program, and we intend to continue to develop and offer products and services under the Hilton brands and affiliated with the Hilton Honors loyalty program in the future. The concentration of our products and services under these brands and program may expose us to risks of brand or program deterioration, or reputational decline, that are greater than if our portfolio were more diverse. Furthermore, as we are not the owner of the Hilton brands or the Hilton Honors loyalty program, changes to these brands and program or our access to them, including our ability to buy points to offer to our members and potential members, could negatively affect our business. Any failure by Hilton to protect the trademarks, tradenames and intellectual property that we license from it could reduce the value of the Hilton brands and also harm our business. If these brands or program deteriorate or materially change in an adverse manner, or the reputation of these brands or program declines, our market share, reputation, business, financial condition or results of operations could be materially adversely affected.

Our dependence on development activities exposes us to project cost and completion risks.

We secure VOI inventory in part by developing new timeshare properties and new phases of existing timeshare properties. Our ongoing involvement in the development of inventory presents a number of risks, including:

•	future weakness in the capital markets limiting our ability to raise capital for completion of projects or for development of future properties;

•	construction costs, to the extent they escalate faster than the pace at which we can increase the price of VOIs, adversely affecting our margins;

•	construction delays, zoning and other local, state or federal governmental approvals, cost overruns, lender financial defaults, or natural or man-made disasters, such as earthquakes, tsunamis, hurricanes, floods, fires, volcanic eruptions and oil spills, increasing overall project costs, affecting timing of project completion or resulting in project cancellations;

•	any liability or alleged liability or resultant delays associated with latent defects in design or construction of projects we have developed or that we construct in the future adversely affecting our business, financial condition and reputation;

•	failure by third-party contractors to perform for any reason, exposing us to operational, reputational and financial harm; and

•	the existence of any title defects in properties we acquire.

We also source inventory from third-party developers that are exposed to such risks, and the occurrence of any of these risks could have a material adverse effect on our access to the inventory sourced from these developers.

A decline in developed or acquired VOI inventory or our failure to enter into and maintain fee-for-service agreements may have an adverse effect on our business or results of operations.

In addition to VOI supply that we develop or acquire, we source VOIs through fee-for-service agreements with third-party developers. If we fail to develop timeshare properties, acquire inventory or are unsuccessful in entering into new agreements with third-party developers, we may experience a decline in VOI supply, which could result in a decrease in our revenues. Approximately 74 percent of our contract sales were from capital-efficient sources for the year ended December 31, 2016. As part of our strategy to optimize our sales mix of capital-efficient inventory, we will continue to acquire inventory and enter into additional fee-for-service agreements to source inventory. These arrangements may expose us to additional risk as we will not control development activities or timing of development completion. If third parties with whom we enter into agreements are not able to fulfill their obligations to us, the inventory we expect to acquire or market and sell on their behalf may not be available on time or at all, or may not otherwise be within agreed-upon specifications. If our counterparties do not perform as expected and we do not have access to the expected inventory or obtain access to inventory from alternative sources on a timely basis, our ability to achieve sales goals may be adversely affected.

In addition, a decline in VOI supply could result in a decrease of financing revenues that are generated by VOI purchases and fee and rental revenues that are generated by our resort and club management services.

A significant percentage of our revenue is derived from our fee-for-service agreements with respect to two properties that are owned by a third party, and any termination of such arrangements could have a materially adverse impact on our revenues and financial results.

We derived approximately 10 percent and 11 percent of our revenues for the three and six months ended June 30, 2017, respectively, from fee-for-service fees with respect to two of our properties that are owned by a single third party and for which we have entered into fee-for-service agreements. If these fee-for-service agreements are terminated by the property owner, if one or both properties are sold to another party without the continuation of such arrangement, or if there is any occurrence or existence of any adverse economic development, adverse acts of natural or manmade disasters, or any other conditions that negatively or disproportionately adversely affects either or both of these two properties, our revenues, our operating results and our financial performance could be materially adversely impacted.

We operate in a highly competitive industry.

The timeshare industry is highly competitive. The Hilton brands we use compete with the timeshare brands affiliated with major hotel chains in national and international venues, as well as more generally with other vacation options such as cruises and the vacation rental options (e.g., hotels, resorts and condominium rentals) generally offered by the lodging and travel industry.

We also compete with other timeshare developers for sales of VOIs based principally on location, quality of accommodations, price, service levels and amenities, financing terms, quality of service, terms of property use, reservation systems, flexibility for VOI owners to exchange into time at other timeshare properties or other travel rewards, including access to hotel loyalty programs, as well as brand name recognition and reputation. A number of our competitors are significantly larger with potentially greater access to capital resources and broader marketing, sales and distribution capabilities than we have. We also compete with numerous other smaller owners and operators of timeshare resorts, as well as home and apartment sharing services that market available privately owned residential properties that can be rented on a nightly, weekly or monthly basis. In addition, we compete with national and independent timeshare resale companies and members reselling existing VOIs, which could reduce demand or prices for sales of new VOIs. We also compete with other timeshare management companies in the management of resorts on behalf of owners on the basis of quality, cost, types of services offered and relationship. There is also significant competition for talent at all levels within the industry, in particular for sales and management.

We also compete for property acquisitions and partnerships with entities that have similar investment objectives as we do. This competition could limit the number of, or negatively affect the cost of, suitable investment opportunities available to us.

Recent and potential future consolidation in the highly fragmented timeshare industry may increase competition. Consolidation may create competitors that enjoy significant advantages resulting from, among other things, a lower cost of, and greater access to, capital and enhanced operating efficiencies.

Our ability to remain competitive and to attract and retain members depends on our success in distinguishing the quality and value of our products and services from those offered by others. If we cannot compete successfully in these areas or if our marketing and sales efforts are not successful and we are unable to convert customers to a sufficient number of sales, this could negatively affect our operating margins and our ability to recover the expense of our marketing programs and grow our business, diminish our market share and reduce our earnings.

The sale of VOIs in the secondary market by existing members could cause our sales revenues and profits to decline.

Existing members have offered, and are expected to continue to offer, their VOIs for sale on the secondary market. The prices at which these intervals are sold are typically less than the prices at which we would sell the intervals. As a result, these sales create additional pricing pressure on our sale of VOIs, which could cause our sales revenues and profits to decline. In addition, if the secondary market for VOIs becomes more organized or financing for such resales becomes more available, our ability to sell VOIs could be adversely affected and/or the resulting availability of VOIs (particularly where the VOIs are available for sale at lower prices than the prices at which we would sell them) could adversely affect our sales revenues. Further, unlawful or deceptive third-party VOI resale or vacation package sales schemes could damage the reputation of the industry, our reputation and brand value or affect our ability to collect management fees, which may adversely affect our sales revenues and results of operations.

Development of a viable secondary market may also cause the volume of VOI inventory that we are able to repurchase to decline, which could adversely affect our development margin, as we utilize this low-cost inventory source to supplement our inventory needs and help manage our cost of vacation ownership products.

Partnership or joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on partners’ or co-venturers’ financial condition, disputes between us and our partners or co-venturers and our obligation to guaranty certain obligations beyond the amount of our investments.

We may co-invest in the future with other third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in, or sharing responsibility for managing the affairs, of a timeshare property, partnership, joint venture or other entity. For example, we recently entered we entered into an agreement with BRE Ace Holdings, an affiliate of Blackstone, pursuant to which we contributed $40 million in cash for a 25 percent interest in BRE Ace LLC, which owns a 1,201-key timeshare resort property and related operations, commonly known as “Elara, by Hilton Grand Vacations,” located in Las Vegas, Nevada (the “Elara Joint Venture”). Consequently, with respect to any such third-party arrangements, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity, and may, under certain circumstances, be exposed to risks not present if a third party were not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions, and we may be forced to make contributions to maintain the value of the property. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer may have full control over the partnership or joint venture. We and our respective partners or co-venturers may each have the right to trigger a buy-sell right or forced sale arrangement, which could cause us to sell our interest, or acquire our partners’ or co-venturers’ interest, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. In addition, a sale or transfer by us to a third party of our interests in the partnership or joint venture may be subject to consent rights or rights of first refusal in favor of our partners or co-venturers, which would in each case restrict our ability to dispose of our interest in the partnership or joint venture. For example, our joint venture partner in the Elara Joint Venture generally has exclusive authority to manage the business and affairs of the Elara Joint Venture, and has the discretion to call for additional capital contributions at any time. In addition, it has certain rights to transfer or sell some or all of its interests in the Elara Joint Venture and/or the property without our consent or, in certain situations, require us to sell our interests at the same time, while we are not permitted to sell or transfer our interest without their consent. Any or all of these factors could adversely affect the value of our investment, our ability to exit, sell or dispose of our investment at times that are beneficial to us, or our financial commitment to maintaining our interest in the joint ventures.

Our joint ventures may be subject to debt and the refinancing of such debt, and we may be required to provide certain guarantees or be responsible for the full amount of the debt in certain circumstances in the event of a default beyond the amount of our equity investment. Our joint venture partners may take actions that are inconsistent with the interests of the partnership or joint venture, or in violation of the financing arrangements and trigger our guaranty, which may expose us to substantial financial obligation and commitment that are beyond our ability to fund. In addition, partners or co-venturers may have economic or other business interests or goals that are inconsistent with our business interests or goals and may be in a position to take action or withhold consent contrary to our policies or objectives. In some instances, partners or co-venturers may have competing interests in our markets that could create conflict of interest issues. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting assets owned by the partnership or joint venture to additional risk. In addition, we may, in certain circumstances, be liable for the actions of our third-party partners or co-venturers.

Our business is regulated under a wide variety of laws, regulations and policies, and failure to comply with these regulations could adversely affect our business.

Our business is subject to extensive regulation, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business. Our real estate development activities, for example, are subject to laws and regulations typically applicable to real estate development, subdivision and construction activities, such as laws relating to zoning, entitlement, permitting, land use restrictions, environmental regulation, title transfers, title insurance, taxation and eminent domain. Laws in some jurisdictions also impose liability on property developers for construction defects discovered or repairs made by future owners of property developed by the developer. In addition, the sales of VOIs must be registered with governmental authorities in most jurisdictions in which we do business. The preparation of VOI registrations requires time and cost, and in many jurisdictions the exact date of registration approval cannot be accurately predicted. Various laws also govern our lending activities and our resort management activities, including the laws described in “Business—Government Regulation.”

A number of laws govern our marketing and sales activities, such as timeshare and land sales acts, fair housing statutes, anti-fraud laws, sweepstakes laws, real estate licensing laws, telemarketing laws, home solicitation sales laws, tour operator laws, seller of travel laws, securities laws, consumer privacy laws and consumer protection laws. In addition, laws in many jurisdictions in which we sell VOIs grant the purchaser of a VOI the right to cancel a purchase contract during a specified rescission period.

In recent years, telemarketing legislation has significantly increased the costs associated with telemarketing. We have implemented procedures that we believe will help reduce the possibility of violating such laws, but such procedures may not be effective in ensuring regulatory compliance. In March 2016, we reached a settlement with the New York Attorney General relating to charges that we made unsolicited telemarketing calls to New York residents who had signed up for the National Do Not Call Registry. We agreed to pay a settlement in the amount of $250,500 and may continue to place some calls to consumers with whom Hilton already does business, subject to the conditions of the settlement. However, because our relationship with Hilton has changed, it may be more difficult for us to utilize customer information we obtain from Hilton in the future for marketing purposes.

Under the Americans with Disabilities Act of 1990 and the Accessibility Guidelines promulgated thereunder, which we refer to collectively as the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages. Our properties also are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Furthermore, various laws govern our resort management activities, including laws and regulations regarding community association management, public lodging, food and beverage services, liquor licensing, labor, employment, health care, health and safety, accessibility, discrimination, immigration, gaming and the environment (including climate change).

Our lending activities are also subject to a number of laws and regulations, including laws and regulations related to consumer loans, retail installment contracts, mortgage lending, fair debt collection and credit reporting practices, consumer collection practices, contacting debtors by telephone, mortgage disclosure, lender licenses and money laundering.

We may not be successful in maintaining compliance with all laws, regulations and policies to which we are currently subject, and such compliance could be expensive and time consuming. We do not know whether existing requirements will change or whether compliance with future requirements would require significant unanticipated expenditures that would affect our cash flow and results of operations. Failure to comply with current or future applicable laws, regulations and policies could have a material adverse effect on our business. For example, if we do not comply with applicable laws, regulations and policies, governmental authorities in the jurisdictions where the violations occurred may revoke or refuse to renew licenses or registrations we must have to operate our business. Failure to comply with applicable laws, regulations and policies could also render sales contracts for our products void or voidable, subject us to fines or other sanctions and increase our exposure to litigation.

We may experience financial and operational risks in connection with acquisitions and other opportunistic business ventures.

We will consider strategic acquisitions to expand our inventory options and distribution capabilities; however, we may be unable to identify attractive acquisition candidates or complete transactions on favorable terms. Future acquisitions could result in potentially dilutive issuances of equity securities and/or the assumption of contingent liabilities. These acquisitions may also be structured in such a way that we will be assuming unknown or undisclosed liabilities or obligations. Moreover, we may be unable to efficiently integrate acquisitions, management attention and other resources may be diverted away from other potentially more profitable areas of our business and in some cases these acquisitions may turn out to be less compatible with our growth strategy than originally anticipated. The occurrence of any of these events could adversely affect our business, financial condition and results of operations.

As part of our business strategy, we also intend to continue collaborating with Hilton on timeshare development opportunities at new and existing hotel properties and explore growth opportunities along the Hilton brand spectrum, as well as expand our marketing partnerships and travel exchange partners. However, we may be unable to successfully enter into these arrangements on favorable terms or launch related products and services, or such products and services may not gain acceptance among our members or be profitable. The failure to develop and execute any such initiatives on a cost-effective basis could have an adverse effect on our business, financial condition and results of operations.

In addition, our ability to engage in acquisitions may be limited by restrictions on our ability to raise additional equity capital. See “Business—Key Agreements Related to the Spin-Off—Tax Matters Agreement,” “Business—Key Agreements Related to the Spin-Off—Blackstone Stockholders Agreement,” and “Business—Key Agreements Related to the Spin-Off—HNA Stockholders Agreement.”

Disagreements with VOI owners, HOAs and other third parties may result in litigation and/or loss of management contracts.

The nature of our responsibilities in managing timeshare properties may from time to time give rise to disagreements with VOI owners and HOAs. To develop and maintain positive relations with current and potential owners and HOAs, we seek to resolve any disagreements but may not always be able to do so. Failure to resolve such disagreements may result in litigation. Further, disagreements with HOAs could also result in the loss of management contracts, a significant loss of which could negatively affect our profits or limit our ability to operate our business, and our ongoing ability to generate sales from our existing member base may be adversely affected.

In the normal course of our business, we are involved in various legal proceedings and in the future we could become the subject of claims by current or former members, persons to whom we market our products, third-party developers, guests who use our properties, our employees or contractors, our investors or regulators. The outcome of these proceedings cannot be predicted. If any such litigation results in a significant adverse judgment, settlement or court order, we could suffer significant losses, our profits could be reduced, our reputation could be harmed and our future ability to operate our business could be constrained.

We manage a concentration of properties in particular geographic areas, which exposes our business to the effects of regional events and occurrences.

A significant number, approximately 81 percent, of the resorts we manage are concentrated in Florida, Hawaii, Nevada, New York and South Carolina and are, therefore, particularly susceptible to adverse economic developments in those areas. These economic developments include regional economic downturns, significant increases in the number of our competitors’ products in these markets and potentially higher labor, real estate, tax or other costs in the geographic markets in which we are concentrated. In addition, the properties we manage are subject to the effects of adverse acts of natural or manmade disasters, including earthquakes, windstorms, tornadoes, hurricanes, typhoons, tsunamis, volcanic eruptions, floods, drought, fires, oil spills and nuclear incidents. Depending on the severity of these disasters, the damage could require closure of all or substantially all of these properties in one or more markets for a period of time while the necessary repairs and renovations, as applicable, are undertaken. In addition, we cannot guarantee that the amount of insurance maintained for these properties from time to time would entirely cover damages caused by any such event.

Fear of exposure to pandemic or contagious diseases, such as Ebola, avian flu, SARs, swine flu and the Zika virus, or natural or manmade disasters, may also deter travelers from scheduling vacations or cause them to cancel vacation plans to the markets in which the properties we manage are concentrated. Actual or threatened war, political conditions or civil unrest, violence or terrorist activities or threats and heightened travel security measures instituted in response to these events, could also interrupt or deter vacation plans to our key markets.

As a result of this geographic concentration of properties, we face a greater risk of a negative effect on our revenues in the event these areas are more severely affected by adverse economic and competitive conditions, extreme weather, manmade disasters or pandemic or contagious diseases.

Our current operations and future expansion outside of the United States make us susceptible to the risks of doing business internationally, which could lower our revenues, increase our costs, reduce our profits or disrupt our business.

We currently offer timeshare properties located in the United States, the United Kingdom and Italy. We also market both our international and U.S. properties in Europe and the Asia Pacific region, primarily in Japan and South Korea. In addition, as part of our business strategy, we intend to continue the expansion of our operations in Japan as well as explore further expansion opportunities in other countries located in Asia. Such activities may not be limited only to marketing efforts for existing international and U.S. properties in other countries but also include acquiring, developing, managing, marketing, offering and/or financing timeshare properties in such countries. Such current and future international operations expose us to a number of additional challenges and risks that may not be inherent in operating just in the U.S., including, for example, the following:

•	rapid changes in governmental, economic or political policy;

•	political or civil unrest, acts of terrorism or the threat of international boycotts or U.S. anti-boycott legislation;

•	negative impact on governmental relationships between those countries in which we currently operate or have future expansion plans, on one hand, and the U.S., on the other hand, which may result in undesirable trade, travel or similar regulations, thereby negatively affecting the tourism industry generally, and the timeshare and leisure industry specifically;

•	increases in anti-American sentiment and the identification of the Hilton brands as American brands;

•	recessionary trends or economic instability in international markets;

•	changes in foreign currency exchange rates or currency restructurings and hyperinflation or deflation in the countries in which we operate;

•	the effect of disruptions caused by severe weather, natural disasters, outbreak of disease or other events that make travel to a particular region less attractive or more difficult;

•	the presence and acceptance of varying levels of business corruption in international markets and the effect of various anti-corruption and other laws;

•	the imposition of restrictions on currency conversion or the transfer of funds or limitations on our ability to repatriate non-U.S. earnings in a tax-efficient manner;

•	the ability to comply with or effect of complying with complex and changing laws, regulations and policies of foreign governments that may affect investments or operations, including foreign ownership restrictions, import and export controls, tariffs, embargoes, increases in taxes paid and other changes in applicable tax laws;

•	uncertain, unfamiliar and/or unpredictable regulatory environment that may adversely affect the acquisition, development, management, marketing, sales, financings, and related activities that affect the lodging, real estate, and travel industries, and, more specifically, to the timeshare industry, such as zoning laws, real estate development regulations, and consumer privacy;

•	uncertainties as to local laws regarding, and enforcement of, contract and intellectual property rights;

•	forced nationalization of resort properties by local, state or national governments;

•	different social or cultural norms and practices that are not customary in the U.S.; and

•	the difficulties involved in managing an organization doing business in different countries.

These and other factors may materially, adversely affect our business generally, future expansion plans, revenues from international operations, costs and profits, as well as our financial condition, Moreover, our experience operating internationally is limited to certain markets, which may result in greater inefficiencies in navigating the risks of operating internationally should we expand our international operations into other countries and territories, and could result in greater effects on our business than would be experienced by a company with greater international experience.

Further, instability of the Eurozone, including fears of sovereign debt defaults, and stagnant growth generally, and of certain Eurozone member states in particular, have resulted in concerns regarding the suitability of a shared currency for the region, which could lead to the reintroduction of individual currencies for member states. If this were to occur, certain of our Euro-denominated assets and liabilities would be re-denominated to such individual currencies, which could result in a mismatch in the values of assets and liabilities and expose us and certain of our investments to additional currency risks. Even if the Euro is maintained, continued concerns regarding the stability of the Eurozone, including potential consequences following Brexit, and the potential effects of government intervention intended to address it could materially adversely affect our business. Similarly, we market our products in Japan, and the Japanese economy has experienced periods of fiscal and economic volatility recently. We may be unable to properly predict the effect of such volatility, including the actions that may be taken by the Japanese government, in a way that fully mitigates the impact of such volatility on our marketing activities and businesses in Japan.

Our insurance policies may not cover all potential losses.

We maintain insurance coverage for liability, property, business interruption and other risks with respect to business operations. While we have comprehensive property and liability insurance policies with coverage features and insured limits that we believe are customary, market forces beyond our control may limit the scope of the insurance coverage we can obtain or our ability to obtain coverage at reasonable rates. The cost of our insurance may increase and our coverage levels may decrease, which may affect our ability to maintain customary insurance coverage and deductibles at acceptable costs. There is a limit as well as various sub-limits on the amount of insurance proceeds we will receive in excess of applicable deductibles. If an insurable event occurs that affects more than one of our properties, the claims from each affected property may be considered together per policy provisions to determine whether the per occurrence limit, annual aggregate limit or sub-limits, depending on the type of claim, have been reached. If the limits or sub-limits are exceeded, each affected property may only receive a proportional share of the amount of insurance proceeds provided for under the policy. Further, certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, terrorist acts, such as biological or chemical terrorism, political risks, some environmental hazards and/or natural or manmade disasters, may be outside the general coverage limits of our policy, subject to large deductibles, deemed uninsurable or too cost-prohibitive to justify insuring against. In addition, in the event of a substantial loss, the insurance coverage we carry may not be sufficient to pay the full market value or replacement cost of the affected resort or in some cases may not provide a recovery for any part of a loss. As a result, we could lose some or all of the capital we have invested in a property, as well as the anticipated future marketing, sales or revenue opportunities from the property. Further, we could remain obligated under guarantees or other financial obligations related to the property despite the loss of product inventory, and our members could be required to contribute toward deductibles to help cover losses.

Failure of HOA boards to levy sufficient fees, or the failure of members to pay those fees, could lead to inadequate funds to maintain or improve the properties we manage.

Owners of our VOIs and those we sell on behalf of third-party developers must pay maintenance fees levied by HOA boards, which include reserve amounts for capital replacements and refurbishments. These maintenance fees are used to maintain and refurbish the timeshare properties and to keep the properties in compliance with applicable Hilton standards and policies. If HOA boards do not levy sufficient maintenance fees, including capital reserves required by applicable law, or manage their reserves appropriately, or if members do not pay their maintenance fees, the timeshare properties could fall into disrepair and fail to comply with applicable standards and policies and/or state regulators could impose requirements, obligations and penalties. A decline in the quality or standards of the resorts we manage would negatively affect our ability to attract new members and maintain member satisfaction. In addition, if a resort fails to comply with applicable standards and policies because maintenance fees are not paid or otherwise, Hilton could terminate our rights under the license agreement to use its trademarks at the non-compliant resort, which could result in the loss of management fees, and could decrease member satisfaction and impair our ability to market and sell our products at the non-compliant locations.

If maintenance fees at our resorts are required to be increased, our product could become less attractive and our business could be harmed.

The maintenance fees that are levied by HOA boards on VOI owners may increase as the costs to maintain and refurbish the timeshare properties and to keep the properties in compliance with Hilton brand standards increase. Increased maintenance fees could make our products less desirable, which could have a negative effect on VOI sales. Further, if our maintenance fees increase substantially year over year or are not competitive with other VOI providers, we may not be able to attract new members or retain existing members.

If purchasers default on the loans that we provide to finance their VOI purchases, our revenues, cash flows and profits could be reduced.

Providing secured financing to some purchasers of VOIs subjects us to the risk of purchaser default. As of June 30, 2017, our consumer loan portfolio had a balance of approximately $1.2 billion and experienced default rates of 3.67 percent, 2.84 percent, and 3.22 percent for the years ended December 31, 2016, 2015 and 2014, respectively. If a purchaser defaults under the financing that we provide, we could be forced to write off the loan and reclaim ownership of the VOI. We may be unable to resell the property in a timely manner or at the same price, or at all. Also, if a purchaser of a VOI defaults on the related loan during the early part of the amortization period, we may not have recovered the marketing, selling and general and administrative costs associated with the sale of that VOI. If we are unable to recover any of the principal amount of the loan from a defaulting purchaser, or if the allowances for losses from such defaults are inadequate, our revenues and profits could be reduced.

If default rates increase beyond current projections and result in higher than expected foreclosure activity, our results of operations could be adversely affected. In addition, the transactions in which we have securitized timeshare financing receivables in the capital markets contain certain portfolio performance requirements related to default, delinquency and recovery rates, which, if not met, would result in loss or disruption of cash flow until portfolio performance sufficiently improves to satisfy the requirements. In addition, we may not be able to resell foreclosed intervals in a timely manner or for an attractive price.

If the default rates or other credit metrics underlying our timeshare financing receivables deteriorate, our timeshare financing receivable securitization program could be adversely affected.

Our timeshare financing receivable securitization program could be adversely affected if a particular timeshare financing receivables pool fails to meet certain performance ratios, which could occur if the default rate or other credit metrics of the underlying timeshare financing receivables deteriorate. In addition, if we offer timeshare financings to our customers with terms longer than those generally offered in the industry, we may not be able to securitize those timeshare financing receivables. Our ability to sell securities backed by our timeshare financing receivables depends on the continued ability and willingness of capital market participants to invest in such securities. Asset-backed securities issued in our timeshare financing receivable securitization program could be downgraded by credit agencies in the future. If a downgrade occurs, our ability to complete other securitization transactions on acceptable terms or at all could be jeopardized, and we could be forced to rely on other potentially more expensive and less attractive funding sources, to the extent available. Similarly, if other operators of vacation ownership products were to experience significant financial difficulties, or if the timeshare industry as a whole were to contract, we could experience difficulty in securing funding on acceptable terms. The occurrence of any of the foregoing would decrease our profitability and might require us to adjust our business operations, including by reducing or suspending our provision of financing to purchasers of VOIs. Sales of VOIs may decline if we reduce or suspend the provision of financing to purchasers, which may adversely affect our cash flows, revenues and profits.

A failure to keep pace with developments in technology could impair our operations, competitive position or reputation.

Our business model and competitive conditions in the timeshare industry demand the use of sophisticated technology and systems, including those used for our marketing, sales, reservation, inventory management and property management systems, and technologies we make available to our members and more generally to support our business. We must refine, update and/or replace these technologies and systems with more advanced systems on a regular basis. If we cannot do so as quickly as our competitors or within budgeted costs and time frames, our business could suffer. We also may not achieve the benefits that we anticipate from any new technology or system, and a failure to do so could result in higher than anticipated costs or could harm our operating results.

In addition, the proliferation and global reach of social media continues to expand rapidly and could cause us to suffer reputational harm. The continuing evolution of social media presents new challenges and requires us to keep pace with new developments, technology and trends. Negative posts or comments about us, the properties we manage or the Hilton brands we use on any social networking or user-generated review website, including travel and/or vacation property websites, could affect consumer opinions of us and our products, and we cannot guarantee that we will timely or adequately redress such instances.

Failure to maintain the integrity of internal or customer data could result in faulty business decisions or operational inefficiencies, damage our reputation and/or subject us to costs, fines or lawsuits.

We collect and retain large volumes of customer data, including credit card numbers and other personally identifiable information in various information systems and those of our service providers. We also maintain personally identifiable information of our employees. The integrity and protection of this customer and employee data is critical to us. We could make faulty decisions if that data is inaccurate or incomplete. Customers and employees also have a high expectation that we and our service providers will adequately protect their personal information. The regulatory environment surrounding information, security and privacy is also increasingly demanding, in both the United States and other jurisdictions in which we operate.

Our systems may be unable to satisfy changing regulatory requirements and customer and employee expectations, or may require significant additional investments or time to do so. We depend upon the secure transmission of information over public networks. Our information systems and records, including those we maintain with our service providers, may be subject to security breaches, unauthorized access by hackers, cyber-attacks, which are rapidly evolving and becoming increasingly sophisticated, system failures, viruses, operator error or malfeasance or inadvertent releases of data. For instance, security breaches could result in the dissemination of member and guest credit card information, which could lead to affected members and guests experiencing fraudulent charges. In some cases it may be difficult to anticipate or immediately detect such incidents and the damage caused thereby. A significant theft, loss or fraudulent use of customer, employee or company data maintained by us or by a service provider could adversely affect our reputation and could result in remedial and other expenses, fines or litigation.

A breach in the security of our information systems or those of our service providers could lead to an interruption in the operation of our systems, potentially resulting in operational inefficiencies and a loss of profits.

Changes in privacy law could adversely affect our ability to market our products effectively.

We rely on a variety of direct marketing techniques, including telemarketing, email and social media marketing and postal mailings, and we are subject to various laws and regulations in the United States and internationally that govern marketing and advertising practices. Adoption of new state or federal laws regulating marketing and solicitation, or international data protection laws that govern these activities, or changes to existing laws, such as the Telemarketing Sales Rule, the Telephone Consumer Protection Act and the CAN-SPAM Act of 2003, could adversely affect current or planned marketing activities and cause us to change our marketing strategy. If this occurs, we may not be able to develop adequate alternative marketing strategies, which could affect the amount and timing of our VOI sales. We also obtain access to potential members and guests from travel service providers or other companies, including Hilton, and we market to some individuals on these lists directly or through other companies’ marketing materials. If access to these lists were prohibited or otherwise restricted, including access to Hilton Honors loyalty program member information, our ability to access potential members and guests and introduce them to our products could be significantly impaired. Additionally, because our relationship with Hilton has changed, it may be more difficult for us to utilize customer information we obtain from Hilton in the future.

The growth of our business and the execution of our business strategies depend on the services of our management team and our employees.

We believe that our future growth depends, in part, on the continued services of our management team and our ability to attract and retain key officers and other highly qualified personnel. Competition for such personnel is intense. There can be no assurance that we will be successful in retaining and attracting management and other highly qualified personnel. The loss of any members of our management team could adversely affect our strategic, member and guest relationships and impede our ability to execute our business strategies.

In addition, insufficient numbers of talented employees at our properties could constrain our ability to maintain our current levels of business, or expand our business. We compete with other companies both within and outside of our industry for talented personnel across a diverse array of operating disciplines. If we cannot recruit, train, develop or retain sufficient numbers of talented employees, we could experience increased employee turnover, decreased member and guest satisfaction, low morale, inefficiency or internal control failures, which could materially reduce our profits.

Third-party reservation channels may negatively affect our bookings for room rental revenues.

Some stays at the properties we manage are booked through third-party internet travel intermediaries, such as expedia.com, orbitz.com and booking.com, as well as lesser-known and/or newly emerging online travel service providers. As the percentage of internet bookings increases, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. Moreover, some of these internet travel intermediaries are attempting to commoditize lodging by increasing the importance of price and general indicators of quality (such as “three-star property”) at the expense of brand identification. These intermediaries also generally employ aggressive marketing strategies, including expending significant resources for online and television advertising campaigns to drive consumers to their websites. Additionally, consumers can book stays at the properties we manage through other distribution channels, including travel agents, travel membership associations and meeting procurement firms. Over time, consumers may develop loyalties to these third-party reservation systems rather than to our booking channels. Although we expect to derive most of our business from traditional channels and our websites (and those of Hilton), our business and profitability could be adversely affected if customer loyalties change significantly, diverting bookings away from our distribution channels.

Our real estate investments subject us to numerous risks.

We are subject to the risks that generally relate to investments in, and development of, real property. A variety of factors affect income from properties and real estate values, including laws and regulations, insurance, interest rate levels and the availability of financing. Our license agreement, or other agreements, with Hilton may require us to incur unexpected costs required to cause our properties to comply with applicable standards and policies. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decrease, and in recent years our financial results have benefited from low interest rates. Similarly, as financing becomes less available, it becomes more difficult both to acquire and develop real property. Many costs of real estate investments, such as real estate taxes, insurance premiums, maintenance costs and certain operating costs, are generally more fixed than variable and as a result are not reduced even when a property is not fully sold or occupied. If any of these risks were realized, they could have a material adverse effect on our results of operations or financial condition.

U.S. or foreign environmental laws and regulations may cause us to incur substantial costs or subject us to potential liabilities.

We are subject to certain compliance costs and potential liabilities under various U.S. federal, state and local and foreign environmental, health and safety laws and regulations. These laws and regulations govern actions including air emissions, the use, storage and disposal of hazardous and toxic substances, and wastewater disposal. Our failure to comply with such laws, including any required permits or licenses, could result in substantial fines or possible revocation of our authority to conduct some of our operations. We could also be liable under such laws for the costs of investigation, removal or remediation of hazardous or toxic substances at our currently or formerly owned real property or at third-party locations in connection with our waste disposal operations, regardless of whether or not we knew of, or caused, the presence or release of such substances. From time to time, we may be required to remediate such substances or remove, abate or manage asbestos, mold, radon gas, lead or other hazardous conditions at our properties. The presence or release of such toxic or hazardous substances could result in third-party claims for personal injury, property or natural resource damages, business interruption or other losses. Such claims and the need to investigate, remediate or otherwise address hazardous, toxic or unsafe conditions could adversely affect our operations, the value of any affected real property, or our ability to sell, lease or assign our rights in any such property, or could otherwise harm our business or reputation. Environmental, health and safety requirements have also become increasingly stringent, and our costs may increase as a result.

The U.S. Congress, some U.S. states and various countries are considering or have undertaken actions to regulate and reduce greenhouse gas emissions. New or revised laws and regulations, or new interpretations of existing laws and regulations, such as those related to climate change, could affect the operation of the properties we manage or result in significant additional expense and operating restrictions on us. The cost of such legislation, regulation or new interpretations would depend upon the specific requirements enacted and cannot be determined at this time.

Our ability to source VOI inventory and finance VOI sales may be impaired if we or the third-party developers with whom we do business are unable to access capital when necessary.

The availability of funds for new investments, primarily developing, acquiring or repurchasing VOI inventory, depends in part on liquidity factors and capital markets over which we can exert little, if any, control. Instability in the financial markets and any resulting contraction of available liquidity and leverage could constrain the capital markets for investments in timeshare products. In addition, we intend to access the securitization markets to securitize our timeshare financing receivables. Any future deterioration in the financial markets could preclude, delay or increase the cost to us of future securitizations. We also require the issuance of surety bonds in connection with our real estate development and VOI sales activity. The availability, terms and conditions and pricing of our bonding capacity is dependent on, among other things, continued financial strength and stability of the insurance company affiliates providing the bonding capacity, general availability of such capacity and our corporate credit rating. If bonding capacity is unavailable, or alternatively, if the terms and conditions and pricing of such bonding capacity are unacceptable to us, our business could be negatively affected. Instability in the financial markets could also affect the timing and volume of any securitizations we undertake, as well as the financial terms of such securitizations. Any indebtedness we incur, including indebtedness under these facilities, may adversely affect our ability to obtain any additional financing necessary to develop or acquire additional VOI inventory or make other investments in our business, or to repurchase VOIs on the secondary market. Furthermore, volatility in the financial markets, due to tightening of underwriting standards by lenders and credit rating agencies, among other things, could result in less availability of credit and increased costs for what is available, and we may find it difficult, costly or impossible to obtain financing on attractive terms. If the overall cost of borrowing increases, either by increases in the index rates or by increases in lender spreads, the increased costs would likely reduce future cash flow available for distribution, affecting our growth and development plans.

We have and will continue to enter into fee-for-service agreements with third-party developers to source inventory. These agreements enable us to generate fees from the marketing and sales services we provide, Club memberships and from the management of the timeshare properties without requiring us to fund acquisition and construction costs. If these developers are not able to obtain or maintain financing necessary for their operations, we may not be able to enter into these arrangements, which would limit opportunities for growth and reduce our revenues.

Changes to accounting rules or regulations may adversely affect our reported financial condition and results of operations.

New accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. A change in accounting rules or regulations may require retrospective application and affect our reporting of transactions completed before the change is effective, and future changes to accounting rules or regulations may adversely affect our reported financial condition and results of operations. See Note 2: Basis of Presentation and Summary of Significant Accounting Policies in our audited consolidated financial statements and Note 2: Recently Issued Accounting Pronouncements in our unaudited condensed consolidated financial statements included elsewhere in this prospectus for a summary of accounting standards issued but not yet adopted.

Changes to estimates or projections used to assess the fair value of our assets, or operating results that are lower than our current estimates at certain locations, may cause us to incur impairment losses that could adversely affect our results of operations.

Our total assets include intangible assets with finite useful lives and long-lived assets, principally property and equipment and VOI inventory. We evaluate our intangible assets with finite useful lives and long-lived assets for impairment when circumstances indicate that the carrying amount may not be recoverable. Our evaluation of impairment requires us to make certain estimates and assumptions including projections of future results. After performing our evaluation for impairment, including an analysis to determine the recoverability of long-lived assets, we will record an impairment loss when the carrying value of the underlying asset, asset group or reporting unit exceeds its fair value. We carry our VOI inventory at the lower of cost or estimated fair value, less costs to sell. If the estimates or assumptions used in our evaluation of impairment or fair value change, we may be required to record impairment losses on certain of these assets. If these impairment losses are significant, our results of operations would be adversely affected.

Changes in U.S. federal, state and local or foreign tax law, interpretations of existing tax law, or adverse determinations by tax authorities, could increase our tax burden or otherwise adversely affect our financial condition or results of operations.

We are subject to taxation at the federal, state and local levels in the United States and various other countries and jurisdictions. Our future effective tax rate could be affected by changes in the composition of earnings in jurisdictions with differing tax rates, changes in statutory rates and other legislative changes, changes in the valuation of our deferred tax assets and liabilities, or changes in determinations regarding the jurisdictions in which we are subject to tax. From time to time, the U.S. federal, state and local and foreign governments make substantive changes to tax rules and their application, which could result in materially higher corporate taxes than would be incurred under existing tax law and could adversely affect our financial condition or results of operations. Changes in the non-income tax rates to which we are subject could also have an adverse effect on the maintenance fees charged to our members, which could result in materially lower sales and higher operating costs.

We are subject to ongoing and periodic tax audits and disputes in U.S. federal and various state, local and foreign jurisdictions. An unfavorable outcome from any tax audit could result in higher tax costs, penalties and interest, thereby adversely affecting our financial condition or results of operations.

The expiration, termination or renegotiation of our management agreements could adversely affect our cash flows, revenues and profits.

We enter into management agreements with the HOAs of the VOI owners for the timeshare resorts developed by us or by third parties with whom we have entered into fee-for-service agreements. Our management agreements generally provide for a cost-plus management fee equal to 10 percent to 15 percent of the costs to operate the applicable resort. We also receive revenues that represent reimbursement for the costs incurred to perform our services, principally related to personnel providing on-site services. The original term of our management agreements is typically governed by state timeshare laws and ranges from three to five years, and many of these agreements renew automatically for one- to three-year periods unless either party provides advance notice of termination before the expiration of the term. Although none of the management agreements relating to our developed or fee-for-service properties have been terminated or lapsed since our inception, any of these agreements may expire at the end of its then-current term (following notice by a party of non-renewal) or be terminated, or the contract terms may be renegotiated in a manner adverse to us. If a management agreement is terminated or not renewed on favorable terms, our cash flows, revenues and profits could be adversely affected.

Failure to comply with laws and regulations applicable to our international operations may increase costs, reduce profits, limit growth or subject us to broader liability.

Our business operations in countries outside the United States are subject to a number of laws and regulations, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”), as well as trade sanctions administered by the Office of Foreign Assets Control (“OFAC”). The FCPA is intended to prohibit bribery of foreign officials and requires us to keep books and records that accurately and fairly reflect our transactions. OFAC administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations and individuals. Although we have policies in place designed to comply with applicable sanctions, rules and regulations, it is possible that the timeshare properties we own or manage in the countries and territories in which we operate may provide services to or receive funds from persons subject to sanctions. In addition, some of our operations may be subject to the laws and regulations of non-U.S. jurisdictions, including the U.K.’s Bribery Act 2010, which contains significant prohibitions on bribery and other corrupt business activities, and other local anti-corruption laws in the countries and territories in which we conduct operations.

If we fail to comply with these laws and regulations, we could be exposed to claims for damages, financial penalties, reputational harm and incarceration of employees or restrictions on our operation or ownership of timeshare and other properties, including the termination of ownership and management rights. In addition, in certain circumstances, the actions of parties affiliated with us (including Hilton, third-party developers, and our and their respective employees and agents) may expose us to liability under the FCPA, U.S. sanctions or other laws. These restrictions could increase costs of operations, reduce profits or cause us to forgo development opportunities that would otherwise support growth.

In August 2012, Congress enacted the Iran Threat Reduction and Syria Human Rights Act of 2012 (“ITRSHRA”), which expands the scope of U.S. sanctions against Iran and Syria. In particular, Section 219 of the ITRSHRA amended the Exchange Act, to require SEC-reporting companies to disclose in their periodic reports specified dealings or transactions involving Iran or other individuals and entities targeted by certain OFAC sanctions engaged in by the reporting company or any of its affiliates. These companies are required to separately file with the SEC a notice that such activities have been disclosed in the relevant periodic report, and the SEC is required to post this notice of disclosure on its website and send the report to the U.S. President and certain U.S. Congressional committees. The U.S. President thereafter is required to initiate an investigation and, within 180 days of initiating such an investigation with respect to certain disclosed activities, to determine whether sanctions should be imposed.

Under ITRSHRA, we are required to report if we or any of our “affiliates” knowingly engaged in certain specified activities during a period covered by one of our Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. We may engage in activities that would require disclosure pursuant to Section 219 of ITRSHRA. In addition, because the SEC defines the term “affiliate” broadly, it includes any entity controlled by us as well as any person or entity that controls us or is under common control with us. Because we may be deemed to be a controlled affiliate of Blackstone or HNA, affiliates of Blackstone or HNA may also be considered our affiliates. Hilton and other affiliates of Blackstone have in the past and may in the future be required to make disclosures pursuant to ITRSHRA. Disclosure of such activities, even if such activities are permissible under applicable law, and any sanctions imposed on us or our affiliates as a result of these activities could harm our reputation and the Hilton brands we use and have a negative effect on our results of operations.

Risks Related to the Recent Spin-Off

We may be responsible for U.S. federal income tax liabilities that relate to the distribution.

The completion of the spin-off was conditioned upon the absence of any withdrawal, invalidation or modification of the ruling (“IRS Ruling”) Hilton received from the Internal Revenue Service (“IRS”) regarding certain U.S. federal income tax aspects of the spin-off in an adverse manner prior to the effective time of the spin-off. Although the IRS Ruling generally is binding on the IRS, the continued validity of the IRS Ruling is based upon and subject to the accuracy of factual statements and representations made to the IRS by Hilton.

In addition, the spin-off was conditioned on the receipt of an opinion of Simpson Thacher & Bartlett LLP, Hilton’s tax counsel (“spin-off Tax Counsel”) to the effect that the distributions of our and Park common stock would qualify as tax-free distributions under Section 355 of the Code. An opinion of spin-off Tax Counsel is not binding on the IRS. Accordingly, the IRS may reach conclusions with respect to the spin-off that are different from the conclusions reached in the opinion. The opinion was based on certain factual statements and representations, which, if incomplete or untrue in any material respect, could alter spin-off Tax Counsel’s conclusions.

We are not aware of any facts or circumstances that would cause any such factual statements or representations in the IRS Ruling or the opinion of spin-off Tax Counsel to be incomplete or untrue or cause the facts on which the IRS Ruling and legal opinion are based to be materially different from the facts at the time of the spin-off.

If all or a portion of the spin-off does not qualify as a tax-free transaction for any reason, including because any of the factual statements or representations in the IRS Ruling or the legal opinion are incomplete or untrue, because the facts upon which the IRS Ruling is based are materially different from the facts at the time of the spin-off or because one or more sales of our common stock, Hilton common stock or Park common stock by our respective stockholders, including Blackstone, after the spin-off cause the spin-off not to qualify as a tax-free transaction, Hilton may recognize a substantial gain attributable to the timeshare business for U.S. federal income tax purposes. In such case, under U.S. Treasury regulations, each member of the Hilton consolidated group at the time of the spin-off (including us and our subsidiaries) would be jointly and severally liable for the resulting entire amount of any U.S. federal income tax liability. Additionally, if the distribution of our common stock and/or the distribution of Park common stock do not qualify as tax-free under Section 355 of the Code, Hilton stockholders will be treated as having received a taxable dividend to the extent of Hilton’s current and accumulated earnings and profits and then would have a tax-free basis recovery up to the amount of their tax basis in their shares and then would have taxable gain from the sale or exchange of the shares to the extent of any excess.

Even if the spin-off otherwise qualifies as a tax-free transaction for U.S. federal income tax purposes, the distribution will be taxable to Park and/or Hilton (but not to Hilton stockholders) pursuant to Section 355(e) of the Code if there are (or have been) one or more acquisitions (including issuances) of our stock, the stock of Park or the stock of Hilton, representing 50 percent or more, measured by vote or value, of the stock of any such corporation and the acquisition or acquisitions are deemed to be part of a plan or series of related transactions that include the distribution. Any acquisition of our common stock within two years before or after the distribution (with exceptions, including public trading by less-than-5 percent stockholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted. The resulting tax liability would be substantial, and under U.S. Treasury regulations, each member of the Hilton consolidated group at the time of the spin-off (including us and our subsidiaries) would be jointly and severally liable for the resulting U.S. federal income tax liability.

We have agreed not to enter into certain transactions that could cause any portion of the spin-off to be taxable to Hilton, including under Section 355(e) of the Code. Pursuant to the Tax Matters Agreement (as defined herein), we have also agreed to indemnify Hilton and Park for any tax liabilities resulting from such transactions or other actions we take, and Hilton and Park have agreed to indemnify us for any tax liabilities resulting from transactions entered into by Hilton or Park. These obligations may discourage, delay or prevent a change of control of our company. For additional detail, see “Business—Key Agreements Related to the Spin-Off—Tax Matters Agreement.”

We may be unable to take certain actions because such actions could jeopardize the tax-free status of the spin-off, and such restrictions could be significant.

To preserve the tax-free treatment of the spin-off, for the initial two-year period following the spin-off, we are prohibited, except in limited circumstances, from taking or failing to take certain actions that would prevent the spin-off and related transactions from being tax-free, including: (1) entering into any transaction pursuant to which our stock would be acquired, whether by merger or otherwise; (2) issuing any equity securities or securities that could possibly be converted into our equity securities; or (3) repurchasing our equity securities.

These restrictions may limit our ability to issue equity and to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. In addition, if we take, or fail to take, actions that prevent the spin-off and related transactions from being tax-free, we could be liable for the adverse tax consequences resulting from such actions. For a more detailed description, see “Business—Key Agreements Related to the Spin-Off—Tax Matters Agreement” and “Business—Key Agreements Related to the Spin-Off—Tax Stockholders Agreement.”

The spin-off and related transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

The spin-off could be challenged under various state and federal fraudulent conveyance laws. An unpaid creditor or an entity vested with the power of such creditor (such as a trustee or debtor-in-possession in a bankruptcy) could claim that Hilton did not receive fair consideration or reasonably equivalent value in the spin-off, and that the spin-off left Hilton insolvent or with unreasonably small capital or that Hilton intended or believed it would incur debts beyond its ability to pay such debts as they mature. If a court were to agree with such a plaintiff, then such court could void the spin-off as a fraudulent transfer and could impose a number of different remedies, including without limitation, returning our assets or your shares in our company to Hilton or providing Hilton with a claim for money damages against us in an amount equal to the difference between the consideration received by Hilton and the fair market value of our company at the time of the spin-off.

The measure of insolvency for purposes of the fraudulent conveyance laws may vary depending on which jurisdiction’s law is applied. Generally, however, an entity would be considered insolvent if the fair saleable value of its assets is less than the amount of its liabilities (including the probable amount of contingent liabilities), and such entity would be considered to have unreasonably small capital if it lacked adequate capital to conduct its business in the ordinary course and pay its liabilities as they become due. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that Hilton were solvent at the time of or after giving effect to the spin-off, including the distribution of our common stock.

We could be required to assume responsibility for obligations allocated to Hilton or Park under the Distribution Agreement.

We entered into a Distribution Agreement with Hilton and Park (the “Distribution Agreement”) prior to the distribution of our shares of common stock to Hilton stockholders. Under the Distribution Agreement and related ancillary agreements, each of us, Hilton and Park are generally responsible for the debts, liabilities and other obligations related to the business or businesses which they own and operate following the spin-off. Although we do not expect to be liable for any obligations that were not allocated to us under the Distribution Agreement, a court could disregard the allocation agreed to among the parties, and require that we assume responsibility for obligations allocated to Hilton or Park (for example, tax and/or environmental liabilities), particularly if Hilton or Park were to refuse or were unable to pay or perform the allocated obligations. See “Business—Key Agreements Related to the Spin-Off—Distribution Agreement.”

In addition, losses in respect of certain shared contingent liabilities, which generally are not specifically attributable to any of the timeshare business, the Park business or the retained business of Hilton, were determined on or prior to the date on which the Distribution Agreement was entered (“Shared Contingent Liabilities”). The percentage of Shared Contingent Liabilities for which we are responsible has been fixed in a manner that is intended to approximate our estimated enterprise value on the distribution date relative to the estimated enterprise values of Park and Hilton. Subject to certain limitations and exceptions, Hilton is generally vested with the exclusive management and control of all matters pertaining to any such Shared Contingent Liabilities, including the prosecution of any claim and the conduct of any defense. See “Business—Key Agreements Related to the Spin-Off —Distribution Agreement.”

We have a limited operating history as an independent company and our historical financial information does not predict our future results.

The historical financial information we have included in this prospectus has been derived in part from the consolidated financial statements of Hilton and does not necessarily reflect what our financial position, results of operations and cash flows would have been as a separate, stand-alone entity during the periods presented. Hilton did not account for us, and we were not operated, as a single stand-alone entity for the periods presented. The costs and expenses reflected in our historical financial statements include an allocation for certain corporate functions historically provided by Hilton. These allocations were based on what we and Hilton considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data,” and the notes to those statements included herein.

We may incur greater costs as an independent company than we did when we were part of Hilton.

As part of Hilton, we were able to advantage of its size and purchasing power in procuring certain goods and services such as insurance and health care benefits, and technology such as computer software licenses. We were also able to rely on Hilton to provide various corporate functions. As a separate, independent entity as a result of the spin-off, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable to us as those we obtained prior to the distribution. We may also incur costs for functions previously performed by Hilton that are higher than the amounts reflected in our historical financial statements, which could cause our profitability to decrease.

Our ability to meet our capital needs may be harmed by the loss of financial support from Hilton.

The loss of financial support from Hilton could harm our ability to meet our capital needs. Hilton can currently provide certain capital that may be needed in excess of the amounts generated by our operating activities and historically has provided financing to us at rates that we believe are not representative of the cost of financing that we will incur as a stand-alone company. We expect to obtain any funds needed in excess of the amounts generated by our operating activities through the capital markets or bank financing, and not from Hilton. However, given the smaller relative size of our company, as compared to Hilton, we may incur higher debt servicing and other costs relating to new indebtedness than we would have otherwise incurred as a part of Hilton. As a stand-alone company, the cost of our financing also will depend on other factors such as our performance and financial market conditions generally. Further, we cannot guarantee you that we will be able to obtain capital market financing or credit on favorable terms, or at all, in the future. We cannot assure you that our ability to meet our capital needs, including servicing our own debt, will not be harmed by the loss of financial support from Hilton.

We may be unable to achieve some or all of the benefits that we expect to achieve from the spin-off.

We believe that the spin-off will enhance our long-term value. However, as a result of our separation from Hilton, we may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Hilton. In addition, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all. In addition, as part of the spin-off, we incurred a significant amount of indebtedness to finance the various costs and expenses related to the transaction. Specifically, in connection with the spin-off, we entered into a new senior secured credit facility and immediately drew down the full $200 million of the term loan component of the arrangement. Furthermore, we drew down $300 million that was available under the financing receivable facility as part of the spin-off. The additional amount of indebtedness, the related debt service and the additional restrictions may make it difficult for us to achieve all of the financial benefits from the spin-off. See the risks discussed under the headings “The indenture that will govern the exchange notes offered hereby and the other debt agreements of the Issuer, its restricted subsidiaries and the guarantors of the exchange notes impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities” and “Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on many factors, some of which are not within our control” for additional discussions of these risks.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we are subject following the distribution as an independent company, and failure to achieve and maintain effective internal controls could have a material adverse effect on our business and the price of our common stock.

Our financial results previously were included within the consolidated results of Hilton, and we believe that our financial reporting and internal controls were appropriate for a subsidiary of a public company. However, we were not directly subject to the reporting and other requirements of the Exchange Act. As a result of the distribution, we are directly subject to reporting and other obligations under the Exchange Act. Beginning with our Annual Report on Form 10-K for the year ending December 31, 2017, we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm as to whether we maintained, in all material respects, effective internal controls over financial reporting as of the last day of the year. These reporting and other obligations may place significant demands on our management, administrative and operational resources, including accounting systems and resources.

The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes-Oxley Act, we are required to maintain effective disclosure controls and procedures and internal controls over financial reporting. To comply with these requirements, we may need to upgrade our systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.

If, during periods we are required to assess the effectiveness of our internal controls, we are unable to conclude that we have effective internal controls over financial reporting or our independent public accounting firm is unwilling or unable to provide us with an unqualified report on the effectiveness of our internal controls as required by Section 404 of the Sarbanes-Oxley Act, we may be unable to report our financial information on a timely basis, investors may lose confidence in our operating results, the price of our common stock could decline and we may be subject to litigation or regulatory enforcement actions, which would require additional financial and management resources. This could have a material adverse effect on our business and lead to a decline in the price of our common stock.

We are dependent on Hilton to provide certain services pursuant to the Transition Services Agreement.

We have been developing the capability to provide certain corporate and administrative services such as certain information technology, financial and human resource services internally at HGV. However, to the extent that we are unable to develop such capabilities adequately in a timely manner, we will rely on Hilton to continue to provide certain services for a period of time pursuant to the Transition Services Agreement (as defined below). If Hilton is unable or unwilling to provide such services pursuant to the Transition Services Agreement, or if the agreement is terminated prior to the end of its term, we may be unable to provide such services ourselves or we may have to incur additional expenditures to obtain such services from another provider.

In connection with the spin-offs, each of Hilton and Park indemnified us for certain liabilities. These indemnities may not be sufficient to insure us against the full amount of the liabilities assumed by Hilton and Park, and Hilton and Park may be unable to satisfy their indemnification obligations to us in the future.

In connection with the spin-offs, each of Hilton and Park indemnified us with respect to such parties’ assumed or retained liabilities pursuant to the distribution agreement and breaches of the distribution agreement or other agreements related to the spin-offs. There can be no assurance that the indemnities from each of Hilton and Park will be sufficient to protect us against the full amount of these and other liabilities. Third parties also could seek to hold us responsible for any of the liabilities that Hilton and Park have agreed to assume. Even if we ultimately succeed in recovering from Hilton or Park any amounts for which we are held liable, we may be temporarily required to bear those losses ourselves. Each of these risks could negatively affect our business, financial condition, results of operations and cash flows.

If we are required to indemnify Hilton or Park in connection with the spin-offs, we may need to divert cash to meet those obligations, which could negatively affect our financial results.

Pursuant to the distribution agreement entered into in connection with the spin-offs and certain other agreements among Hilton and Park and us, we agreed to indemnify each of Hilton and Park from certain liabilities. Indemnities that we may be required to provide Hilton and/or Park may be significant and could negatively affect our business.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2017. The following table should be reviewed in conjunction with the section of this prospectus captioned “Summary—Summary Historical Consolidated Financial Data,” as well as the information under “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited and unaudited consolidated financial statements, including the related notes thereto, contained herein.

($ in millions)	As of June 30, 2017
Cash and cash equivalents and restricted cash:
Cash and cash equivalents	$191
Restricted cash	62

Total	$253

Debt and Non-recourse debt:
Debt(1)	$495
Non-recourse debt(1)	651

Total	1,146

Equity:
Preferred stock, $0.01 par value; 300,000,000 shares authorized, none issued and outstanding	—
Common stock, $0.01 par value; 3,000,000,000 shares authorized, 99,082,128 shares issued and outstanding as of June 30, 2017	1
Additional paid in capital	153
Accumulated retained earnings	129

Total	283

Total capitalization	$1,429

(1)	Amounts are not presented net of unamortized deferred financing costs.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. As consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any change in our capitalization.

SELECTED FINANCIAL DATA

The following selected consolidated statement of operations data for the years ended December 31, 2016, 2015 and 2014 and the selected consolidated balance sheet data as of December 31, 2016 and 2015 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated statement of operations data for the year ended December 31, 2013 and the selected consolidated balance sheet data as of December 31, 2014, are derived from our audited consolidated financial statements not included in this prospectus but that were included in our Registration Statement on Form 10. The selected historical consolidated statement of operations data for the year ended December 31, 2012 and the selected historical consolidated balance sheet data as of December 31, 2013 and 2012 are derived from our unaudited consolidated financial statements not included in this prospectus but that were included in our Registration Statement on Form 10. The selected consolidated statement of operations data for the six months ended June 30, 2017 and 2016 and the selected consolidated balance sheet data as of June 30, 2017 and 2016 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results expected for any future period.

The selected consolidated financial data below should be read together with the consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
($ in millions, except per share amounts)	(unaudited)	(unaudited)					(unaudited)
Statement of Operations Data:
Total revenues	$838	$761	$1,583	$1,475	$1,317	$1,224	$1,172
Total operating expenses	664	588	1,260	1,154	1,004	975	924
Net income	101	95	168	174	167	128	118
Basic and diluted(1)	$1.02	$0.96	$1.70	$1.76	$1.69	$1.30	$1.19

	As of June 30,		As of December 31,
	2017	2016	2016	2015	2014	2013	2012
($ in millions)	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Balance Sheet Data:
Securitized timeshare financing receivables, net	$508	$294	$244	$350	$468	$221	$—
Unsecuritized timeshare financing receivables, net	526	687	781	626	460	681	891
Total assets	2,287	1,837	2,180	1,724	1,621	1,568	1,532
Debt	486	—	490	—	—	—	—
Non-recourse debt(3)	645	445	694	502	625	670	—
Total liabilities(2)	2,004	1,821	2,013	1,830	1,994	2,103	2,038

(1)	Basic and diluted earnings per share was calculated based on shares distributed our shareholders on January 3, 2017. See Note 16: Earnings Per Share in our audited consolidated financial statements and Note 11: Earnings Per Share in our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion.
(2)	Includes allocated Parent debt of $635 million, $634 million, $719 million, $828 million and $1,496 million as of June 30, 2016, December 31, 2015, 2014, 2013 and 2012, respectively.
(3)	Amounts are net of deferred financing costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Prospectus Summary—Summary Historical Consolidated Financial Data,” “Selected Financial Data” and our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below, in “Risk Factors,” and elsewhere in this prospectus.

Spin-Off Transactions

On January 3, 2017, the previously announced spin-off was completed by way of a pro rata distribution of the Company’s common stock to Hilton stockholders. Each Hilton stockholder received one share of our common stock for every ten shares of Hilton common stock. As a result of the spin-off, we became a separate publicly-traded company on the New York Stock Exchange under the ticker symbol “HGV” and Hilton did not retain any ownership interest in us.

In connection with the completion of the spin-off, we entered into agreements with Hilton (who at the time was a related party) and other third parties, including licenses to use the Hilton brand. See “Business—Key Agreements Related to the Spin-Off” for further information.

On March 15, 2017, Blackstone completed the previously announced sale of 24,750,000 shares of our common stock to HNA, representing approximately 25 percent of the outstanding shares of our common stock. Blackstone retained 15,008,689 shares, or approximately 15 percent of our common stock upon the completion of the sale.

In connection with the consummation of the sale, we adopted our amended and restated by-laws, effective March 15, 2017, to remove references to Blackstone’s ownership of at least 40 percent of the total voting power of our common stock and revised certain provisions referencing the Blackstone Stockholders Agreement, as appropriate, to include references to the HNA Stockholder Agreement.

On May 25, 2017, Blackstone filed a Registration Statement on Form S-1 and registered all of our common stock held by them. On June 14, 2017, Blackstone entered into an underwriting agreement with J.P. Morgan Securities LLC pursuant to which J.P. Morgan Securities LLC agreed to purchase from Blackstone 9,650,000 shares of our common stock at a price of $35.40 per share. The sale was completed on June 20, 2017. Subsequently, on September 25, 2017, Blackstone completed the sale of substantially all of the remaining shares of our common stock held by them to several institutional investors. We did not receive any proceeds from either of these sales. As a result of these sales, Blackstone holds only a nominal number of shares of our common stock.

Tax Matters Agreement

We have entered into a Tax Matters Agreement with Hilton and Park that governs the respective rights, responsibilities and obligations of Hilton, Park and us after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns (the “Tax Matters Agreement”). Although binding between the parties, the Tax Matters Agreement is not binding on the IRS. Subsequent to the spin-off, we have no unrecognized taxes that, if recognized, would have impacted our effective tax rate. As a large taxpayer, Hilton is continuously under audit by the IRS and other taxing authorities. HGV has joined in the Hilton U.S. Federal tax consolidated filing for prior tax years up to the date of the spin-off. Although we do not anticipate that a significant impact to our unrecognized tax balance will occur during the next fiscal year as a result of these audits, it remains possible that the amount of our liability for unrecognized taxes could change over that time period. Pursuant to the Tax Matters Agreement, Hilton is liable and shall pay the relevant tax authority for all taxes related to the taxable income prior to the spin-off. HGV will be responsible for its portion of any amounts Hilton is deemed liable by a taxing authority according to the Tax Matters Agreement. HGV is responsible for tax years subsequent to the spin-off.

Recent Events

On July 18, 2017, we entered into an agreement with BRE Ace Holdings, an affiliate of Blackstone, and formed BRE Ace LLC. Pursuant to the agreement, we contributed $40 million in cash for a 25 percent interest in BRE Ace LLC, which owns, a 1,201-key timeshare resort property and related operations, commonly known as “Elara, by Hilton Grand Vacations,” located in Las Vegas, Nevada. See Note 15: Subsequent Events in our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information.

Overview

Our Business

We are a rapidly growing timeshare company that markets and sells VOIs, manages resorts in top leisure and urban destinations, and operates a points-based vacation club. As of June 30, 2017, we have 48 resorts, representing 8,101 units, which are located in iconic vacation destinations such as the Hawaiian Islands, New York City, Orlando and Las Vegas, and feature spacious, condominium-style accommodations with superior amenities and quality service. As of June 30, 2017, we have approximately 278,000 Club members. Club members have the flexibility to exchange their VOIs for stays at any Hilton Grand Vacations resort or any property in the Hilton system of 14 industry-leading brands across more than 5,000 properties, as well as numerous experiential vacation options, such as cruises and guided tours.

We operate our business across two segments: (1) real estate sales and financing; and (2) resort operations and club management.

Real Estate Sales and Financing

Our primary product is the marketing and selling of fee-simple VOIs deeded in perpetuity, developed either by us or by third parties. This ownership interest is an interest in real estate generally equivalent to one week annually at the timeshare resort where the VOI was purchased. Traditionally, timeshare operators have funded 100 percent of the investment necessary to acquire land and construct timeshare properties. In 2010, we began sourcing VOIs through fee-for-service and just-in-time agreements with third-party developers and have successfully transformed from a capital-intensive business to one that is highly capital-efficient. The fee-for-service agreements enable us to generate fees from the sales and marketing of the VOIs and Club memberships and from the management of the timeshare properties without requiring us to fund acquisition and construction costs. The just-in-time agreements enable us to source VOI inventory in a manner that allows us to correlate the timing of acquisition of the inventory by us with the sale to purchasers. Sales of owned inventory, including purchased just-in-time inventory, generally result in greater Adjusted EBITDA contributions, while fee-for-service sales require less initial investment and allow us to accelerate our sales growth. Both sales of owned inventory and fee-for-service sales generate long-term, predictable fee streams, by adding to the Club membership base and properties under management, that generate strong returns on invested capital.

For the year ended December 31, 2016, sales from fee-for-service, just-in-time and developed inventory sources were 56 percent, 18 percent and 26 percent, respectively, of contract sales. For the six months ended June 30, 2017, sales from fee-for-service, just-in-time and developed inventory sources were 56 percent, 19 percent and 25 percent, respectively, of contract sales. See “—Real Estate Sales Metrics” for additional discussion of contract sales. Based on our trailing twelve months sales pace, we have access to more than five years of future inventory, with capital efficient arrangements representing approximately 88 percent of that supply as of June 30, 2017. We believe that the visibility into our long-term supply allows us to efficiently manage inventory to meet predicted sales, reduce capital investments, minimize our exposure to the cyclicality of the real estate market and mitigate the risks of entering into new markets.

We originate loans for members purchasing our developed and acquired inventory which generate interest income. Our loans are collateralized by the underlying VOIs and are generally structured as 10-year, fully-amortizing loans that bear a fixed interest rate typically ranging from 9 percent to 18 percent per annum.

The interest rate on our loans is determined by, among other factors, the amount of the down payment, the borrower’s credit profile and the loan term. The weighted average FICO score for new loans to U.S. and Canadian borrowers at the time of origination were as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
Weighted average FICO score	745	742	741	743	747

Prepayment is permitted without penalty. When a member defaults, we ultimately return their VOI to inventory for resale and that member no longer participates in our Club. Historical default rates, which represent annual defaults as a percentage of each year’s beginning gross timeshare financing receivable balance were as follows:

	Year Ended December 31,
	2016	2015	2014
Historical default rates(1)	3.67%	2.84%	3.22%

(1)	A loan is considered to be in default if it is equal to or greater than 121 days past due as of the prior month end.

Some of our loans have been pledged as collateral in our securitization transactions, which have in the past and may in the future provide funding for our business activities. In these securitization transactions, special purpose entities are established to issue various classes of debt securities which are generally collateralized by a single pool of assets, consisting of timeshare financing receivables that we service and cash deposits. For additional information see Note 4: Timeshare Financing Receivables in our audited consolidated financial statements for the year ended December 21, 2016 and Note 4: Timeshare Financing Receivables in our unaudited condensed consolidated financial statements for the quarter ended June 30, 2017.

In addition, we earn fees from servicing our securitized loan portfolio and the loans provided by third-party developers of our fee-for-service projects to purchasers of their VOIs.

Resort Operations and Club Management

We enter into a management agreement with the homeowners’ association (“HOA”) of the VOI owners for timeshare resorts developed by us or a third party. Each of the HOAs is governed by a board of directors comprising owner and developer representatives that are charged with ensuring the resorts are well-maintained and financially stable. Our management services include day-to-day operations of the resorts, maintenance of the resorts, preparation of reports, budgets and projections and employee training and oversight. Our HOA management agreements provide for a cost-plus management fee, which means we generally earn a fee equal to 10 percent to 15 percent of the costs to operate the applicable resort. The fees we earn are highly predictable due to the relatively fixed nature of resort operating expenses and our management fees are unaffected by changes in rental rate or occupancy. We are reimbursed for the costs incurred to perform our services, principally related to personnel providing on-site services. The initial term of our management agreements typically ranges from three to five years and the agreements are subject to periodic renewal for one to three year periods. Many of these agreements renew automatically unless either party provides advance notice of termination before the expiration of the term.

We also manage and operate the points-based Hilton Grand Vacations Club and Hilton Club exchange programs, which provide exclusive exchange, leisure travel and reservation services to our Club members. When an owner purchases a VOI, he or she is generally automatically enrolled in the Club and given an annual allotment of points that allow the member to exchange his or her annual usage rights in the VOI that they own for a number of vacation and travel options. In addition to an annual membership fee, Club members pay incremental fees depending on exchanges they choose within the Club system.

We rent unsold VOI inventory, third-party inventory and inventory made available due to ownership exchanges through our club programs. We earn a fee from rentals of third-party inventory. Additionally, we provide ancillary offerings including food and beverage, retail and spa offerings at these timeshare properties.

Principal Components and Factors Affecting Our Results of Operations

Principal Components of Revenues

•	Sales of VOIs, net represents revenue recognized from the sale of owned VOIs.

•	Sales, marketing, brand and other fees represents sales commissions, brand fees and other fees earned on the sale of VOIs through fee-for-service agreements with third-party developers. The sales commissions and brand fees are based on the total sales price of the VOI. Also included in Sales, marketing, brand and other fees are revenues from marketing and incentive programs, including redemption of Club Bonus Points and prepaid vacation packages, excluding stays at Hilton Grand Vacations properties, which are included in Rental and ancillary services.

•	Financing represents revenue from the financing of sales of our owned intervals, which includes interest income and fees from servicing loans. We also earn fees from servicing the loans provided by third-party developers to purchasers of their VOIs.

•	Resort and club management represents revenues from Club activation fees, annual dues and transaction fees from member exchanges. Resort and club management also includes recurring management fees under our agreements with HOAs for day-to-day-management services, including housekeeping services, maintenance, and certain accounting and administrative services for HOAs, generally based on a percentage of costs to operate the resorts.

•	Rental and ancillary services represents revenues from transient rentals of unoccupied vacation ownership units and revenues recognized from the utilization of Club points and vacation packages when points and packages are redeemed for rental stays at one of our resorts. We also earn fees from the rental of inventory owned by third parties. Ancillary revenues include food and beverage, retail, spa offerings and other guest services provided to resort guests.

•	Cost reimbursements include costs that HOAs and developers reimburse to us. These costs primarily consist of payroll and payroll-related costs for management of the HOAs and other services we provide where we are the employer. The corresponding expenses are presented as Cost reimbursements expense in our consolidated statements of operations resulting in no effect on net income.

Factors Affecting Revenues

•	Relationships with developers. In recent years, we have entered into fee-for-service and just-in-time agreements to sell VOIs on behalf of or acquired from third-party developers. The success and sustainability of our capital efficient business model depends on our ability to maintain good relationships with third-party developers. Our relationships with these third parties also generate new relationships with developers and opportunities for property development that can support our growth. We believe that we have strong relationships with our third-party developers and are committed to the continued growth and development of these relationships. These relationships exist with a diverse group of developers and are not significantly concentrated with any particular third party.

•	Consumer demand and global economic conditions. Consumer demand for our products and services may be affected by the performance of the general economy and is sensitive to business and personal discretionary spending levels. Declines in consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence and adverse political conditions can subject and have subjected our revenues to significant volatility.

•	Interest rates. We generate interest income from consumer loans we originate and declines in interest rates may cause us to lower our interest rates on our originated loans, which would adversely affect our income generated on future loans.

•	Competition. We compete with other hotel and resort timeshare operators for sales of VOIs based principally on location, quality of accommodations, price, service levels and amenities, financing terms, quality of service, terms of property use, reservation systems and flexibility for VOI owners to exchange into time at other timeshare properties or other travel rewards. In addition, we compete based on brand name recognition and reputation. Our primary branded competitors in the timeshare space include Marriott Vacations Worldwide, Wyndham Vacation Ownership, Vistana Signature Experiences, Disney Vacation Club, Hyatt Residence Club, Holiday Inn Club Vacations, Bluegreen Vacations and Diamond Resorts International.

Principal Components of Expenses

•	Cost of VOI sales represents the costs attributable to the sales of owned VOIs recognized, as well as charges incurred related to granting credit to customers for their existing ownership when upgrading into fee-for-service projects.

•	Sales and marketing represents costs incurred to sell and market VOIs, including costs incurred relating to marketing and incentive programs, costs for tours, rental expense and wages and sales commissions.

•	Financing represents consumer financing interest expense related to our securitized debt and Timeshare Facility (as defined below), amortization of the related deferred loan costs and other expenses incurred in providing consumer financing and servicing loans.

•	Resort and club management represents costs incurred to manage resorts and the Club, including payroll and related costs and other administrative costs.

•	Rental and ancillary services includes: payroll and related costs; costs incurred from participating in the Hilton Honors loyalty program; retail, food and beverage costs; and maintenance fees on unsold inventory.

•	General and administrative consists primarily of compensation expense for our corporate staff and personnel supporting our business segments, professional fees (including consulting, audit and legal fees), administrative and related expenses. General and administrative also includes costs for services provided to us by Hilton, as well as certain indirect general and administrative costs allocated to us by Hilton, as discussed in Note 17: Related Party Transactions in our audited consolidated financial statements included elsewhere in this prospectus.

•	Depreciation and amortization are non-cash expenses that primarily consist of amortization of our management agreement intangible and capitalized software, as well as depreciation of fixed assets such as buildings and leasehold improvements and furniture and equipment at our sales centers and corporate offices.

•	License fee expense represents the royalty fee paid to Hilton under a license agreement for the exclusive right to use the Hilton Grand Vacations mark, which is generally based on a percentage of gross sales volume. See Note 17: Related Party Transactions in our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

•	Cost reimbursements include costs that HOAs and developers reimburse to us. These costs primarily consist of payroll and payroll-related costs for management of the HOAs and other services we provide where we are the employer. The corresponding revenues are presented as Cost reimbursements revenue in our consolidated statements of operations resulting in no effect on net income.

Factors Affecting Expenses

•	Costs of VOI sales. In periods where there is increased demand for VOIs, we may incur increased costs to acquire inventory in the short-term, which can have an adverse effect on our cash flows, margins and profits. Additionally, as we encourage owners to upgrade into other products, we incur expenses when owners upgrade from an interval in a project we developed into fee-for-service projects, on which we earn fees. In periods where more upgrades are occurring and we are not generating increased sales volume on unsold supply, we could see an adverse effect on our cash flows, margins and profits.

•	Sales and marketing expense. A significant portion of our costs relates to selling and marketing of our VOIs. In periods of decreased demand for VOIs, we may be unable to reduce our sales and marketing expenses quickly enough to prevent a deterioration of our profit margins on our real estate operations.

•	Rental and ancillary services expense. These expenses include personnel costs, rent, property taxes, insurance and utilities. We pay a portion of these costs through maintenance fees of unsold intervals and by subsidizing the costs of HOAs not covered by maintenance fees collected. If we are unable to decrease these costs significantly or rapidly when demand for our unit rentals decreases, the resulting decline in our revenues could have an adverse effect on our net cash flow, margins and profits.

•	General and administrative. Increases in general and administrative expenses as a result of becoming an independent publicly traded company such as costs of separation, regulatory filings and professional fees may affect our net cash flows, margins and profits.

•	Interest rates. Increases in interest rates would increase the consumer financing interest expense we pay on the Timeshare Facility and could adversely affect our financing operations in future securitization or other debt transactions, affecting net cash flow, margins and profits.

Other Items

•	Seasonality. We experience modest seasonality in VOI sales at certain resorts, with increased revenue during traditional vacation periods for those locations.

•	Regulation. Our business activities are highly regulated. We are subject to a wide variety of complex international, national, federal, state and local laws, regulations and policies in jurisdictions in which we operate. These laws, regulations and policies primarily affect four areas of our business: real estate development activities; marketing and sales activities; lending activities; and resort management activities. We seek to actively participate in the determination of new laws or other regulations affecting the timeshare industry. For further detail of these regulations see “Risk Factors” and “Business—Government Regulation” included elsewhere in this registration statement.

Key Business and Financial Metrics and Terms Used by Management

Real Estate Sales Metrics

The following are not recognized terms under U.S. GAAP:

•	Contract Sales represents the total amount of VOI products under purchase agreements signed during the period where we have received a down payment of at least 10 percent of the contract price.

Contract Sales is not a recognized term under U.S. GAAP and should not be considered in isolation or as an alternative to Sales of VOIs, net or any other comparable operating measure derived in accordance with U.S. GAAP. Contract Sales differ from revenues from the Sales of VOIs, net that we report in our condensed consolidated statements of operations due to the requirements for revenue recognition, as well as adjustments for incentives and other administrative fee revenues. We consider contract sales to be an important operating measure because it reflects the pace of sales in our business.

•	Sales revenue represents sale of VOIs, net and commissions and brand fees earned from the sale of fee-for-service intervals.

•	Real estate margin represents sales revenue less the cost of VOI sales and sales and marketing costs, net of marketing revenue. Real estate margin percentage is calculated by dividing real estate margin by sales revenue. We consider this to be an important operating measure because it measures the efficiency of our sales and marketing spending and management of inventory costs.

•	Tour flow represents the number of sales presentations given at our sales centers during the period.

•	Volume per guest (“VPG”) represents the sales attributable to tours at our sales locations and is calculated by dividing Contract sales, excluding telesales, by tour flow. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with closing rate.

•	Capital efficiency ratio represents the ratio of cost of VOI sales to VOI inventory spend, including fee-for-service upgrades. We consider this to be an important operating measure because capital efficiency allows us to reduce inventory investment requirements while continuing to generate growth in revenues and cash flows.

Resort and Club Management and Rental Metrics

•	Transient rate represents the total rental room revenue for transient guests divided by total number of transient room nights sold in a given period and excludes room rentals associated with marketing programs, owner usage and the redemption of Club Bonus Points.

For further information see Note 2: Basis of Presentation and Summary of Significant Accounting Policies to our audited consolidated financial statements and Note 2: Recently Issued Accounting Pronouncements in our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

EBITDA and Adjusted EBITDA

EBITDA, presented herein, is a financial measure that is not recognized under U.S. GAAP that reflects net income (loss), before interest expense, a provision for income taxes and depreciation and amortization. During the first quarter of 2017, we revised our definition of EBITDA to exclude the adjustment of interest expense relating to our non-recourse debt as a reconciling item to arrive at net income (loss) in order to conform to the presentation of the timeshare industry following the consummation of the spin-off from Hilton. The revised definition was applied to prior period(s) to conform with current presentation. Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) asset dispositions; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) reorganization costs, including severance and relocation costs; (vi) share-based and certain other compensation expenses; (vii) costs related to the spin-off; and (viii) other items.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We believe that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense (excluding interest expense on non-recourse debt), or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•	EBITDA and Adjusted EBITDA do not reflect any cash requirements for future replacements of assets that are being depreciated and amortized; and

•	EBITDA and Adjusted EBITDA may be calculated differently from other companies in our industry limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Results of Operations

Three and Six Months Ended June 30, 2017 Compared with the Three and Six Months Ended June 30, 2016

Segment Results

We evaluate our business segment operating performance using segment Adjusted EBITDA, as described in Note 13: Business Segments in our unaudited condensed consolidated financial statements included elsewhere in this prospectus. For a discussion of our definition of EBITDA and Adjusted EBITDA, how management uses it to manage our business and material limitations on its usefulness, refer to “—Key Business and Financial Metrics and Terms Used by Management—EBITDA and Adjusted EBITDA.” The following table sets forth revenues and Adjusted EBITDA by segment, reconciled to consolidated amount, including net income, our most comparable U.S. GAAP financial measure:

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Revenues
Real estate sales and financing	$323	$276	$47	17.0%	$606	$542	$64	11.8%
Resort operations and club management	92	89	3	3.4	180	170	10	5.9

Segment revenues	415	365	50	13.7	786	712	74	10.4
Cost reimbursements	34	32	2	6.3	68	61	7	11.5
Intersegment eliminations(1)	(10)	(6)	(4)	(66.7)	(16)	(12)	(4)	(33.3)

Total Revenues	$439	$391	$48	12.3	$838	$761	$77	10.1

(1)	Refer to Note 13: Business Segments in our unaudited condensed consolidated financial statements included elsewhere in this prospectus for details on the intersegment eliminations.

The following table reconciles net income, our most comparable U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Net Income	$51	$47	$4	8.5%	$101	$95	$6	6.3%
Interest expense	7	—	7	NM (1)	14	—	14	NM (1)
Allocated Parent interest expense	—	7	(7)	(100.0)	—	13	(13)	(100.0)
Income tax expense	33	33	—	—	59	65	(6)	(9.2)
Depreciation and amortization	7	6	1	16.7	14	11	3	27.3

EBITDA	98	93	5	5.4	188	184	4	2.2
Other loss, net	—	1	(1)	(100.0)	—	1	(1)	(100.0)
Gain on foreign currency transactions	—	(1)	1	(100.0)	—	(1)	1	(100.0)
Share-based compensation expense	5	3	2	66.7	8	5	3	60.0
Other adjustment items(2)	3	7	(4)	(57.1)	4	10	(6)	(60.0)

Adjusted EBITDA	$106	$103	$3	2.9	$200	$199	$1	0.5

(1)	Fluctuation in terms of percentage change is not meaningful.

(2)	For the three and six months ended June 30, 2017, amount represents $2 million and $3 million, respectively, of costs associated with the spin-off transaction.

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Adjusted EBITDA:
Real estate sales and financing(1)	$99	$84	$15	17.9%	$182	$165	$17	10.3%
Resort operations and club management(1)	52	51	1	2.0	103	97	6	6.2

Segment Adjusted EBITDA	151	135	16	11.9	285	262	23	8.8

Less:
License fee expense	23	20	3	15.0	43	39	4	10.3
General and administrative(2)	22	12	10	83.3	42	24	18	75.0

Adjusted EBITDA	$106	$103	$3	2.9	$200	$199	$1	0.5

(1)	Includes intersegment eliminations and other adjustments.
(2)	Excludes share-based compensation and other adjustment items.

Real Estate Sales and Financing

Real estate sales and financing segment revenues increased for the three months ended June 30, 2017, compared to the same period in 2016, primarily due to a $30 million increase in sales revenue, a $15 million increase in marketing revenue and a $2 million increase in financing revenues. The increase in sales revenue was primarily due to a $29 million increase in sales of VOIs, net, due to sales at our newly developed projects beginning in the second half of 2016 and a $1 million increase in commissions and brand fees, due to the launch of a new fee-for-service property in Orlando, Florida in the second quarter of 2016. The increase in marketing revenue was due to a $10 million reduction of our expected redemptions of expired discounted vacation packages and a $4 million increase in the actual redemption of discounted vacation packages. Real estate sales and financing segment Adjusted EBITDA increased by $15 million for the three months ended June 30, 2017, compared to the same period in 2016, primarily due to an increase in revenues associated with the segment, partially offset by a $6 million increase in cost of VOI sales and a $18 million increase in sales and marketing expense.

Real estate sales and financing segment revenues increased for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to a $40 million increase in sales revenue, a $20 million increase in marketing revenue and a $5 million increase in financing revenues. The increase in sales revenue was primarily due to a $32 million increase in sales of VOIs, net, due to sales at our newly developed projects beginning in the second half of 2016 and a $8 million increase in commissions and brand fees, due to the launch of a new fee-for-service property in Orlando, Florida in the second quarter of 2016. The increase in marketing revenue was primarily due to (i) a $10 million reduction of our expected redemptions of expired discounted vacation packages, (ii) a $5 million increase in the actual redemption of discounted vacation packages and (iii) a $3 million increase in title related service revenue. Real estate sales and financing segment Adjusted EBITDA increased by $17 million for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to an increase in revenues associated with the segment, offset by a $35 million increase in sales and marketing expense and $1 million increase in costs of VOI sales.

Refer to “—Real Estate” and “—Financing” for further discussion on the revenues and expenses of the real estate sales and financing segment.

Resort Operations and Club Management

Resort operations and club management segment revenues increased for the three months ended June 30, 2017, compared to the same period in 2016, primarily due to a $2 million increase in resort management revenue from the launch of new properties during and subsequent to the second quarter of 2016. Resort operations and club management segment Adjusted EBITDA increased for the three months ended June 30, 2017, compared to the same period in 2016, primarily due to increases in revenues associated with the segment, partially offset by a $2 million increase in resort operations and club management expenses.

Resort operations and club management segment revenues increased for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to a $4 million increase in resort management revenue from the launch of new properties during and subsequent to the second quarter of 2016. Resort operations and club management segment Adjusted EBITDA increased for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to increases in revenues associated with the segment, partially offset by a $4 million increase in resort operations and club management expenses.

Refer to “—Resort and Club Management” and “—Rental and Ancillary Services” for further discussion on the revenues and expenses of the resort operations and club management segment.

Real Estate Sales and Financing Segment

Real Estate

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in million, except Tour flow and VPGs)	2017	2016	$	%	2017	2016	$	%
Sales of VOIs, net	$143	$114	$29	25.4%	$261	$229	$32	14.0%
Adjustments:
Fee-for-service sales(1)	166	171	(5)	(2.9)	339	331	8	2.4
Loan loss provision	15	13	2	15.4	26	23	3	13.0
Reportability and other(2)	(1)	(7)	6	(85.7)	(16)	(30)	14	(46.7)

Contract sales	$323	$291	$32	11.0	$610	$553	$57	10.3

Tour Flow	87,114	79,557	7,557	9.5	159,519	150,545	8,974	6.0
VPG	$3,503	$3,447	$56	1.6	$3,609	$3,452	$157	4.5

(1)	Represents contract sales from fee-for-service properties on which we earn commissions and brand fees.
(2)	Includes adjustments for revenue recognition, including percentage-of-completion deferrals and amount in rescission, and sales incentives, as well as adjustments related to granting credit to customers for their existing ownership when upgrading into fee-for-service projects.

Contract sales increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to an increase in tour flow which correlates to the increases in marketing expense, telesales and VPG. VPG increased due to a 1.1 percent and 2.8 percent increase in average transaction price for the three and six months ended June 30, 2017, respectively.

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Sales of VOIs, net	$143	$114	$29	25.4%	$261	$229	$32	14.0%
Sales, marketing, brand and other fees	144	128	16	12.5	274	246	28	11.4
Less:
Marketing revenue and other fees	43	28	15	53.6	75	55	20	36.4

Sales revenue	244	214	30	14.0	460	240	40	9.5

Less:
Cost of VOI sales	34	28	6	21.4	67	66	1	1.5
Sales and marketing expense net(1)	130	124	6	4.8	252	231	21	9.1

Real estate margin	$80	$62	$18	29.0	$141	$123	$18	14.6

Real estate margin percentage	32.8%	29.0%			30.7%	29.3%

(1)	Includes revenue recognized through our marketing programs for existing owners and prospective first-time buyers.

Sales revenue increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily as a result of a $29 million and $32 million, respectively, increase in sales of VOIs, net due to sales at our newly developed projects beginning the second half of 2016, in Washington, DC and New York, NY and a $1 million and $8 million, respectively, increase in commissions and brand fees due to the launch of one new fee-for-service property in the second quarter of 2016. In addition, marketing revenue increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to a $10 million reduction of our expected redemptions of expired discounted vacation packages, an increase in the actual redemption of the discounted vacation packages and an increase in title related service revenue.

Real estate margin and real estate margin percentage increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, due to the aforementioned increases in sales and marketing revenues partially offset by an increase in costs of VOI sales and sales and marketing expense driven by higher contract sales volume.

Financing

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Interest income	$32	$30	$2	6.7%	$64	$60	$4	6.7%
Other financing revenue	4	4	—	—	7	6	1	16.7

Financing revenue	36	34	2	5.9	71	66	5	7.6

Consumer financing interest expense	6	3	3	100.0	10	6	4	66.7
Other financing expense	5	5	—	—	11	10	1	10.0

Financing expense	11	8	3	37.5	21	16	5	31.3

Financing margin	$25	$26	$(1)	(3.8)	$50	$50	$—	—

Financing margin percentage	69.4%	76.5%			70.4%	75.8%

Financing revenue increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to an increase of $2 million and $4 million, respectively, in interest income resulting from a higher outstanding timeshare financing receivables balance during the three and six months ended June 30, 2017. Financing margin percentage decreased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to higher non-recourse debt balance associated with the additional drawdown on our timeshare facility in December 2016. See Note 7: Debt & Non-recourse debt in our unaudited consolidated condensed financial statements included elsewhere in this prospectus for additional information.

Resort Operations and Club Management Segment

Resort and Club Management

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Club management revenue	$20	$21	$(1)	(4.8)%	$41	$39	$2	5.1%
Resort management revenue	15	13	2	15.4	30	26	4	15.4

Resort and club management revenues	35	34	1	2.9	71	65	6	9.2

Club management expense	6	5	1	20.0	11	10	1	10.0
Resort management expense	4	3	1	33.3	9	6	3	50.0

Resort and club management expenses	10	8	2	25.0	20	16	4	25.0

Resort and club management margin	$25	$26	$(1)	(3.8)	$51	$49	$2	4.1

Resort and club management margin percentage	71.4%	76.5%			71.8%	75.4%

Resort and club management revenues increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to (i) an increase in resort management revenue from the launch of new properties during and subsequent to the second quarter of 2016 and (ii) an increase of approximately 19,000 in Club members resulting in higher annual dues and transaction fees. These increases were partially offset by a one-time fees earned in 2016 on a prepaid contract and higher resort and club management expenses due to an increase in costs for servicing additional Club members and operating expenses.

Resort and club management margin decreased for the three months ended June 30, 2017, compared to the same period in 2016, primarily due to a one-time fees earned in 2016 on a prepaid contract, partially offset by the aforementioned increases in segment revenues as well as a $2 million increase in resort and club management expenses.

Resort and club management margin increased for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to the aforementioned increases in segment revenues, partially offset by a one-time fees earned in 2016 on a prepaid contract as well as a $4 million increase in resort and club management expenses.

Rental and Ancillary Services

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Rental revenues	$40	$42	$(2)	(4.8)%	$81	$81	$—	—%
Ancillary services revenues	7	7	—	—	12	13	(1)	(7.7)

Rental and ancillary services revenues	47	49	(2)	(4.1)	93	94	(1)	(1.1)

Rental expenses	25	23	2	8.7	48	44	4	9.1
Ancillary services expense	6	7	(1)	(14.3)	10	12	(2)	(16.7)

Rental and ancillary services expenses	31	30	1	3.3	58	56	2	3.6

Rental and ancillary services margin	$16	$19	$(3)	(15.8)	$35	$38	$(3)	(7.9)

Rental and ancillary services margin percentage	34.0%	38.8%			37.6%	40.4%

Rental and ancillary services revenues decreased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to a one-time insurance claim payment of $2 million received in 2016 as well as a reduction in access fees received due to higher quantity of access fees sold in 2016. Rental and ancillary services margin decreased for the three and six months ended June 30, 2017, compared to the same periods in 2016, due to aforementioned decreases in segment revenues and increases in subsidy expenses from new properties with unsold inventory as well as an increase in Hilton Honors expense due to higher Club members.

Other Operating Expenses

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Club management revenue	$29	$15	$14	93.3%	$52	$27	$25	92.6%
Allocated general and administrative	—	6	(6)	(100.0)	—	10	(10)	(100.0)

General and administrative	$29	$21	$8	38.1	$52	$37	$15	40.5

Unallocated general and administrative expenses increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to an increase in expenses relating to regulatory filings, professional fees and other costs as a result of becoming an independent publicly traded company. Allocated general and administrative were expenses allocated to us from Hilton relating to the spin-off which was completed on January 3, 2017.

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Depreciation and amortization	$7	$6	$1	16.7%	$14	$11	$3	27.3%
License fee expense	23	20	3	15.0	43	39	4	10.3

Depreciation and amortization expense increased for the three and six months ended June 30, 2017, compared to the same periods in 2016, primarily due to asset transfers from Hilton during the fourth quarter of 2016, some of which we hold as property and equipment for future conversion into inventory. The increase in license fee expense was as a result of the increase in revenues.

Non-Operating Expenses

	Three Months Ended June 30,		Variance		Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%	2017	2016	$	%
Gain on foreign currency transactions	$—	$(1)	$1	(100.0)%	$—	$(1)	$1	(100.0)%
Allocated Parent interest expense	—	7	(7)	(100.0)	—	13	(13)	(100.0)
Interest expense	7	—	7	NM (1)	14	—	14	NM (1)
Other loss, net	—	1	(1)	(100.0)	—	1	(1)	(100.0)
Income tax expense	33	33	—	—	59	65	(6)	(9.2)

(1)	Fluctuation in terms of percentage change is not meaningful.

The Allocated Parent interest expense included in our unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2016 relates to an unconditional obligation to guarantee certain Hilton allocated debt balances which was released in November 2016.

The increase in interest expense for the three and six months ended June 30, 2017, compared to the same periods in 2016 is directly related to the financing transactions closed during and subsequent to the fourth quarter of 2016.

Income tax expense decreased for the six months ended June 30, 2017, compared to the same period in 2016, primarily due to a decrease in the cumulative installment sale interest liability, offset by an increase in tax due to the cumulative effect of a change in the state effective tax rate.

Year Ended December 31, 2016 Compared with Year Ended December 31, 2015 and Year Ended December 31, 2015 Compared with Year Ended December 31, 2014

Segment Results

We evaluate our business segment operating performance using segment Adjusted EBITDA, as described in Note 18: Business Segments in our audited consolidated financial statements included elsewhere in this prospectus. For a discussion of our definition of EBITDA and Adjusted EBITDA, how management uses them to manage our business and material limitations on their usefulness, refer to “—Key Business and Financial Metrics and Terms Used by Management—EBITDA and Adjusted EBITDA.” The following tables set forth revenues and Adjusted EBITDA by segment, reconciled to consolidated amounts, including net income, our most comparable U.S. GAAP financial measure:

	Year Ended December 31,			2016 vs 2015 Variance		2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%	$	%
Revenues:
Real estate sales and financing	$1,143	$1,078	$942	$65	6.0%	$136	14.4%
Resort operations and club management	339	307	283	32	10.4	24	8.5

Segment revenues	1,482	1,385	1,225	97	7.0	160	13.1
Cost reimbursements	126	110	107	16	14.5	3	2.8
Intersegment eliminations(1)	(25)	(20)	(15)	(5)	25.0	(5)	33.3

Total revenues	$1,583	$1,475	$1,317	$108	7.3	$158	12.0

(1)	Refer to Note 18: Business Segments in our audited consolidated financial statements included elsewhere in this prospectus for details on the intersegment eliminations.

	Year Ended December 31,			2016 vs 2015 Variance		2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%	$	%
Adjusted EBITDA:
Real estate sales and financing(1)	$348	$329	$305	$19	5.8%	$24	7.9%
Resort operations and club management(2)	189	162	144	27	16.7	18	12.5

Segment Adjusted EBITDA	537	491	449	46	9.4	42	9.4
Less:
General and administrative(3)	55	44	34	11	25.0	10	29.4
License fee expense	80	74	62	6	8.1	12	19.4

Adjusted EBITDA	402	373	353	29	7.8	20	5.7
Other gain (loss), net	(1)	—	5	(1)	NM (1)	(5)	(100.0)
Loss on foreign currency transactions	—	—	(2)	—	NM (1)	2	(100.0)
Share-based compensation expense	(8)	(13)	(4)	5	(38.5)	(9)	NM (1)
Other adjustment items(4)	(35)	(4)	(3)	(31)	NM (1)	(1)	33.3

EBITDA	358	356	349	2	0.6	7	2.0
Non-recourse debt interest expense	(12)	(13)	(15)	1	(7.7)	2	(13.3)
Allocated Parent interest expense	(26)	(29)	(36)	3	(10.3)	7	(19.4)
Interest expense	(3)	—	—	(3)	NM (1)	—	NM (1)
Income tax expense	(125)	(118)	(113)	(7)	5.9	(5)	4.4
Depreciation and amortization	(24)	(22)	(18)	(2)	9.1	(4)	22.2

Net income	$168	$174	$167	$(6)	(3.4)	$7	4.2

(1)	Fluctuation in terms of percentage change is not meaningful.
(2)	Includes intersegment eliminations and other adjustments.
(3)	Excludes share-based compensation and other adjustment items.
(4)	For the year ended December 31, 2016, amounts include $30 million of costs associated with the spin-off transaction.

Real Estate Sales and Financing

Real estate sales and financing segment revenues increased for the year ended December 31, 2016 compared to 2015, primarily due to a $44 million increase in sales revenue. The increase in sales revenue was primarily due to a $28 million increase in commissions and brand fees and a $16 million increase in sales of VOIs, net. The sales of VOIs, net increased primarily due to sales at our newly developed projects during the second half of 2016, partially offset by a $10 million increase in our loan loss provision. Additionally, marketing revenues and financing revenues increased $14 million and $7 million, respectively. Real estate sales and financing segment Adjusted EBITDA increased primarily due to an increase in revenues associated with the segment and a $21 million decrease in cost of VOI sales, due to a decline in existing owners upgrading into fee-for-service projects, partially offset by a $64 million increase in sales and marketing expense.

Real estate sales and financing segment revenues increased for the year ended December 31, 2015 compared to 2014, primarily due to a $131 million increase in sales revenue. The increase in sales revenue was primarily due to a $159 million increase in commissions and brand fees, partially offset by a $28 million decrease in sales of VOIs, net. Real estate sales and financing segment Adjusted EBITDA increased primarily as a result of the $157 million increase in sales, marketing, brand and other fees revenue, partially offset by the $28 million decrease in sales of VOIs, net and increases in sales and marketing expense and cost of VOI sales of $62 million and $47 million, respectively.

Refer to “—Real Estate” and “—Financing” for further discussion on the revenues and expenses of the real estate sales and financing segment.

Resort Operations and Club Management

Resort operations and club management segment revenues increased for the year ended December 31, 2016, compared to 2015, primarily as a result of a $14 million increase in club operations revenue, a $4 million increase in resort management revenue and a $9 million increase in rental revenue. Resort operations and club management segment Adjusted EBITDA increased for the year ended December 31, 2016, compared to 2015, primarily due to increases in segment revenues, partially offset by a $4 million increase in resort operations and club management expenses.

Resort operations and club management segment revenues increased for the year ended December 31, 2015, compared to 2014, primarily as a result of a $9 million increase in Club management revenue, a $4 million increase in resort management revenue and a $6 million increase in rental revenue. Resort operations and club management segment Adjusted EBITDA increased primarily due to the increases in Resort and club management revenues and rental and ancillary services revenues of $13 million and $7 million, respectively, partially offset by increases of $3 million each in Resort and club management expenses and rental and ancillary services expenses.

Refer to “—Resort and Club Management” and “—Rental and Ancillary Services” for further discussion on the revenues and expenses of the resort operations and club management segment.

Real Estate

	Year Ended December 31,			2016 vs 2015 Variance		2015 vs 2014 Variance
($ in millions, except Tour flow and VPG)	2016	2015	2014	$	%	$	%
Contract sales	$1,172	$1,068	$905	$104	9.7%	$163	18.0%
Less adjustments:
Fee-for-service sales(1)	657	611	351	46	7.5	260	74.1
Loan loss provision	49	39	35	10	25.6	4	11.4
Reportability and other(2)	(42)	(74)	(1)	32	(43.2)	(73)	NM (1)

Sales of VOIs, net	$508	$492	$520	$16	3.3	$(28)	(5.4)

Tour flow	306,141	287,855	261,853	18,286	6.4	26,002	9.9
VPG	$3,596	$3,508	$3,292	$88	2.5	$216	6.6

(1)	Represents contract sales from fee-for-service properties on which we earn commissions and brand fees.
(2)	Includes adjustments for revenue recognition, including percentage-of-completion deferrals and amounts in rescission, and sales incentives, as well as adjustments related to granting credit to customers for their existing ownership when upgrading into fee-for-service projects.

Contract sales increased for the year ended December 31, 2016 compared to 2015, primarily due to an increase in tour flow, telesales and VPG. VPG increased due to a 0.61 percentage point increase in the close rate and a 4.3 percent increase in average transaction price.

Contract sales increased for the year ended December 31, 2015, compared to 2014, primarily due to an increase in tour flow and VPG. In 2015, the VPG increase was a result of a 1.06 percentage point increase in close rate attributable to an increase in existing owner tours, as the close rate for owners is generally higher than first-time buyers, and a 0.3 percent increase in average transaction price.

	Year Ended December 31,			2016 vs 2015 Variance		2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%	$	%
Sales of VOIs, net	$508	$492	$520	$16	3.3%	$(28)	(5.4)%
Sales, marketing, brand and other fees	499	457	300	42	9.2	157	52.3
Less:
Marketing revenue and other fees	122	108	110	14	13.0	(2)	(1.8)

Sales revenue	885	841	710	44	5.2	131	18.5

Less:
Cost of VOI sales	152	173	126	(21)	(12.1)	47	37.3
Sales and marketing expense, net(1)	489	437	379	52	11.9	58	15.3

Real estate margin	$244	$231	$205	$13	5.6	$26	12.7

Real estate margin percentage	27.6%	27.5%	28.9%

(1)	Includes revenue recognized through our marketing programs for existing owners and prospective first-time buyers.

Sales revenue increased for the year ended December 31, 2016, compared to 2015, primarily due to a $28 million increase in commissions and brand fees due to the launch of two new fee-for-service products, one in late 2015 and one in early 2016, that resulted in higher sales volume during the year ended December 31, 2016 compared to 2015. Additionally, during the second half of 2016, we had increased sales due to our new, owned project, The District. Sales revenue increased for the year ended December 31, 2015, compared to 2014, primarily as a result of increases in commissions and brand fees due to increases in fee-for-service sales of 74 percent, respectively, partially offset by declining sales of VOIs, net.

Sales of VOIs, net increased for the year ended December 31, 2016, compared to 2015, due to higher sales volumes at certain existing, owned resorts and the commencement of sales at our new resorts. Sales of VOIs, net decreased for the year ended December 31, 2015, compared to 2014, primarily due to the shift in sales mix toward fee-for-service interval sales, aligned to our capital-efficient strategy. We have increased our percentage of fee-for-service sales compared to that of sales of developed or acquired inventory over the last three years, resulting in decreases to sales of VOIs, net and increases in sales, marketing, brand and other fees revenue.

Real estate margin and real estate margin percentage increased for the year ended December 31, 2016, compared to 2015, as result of increased sales revenue and decreased cost of VOI sales, due to a decline in existing owners upgrading into fee-for-service projects, partially offset by higher sales and marketing expense based on increased contract sales volume. Real estate margin increased for the year ended December 31, 2015, compared to 2014, as a result of the increases in sales revenue. However, real estate margin percentage declined for the year ended December 31, 2015, compared to 2014, due to the lower margin on fee-for-service sales and the higher cost of VOI sales related to the cost of reacquiring inventory that we have developed from existing owners upgrading into fee-for-service projects.

Financing

	Year Ended December 31,			2016 vs 2015 Variance		2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%	$	%
Interest income	$122	$117	$115	$5	4.3%	$2	1.7%
Other financing revenue	12	10	6	2	20.0	4	66.7

Financing revenue	134	127	121	7	5.5	6	5.0

Consumer financing interest expense	12	13	15	(1)	(7.7)	(2)	(13.3)
Other financing expense	20	19	18	1	5.3	1	5.6

Financing expense	32	32	33	—	—	(1)	(3.0)

Financing margin	$102	$95	$88	$7	7.4	$7	8.0

Financing margin percentage	76.1%	74.8%	72.7%
Financing revenue increased for the year ended December 31, 2016, compared to 2015, primarily due to an increase of $5 million in interest income resulting from a higher outstanding timeshare financing receivables balance and an increase of $2 million in fees generated from servicing the loans provided by third-party developers to purchasers their VOIs, increased consistent with the increase in fee-for-service sales.

Financing revenue increased for the year ended December 31, 2015, compared to 2014, primarily due to an increase of $4 million in fees generated from servicing the loans provided by third-party developers to purchasers of their VOIs, consistent with the increase in fee-for-service sales. Additionally, interest income increased resulting from a higher outstanding timeshare financing receivables balance.

Financing margin increased for the years ended December 31, 2016 and 2015, compared to the respective prior periods, primarily due to an increase in the loan portfolio, a stable interest rate environment and no additional securitization transactions occurring in the years ended December 31, 2016 and 2015.

Resort and Club Management

	Year Ended December 31,			2016 vs 2015 Variance		2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%	$	%
Club management revenue	$92	$78	$69	$14	17.9%	$9	13.0%
Resort management revenue	51	47	43	4	8.5	4	9.3

Resort and club management revenues	143	125	112	18	14.4	13	11.6

Club management expense	23	20	18	3	15.0	2	11.1
Resort management expense	13	12	11	1	8.3	1	9.1

Resort and club management expenses	36	32	29	4	12.5	3	10.3

Resort and club management margin	$107	$93	$83	$14	15.1	$10	12.0

Resort and club management margin percentage	74.8%	74.4%	74.1%

Resort and club management revenues increased for the years ended December 31, 2016 and 2015, compared to the respective prior periods, primarily due to increases in Club management revenue due to increases in net Club members, of 19,200 and 20,200, respectively, as well as increases in transaction volume per Club member and fees earned on additional units under management. Additionally, resort management revenue increased for the years ended December 31, 2016 and 2015, compared to the respective prior periods, primarily due to increases in units open and under management of seven percent and five percent, respectively, as well as an increase in management services provided.

Resort and club management margin for the years ended December 31, 2016 and 2015, compared to the respective prior year periods, increased primarily due to increases in net Club members and units open and under management, partially offset by slight increases in resort and club management expenses.

Rental and Ancillary Services

	Year Ended December 31,			2016 vs 2015 Variance		2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%	$	%
Rental revenues	$149	$140	$134	$9	6.4%	$6	4.5%
Ancillary services revenues	24	24	23	—	—	1	4.3

Rental and ancillary services revenues	173	164	157	9	5.5	7	4.5

Rental expenses	90	91	87	(1)	(1.1)	4	4.6
Ancillary services expense	23	22	23	1	4.5	(1)	(4.3)

Rental and ancillary services expenses	113	113	110	—	—	3	2.7

Rental and ancillary services margin	$60	$51	$47	$9	17.6%	$4	8.5%

Rental and ancillary services margin percentage	34.7%	31.1%	29.9%

Rental and ancillary services revenues increased for the year ended December 31, 2016, compared to 2015, primarily due to rental income at our new resort, The District, additional units available for rent in new phases at existing resorts, a 2.6 percent increase in transient rate and receipt of an insurance recovery of $2 million. Rental and ancillary services revenues increased for the year ended December 31, 2015, compared to 2014, primarily due to an increase in rental revenues from the redemption of prepaid marketing packages at our resorts and a three percent increase in transient rate, partially offset by a five percent reduction in transient room nights rented.

Rental and ancillary services margin increased for the year ended December 31, 2016, compared to 2015, primarily as a result of an increase in rental revenues and marginal improvements in rental expenses. Rental and ancillary services margin increased for the year ended December 31, 2015, compared to 2014, primarily due to an increase in rental revenues, partially offset by the increase in rental expenses primarily associated with the cost of participating in loyalty and partner programs.

Other Operating Expenses

	Year Ended December 31,			2016 vs 2015 Variance			2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%		$	%
Unallocated general and administrative	$65	$44	$32	$21	47.7%		$12	37.5%
Allocated general and administrative	27	13	8	14	NM	(1)	5	62.5

General and administrative	$92	$57	$40	$35	61.4		$17	42.5

(1)	Fluctuation in terms of percentage change is not meaningful.

Unallocated general and administrative expenses increased for the year ended December 31, 2016, compared to 2015, primarily due to an increase of $15 million in spin-off related costs. Allocated general and administrative expenses increased for the year ended December 31, 2016, compared to 2015, primarily due to an increase of $21 million in incremental expenses related to the spin-off transaction, partially offset by no longer having share-based compensation expenses related to the executive compensation plan (the “Promote plan”) in place prior to Hilton’s initial public offering as the remaining shares fully vested in 2015.

Unallocated general and administrative expenses increased for the year ended December 31, 2015, compared to 2014, primarily due to a $3 million increase in share-based compensation expense and increases in salaries and wages. Allocated general and administrative expenses increased for the year ended December 31, 2015, compared to 2014, primarily due to an increase of $3 million in the Promote plan which vested in 2015.

	Year Ended December 31,			2016 vs 2015 Variance		2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%	$	%
Depreciation and amortization	$24	$22	$18	$2	9.1%	$4	22.2%
License fee expense	80	74	62	6	8.1	12	19.4

Depreciation and amortization expense increased for the years ended December 31, 2016 and 2015, compared to the respective prior periods, primarily due to additional leasehold improvements and capitalized software costs placed into service each year. The increases in license fee expense for the years ended December 31, 2016 and 2015, compared to the respective prior periods, were as a result of increases in revenues during those periods.

Non-Operating Expenses

	Year Ended December 31,			2016 vs 2015 Variance			2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%		$	%
Allocated Parent interest expense	$26	$29	$36	$(3)	(10.3)%		$(7)	(19.4)%
Interest expense	3	—	—	3	NM	(1)	—	NM (1)
Other gain (loss), net	(1)	—	5	(1)	NM	(1)	(5)	(100.0)
Loss on foreign currency transactions	—	—	2	—	NM	(1)	(2)	(100.0)
Income tax expense	125	118	113	7	5.9		5	4.4

(1)	Fluctuation in terms of percentage change is not meaningful.

Allocated Parent interest expense decreased for the year ended December 31, 2016, compared to 2015, primarily due to us being released from the unconditional obligation to guarantee certain Hilton allocated debt balances, partially offset by an increase in interest expense related to Hilton’s new debt issuances in August 2016. Allocated Parent interest expense decreased for the year ended December 31, 2015, compared to 2014, primarily due to the prepayment of $87 million made in 2015 reducing the allocated debt balance. See Note 10: Debt & Non-recourse debt in our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

Of the $3 million of interest expense incurred during 2016, $1 million relates to issuance of debt during the fourth quarter and $2 million represents interest expenses to a related party. See Note 10: Debt & Non-recourse debt in our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

Other gain (loss), net during the year ended December 31, 2014 related to a gain recognized from the sale of two land parcels.

Loss on foreign currency transactions during the year ended December 31, 2014 primarily related to certain of our timeshare financing receivables denominated in Japanese yen.

Income tax expense increased for the year ended December 31, 2016, compared to 2015, as a result of non-deductible transaction costs. The increase in income tax expense for the year ended December 31, 2015, compared to 2014, was primarily due to an increase in income before taxes.

Liquidity and Capital Resources

Overview

Prior to the fourth quarter of 2016, any net cash generated by our business has been transferred to Hilton, where it has been centrally managed. Transfers of cash to and from Hilton have been reflected as a component of Total equity (deficit) in our consolidated balance sheets and Net transfers (to) from Parent in our consolidated statements of cash flows.

As of December 31, 2016, we had total cash of $151 million, including $103 million of restricted cash. The restricted cash balance relates to escrowed cash from our sales of our VOIs and consumer financing receivables pledged to our non-recourse revolving timeshare receivable credit facility or securitizations.

As of June 30, 2017, we had total cash and cash equivalents of $253 million, including $62 million of restricted cash. The restricted cash balance relates to escrowed cash from our sales of our VOIs and consumer financing receivables pledged to our non-recourse revolving timeshare receivable credit facility or securitizations.

Our known short-term liquidity requirements primarily consist of funds necessary to pay for operating expenses and other expenditures, including payroll and related benefits, legal costs, operating costs associated with the operation of our resorts and sales centers, interest and scheduled principal payments on our outstanding indebtedness and capital expenditures for renovations and maintenance at our offices and sales centers. Our long-term liquidity requirements primarily consist of funds necessary to pay for scheduled debt maturities, purchase commitments and costs associated with potential acquisitions and development projects.

We finance our business activities primarily with existing cash and cash equivalents, cash generated from our operations and through securitizations of our timeshare financing receivables. We believe that this cash will be adequate to meet anticipated requirements for operating expenses and other expenditures, including payroll and related benefits, legal costs and capital expenditures for the foreseeable future. The objectives of our cash management policy are to maintain the availability of liquidity, minimize operational costs, make debt payments and fund future acquisitions and development projects. Further, we have an investment policy that is focused on the preservation of capital and maximizing the return on new and existing investments.

Sources and Uses of Our Cash

The following table summarizes our net cash flows and key metrics related to our liquidity:

	Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%
Net cash provided by (used in):
Operating activities(2)	$177	$86	$91	NM (1)
Investing activities	(21)	(17)	(4)	23.5%
Financing activities(2)	(54)	(73)	19	(26.0)

	Year Ended December 31,			2016 vs 2015 Variance		2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%	$	%
Net cash provided by (used in):
Operating activities	$158	$131	$213	$27	20.6%	$(82)	(38.5)%
Investing activities	(34)	(18)	(11)	(16)	88.9	(7)	63.6
Financing activities	(80)	(111)	(202)	31	(27.9)	91	(45.0)

(1)	Fluctuation in terms of percentage change is not meaningful.
(2)	Reflects the adoption of Accounting Standards Update (“ASU”) No. 2016-18, (“ASU 2016-18”) Statement of Cash Flows (Topic 230): Restricted Cash. See Note 2: Recently Issued Accounting Pronouncements in our unaudited condensed financial statements included elsewhere in this prospectus for further discussion.

Operating Activities

Cash flow provided by operating activities is primarily generated from (1) sales and financing of VOIs and (2) net cash generated from managing our resorts, Club operations and providing related ancillary services. Cash flows used in operating activities primarily include spending for the acquisition of inventory, development of new phases of existing resorts and funding our working capital needs. Our cash flows from operations generally vary due to the following factors related to the sale of our VOIs: the degree to which our owners finance their purchase and our owners’ repayment of timeshare financing receivables; the timing of management and sales and marketing services provided; and cash outlays for VOI inventory acquisition and development. Additionally, cash flow from operations will also vary depending upon our sales mix of VOIs; over time, we generally receive more cash from the sale of an owned VOI as compared to that from a fee-for-service sale.

Net cash flows provided by operating activities increased by $91 million during the six months ended June 30, 2017, compared to the same period in 2016, primarily as a result of improved operating results in the real estate sales and financing segment and increased sources of cash for working capital requirements.

Net cash flows provided by operating activities increased by $27 million during the year ended December 31, 2016, compared to 2015, primarily a result of improved operating results in both segments and a decrease in VOI inventory spending, partially offset by an increase in net issuances of timeshare financing receivables.

Net cash flows provided by operating activities decreased by $82 million during the year ended December 31, 2015, compared to 2014, was primarily a result of the shift in product mix to more fee-for-service sales and less sales of owned VOIs. Additionally, net issuances of timeshares financing receivables increased by $27 million, partially offset by improved operating results in each of our business segments.

Capital efficiency allows us to reduce inventory investment requirements and to generate growth in revenues and cash flows. Over a short-term period, depending on the timing of inventory spend, our capital efficiency may vary; however, over the long-term, we generally target a 50/50 mix of owned and fee-for-service inventory, which we expect will allow us to expand partner relationships and to provide a strong inventory supply without the upfront capital investment. In addition, we continue to move towards more just-in-time owned inventory sourcing arrangements that we expect to also drive capital efficiency. Over the long-term, we consider a ratio of VOI inventory spend to cost of VOI sales of 1:1 to be indicative of capital efficiency. The change for the six months ended June 30, 2017, compared to the same period in 2016, is primarily due to reduced inventory spending while maintaining a consistent sales pace and fewer fee-for-service upgrades. For the year ended December 31, 2016, capital efficient arrangements represented approximately 74 percent of inventory supply. The ratio of VOI inventory spend to cost of VOI sales approximates a 1:1 ratio for each of the years ended December 31, 2016, 2015 and 2014, indicative of capital efficiency.

The following is a summary of our Capital Efficiency Ratio:

	Six Months Ended June 30,		Year Ended December 31,
($ in millions)	2017	2016	2016	2015	2014
VOI spending—owned properties	$18	$32	$73	$93	$98
VOI spending—fee-for-service upgrades	28	40	74	105	19

Total VOI inventory spending(1)	$46	$72	$147	$198	$117

Cost of VOI sales(1)	$67	$66	$152	$173	$126
Capital Efficiency Ratio	1.5	0.9	1.0	0.9	1.1

(1)	Includes costs of VOI sales related to the cost of reacquiring inventory that we have developed from existing owners upgrading into fee-for-service projects. Excludes non-cash asset transfers from Hilton and non-cash inventory accruals.

Investing Activities

The following table summarizes our net cash used in investing activities:

	Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%
Capital expenditures for property and equipment	$(15)	$(14)	$(1)	7.1%
Software capitalization costs	(6)	(3)	(3)	100.0

Net cash used in investing activities	$(21)	$(17)	$(4)	23.5

	Year Ended December 31,			2016 vs 2015 Variance			2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%		$	%
Capital expenditures for property and equipment	$(26)	$(12)	$(12)	$(14)	NM	(1)	$—	—%
Proceeds from asset dispositions	—	—	6	—	NM	(1)	(6)	(100.0)
Software capitalization costs	(8)	(6)	(5)	(2)	33.3		(1)	20.0

Net cash used in investing activities	$(34)	$(18)	$(11)	$(16)	88.9		$(7)	63.6

(1)	Fluctuation in terms of percentage change is not meaningful.

Our capital expenditures include spending related to technology and buildings and leasehold improvements used to support sales and marketing locations, resort operations and corporate activities. We believe the maintenance and renovations of our existing assets are necessary to stay competitive in the markets in which we operate.

Financing Activities

The following table summarizes our net cash used in financing activities:

	Six Months Ended June 30,		Variance
($ in millions)	2017	2016	$	%
Issuance of non-recourse debt	$350	$—	$350	NM	(1)
Repayment of non-recourse debt	(395)	(58)	(337)	NM	(1)
Repayment of debt	(5)	—	(5)	NM	(1)
Debt issuance costs	(5)	—	(5)	NM	(1)
Net transfers to Parent(2)	—	(15)	15	(100.0)%
Proceeds from stock option exercises	1	—	1	NM	(1)

Net cash used in financing activities	$(54)	$(73)	$19	(26.0)

	Year Ended December 31,			2016 vs 2015 Variance			2015 vs 2014 Variance
($ in millions)	2016	2015	2014	$	%		$	%
Issuance of non-recourse debt	$300	$—	$350	$300	NM	(1)	$(350)	(100.0)%
Repayment of non-recourse debt	(110)	(125)	(391)	15	(12.0)		266	(68.0)
Issuance of debt	200	—	—	200	NM	(1)	—	NM (1)
Debt issuance costs	(10)	—	(6)	(10)	NM	(1)	6	(100.0)
Change in restricted cash(3)	(4)	8	(4)	(12)	NM	(1)	12	NM (1)
Allocated debt activity	111	(87)	(112)	198	NM	(1)	25	(22.3)
Net transfers (to) from Parent	(567)	95	(39)	(662)	NM	(1)	134	NM (1)
Distribution to Parent	—	(2)	—	2	(100.0)		(2)	NM (1)

Net cash used in financing activities	$(80)	$(111)	$(202)	$31	(27.9)%		$91	(45.0)

(1)	Fluctuation in terms of percentage change is not meaningful.
(2)	All transactions between HGV and Hilton have been settled in connection with the spin-off.
(3)	Reflects the adoption of Accounting Standards Update ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. See Note 2: Recently Issued Accounting Pronouncements in our unaudited condensed financial statements included elsewhere in this prospectus for further discussion.

The change in net cash used in financing activities for the six months ended June 30, 2017, compared to the same period in 2016, was primarily due to our financing transactions that occurred in the first quarter of 2017. During the six months ended June 30, 2017, we issued $350 million in non-recourse securitized debt and paid $5 million in debt issuance costs. The proceeds received from the non-recourse securitized debt were used to pay down a portion of our timeshare facility. We also paid $5 million of the principal amount of the senior secured term loan. See Note 7: Debt & Non -recourse debt in our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further discussion. Additionally, following the spin-off date we no longer receive transfers from Hilton.

The change in net cash used in financing activities for the years ended December 31, 2016 and 2015, compared to the respective prior periods, primarily related to our financing transactions associated with our spin-off transaction, allocated debt activity, and net transfers (to) from Parent. On November 22, 2016, we were released from the unconditional obligation to guarantee the certain debt balances and related deferred loan costs that were allocated to us by Hilton (“Allocated Parent Debt”) and, accordingly, do not include any allocated debt balance or related deferred loan costs in our consolidated balance sheets as of December 31, 2016.

In 2016, subsequent to our guarantor obligation release of Hilton’s Allocated Parent Debt, we entered into several financing transactions including the issuance of our Senior Secured Credit Facilities, consisting of a

$200 million variable rate term loan facility (the “Term Loans”) and a revolving credit facility in an aggregate principal amount of up to $200 million, each with a five-year maturity, and incurred $4 million of debt issuance costs. Additionally, we issued $300 million aggregate principal amount of 6.125 percent senior unsecured notes due 2024 (the “Senior Unsecured Notes”) and recognized $8 million of debt issuance costs. For additional information regarding our Senior Secured Credit Facilities, see “Description of Certain Other Indebtedness.” See Note 10: Debt & Non-recourse debt in our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

On February 22, 2017, as previously disclosed, we priced our new $350 million securitization, consisting of $291 million of 2.66 percent notes and $59 million of 2.96 percent notes both maturing on December 26, 2028.

The Timeshare Facility is a non-recourse obligation and is payable solely from the pool of timeshare financing receivables pledged as collateral to the debt and related assets. In August and December 2016, we amended the terms of the Timeshare Facility to, among other things, increase the borrowing capacity from $300 million to $450 million, allowing us to borrow up to the maximum amount until August 2018 and requiring all amounts borrowed to be repaid in August 2019. In connection with the amendments, we recognized $3 million of debt issuance costs. In December 2016, we borrowed $300 million under the Timeshare Facility. The Timeshare Facility is secured by certain of our timeshare financing receivables. See Note 4: Timeshare Financing Receivables in our audited consolidated financial statements included elsewhere in this prospectus for further discussion.

In 2014, we issued $350 million of Securitized Debt and a majority of the proceeds were used to pay down the Timeshare Facility borrowings. The principal payments received from customers on our securitized timeshare financing receivables are used to pay down our Securitized Debt in the month following receipt.

Contractual Obligations

The following table summarizes our significant contractual obligations as of June 30, 2017:

	Payments Due by Period
($ in millions)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt(1)	$658	$35	$69	$210	$344
Non-recourse debt(1)	691	142	370	113	66
Purchase commitments	212	7	196	9	—

Total contractual obligations	$1,561	$184	$635	$332	$410

(1)	Includes principal, as well as estimated interest payments. For our variable-rate debt, we have assumed a constant 30-day LIBOR rate of 1.22 percent as of June 30, 2017.

As of June 30, 2017, our contractual obligations relating to our operating leases have not materially changed from what was reported as of December 31, 2016.

The following table summarizes our significant contractual obligations as of December 31, 2016:

	Payments Due by Period
($ in millions)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt(1)	$672	$34	$68	$216	$354
Non-recourse debt(1)	731	88	556	87	—
Operating leases	45	13	16	11	5
Purchase commitments	198	8	190	—	—

Total contractual obligations	$1,646	$143	$830	$314	$359

(1)	Includes principal, as well as estimated interest payments. For our variable-rate debt, we have assumed a constant 30-day LIBOR rate of 0.72 percent as of December 31, 2016.

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements as of June 30, 2017 and December 31, 2016 consisted of $212 million and $198 million, respectively, of certain commitments with developers whereby we have committed to purchase vacation ownership units at a future date to be marketed and sold under the Hilton Grand Vacations brand. The ultimate amount and timing of the acquisitions is subject to change pursuant to the terms of the respective arrangements, which could also allow for cancellation in certain circumstances. See Note 14: Commitments and Contingencies in our unaudited condensed consolidated financial statements and Note 19: Commitments and Contingencies in our audited consolidated financial statements included elsewhere in this prospectus for a discussion of our off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and accompanying footnotes. We believe that of our significant accounting policies, which are described in Note 2: Basis of Presentation and Summary of Significant Accounting Policies in our audited consolidated financial statements included elsewhere in this prospectus, the following accounting policies are critical because they involve a higher degree of judgment, and the estimates required to be made are based on assumptions that are inherently uncertain. As a result, these accounting policies could materially affect our financial position, results of operations and related disclosures. On an ongoing basis, we evaluate these estimates and judgments based on historical experiences and various other factors that are believed to reflect the current circumstances. While we believe our estimates, assumptions and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material effect on our financial position or results of operations.

Revenue Recognition

Our revenue recognition associated with sales of VOIs requires significant estimates. Revenue is generally recognized after the period of cancellation with refund has expired, the buyer has demonstrated a sufficient level of initial and continuing investment, and the receivables are deemed collectible. We determine the portion of revenues to recognize for VOI sales using the percentage-of-completion method for sales of VOIs under construction, which requires judgments and estimates, including the total estimated costs of the project. Changes in projections of the costs could lead to adjustments to the percentage-of-completion status of a project, which may result in differences in the timing and amount of revenues and profits recognized from the projects.

Inventory and Cost of Sales

We use the relative sales value method of costing our VOI sales and relieving inventory, which requires us to make estimates subject to significant uncertainty. The estimates include future sales prices and volume, provisions for loan losses on financed sales of VOIs, sales incentives, projected future cost and volume of recoveries, including inventory reacquired from our upgrade programs. We aggregate these factors to calculate total net cost of sales of VOIs as a percentage of net sales of VOIs and apply this ratio to allocate the cost of sales to recognized sales of VOIs. The effect of changes in these estimates over the life of a project are recognized on a retrospective basis through corresponding adjustments to inventory and cost of sales in the period in which the estimates are revised.

Due to the application of the retrospective adjustments, small changes in any of our estimates, including changes in our development and sales strategies could have a material effect on the carrying value of certain projects and inventory. We monitor our projects and inventory on an ongoing basis and complete an evaluation each reporting period to ensure that the inventory is stated at the lower of cost or fair value less cost to sell. In addition, we continually assess our VOI inventory and, if necessary, impose pricing adjustments to modify sales pace.

Allowance for Loan Losses

The allowance for loan losses is related to the receivables generated by our financing of VOI sales, which are secured by the underlying timeshare properties. We determine our timeshare financing receivables to be past due based on the contractual terms of the individual mortgage loans. We use a technique referred to as static pool analysis as the basis for determining our general reserve requirements on our timeshare financing receivables. The adequacy of the related allowance is determined by management through analysis of several factors requiring judgment, such as current economic conditions and industry trends, as well as the specific risk characteristics of the portfolio, including assumed default rates.

Changes in the estimates used in developing our default rates could result in a material change to our allowance. A 0.5 percentage point increase to our default rates used in the allowance calculation would increase our allowance for loan losses by approximately $7 million.

Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using currently enacted tax rates. We regularly review our deferred tax assets to assess their potential realization and establish a valuation allowance for portions of such assets that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of reversals of existing temporary differences and the implementation of tax planning strategies. A change in these assumptions may increase or decrease our valuation allowance resulting in an increase or decrease in our effective tax rate, which could materially affect our consolidated financial statements.

We use a prescribed more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return if there is uncertainty in income taxes recognized in the financial statements. Assumptions and estimates are used to determine the more-likely-than-not designation. Changes to these assumptions and estimates can lead to an additional income tax benefit (expense), which can materially change our consolidated financial statements.

Legal Contingencies

We are subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. An estimated loss from a loss contingency should be accrued by a charge to income if it is probable and the amount of the loss can be reasonably estimated. Significant judgment is required when we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially affect our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk from changes in interest rates, currency exchange rates and debt prices. We manage our exposure to these risks by monitoring available financing alternatives, through pricing policies that may take into account currency exchange rates, and historically through Hilton entering into derivative arrangements on our behalf. We will continue to evaluate our exposure to fluctuations in interest rates and foreign currency rates and how to manage such exposure in the future when we are separated from Hilton.

Interest Rate Risk

We are exposed to interest rate risk on our variable-rate debt, comprised of the term loans and our timeshare facility, of which the timeshare facility is without recourse to us. The interest rate is based on one-month LIBOR and we are most vulnerable to changes in this rate.

We intend to securitize timeshare financing receivables in the asset-backed financing market on a regular basis. We expect to secure fixed rate funding to match our fixed rate timeshare financing receivables. However, if we have floating rate debt in the future, we will monitor the interest rate risk and evaluate opportunities to mitigate such risk through the use of derivative instruments.

To the extent we utilize variable rate indebtedness in the future, any increase in interest rates beyond amounts covered under any corresponding derivative financial instruments, particularly if sustained, could have an adverse effect on our net income, cash flows and financial position. Hedging transactions we enter into may not adequately mitigate the adverse effects of interest rate increases or that counterparties in those transactions will honor their obligations.

The following tables sets forth the contractual maturities, weighted average interest rates and the total fair values as of June 30, 2017 and December 31, 2016, for our financial instruments that are materially affected by interest rate risk:

	Maturities by Period as of June 30, 2017
($ in millions)	Weighted Average Interest Rate(1)	2017	2018	2019	2020	2021	There- after	Total(2)	Fair Value
Assets:
Fixed-rate securitized timeshare financing receivables	11.880%	$39	$79	$78	$75	$69	$201	$541	$620
Fixed-rate unsecuritized timeshare financing receivables	12.210%	39	52	56	61	64	351	623	679
Liabilities:(3)
Fixed-rate debt	3.772%	127	116	108	79	29	364	823	842
Variable-rate debt(4)	3.031%	10	10	138	10	155	—	323	330

(1)	Weighted average interest rate as of June 30, 2017.
(2)	Amount excludes unamortized deferred financing costs.
(3)	Includes debt and non-recourse debt.
(4)	Variable-rate debt includes principal outstanding debt of $195 million and non-recourse debt of $128 million as of June 30, 2017. See Note 7: Debt & Non-recourse debt in our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information.

	Maturities by Period as of December 31, 2016
($ in millions)	Weighted Average Interest Rate(1)	2017	2018	2019	2020	2021	There- after	Total(2)	Fair Value
Assets:
Fixed-rate securitized timeshare financing receivables	10.735%	$49	$48	$45	$41	$33	$37	$253	$254
Fixed-rate unsecuritized timeshare financing receivables	12.070%	101	84	88	92	96	431	892	893
Liabilities:(3)
Fixed-rate debt	4.251%	74	50	36	47	39	300	546	514
Variable-rate debt(4)	2.243%	10	10	460	10	160	—	650	696

(1)	Weighted average interest rate as of December 31, 2016.
(2)	Amount excludes unamortized deferred financing costs.
(3)	Includes debt and non-recourse debt.
(4)	Variable-rate debt includes principal outstanding debt of $200 million and non-recourse debt of $450 million as of December 31, 2016. See Note 10: Debt & Non-recourse debt in our audited consolidated financial statements included elsewhere in this prospectus for additional information.

Foreign Currency Exchange Rate Risk

Though the majority of our operations are conducted in United States dollar (“U.S. dollar”), we are exposed to earnings and cash flow volatility associated with changes in foreign currency exchange rates. Our principal exposure results from our timeshare financing receivables denominated in Japanese yen, the value of which could change materially in reference to our reporting currency, the U.S. dollar. A 10 percent increase in the foreign exchange rate of Japanese yen to U.S. dollar would increase our gross timeshare financing receivables by less than $1 million as of June 30, 2017 and December 31, 2016.

BUSINESS

Spin-Off Transactions

On February 26, 2016, Hilton announced that its Board of Directors had unanimously approved a plan to enhance long-term stockholder value by separating Hilton into three independent, publicly traded companies. Hilton subsequently executed tax-free spin-offs of HGV and Park Hotels & Resorts Inc. (“Park”), which holds a portfolio of Hilton’s owned and leased hotels and resorts.

On January 3, 2017, the spin-offs were completed by way of a pro rata distribution of Park and our common stock to Hilton stockholders of record as of 5:00 p.m., Eastern Time, on December 15, 2016, the spin-off record date. Each Hilton stockholder received two shares of Park common stock for every ten shares of Hilton common stock and one share of our common stock for every ten shares of Hilton common stock, in each case, held by such stockholder on the record date. On January 3, 2017, we became a separate publicly-traded company, and Hilton did not retain any ownership interest in us. We filed a Registration Statement on Form 10 describing the transaction with the SEC, which was declared effective on December 2, 2016 (as amended through the time of such effectiveness, the “Registration Statement on Form 10”). In connection with the completion of the spin-off, we entered into agreements with Hilton and other third parties, including licenses to use the Hilton brand, that did not exist historically. For more information regarding these agreements, see “Business—Key Agreements Related to the Spin-Off.”

On October 24, 2016, Hilton, Blackstone and HNA announced that affiliates of Blackstone agreed to sell to HNA 247,500,000 shares of common stock of Hilton, representing approximately 25 percent of the outstanding shares of common stock of Hilton, pursuant to a stock purchase agreement between HNA and Blackstone. The sale closed on March 15, 2017. The sale will include 25 percent of the shares of our common stock and Park’s common stock, which were received by Blackstone in the spin-off.

In connection with the sale, we entered into a stockholders agreement and a registration rights agreement with HNA, which became effective upon the closing of the sale. We also entered into a registration rights agreement with Blackstone (which became effective upon the consummation of the spin-off) and a stockholders agreement with Blackstone which is substantially the same as Blackstone’s stockholders agreement with Hilton. See “—Key Agreements Related to the Spin-Off—HNA Stockholders Agreement,” “—Key Agreements Related to the Spin-Off—Blackstone Stockholders Agreement” and “—Key Agreements Related to the Spin-Off—Registration Rights Agreements” for more detailed descriptions of these agreements.

As of March 31, 2017, Blackstone held 15,008,689 shares, or approximately 15 percent of our outstanding common stock. On May 25, 2017, Blackstone filed a Registration Statement on Form S-1 and registered all of our common stock held by them. On June 14, 2017, Blackstone entered into an underwriting agreement with J.P. Morgan Securities LLC pursuant to which J.P. Morgan Securities LLC agreed to purchase from Blackstone 9,650,000 shares of our common stock at a price of $35.40 per share. This transaction closed on June 20, 2017. Subsequently, on September 25, 2017, Blackstone completed the sale of substantially all of the remaining shares of our common stock held by them to several institutional investors. We did not receive any proceeds from either of these sales. As a result of these sales, Blackstone holds only a nominal number of shares of our common stock.

Recent Events

On July 18, 2017, we entered into an agreement with BRE Ace Holdings, an affiliate of Blackstone and formed BRE Ace LLC. Pursuant to the agreement, we contributed $40 million in cash for a 25 percent interest in BRE Ace LLC, which owns, a 1,201-key timeshare resort property and related operations, commonly known as “Elara, by Hilton Grand Vacations,” located in Las Vegas, Nevada. See Note 15: Subsequent Events in our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information.

Our Business

We are a rapidly growing timeshare company that markets and sells VOIs, manages resorts in top leisure and urban destinations, and operates a points-based vacation club. As of June 30, 2017, we have 48 resorts, representing 8,101 units, are located in iconic vacation destinations such as the Hawaiian Islands, New York City, Orlando and Las Vegas, and feature spacious, condominium-style accommodations with superior amenities and quality service. As of June 30, 2017, we have approximately 278,000 Club members. Club members have the flexibility to exchange their VOIs for stays at any Hilton Grand Vacations resort or any property in the Hilton system of 14 industry-leading brands across more than 5,000 hotels, as well as numerous experiential vacation options, such as cruises and guided tours.

Our compelling VOI product allows customers to advance purchase a lifetime of vacations. Because our VOI owners generally purchase only the vacation time they intend to use each year, they are able to efficiently split the full cost of owning and maintaining a vacation residence with other owners. Our customers also benefit from the high-quality amenities and service at our Hilton-branded resorts. Furthermore, our points-based platform offers members tremendous flexibility, enabling us to more effectively adapt to their changing vacation needs over time. Building on the strength of that platform, we continuously seek new ways to add value to our Club membership, including enhanced product offerings, greater geographic distribution, broader exchange networks and further technological innovation, all of which drive better, more personalized vacation experiences and guest satisfaction.

As innovators in the timeshare business, we have successfully transformed from a highly capital-intensive business to a capital-efficient model by pursuing an inventory strategy focused on fee-for-service and just-in-time inventory acquisition.

Our History

Our history dates to 1992 with Hilton’s joint venture with Grand Vacations, Limited. In 1996, Hilton Grand Vacations became a wholly owned subsidiary of Hilton. During the ensuing years we expanded our operations and established a track record of innovation in our industry. Unlike the broader timeshare industry, which experienced a contraction in 2008 and 2009 as a result of the overall economic recession, we were able to grow contract sales during the industry downturn and have continued to deliver contract sales growth in each period since, driven by our continued focus on marketing and sales activities, our strong development margins, large-market distribution model, synergies with Hilton, commitment to new owner transactions and lean organizational structure.

Our Reportable Segments

We operate our business across two segments: (1) real estate sales and financing; and (2) resort operations and club management. For more information regarding our segments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 18: Business Segments in our audited consolidated financial statements and Note 13: Business Segments in our unaudited consolidated financial statements included elsewhere in this prospectus.

Our real estate sales and financing segment generates revenue from:

•	VOI Sales—We sell our owned inventory and, through our fee-for-service agreements, we sell VOIs on behalf of third-party developers using the Hilton Grand Vacations brand in exchange for sales, marketing and brand fees. Under these agreements, we earn commission fees based on a percentage of total interval sales. See “—Inventory and Development Activities” and “—Marketing and Sales Activities” below for further information.

•	Financing—We provide consumer financing, which includes interest income generated from the origination of consumer loans to members to finance their purchase of VOIs owned by us and revenue from servicing the loans. We also generate fee revenue from servicing the loans provided by third-party developers to purchasers of their VOIs. See “—Financing Activities” below for information regarding our consumer financing activities.

Our resort operations and club management segment generates revenue from:

•	Resort Management—Our resort management services primarily consist of operating properties under management agreements for the benefit of HOAs of VOI owners at both our resorts and those owned by third parties. Our management agreements with HOAs provide for a cost-plus management fee, which means we generally earn a fee equal to 10 percent to 15 percent of the costs to operate the applicable resort. We also earn revenue from retail and spa outlets at our timeshare properties. See “—Resort and Club Management Activities” below for information regarding our resort management activities.

•	Club Management—We manage the Hilton Grand Vacations Club and the Hilton Club which operates for VOI owners at the Hilton New York and The District, our new resort in Washington D.C. (“The District”), receiving activation fees, annual dues and transaction fees from member exchanges for other vacation products.

•	Rental of Available Inventory—We generate rental revenue from unit rentals of unsold inventory and inventory made available due to ownership exchanges through our Club programs. This allows us to utilize otherwise unoccupied inventory to generate additional revenues. We also earn fee revenue from the rental of inventory owned by third parties. See “—Resort and Club Management Activities” below for further information.

Our Products

Our primary products are fee-simple VOIs deeded in perpetuity, developed or acquired by us or by third parties. This ownership interest is an interest in real estate equivalent to annual usage rights, generally for one week, at the timeshare property where the VOI is purchased. Each Club property provides a distinctive setting, while signature elements remain consistent, such as high-quality guest service, spacious units and extensive on-property amenities. Most resorts feature studio to three-bedroom condominium-style accommodations and amenities such as full kitchens, in-unit washers and dryers, spas and kids’ clubs. Our timeshare properties are relatively concentrated in significant tourist markets, including Florida, Hawaii, Nevada, New York and South Carolina.

In addition, VOI purchasers are enrolled in our flexible, points-based Hilton Grand Vacations Club exchange program. This gives a member an annual allotment of Club points based on the value of the owned interest. Club points can be used for a priority reservation period at the home resort where a member’s VOI is deeded, and exchanged for a variety of vacation options, including stays at any Hilton Grand Vacations resort, conversion to Hilton Honors points for stays at the more than 4,900 Hilton-branded hotels and resorts, reservations for experiential travel such as cruises and guided tours, and stays at more than 4,300 resorts included in the RCI vacation exchange network. Our members also have the flexibility to choose when they will take advantage of their annual usage rights and have the option to split their time over the year. All members pay activation fees, annual dues and certain transaction fees depending on their exchange of Club points.

Inventory and Development Activities

We secure VOI inventory by developing or acquiring resorts in strategic markets, building additional phases at our existing resorts, re-acquiring inventory in the open market and sourcing inventory from third-party developers through fee-for-service and just-in-time transactions.

Our development activities involving the acquisition of real estate are followed by construction or renovation to create individual vacation ownership units. The development and construction of the units require a large upfront investment of capital and can take several years to complete in the case of a ground-up project. This investment cannot be recovered until the individual VOIs are sold to purchasers, and while we generally begin sales prior to the opening of a newly constructed timeshare project, selling all of the intervals of a timeshare development can take several years. Traditionally, timeshare operators have funded 100 percent of the investment necessary to acquire land and construct timeshare properties.

In 2010, we began sourcing VOIs through fee-for-service agreements with third-party developers. These agreements enable us to generate fees from the marketing and sale of Hilton-branded VOIs and Club memberships and from the management of the timeshare properties without requiring us to fund up-front acquisition and construction costs or incur unsold inventory maintenance costs. The capital investment we make in connection with these projects is typically limited to the cost of constructing our on-site sales centers. In just-in-time transactions, we acquire and sell inventory in transactions that are designed to closely correlate the timing of our acquisition of inventory with our sale of that inventory to purchasers. We refer to fee-for-service transactions and just-in-time sales as “capital-efficient transactions.” Over time, these capital-efficient transactions have evolved from sourcing inventory from distressed properties to sourcing from new construction projects. For the year ended December 31, 2016, sales from fee-for-service, just-in-time and developed inventory sources were 56 percent, 18 percent and 26 percent, respectively, of contract sales. Based on our 2016 sales pace, we have access to more than six years of future inventory, with capital efficient arrangements representing approximately 73 percent of that supply. Our fee-for-service sales generally improve returns on invested capital and liquidity, while sales of owned inventory typically result in a greater contribution to the profitability of our real estate sales and financing segment. To maximize both returns on invested capital and earnings growth, we plan to sell a balanced mix of fee-for-service and owned inventory.

Owners can generally offer their VOIs for resale on the secondary market, which can create pricing pressure on the sale of developer inventory. Given the structure of our products, owners who purchase VOIs on the secondary market will also become Club members and will be responsible for paying annual Club fees, annual maintenance fees, property taxes and any assessments that are levied by the relevant HOA. While we do not have the obligation to repurchase intervals previously sold, most of our VOIs provide us with a right of first refusal on secondary market sales. We monitor sales that occur in the secondary market and exercise our right of first refusal in certain cases.

Marketing and Sales Activities

Our marketing and sales activities are based on targeted direct marketing and a highly personalized sales approach. We use targeted direct marketing to reach potential members who are identified as having the financial ability to pay for our products and who have an affinity with Hilton and are frequent leisure travelers.

We sell our vacation ownership products under the Hilton Grand Vacations brand primarily through our distribution network of both in-market and off-site sales centers. Our products are currently marketed for sale throughout the United States and the Asia-Pacific region. We operate sales distribution centers in major markets and popular leisure destinations with year-round demand and a history of being a friendly environment for vacation ownership. We have sales distribution centers in Las Vegas, Myrtle Beach, Hilton Head, New York, Washington, D.C., Orlando, Park City, Oahu, Waikoloa and Japan.

Our Hilton Grand Vacations sales tours are designed to provide potential members with an overview of our company and our products, as well as a customized presentation to explain how our products can meet their vacationing needs. Our sales centers use proprietary sales technology to deliver a highly transparent and customized sales approach. Consumers place a great deal of trust in the Hilton brand and we believe that preserving that trust is essential. We hire our sales associates using an assessment-based, candidate screening system, which is a proprietary tool we use to uphold our selection criteria. Once hired, we emphasize training, professionalism and product knowledge, and our sales associates receive significant product and sales training before interacting with potential members. Most U.S.-based sales associates are licensed real estate agents and a real estate broker is involved with each sales center. We manage our sales associates’ consistency of presentation and professionalism using a variety of sales tools and technology and through a post-presentation survey of our tour guests that measures many aspects of each guest’s interaction with us. We do not tolerate sales activities that are not consistent with our focus on treating members and guests with the highest degree of respect.

Financing Activities

We originate loans for members purchasing our owned inventory who qualify according to our credit criteria. We generate interest income from the spread between the revenue generated on loans originated less our costs to fund and service those loans. We also earn fee revenue from servicing our own portfolio and the loans provided by third-party developers of our fee-for-service projects to purchasers of their VOIs.

We offer a wide array of financing options to members purchasing our VOIs. Our loans are collateralized by the underlying VOIs and are generally structured as ten-year, fully-amortizing loans that bear a fixed interest rate typically ranging from 9 percent to 18 percent per annum. In 2016, 65 percent of our sales were to customers who financed part of their purchase. The interest rate on our loans is determined by, among other factors, the amount of the down payment, the borrower’s credit profile, country of residence and the loan term. Prepayment is permitted without penalty. As of December 31, 2016, the average loan outstanding was approximately $21 thousand with a weighted average interest rate of 12 percent.

As loan payments are made, the nature of these fully amortizing loans establishes an increasing level of owner financial commitment in their purchase which reduces the likelihood of default. When a member defaults, we ultimately return their VOI to inventory for resale, and that member no longer participates in our network.

We have a timeshare warehouse facility and periodically securitize timeshare financing receivables we originate in connection with the sale of VOIs to monetize receivables and achieve an efficient return on capital and manage our working capital needs.

Timeshare Financing Receivables Origination

In underwriting each loan, we obtain a credit application and review the application for completeness. We require a minimum down payment of 10 percent of the purchase price on all sales of VOIs. For U.S. and Canadian purchasers seeking financing, which represented 82 percent of the individuals we provided financing to over the last three years, we apply the credit evaluation score methodology developed by the Fair Isaac Corporation (“FICO”) to credit files compiled and maintained by Experian and Equifax. Higher credit scores equate to lower credit risk and lower credit scores equate to higher credit risk. Over the last three years, the weighted average FICO score for new loans to U.S. and Canadian borrowers at the time of origination was 744 (out of a maximum potential score of 850). For non-North American purchasers seeking financing, consisting principally of purchasers in Japan, we generally observe that these borrowers have experienced default rates comparable to U.S. and Canadian borrowers within the 725 to 774 FICO score band.

Our underwriting standards are influenced by the changing economic and financial market conditions. We have the ability to modify our down payment requirements and credit thresholds in the face of stronger or weaker market conditions. Our underwriting standards have resulted in a strong, well-seasoned consumer loan portfolio. As of December 31, 2016, our portfolio had a balance of approximately $1.15 billion with over 55,600 loans and exhibited the following characteristics:

Weighted Average Original Length of Loan: 9.9 years

Weighted Average Remaining Length of Loan: 7.6 years

Over 30 days past due not in default: 1.5 percent

Liquidity

We finance our working capital needs in part by borrowing against timeshare financing receivables. In general, we seek to use the majority of our financed VOI sales as collateral to borrow against the Timeshare

Facility and subsequently transfer those loans into a term securitization after the loans have seasoned and an appropriately sized portfolio has been assembled. We target securitizations that range in size from $200 million to $400 million and we expect the timing of future securitizations will depend on our anticipated sales volume and capital needs. The strong performance of our outstanding loan securitizations demonstrates that loans originated by us are well regarded for their performance in the securitization market. In the future, we expect to regularly access the term securitization market, replenishing capacity on our Timeshare Facility in the process.

Loan Portfolio Servicing

We have a skilled, integrated consumer finance team. This team is responsible for payment processing and loan servicing, collections and default recovery and portfolio reporting and analytics. Accounts more than 30 days past due are deemed delinquent. We reserve for all loans based on our static pool method. A loan that is more than 120 days past due is reserved at 100 percent the following month and is delivered to the loss mitigation team that will make arrangements for any remaining outstanding payments or recommend recovery through a deed-in-lieu of foreclosure or foreclosure. In the deed-in-lieu of foreclosure process, the member deeds the VOI back to us. For domestic owners, this process varies from state to state and typically takes approximately 60 to 120 days, after which time we are able to resell the foreclosed VOI.

We monitor numerous metrics including collection rates, defaults and bankruptcies. Our consumer finance team also is responsible for selecting and processing loans pledged or to be pledged in our securitizations and preparing monthly servicing reports.

Resort and Club Management Activities

Resort Management

Prior to the initiation of VOI sales at a timeshare resort developed by us or by a third party with whom we have entered into a fee-for-service agreement, we enter into a management agreement with the relevant HOA. Each of the HOAs is governed by a board of directors comprising owner or developer representatives that are charged with ensuring that the resorts are well-maintained and financially stable. Our services include day-to-day operations of the resorts, maintenance of the resorts, preparation of reports, budgets and projections and employee training and oversight. Our HOA management agreements provide for a cost-plus management fee, which means we generally earn a fee equal to 10 percent to 15 percent of the costs to operate the applicable resort. As a result, the fees we earn are highly predictable, unlike traditional revenue-based hotel management fees, our management fees generally are unaffected by changes in rental rate or occupancy. Further, because maintenance fees are paid annually by owners, our management fees are recurring and less volatile than hotel management fees. We also are reimbursed for the costs incurred to perform our services, principally related to personnel providing on-site services. The original term of our management agreements is typically governed by state timeshare laws and ranges from three to five years. The agreements generally are subject to automatic renewal for one- to three-year periods unless either party provides advance notice of termination before the expiration of the term. Since our inception in 1992, none of the management agreements relating to our developed or fee-for-service properties have been terminated or lapsed.

To fund resort operations, owners are assessed an annual maintenance fee, which includes our management fee. In 2016, HOAs collected approximately $327 million in maintenance fees, including our applicable management fees. Because these funds are collected early in the year, we have substantial visibility and reliability of collection. These fees represent each owner’s allocable share of the management fee and the costs of operating and maintaining the resorts, which generally includes personnel, property taxes, insurance, a capital asset reserve to fund refurbishment and other related costs. If a VOI owner defaults on payment of its maintenance fees and there is no lien against the mortgage note, the HOA has the right to recover the defaulting owner’s VOI. As a service to HOAs at our owned resorts, subject to our inventory needs, we have the ability to reduce the bad debt expense at the HOAs by assuming the defaulted owner’s obligations in exchange for an agreed purchase price. We are then able to resell those VOIs through our normal distribution channels.

A portion of the annual maintenance fees collected from owners each year is set aside for property renovations. The renovations funded by these fees enable HOAs to keep properties modern, which helps the properties consistently receive the highest quality assurance scores across the Hilton brands. HOAs engage an independent consulting firm to compile a reserve study. Typically, HOAs budget the reserve study to target property renovations on a six- and 12-year cycle. HOAs generally replace soft goods every six years and hard goods every 12 years. These reserves also benefit our members by limiting the risk of special assessments and steep increases in maintenance fees due to deferred capital expenditures.

Club Management

We also manage and operate the points-based Hilton Grand Vacations Club and Hilton Club exchange programs, which provided exclusive exchange, leisure travel and reservation services to approximately 269,000 members as of December 31, 2016. When an owner purchases a VOI, he or she is enrolled in the Club and allotted a number of points that represent his or her ownership interest and allow the member to exchange his or her annual usage rights for a number of vacation and travel options available through the club. The Hilton Club operates at the Hilton New York and The District for its VOI owners, who also enjoy exchange benefits with the Hilton Grand Vacations Club. In addition to an annual membership fee, club members pay incremental fees depending on the type of exchange they choose within the club system.

Rental of Available Inventory

We rent unsold owned and fee-for-service VOI inventory and inventory made available due to ownership exchanges through our Club programs. By using our website, Hilton’s websites and other direct booking channels to rent available inventory, we are able to reach potential new members that may already have an affinity for and loyalty to the Hilton brands and introduce them to our products. Inventory rentals allow us to utilize otherwise unoccupied inventory to generate additional revenues. We earn a fee from rentals of third-party inventory.

Competition

The timeshare industry has historically been highly competitive and comprised a number of national and regional companies that develop, finance and operate timeshare properties.

Our timeshare business competes with other timeshare developers for sales of VOIs based principally on location, quality of accommodations, price, service levels and amenities, financing terms, quality of service, terms of property use, reservation systems, flexibility for members to exchange into time at other timeshare properties or other travel rewards, including access to hotel loyalty programs, as well as brand name recognition and reputation. We also compete for property acquisitions and partnerships with entities that have similar investment objectives as we do. There is also significant competition for talent at all levels within the industry, in particular for sales and management. Our primary competitors in the timeshare space include Marriott Vacations Worldwide, Wyndham Vacation Ownership, Vistana Signature Experiences, Disney Vacation Club, Hyatt Vacation Ownership, Holiday Inn Club Vacations, Bluegreen Vacations and Diamond Resorts International.

In addition, our timeshare business competes with other entities engaged in the leisure and vacation industry, including resorts, hotels, cruises and other accommodation alternatives, such as condominium and single family home rentals. We also compete with home and apartment sharing services that operate websites that market available privately owned residential properties that can be rented on a nightly, weekly or monthly basis. In certain markets, we compete with established independent timeshare operators, and it is possible that other potential competitors may develop properties near our current resort locations. In addition, we face competition from other timeshare management companies in the management of resorts on behalf of owners on the basis of quality, cost, types of services offered and relationship.

Recent and potential future consolidation in the highly fragmented timeshare industry may increase competition. For example, Interval Leisure Group, Inc., which operates the Interval International exchange program, acquired Hyatt Residence Club in October 2014 and in May 2016 acquired the timeshare operations of Starwood Hotels & Resorts Worldwide, Inc. (which includes the use of Westin and Sheraton brands for timeshare purposes), to be known as Vistana Signature Experiences, Inc. Diamond Resorts International, Inc. completed the acquisition of the timeshare business of Gold Key Resorts in October 2015 and completed the acquisition of the timeshare business of Intrawest Resort Club Group in January 2016. Consolidation may create competitors that enjoy significant advantages resulting from, among other things, a lower cost of, and greater access to, capital and enhanced operating efficiencies.

We generally do not face competition in our consumer financing business to finance sales of our VOIs. We do face competition from financial institutions providing other forms of consumer credit, which may lead to full or partial prepayment of our timeshare financing receivables.

Seasonality and Cyclicality

We experience modest seasonality in timeshare sales at certain resorts, with stronger revenue generation during traditional vacation periods for those locations. Our business is moderately cyclical as the demand for VOIs is affected by the availability and cost of financing for purchases of VOIs, as well as general economic conditions and the relative health of the travel industry and housing market.

Intellectual Property

In connection with the recently completed spin-off, we entered into a license agreement with Hilton which grants us the right to use certain Hilton-branded trademarks, trade names and related intellectual property in our business for the term of the agreement. The license agreement provides us with, among other things, the exclusive license to design, build, manage and maintain existing and future timeshare resorts under the Hilton Grand Vacations brand throughout the world, subject to Hilton’s consent in certain circumstances. See “—Key Agreements Related to the Spin-Off—License Agreement” for more information. In the competitive industry in which we operate, trademarks, service marks, trade names and logos are very important to the marketing and sales of our products. We believe that the licensed marks and related intellectual property have come to represent the highest standards of quality, service and value to our members, guests, employees and those with whom we have business relationships. We have applied and will continue to apply to register our trademarks in markets in which we conduct business. We will enforce our rights against the unauthorized use of our intellectual property by third parties and otherwise protect our intellectual property through strategies and in jurisdictions we deem appropriate.

Government Regulation

Our business is subject to various international, national, federal, state and local laws, regulations and policies in jurisdictions in which we operate. Some laws, regulations and policies impact multiple areas of our business, such as securities, anti-discrimination, anti-fraud, data protection and security and anti-corruption and bribery laws and regulations or government economic sanctions, including applicable regulations under the U.S. Treasury’s Office of Foreign Asset Control and the U.S. Foreign Corrupt Practices Act (“FCPA”). The FCPA and similar anti-corruption and bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or generating business. Other laws, regulations and policies primarily affect one of our areas of business: real estate development activities; marketing and sales activities; financial services activities; and resort management activities.

Real Estate Development Regulation

Our real estate development activities are regulated under a number of different timeshare, condominium and land sales disclosure statutes in many jurisdictions. We are generally subject to laws and regulations typically applicable to real estate development, subdivision and construction activities, such as laws relating to zoning, land use restrictions, environmental regulation, accessibility, title transfers, title insurance and taxation. In the United States, these include the Fair Housing Act and the ADA. In addition, we are subject to laws in some jurisdictions that impose liability on property developers for construction defects discovered or repairs made by future owners of property developed by the developer.

Marketing and Sales Regulation

Our marketing and sales activities are highly regulated. In addition to regulations implementing laws enacted specifically for the timeshare industry, a wide variety of laws and regulations govern our marketing and sales activities, including regulations implementing the USA PATRIOT Act, Foreign Investment In Real Property Tax Act, the Federal Interstate Land Sales Full Disclosure Act and fair housing statutes, U.S. Federal Trade Commission (“FTC”) and state “Little FTC Act” and other regulations governing unfair, deceptive or abusive acts or practices including unfair or deceptive trade practices and unfair competition, state attorney general regulations, anti-fraud laws, prize, gift and sweepstakes laws, real estate, title agency or insurance and other licensing or registration laws and regulations, anti-money laundering, consumer information privacy and security, breach notification, information sharing and telemarketing laws, home solicitation sales laws, tour operator laws, lodging certificate and seller of travel laws, securities laws, and other consumer protection laws.

We must obtain the approval of numerous governmental authorities for our marketing and sales activities. Changes in circumstances or applicable law may necessitate the application for or modification of existing approvals. In addition, many jurisdictions, including many jurisdictions in the United States, require that we file detailed registration or offering statements with regulatory authorities disclosing information regarding our VOIs, such as information concerning the intervals being offered, the project, resort or program to which the intervals relate, applicable timeshare plans, evidence of title, details regarding our business, the purchaser’s rights and obligations with respect to such intervals, and a description of the manner in which we intend to offer and advertise such intervals.

When we sell VOIs, local law grants the purchaser of a VOI the right to cancel a purchase contract during a specified rescission period following the later of the date the contract was signed or the date the purchaser received the last of the documents required to be provided by us.

In recent years, regulators in many jurisdictions have increased regulations and enforcement actions related to telemarketing operations, including requiring adherence to the federal Telephone Consumer Protection Act and “do not call” legislation. These measures have significantly increased the costs associated with telemarketing, in particular with respect to telemarketing to mobile numbers. While we continue to be subject to telemarketing risks and potential liability, we believe that our exposure to adverse effects from telemarketing legislation and enforcement is mitigated in some instances by the use of permission-based marketing in which we obtain permission to contact prospective purchasers in the future. We have also implemented procedures to comply with federal and state “do not call” regulations including subscribing to the federal do not call registry and certain state “do not call” registries as well as maintaining an internal “do not call” list.

Lending Regulation

Our lending activities are subject to a number of laws and regulations including those of applicable supervisory agencies such as, in the United States, the Consumer Financial Protection Bureau, the FTC, and the Financial Crimes Enforcement Network. These laws and regulations, some of which contain exceptions applicable to the timeshare industry, may include, among others, the Real Estate Settlement Procedures Act and Regulation X, the Truth In Lending Act and Regulation Z, the Federal Trade Commission Act, the Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Fair Housing Act and implementing regulations, the Fair Debt Collection Practices Act, the Electronic Funds Transfer Act and Regulation E, unfair, deceptive or abusive acts or practices regulations and the Credit Practices rules, the USA PATRIOT Act, the

Right to Financial Privacy Act, the Gramm-Leach-Bliley Act, the Servicemember’s Civil Relief Act and the Bank Secrecy Act. Our lending activities are also subject to the laws and regulations of other jurisdictions, including, among others, laws and regulations related to consumer loans, retail installment contracts, mortgage lending, fair debt collection and credit reporting practices, consumer debt collection practices, mortgage disclosure, lender or mortgage loan originator licensing and registration and anti-money laundering.

Resort Management Regulation

Our resort management activities are subject to laws and regulations regarding community association management, public lodging, food and beverage services, liquor licensing, labor, employment, health care, health and safety, accessibility, discrimination, immigration, gaming and the environment (including climate change). In addition, many jurisdictions in which we manage our resorts have statutory provisions that limit the duration of the initial and renewal terms of our management agreements for HOAs.

Environmental Matters

We are subject to certain requirements and potential liabilities under various U.S. federal, state and local and foreign environmental, health and safety laws and regulations and incur costs in complying with such requirements. The costs of complying with these requirements are generally covered by the HOAs that operate the affected resort property and are our responsibility for assets owned by us. These laws and regulations govern actions including air emissions, the use, storage and disposal of hazardous and toxic substances, and wastewater disposal. In addition to investigation and remediation liabilities that could arise under such laws, we may also face personal injury, property damage, fines or other claims by third parties concerning environmental compliance or contamination. We use and store hazardous and toxic substances, such as cleaning materials, pool chemicals, heating oil and fuel for back-up generators at some of our facilities, and we generate certain wastes in connection with our operations. Some of our properties include, and some of our future properties may include, older buildings, and some may have, or may historically have had, dry-cleaning facilities and underground storage tanks for heating oil and back-up generators. We have, from time to time, been responsible for investigating and remediating contamination at some of our facilities, such as contamination that has been discovered when we have removed underground storage tanks, and we could be held responsible for any contamination resulting from the disposal of wastes that we generate, including at locations where such wastes have been sent for disposal. In some cases, we may be entitled to indemnification from the party that caused the contamination pursuant to our management, construction or renovation agreements, but there can be no assurance that we would be able to recover all or any costs we incur in addressing such problems. From time to time, we may also be required to manage, abate, remove or contain mold, lead, asbestos-containing materials, radon gas or other hazardous conditions found in or on our properties. We have implemented an on-going operations and maintenance plan at each of our properties that seeks to identify and remediate these conditions as appropriate. Although we have incurred, and expect that we will continue to incur, costs relating to the investigation, identification and remediation of hazardous materials known or discovered to exist at our properties, those costs have not had, and are not expected to have, a material adverse effect on our financial condition, results of operations or cash flows.

Employees

For more than 20 years, we have served guests on a global scale, with varied backgrounds and lifestyles, and developed personnel strategies that cultivate an inclusive work environment, including a Diversity and Inclusion Council and Team Member Resource Groups. Our talent management strategy includes ensuring that our employees feel motivated, valued and appreciated for their contributions with authentic recognition programs such as Catch Me at My Best, Daily Dividends, Team Member Appreciation Week and International Housekeeping Week. Our ongoing training and development opportunities give our employees access to more than 3,000 learning programs, delivered in a variety of media to fit unique learning styles and schedules within the nonstop nature of our business. As of June 30, 2017, approximately 8,200 people were employed at our timeshare and corporate locations around the world.

We pride ourselves on being an employer of choice, having won numerous awards that include:

•	ARDA ACE Community Service Award in 2016;

•	ARDA ACE Employer of the Year in 2013;

•	top 100 places to work, Orlando Sentinel, from 2011 to 2015;

•	best places to work, Perspective Magazine, for 2012, 2014 and 2016; and

•	Southern Nevada Human Resources Association’s Best Places to Work in Southern Nevada® award for 2014 and 2015.

As of December 31, 2016, approximately 10 percent of our employees were covered by various collective bargaining agreements generally addressing pay rates, working hours, other terms and conditions of employment, certain employee benefits and orderly settlement of labor disputes.

Key Agreements Related to the Spin-Off

This section summarizes the material agreements between us and Hilton (and, in certain cases, Park and certain affiliates of Blackstone and HNA) that govern the ongoing relationships between us and these parties which we have entered into in connection with the spin-off. Additional or modified agreements, arrangements and transactions, which would be negotiated at arm’s length, may be entered into between us and these parties in the future. These summaries are qualified in their entirety by reference to the full text of the applicable agreements, which are filed as exhibits hereto.

As of January 3, 2017 when the spin-off was completed, we and Hilton now operate independently, and neither has any ownership interest in the other. To govern certain ongoing relationships between us and Hilton and to provide mechanisms for an orderly transition, we, Hilton and Park entered into agreements pursuant to which certain services and rights are provided for following the spin-off, and we, Hilton and Park will indemnify each other against certain liabilities arising from our respective businesses. We have also entered into stockholders agreements with Blackstone and HNA in connection with the sale. The following is a summary of the terms of the material agreements we have entered into with Hilton, Park, Blackstone and HNA.

The following summaries do not purport to be complete and are qualified in their entirety by reference to the full text of each agreement, which were filed with our Annual Report on Form 10-K for the year ended December 31, 2016 as Exhibits 2.1, 10.1, 10.2, 10.3, 10.6, 10.16, 10.17, 10.18, 10.19 and 10.20.

Distribution Agreement

We entered into the Distribution Agreement with Hilton and Park prior to the distribution of our shares of common stock to Hilton stockholders. The Distribution Agreement sets forth our agreements with Hilton and Park regarding the principal actions taken in connection with our spin-off from Hilton. It also sets forth other agreements that govern certain aspects of our relationship with Hilton and Park following the spin-off.

The Distribution Agreement provides for certain transfers of assets and assumptions of liabilities by each of us, Hilton and Park. The Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations among us, Hilton and Park. In particular, the Distribution Agreement provides that, subject to the terms and conditions contained in the Distribution Agreement:

•	all of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) associated with the timeshare business have been retained by or transferred to us or our subsidiaries;

•	all of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) associated with the separated real estate business have been retained by or transferred to Park or its subsidiaries;

•	all other assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) of Hilton have been retained by or transferred to Hilton or its subsidiaries;

•	liabilities (including whether accrued, contingent or otherwise) related to, arising out of or resulting from businesses of Hilton that were previously terminated or divested have been allocated among the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses;

•	each of us and Park has assumed or retained any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from the filing of the Form 10 registration statement registering its respective common stock which was distributed by Hilton in the spin-off and from any disclosure documents that offered for sale securities in transactions related to the spin-off, subject to exceptions for certain information for which Hilton has retained liability; and

•	except as otherwise provided in the Distribution Agreement or any ancillary agreement, Hilton is generally be responsible for any costs or expenses incurred by each of us, Hilton and Park in connection with the transactions contemplated by the Distribution Agreement, including costs and expenses relating to legal counsel, financial advisors and accounting advisory work related to the distribution.

In addition, notwithstanding the allocation described above, we, Park and Hilton agreed that losses related to certain contingent liabilities (and related costs and expenses) are to be apportioned among the parties according to fixed percentages of 65 percent, 26 percent, and nine percent for each of Hilton, Park, and us, respectively. Examples of shared contingent liabilities include uninsured losses arising from actions (including derivative actions) against current or former directors or officers of Hilton or its subsidiaries in respect of acts or omissions occurring prior to the completion of the spin-off, or against current or former directors or officers of any of Hilton, Park or us, or of their respective subsidiaries, arising out of, in connection with, or otherwise relating to, the spin-off, subject to certain exceptions described in the Distribution Agreement. In addition, costs and expenses of, and indemnification obligations to, third party professional advisors arising out of the foregoing actions may also be subject to these provisions. Subject to certain limitations and exceptions, Hilton is generally vested with the exclusive management and control of all matters pertaining to any such shared contingent liabilities, including the prosecution of any claim and the conduct of any defense. The Distribution Agreement also provides for cross-indemnities that, except as otherwise provided in the Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of each business with the appropriate company.

To the extent that any transfers of assets or assumptions of liabilities contemplated by the Distribution Agreement were not consummated on or prior to the date of the distribution, the parties have agreed to cooperate with each other and use commercially reasonable efforts to effect such transfers or assumptions as promptly as practicable following the date of the distribution. In addition, each of the parties has agreed to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Distribution Agreement and the ancillary agreements.

In general, neither we, Park nor Hilton made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may have been required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents, or any other matters. Except as expressly set forth in the Distribution Agreement or in any ancillary agreement, all assets were transferred on an “as is,” “where is” basis.

The Distribution Agreement governs the rights and obligations of the parties regarding the distribution and certain actions that were required to occur prior to the distribution, such as the election of officers and directors and the adoption of our amended and restated certificate of incorporation and bylaws. Prior to the distribution, we issued shares of our common stock to Hilton in a stock split, to the extent necessary to ensure that Hilton held the necessary number of shares of our common stock required to be distributed in the distribution. Hilton caused the distribution agent to distribute to Hilton stockholders that held shares of Hilton common stock as of the applicable record date all of the issued and outstanding shares of our common stock. Hilton had the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and to determine the date of the distribution.

We, Park and Hilton agreed to broad releases pursuant to which we, Park and Hilton each released the others and certain related persons specified in the Distribution Agreement from any claims against any of them that arise out of or relate to acts or events occurring or failing to occur or alleged to occur or to have failed to occur or any conditions existing or alleged to have existed at or prior to the time of the distribution. These releases are subject to certain exceptions set forth in the Distribution Agreement and the ancillary agreements.

The Distribution Agreement provides for cross-indemnities that, except as otherwise provided in the Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us, financial responsibility for the obligations and liabilities of the business of Park with Park and financial responsibility for the obligations and liabilities of Hilton’s business with Hilton. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless each other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

•	the liabilities or alleged liabilities each such party assumed or retained pursuant to the Distribution Agreement; and

•	any breach by such party of the Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder.

The amount of each party’s indemnification obligations is subject to reduction by any insurance proceeds received by the party being indemnified and by any proceeds received from a third party for indemnification for such liability. The Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes are governed solely by the Tax Matters Agreement.

In the event of any dispute arising out of the Distribution Agreement, the general counsels of the disputing parties, and/or such other representatives as such parties designate, will negotiate to resolve any disputes among such parties. If the disputing parties are unable to resolve the dispute in this manner within a specified period of time, as set forth in the Distribution Agreement, then unless agreed otherwise by such parties, the disputing parties will submit the dispute to mediation for an additional specified period of time, as set forth in the Distribution Agreement. If the disputing parties are unable to resolve the dispute in this manner, the dispute may be resolved through legal proceedings as set forth in the Distribution Agreement.

Other matters governed by the Distribution Agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

License Agreement

Under our license arrangement with Hilton prior to the spin-off, we licensed the Hilton Grand Vacations brand and paid Hilton an annual fee based on a percentage of revenue for rights to operate under this brand. For the years ended December 31, 2016, 2015 and 2014, we incurred license fee expense of $80 million, $74 million and $62 million, respectively. Under our Honors program arrangement with Hilton prior to the spin-off, we purchased Hilton Honors points from Hilton based on an estimated cost per point for the costs of future club exchanges. For the years ended December 31, 2016, 2015 and 2014, we paid Hilton $58 million, $56 million and $48 million, respectively for Hilton Honors points.

In connection with the spin-off, we entered into a license agreement with Hilton granting us the right to use certain Hilton trademarks and other intellectual property in our business. The license agreement grants us the exclusive right, for an initial term of 100 years, to use certain Hilton marks and intellectual property in our timeshare business.

Subject to the terms and conditions of the license agreement, Hilton has granted us the right to use the trademarks “Hilton Grand Vacations,” “HGV” and “Hilton Club” (collectively, the “Hilton Marks”) in connection with the current and future operation of a Hilton branded vacation ownership business (the “Licensed Business”). We have also received a license or right to use certain other Hilton-owned intellectual property, including promotional content and access to Hilton’s reservation system and property management software (collectively with the Hilton Marks, the “Hilton IP”). We also have the right to use Hilton’s loyalty program data and other customer information (“Hilton Data”) to promote the Licensed Business and for other internal business purposes, but may not disclose or sell such information to third parties without Hilton’s consent.

Subject to the following two sentences, Hilton will not compete or use the Hilton IP or Hilton Data in the vacation ownership business (or license others to do so) for the first 30 years of the term of the license agreement, and we may extend this exclusivity for additional 10-year terms if we achieve certain revenue targets in the last year of the initial 30-year term or any subsequent renewal term, or make a payment to cover any revenue shortfall, for a maximum of five such payments during any 10-year renewal term. If Hilton merges with or acquires a company that owns a vacation ownership business and a hotel business, Hilton shall use commercially reasonable efforts to allow us to acquire or manage the acquired vacation ownership business. If we do not do so, then after such acquisition by Hilton, notwithstanding the foregoing exclusivity, Hilton may use the Hilton IP, Hilton Data and Hilton’s loyalty program (but not the Hilton Marks) to allow such acquired vacation ownership business to compete with the Licensed Business for the remainder of the term of the license agreement.

The initial term of the license agreement will expire on December 31, 2116. After the initial term ends, we may continue to use the Hilton IP and Hilton Data on a non-exclusive basis for a “tail period” of 30 years in connection with products and projects that were using the foregoing rights, or were approved by Hilton for development, when the term ended, provided that we continue to comply with the terms of the license agreement, including payment of royalty and other fees.

We pay a royalty fee of five percent of gross revenues to Hilton quarterly in arrears, as well as specified additional fees. Gross revenues include our gross sales for the initial sale or re-sale of interests in the Licensed Business (subject to certain HGV Club exceptions), property operations revenue, transient rental revenue and other certain revenues earned. We also owe Hilton an annual transition fee of $5 million for each of the first five years of the term and certain other fees and reimbursements. The license agreement contains customary requirements with respect to our record-keeping and Hilton’s audit rights.

We are required to comply with the Hilton brand standards applicable to the Licensed Business. Hilton has inspection and approval rights to monitor our compliance with these standards. Hilton brand standards include: construction and design brand standards; graphic standards for use of the Hilton IP; sales, service and operating standards; and quality assurance and customer satisfaction requirements.

During the term of the license agreement, we will participate in Hilton’s loyalty program, currently known as the Hilton Honors program. We can purchase Hilton Honors points at cost for the first 20 years of the term of the license agreement, and thereafter at the market rate (with a most favored nation provision, pursuant to which such market rate is no higher than the price paid by strategic partners that purchase a comparable volume of points annually on comparable business terms). All members of Hilton’s loyalty program have the right to redeem loyalty program points at our properties in the Licensed Business, consistent with the tiers and rules of Hilton’s current loyalty program. We can convert points associated with our own point-based reservations and exchange system into Hilton loyalty program points through an exchange program at a conversion rate to be determined by us. We may not participate in a loyalty program of a Hilton competitor in connection with the Licensed Business.

We are required to operate the Licensed Business in strict compliance with all of Hilton’s standards and guidelines and all applicable laws. We are responsible for obtaining and maintaining all necessary approvals, permits and licenses required and paying all taxes related to the Licensed Business. We may subcontract or delegate property-level, non-management functions, including housekeeping, security and maintenance, as long as we comply with Hilton’s standards and guidelines. Hilton has the right to enter our vacation ownership properties at any time without notice and without additional permission from us in order to verify that we are complying with the license agreement and Hilton’s standards and guidelines.

We are required to comply with Hilton’s customer data privacy and security standards and protocols. We are required to notify Hilton immediately after discovering any actual or attempted circumstances that could compromise the security of our information technology systems. We are required to remedy any such breach at our own expense.

We are able to operate vacation ownership properties under other brands (with no royalty due to Hilton) if we do so without using any Hilton IP or Hilton Data and they are otherwise separate operations from the Licensed Business.

We are required to obtain Hilton’s consent to develop or operate any additional vacation ownership properties under the Hilton Marks (including on our own undeveloped parcels). Hilton may not unreasonably withhold its approval for these projects as long as they comply with existing law, do not involve a co-investor that is a competitor of Hilton or is of bad moral character, and are not reasonably likely to harm Hilton, the Licensed IP or the Hilton Data. Hilton has a right of first refusal if we want to sell an undeveloped parcel to a Hilton competitor.

We have entered into an agreement with Hilton that governs the transfer of calls from Hilton to us. Under this agreement, Hilton is required to use its reasonable best efforts to transfer calls to us at a level consistent with past practice prior to the spin-off for the first ten (10) years. Hilton is required to provide the call transfer services at cost for the first 30 years and at market rates thereafter. We have entered into other agreements that govern other services that Hilton is required to provide us.

Under the license agreement, our right to use the Hilton Marks as a trade, corporate, d/b/a or similar name will automatically terminate if (i) the aggregate number of units of accommodation in our Licensed Business falls below two-thirds of the total number of units of accommodation in our entire vacation ownership business; (ii) we merge with or acquire control of the assets of Marriott International, Inc., Marriott Vacations Worldwide Corporation, Hyatt Hotels Corporation, Wyndham Worldwide Corporation and Interval Leisure Group, Inc. or their respective affiliates and we or they use their brands in any business after such acquisition; or (iii) we become an affiliate of another Hilton competitor.

Hilton has the right to terminate the license agreement as a whole if, among other things: (i) we file for bankruptcy or cease business operations; (ii) 25 percent or more of our Hilton-branded vacation ownership properties fail certain performance thresholds or the overall customer satisfaction score for all our Hilton-branded vacation ownership properties falls below a certain threshold level, and we do not promptly cure such failures; (iii) we operate the Licensed Business in a way that has a material adverse effect on Hilton; (iv) we fail to pay certain amounts due to Hilton (and in certain cases, do not promptly cure such failures); (v) we contest Hilton’s ownership of the Hilton IP or the Hilton Data; (vi) we merge with, consolidate with or are acquired by a competitor of Hilton; or (vii) we assign the agreement to a non-affiliate without Hilton’s consent.

Hilton also has the right to “deflag” (prevent use of any Hilton IP or Hilton Data at) any property in our Licensed Business in certain circumstances, including if (i) a $10 million or more final judgment is assessed against such property or a foreclosure suit is initiated against such property and not vacated; (ii) an ongoing threat or danger to public health or safety occurs at such property; (iii) such property fails to meet certain quality assurance system performance thresholds; or (iv) such property is not operated in compliance with the license agreement or Hilton’s other standards and agreements, and such breaches are not cured in accordance with the license agreement.

If we breach our obligations under the license agreement, Hilton may, in addition to terminating the license agreement, be entitled to (depending on the nature of the breach): seek injunctive relief and/or monetary damages; suspend our access to and terminate our rights to use Licensed IP and/or Hilton Data (other than the Hilton Marks and certain other content); or terminate our rights to use the Licensed IP (including the Hilton Marks) and Hilton Data at specific locations that are not in compliance with performance standards.

If the license agreement terminates due to our fault before the end of the term, we are required to cease use of the Hilton IP and Hilton Data according to a specified schedule. Hilton has the right to demand liquidated damages based upon its uncollected royalties and fees for the remainder of the term.

Hilton has registered certain of the Hilton Marks for vacation ownership services in jurisdictions in which we currently operate vacation ownership resorts and residential projects under the Hilton Marks. However, Hilton does not have affirmative trademark rights in the Hilton Marks in relation to every aspect of our business in every country around the world, and we therefore may not be able to use one or more of the Hilton Marks to expand various aspects of our business into one or more new countries. If we want to use a Hilton Mark in a country where it is not registered, we will have to seek Hilton’s consent, which may not be withheld if the new trademark would not reasonably be expected to harm or jeopardize the value, validity, reputation or goodwill of the Hilton Marks or subject Hilton to any risk of legal liability.

Unless we obtain Hilton’s prior written consent, we may not be able to: (i) merge with or acquire a Hilton competitor or a vacation ownership business that has entered into an operating agreement with a Hilton competitor; (ii) merge with or acquire a vacation ownership business together with a lodging business; or (iii) be acquired or combined with any entity other than an affiliate. We may acquire control of a business that is not a vacation ownership business or a lodging business without Hilton’s consent, but we are required to operate such business as a separate operation that does not use the Hilton IP or Hilton Data unless Hilton consents to such use. Without Hilton’s prior consent, we may not assign our rights under the license agreement, except to one our affiliates as part of an internal reorganization for tax or administrative purposes.

We are required to indemnify, defend and hold harmless Hilton from and against any claim or liability resulting from (i) third-party claims based on (ii) our breach of the license agreement; (iii) the operation of our vacation ownership properties; (iv) any use of the Hilton IP or Hilton Data in violation of the license agreement; or (v) claims based on any security breach of our systems and/or unauthorized use or disclosure of Hilton Data.

Employee Matters Agreement

We have entered into an Employee Matters Agreement with Hilton and Park that governs the respective rights, responsibilities and obligations of Hilton, Park and us after the spin-off with respect to transferred employees, defined benefit pension plans, defined contribution plans, non-qualified retirement plans, employee health and welfare benefit plans, incentive plans, equity-based awards, collective bargaining agreements and other employment, compensation and benefits-related matters (the “Employee Matters Agreement”). The Employee Matters Agreement provides for, among other things, the allocation and treatment of assets and liabilities arising out of incentive plans, retirement plans and employee health and welfare benefit plans in which our and Park’s employees participated prior to the spin-off, and continued participation by our and Park’s employees in certain of Hilton’s compensation and benefit plans for a specified period of time following the spin-off. Generally, other than with respect to certain specified compensation and benefit plans and liabilities, we and Park have assumed or retained sponsorship of, and the liabilities relating to, compensation and benefit plans and employee-related liabilities relating to its respective current and former employees. The Employee Matters Agreement also provides that then outstanding Hilton equity-based awards were equitably adjusted or converted into HGV or Park awards, as applicable, in connection with the spin-off. After the spin-off, our and Park’s employees no longer actively participate in Hilton’s benefit plans or programs (other than specified compensation and benefit plans), and we and Park have each established or will establish plans or programs for our and Park’s employees, respectively, as described in the Employee Matters Agreement. We and Park also have established or will establish or maintain plans and programs outside of the United States as may be required under applicable law or pursuant to the Employee Matters Agreement.

Tax Matters Agreement

We have entered into a Tax Matters Agreement with Hilton and Park that govern the respective rights, responsibilities and obligations of Hilton, Park and us after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. Although binding between the parties, the Tax Matters Agreement is not binding on the IRS. We and Park each will continue to have several liability with Hilton to the IRS for the consolidated U.S. federal income taxes of the Hilton consolidated group relating to the taxable periods in which we and Park were part of that group. The Tax Matters Agreement specifies the portion, if any, of this tax liability for which we and Park will bear responsibility, and each party has agreed to indemnify the other two parties against any amounts for which they are not responsible. The Tax Matters Agreement also provides special rules for allocating tax liabilities in the event that the spin-off is not tax-free. In general, under the Tax Matters Agreement, each party is responsible for any taxes imposed on Hilton that arise from the failure of the spin-off and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, as applicable, and certain other relevant provisions of the Code, to the extent that the failure to qualify is attributable to actions taken by such party (or with respect to such party’s stock). The parties share responsibility, in accordance with sharing percentages of 65 percent for Hilton, 26 percent for Park, and nine percent for us, for any such taxes imposed on Hilton that are not attributable to actions taken by a party.

The Tax Matters Agreement also provides for certain covenants that may restrict our ability to issue equity and pursue strategic or other transactions that otherwise could maximize the value of our business, including, for two years after the spin-off:

•	engaging in any transaction involving the acquisition of shares of our stock or in certain issuances of shares of our stock (other than with respect to the purging distribution described in the Company’s information statement included in the Company’s registration statement on Form 10, as amended, which was filed on November 30, 2016);

•	merging or consolidating with any other person or dissolving or liquidating in whole or in part;

•	selling or otherwise disposing of, or allowing the sale or other disposition of, more than 35 percent of our consolidated gross or net assets; or

•	repurchasing our shares, except in certain circumstances.

These restrictions are generally inapplicable in the event that the IRS has granted a favorable ruling to us, Hilton or Park or in the event that we, Hilton or Park have received an opinion from a tax advisor, in either case to the effect that it can take such actions without adversely affecting the tax-free status of the spin-off and related transactions.

Transition Services Agreement

We have entered into a Transition Services Agreement with Hilton and Park under which Hilton or one of its affiliates provides us and Park with certain services for a limited time to help ensure an orderly transition following the spin-off (the “Transition Services Agreement”).

The services that Hilton has agreed to provide to us and Park under the Transition Services Agreement include certain finance, information technology, human resources and compensation, facilities, legal and compliance and other services. We and Park have agreed to pay Hilton for any such services utilized at agreed amounts as set forth in the Transition Services Agreement. In addition, for a specified term, we or Park and Hilton may mutually agree on additional services that were provided by Hilton prior to the completion of the spin-off at pricing based on market rates that are reasonably agreed to by the parties.

HNA Stockholders Agreement

In connection with Blackstone’s sale of 24,750,000 shares of our common stock to HNA, we entered into a stockholders agreement with HNA (and with HNA Group Co., Ltd. for purposes of the standstill provision only) that became effective upon the closing of the sale.

Under the HNA stockholders agreement, for so long as HNA beneficially owns at least 15 percent of our outstanding common stock, it will have the right to designate two directors to our board of directors, only one of which may be affiliated with HNA (but not its hospitality business) and the other of which must meet the independence standards of the NYSE with respect to our company and not have been, for two years, an employee, director or officer of, or consultant to, HNA or any of its affiliates. Each of HNA’s director designees must be reasonably satisfactory to our nominating and corporate governance committee. In addition, so long as HNA owns at least 20 percent of our outstanding common stock, HNA will have the right to designate an additional independent director to fill each third additional director seat above 10 directors; for example, if we were to increase the size of our board of directors in the future to 13, HNA would have the right to designate an independent director as the 13th member of the board of directors. HNA’s right to designate directors declines to one director when HNA’s ownership falls below 15 percent of our outstanding common stock and such right terminates when HNA’s ownership falls below five percent of our outstanding common stock, subject to certain exceptions. Each independent designee will be entitled to serve on at least one standing committee of the board of directors, as determined by the nominating and corporate governance committee.

Following the consummation of Blackstone’s sale of 24,750,000 shares of our common stock to HNA, we increased the size of our board of directors to ten members. Two members of our board of directors, Yasheng Huang and Kenneth Tai Lun Wong, were designated by HNA pursuant to the stockholders agreement.

The HNA stockholders agreement generally requires HNA to vote all of its shares in excess of 15 percent of our total outstanding shares in the same proportion as the shares owned by other stockholders are voted on all matters, except as follows: (i) in uncontested elections of directors, HNA is required to vote all of its shares either in favor of the board’s nominees or all of its shares in the same proportion as the shares owned by other stockholders are voted; (ii) in contested elections of directors, HNA is required to vote all of its shares in the same proportion as the shares owned by other stockholders are voted; (iii) for two years after the closing of the sale, in third party acquisitions of our company in which both (x) shares of our common stock are exchanged for or are converted into the right to receive (A) solely cash or (B) a mixture of cash and stock of a person other than an HNA entity in which the value of the cash portion of the aggregate consideration is 60 percent or more of the value of the aggregate consideration and (y) the value of the consideration to be received per share of common stock is less than or equal to a reference price per share of our common stock calculated in accordance with the HNA stockholders agreement, HNA may vote all of its shares as it chooses; (iv) for any acquisition of our company other than an acquisition described in (iii) above or an acquisition by HNA, HNA will vote all of its shares in excess of 15 percent of our total outstanding shares in proportion to the manner in which non-HNA holders vote their shares; and (v) in the case of any charter or bylaw amendment which adversely affects HNA disproportionally as compared to other stockholders, an issuance of more than 20 percent of our outstanding shares (other than for an acquisition) at a below-market price, or an acquisition of our company by HNA, HNA may vote all of its shares as it chooses. In a third party tender offer, HNA will be required to tender its shares in excess of 15 percent of our total outstanding shares in the same proportion as shares held by non-HNA holders are tendered.

For two years after the closing of HNA’s purchase of approximately 25 percent of our outstanding common stock, the HNA stockholders agreement requires HNA to not transfer any shares of the Company unless: such transfer is approved in advance by a majority of the disinterested members of the board of directors or a duly-authorized committee thereof; such transfer is to an HNA affiliate, provided that such HNA affiliate agrees to be bound by the terms of the HNA stockholders agreement; such transfer is in connection with an acquisition approved by the board of directors; such transfer constitutes a tender into a tender or exchange offer commenced by us or any of our affiliates; or such transfer is in connection with a bona fide mortgage, encumbrance or pledge of capital stock to a financial institution in connection with a bona fide loan or debt transaction or enforcement thereunder. After two years, other than in an underwritten public offering, block trade or permitted transfer described above, HNA will not be permitted to transfer more than 4.9 percent of our total outstanding shares to any person or group, or any shares to certain of our competitors or, to the knowledge of HNA or its broker, a person or group who is a five percent stockholder or who would thereby become a five percent stockholder; in an underwritten public offering or a block trade, other than a permitted transfer described above, HNA will instruct the underwriter or broker not to transfer more than 4.9 percent of our total outstanding shares to any person or group or any shares to a five percent stockholder (unless the identity of the purchaser is not known to the underwriter or broker); and in a block trade, other than a permitted transfer described above, HNA will instruct its broker not to transfer shares to certain of our competitors (unless the identity of the purchaser is not known to HNA or its broker). In addition, if we propose to issue new equity securities for cash in an offering that is not an underwritten public offering or an offering pursuant to Rule 144A under the Securities Act, HNA will have a right of first refusal over its pro rata portion of such issuance, measured based on HNA’s ownership percentage (which shall be capped at 25 percent for purposes of the right of first refusal) in us at such time.

The HNA stockholders agreement requires HNA and its affiliates not to: acquire, offer or agree to acquire, any beneficial interest in us, subject to certain exceptions; make any public announcement or public offer with respect to any merger, business combination or other similar transaction involving us (except when our board of directors recommends or approves such transaction); make or in any way participate in any “solicitation” of “proxies” to vote or seek to influence voting of securities in a manner inconsistent with our board’s recommendation; seek election or removal of any director other than HNA designees or otherwise act, alone or in concert with others, to control or influence our company; call a meeting of stockholders; participate in a “group” regarding our equity securities; act, alone or in concert with others, to seek to control or influence our management or policies; knowingly assist or encourage, or enter into any discussions or agreements with any third party, in connection with any of the foregoing; publicly disclose any intention, plan or arrangement inconsistent with the foregoing; provide any financing for a purchase of our equity securities or assets, subject to certain exceptions; or take any actions that HNA knows or would reasonably be expected to know would require us to make a public announcement regarding the possibility of an acquisition. HNA will not be prohibited from: (i) transferring shares of our stock to HNA affiliates; (ii) purchasing shares of our stock pursuant to its right of first refusal over its pro rata portion of newly issued equity securities; (iii) making a non-public, confidential acquisition proposal to our board of directors; or (iv) after a public announcement of a definitive agreement for the acquisition of our company by a third party, making a publicly announced alternative acquisition proposal for all of our outstanding shares, which, if a tender or exchange offer, must be on the same terms for all such shares and include a non-waivable condition that a majority of the shares held by non-HNA holders are tendered into such offer. To the extent HNA’s ownership percentage falls below 25 percent of our total outstanding shares (or a lower percentage that results from sales of shares by HNA) as a result of issuances by us, HNA may purchase our shares in the open market so as to maintain its ownership percentage at 25 percent (or such lower percentage that results from sales of shares by HNA).

Blackstone Stockholders Agreement

We have entered into a stockholders agreement with Blackstone. Under the Blackstone stockholders agreement, Blackstone may designate a number of directors equal to: (i) if Blackstone and the other owners of Hilton prior to its December 2013 initial public offering (collectively, “pre-IPO owners”) beneficially own at least 50 percent of our outstanding common stock, 50 percent of the total number of directors comprising our board of directors, rounded down to the nearest whole number; (ii) if the pre-IPO owners beneficially own at least 40 percent (but less than 50 percent) of our outstanding common stock, 40 percent of the total number of directors comprising the board of directors, rounded down to the nearest whole number; (iii) if the pre-IPO owners beneficially own at least 30 percent (but less than 40 percent) of our outstanding common stock, 30 percent of the total number of directors comprising the board of directors, rounded down to the nearest whole number; (iv) if the pre-IPO owners beneficially own at least 20 percent (but less than 30 percent) of our outstanding common stock, either (x) 20 percent of the total number of directors comprising the board of directors, rounded down to the nearest whole number, if the total number of directors is 10 or more or (y) the lowest whole number that is greater than 20 percent of the total number of directors comprising the board of directors if the total number of directors is less than 10; and (v) if the pre-IPO owners beneficially own at least five percent (but less than 20 percent) of our outstanding common stock, the lowest whole number that is greater than 10 percent of the total number of directors comprising the board of directors.

The above-described provisions of the Blackstone stockholders’ agreement terminated in connection with Blackstone’s recent sales of substantially all of our common stock that it held. One member of our board of directors, Kenneth A. Caplan, was designated by Blackstone pursuant to the stockholders agreement prior to the sale by Blackstone of the shares of our common stock held by it.

Tax Stockholders Agreement

We have entered into a stockholders agreement with Hilton and certain entities affiliated with Blackstone intended to preserve the tax-free status of the distributions in connection with the spin-off (the “Tax Stockholders Agreement”). The Tax Stockholders Agreement provides for certain covenants that may limit issuances or repurchases of our stock in excess of specified percentages, dispositions of our common stock by Blackstone, and transfers of interests in certain Blackstone entities that directly or indirectly own our common stock or the common stock of Hilton or Park. Additionally, the Tax Stockholders Agreement may limit issuances or repurchases of stock by Hilton in excess of specified percentages.

Registration Rights Agreements

We previously entered into a registration rights agreement with Blackstone that became effective upon the completion of the spin-off. The Blackstone registration rights agreement provided Blackstone with customary “demand” and “piggyback” registration rights. The registration rights agreement also required us to pay certain expenses relating to such registrations and indemnify the registration rights holder against certain liabilities under the Securities Act.

Following the sale of our common stock to HNA, Blackstone held 15,008,689 shares, or approximately 15 percent of our outstanding common stock. On May 25, 2017, Blackstone filed a Registration Statement on Form S-1 and registered all of our common stock held by them. On June 14, 2017, Blackstone entered into an underwriting agreement with J.P. Morgan Securities LLC pursuant to which J.P. Morgan Securities LLC agreed to purchase from Blackstone 9,650,000 shares of our common stock at a price of $35.40 per share. The sale was completed on June 20, 2017. Subsequently, on September 25, 2017, Blackstone completed the sale of substantially all of the remaining shares of our common stock held by them to several institutional investors. We did not receive any proceeds from either of these sales. As a result of these sales, Blackstone holds only a nominal number of shares of our common stock.

In connection with Blackstone’s sale of 24,750,000 shares of our common stock to HNA, we have also entered into a registration rights agreement with HNA that will became effective upon the closing of the sale. The HNA registration rights agreement provides that, beginning two years after the closing of the sale, HNA will have customary “demand” and “piggyback” registration rights.

PROPERTIES

Timeshare Properties

As of December 31, 2016, we had 47 resorts, representing 7,657 units. We owned 36 percent of all unsold units, representing 1,130 of the 3,138 unsold units, at these resorts. We also own, manage or lease fitness, spa and sports facilities, undeveloped and partially developed land and other common area assets at some of our resorts, including resort lobbies and food and beverage outlets.

As of December 31, 2016, our resorts included the following locations and units:

Property Name	Ownership(1)	Location	Units
Hilton Grand Vacations (U.S.)
HGVClub at SeaWorld Orlando	Developed	Orlando, FL	516
HGVClub at Tuscany Village	Developed	Orlando, FL	440
Parc Soleil by HGVClub	Developed	Orlando, FL	312
Las Palmeras, a Hilton Grand Vacations Club	Fee-for-service(2)	Orlando, FL	226
HGVClub at McAlpin—Ocean Plaza	Developed	Miami Beach, FL	52
HGVClub at the Flamingo	Developed	Las Vegas, NV	200
HGVClub on Paradise	Developed	Las Vegas, NV	232
HGVClub on the Boulevard	Developed	Las Vegas, NV	714
HGVClub at Trump International Hotel Las Vegas(3)	Developed	Las Vegas, NV	205
Elara, a Hilton Grand Vacations Club	Fee-for-service(4)	Las Vegas, NV	1,200
HGVClub at Hilton Hawaiian Village—The Lagoon Tower	Developed	Honolulu, HI	236
HGVClub at Hilton Hawaiian Village—The Kalia Tower	Developed	Honolulu, HI	72
Grand Waikikian by HGVClub	Developed	Honolulu, HI	331
Hokulani Waikiki by HGVClub(3)	Developed	Honolulu, HI	143
Kohala Suites by HGVClub	Developed	Waikoloa, HI	120
Kings’ Land by HGVClub	Developed	Waikoloa, HI	435
The Bay Club at Waikoloa Beach Resort	Collection	Waikoloa, HI	172
The Hilton Club—New York	Developed	New York, NY	127
West 57th Street by Hilton Club	Developed	New York, NY	166
The District by Hilton Club	Developed	Washington, DC	108
HGVClub at Anderson Ocean Club	Fee-for-service	Myrtle Beach, SC	172
Ocean 22 by Hilton Grand Vacations Club	Fee-for-service	Myrtle Beach, SC	220
Ocean Oak Resort by Hilton Grand Vacation Club	Fee-for-service	Hilton Head, SC	65
Sunrise Lodge, a Hilton Grand Vacations Club	Fee-for-service	Park City, UT	83
Valdoro Mountain Lodge	Collection	Breckenridge, CO	70
HGVClub at MarBrisa(3)	Fee-for-service	Carlsbad, CA	180
The Cottages at South Seas Island Resort	Collection	Captiva, FL	14
Harbourview Villas at South Seas Island Resort	Collection	Captiva, FL	10
Plantation Bay Villas at South Seas Island Resort	Collection	Captiva, FL	4
Plantation Beach Club at South Seas Island Resort	Collection	Captiva, FL	56
Plantation House at South Seas Island Resort	Collection	Captiva, FL	12
South Seas Club at South Seas Island Resort	Collection	Captiva, FL	24
Casa Ybel Resort	Collection	Sanibel, FL	74
Hurricane House Resort	Collection	Sanibel, FL	15
Sanibel Cottages Resort	Collection	Sanibel, FL	28
Tortuga Beach Club Resort	Collection	Sanibel, FL	54
Seawatch On-the-Beach Resort	Collection	Ft. Myers Beach, FL	42
The Charter Club of Marco Beach	Collection	Marco Island, FL	80
Eagle’s Nest Beach Resort	Collection	Marco Island, FL	96

Property Name	Ownership(1)	Location	Units
Club Regency of Marco Island	Collection	Marco Island, FL	32
The Surf Club of Marco	Collection	Marco Island, FL	44
Plantation Beach Club at Indian River Plantation Resort	Collection	Hutchinson Island, FL	30
Hilton International Grand Vacations (non-U.S.)
HGVClub at Coylumbridge	Developed	Scotland	61
HGVClub at Craigendarroch Suites	Developed	Scotland	32
HGVClub at Craigendarroch Lodge	Developed	Scotland	99
HGVClub at Dunkeld	Developed	Scotland	22
HGVClub at Borgo alle Vigne	Fee-for-service	Italy	31

(1)	Fee-for-service and collection properties are properties that were funded and constructed by a third-party developer. Collection properties are properties that were contributed by a third party during Hilton’s joint venture with Grand Vacations, Limited. A developed property is a property that was funded and constructed by Hilton Grand Vacations. Hilton Grand Vacations also manages the operation of the developed properties.
(2)	We will acquire 20 units at this property as part of a just-in-time arrangement.
(3)	Property sub-managed by a third party
(4)	In July 2017, Hilton Grand Vacations acquired a 25% interest in the entity that owns this property, with the remaining 75% interest being owned by Blackstone.

Corporate Headquarters and Sales Distribution Centers

Our corporate headquarters are located at 6355 MetroWest Boulevard, Suite 180, Orlando, Florida 32835, and consist of approximately 97,000 square feet of leased space. The lease for this property initially expires on November 30, 2021 with options to renew for two additional five-year periods. Our sales distribution centers are located in Las Vegas, Myrtle Beach, Hilton Head, New York, Washington, D.C., Orlando, Park City, Honolulu, Waikoloa and Tokyo. We also have other corporate offices and call centers located in Orlando and Las Vegas.

We believe that our existing office properties are in good condition and are sufficient and suitable for the conduct of our business. In the event we need to expand our operations, we believe that suitable space will be available on commercially reasonable terms.

LEGAL PROCEEDINGS

We are involved in various claims and lawsuits arising in the ordinary course of business, some of which include claims for substantial sums, including proceedings involving tort and other general liability claims, employee claims, consumer protection claims and privacy claims. Most occurrences involving liability, claims of negligence and employees are covered by insurance with solvent insurance carriers. For those matters not covered by insurance, which include commercial matters, we recognize a liability when we believe the loss is probable and can be reasonably estimated. The ultimate results of claims and litigation cannot be predicted with certainty. We believe we have adequate reserves against such matters. We currently believe that the ultimate outcome of such lawsuits and proceedings will not, individually or in the aggregate, have a material adverse effect on our consolidated financial position, results of operations or liquidity. However, depending on the amount and timing, an unfavorable resolution of some or all of these matters could materially affect our future results of operations in a particular period or our ability to run our business as currently conducted.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Board of Directors

Set forth below is certain information regarding each of our current directors as of October 27, 2017.

Mark D. Wang

Mark D. Wang, 59, serves as President and Chief Executive Officer of HGV, having been appointed effective January 3, 2017 in connection with the spin-off. He has served as a director since May 2016. Prior to the spin-off, Mr. Wang served as Executive Vice President and President, Hilton Grand Vacations for Hilton from March 2008 through December 2016, where he oversaw all of Hilton’s global timeshare operations. Mr. Wang was appointed to this role after serving as Head of HGV Asia. He first joined HGV in 1999 as Managing Director of Hawaii and Asia Pacific and has held a series of senior management positions within HGV. During Mr. Wang’s time as President of HGV, he also served on Hilton’s executive committee as Executive Vice President and held a dual role as President of Global Sales for the hotel division from 2013 to 2014. He also led Hilton’s Asia-Pacific Islander Team Member Resource Group. While leading HGV, the division has experienced eight years of consecutive growth while transforming the business to a capital efficient model. With more than 35 years of industry experience, Mr. Wang has earned a reputation as an innovator who brought new, highly effective sales and marketing techniques to the industry. In 1987 he introduced the U.S. vacation ownership product to the Japanese market. Prior to joining HGV, Mr. Wang co-founded three independent timeshare companies, where he served as President and Chief Operating Officer of each. Mr. Wang serves on the ARDA Board of Directors and Executive Committee, previously served as Vice Chairperson for ARDA Hawaii, and is ARDA’s Chair-Elect for 2017.

Qualifications, Attributes, Skills and Experience: Mr. Wang’s knowledge of and extensive experience in various senior leadership roles in the timeshare industry will provide our board of directors valuable industry-specific knowledge and expertise. In addition, Mr. Wang’s current role as our President and Chief Executive Officer will bring management perspective to Board deliberations and provide valuable information about the status of our day-to-day operations.

Leonard A. Potter

Leonard A. Potter, 55, is Chairman of our Board of Directors, having been appointed effective January 3, 2017 in connection with the spin-off. Mr. Potter founded and has served as the President and Chief Investment Officer of Wildcat Capital Management, LLC, a registered investment advisor, since its inception in September 2011. In addition, Mr. Potter has served as the Chief Executive Officer of Infinity Q Capital Management, also a registered investment advisor, since its inception in early 2014. From 2002 through 2009, Mr. Potter was a Managing Director—Private Equity at Soros Fund Management LLC (“SFM”) where, from May 2005 through July 2009, Mr. Potter served as co-head of the Private Equity group and a member of the Private Equity Investment Committee. From 2009 until joining Wildcat, Mr. Potter served as a consultant to SFM and as the Chief Investment Officer of Salt Creek Hospitality, a private acquirer and owner of hospitality related assets that was backed by SFM. From September 1998 until joining SFM, Mr. Potter was a Managing Director of Alpine Consolidated LLC, a private merchant bank, and from April 1996 through September 1998, Mr. Potter founded and served as a Managing Director of Capstone Partners LLC, a private merchant bank. Prior to founding Capstone Partners, Mr. Potter was an attorney specializing in mergers, acquisitions and corporate finance at Morgan, Lewis & Bockius and Willkie Farr & Gallagher. Mr. Potter has served and continues to serve as a director on a number of boards of public and private companies, including Solar Capital Ltd. (NASDAQ: SLRC), Solar Senior Capital Ltd. (NASDAQ: SUNS) and GSV Capital Corporation (NASDAQ: GSVC). In addition, Mr. Potter has previous board experience in the hospitality and vacation ownership industries, having served on the board of directors of Hilton from 2008 through 2013 and of Diamond Resorts International from 2007 through 2010. Mr. Potter received a Bachelor of Arts degree from Brandeis University and a Juris Doctor degree from Fordham University School of Law.

Qualifications, Attributes, Skills and Experience: Mr. Potter’s experience practicing as a corporate lawyer will provide valuable insight to the board of directors on regulatory and risk management issues. In addition, his tenure in private equity and other investments and service as a director of both public and private companies will provide industry-specific knowledge and expertise to our board of directors.

Brenda J. Bacon

Brenda J. Bacon, 66, serves as a Director of HGV, having been appointed effective January 3, 2017 in connection with the spin-off. Ms. Bacon has served as the President and Chief Executive Officer of Brandywine Senior Living, Inc., the predecessor of which she co-founded in 1996. Ms. Bacon has held various other positions with Brandywine Senior Living, including President and Chief Operating Officer. Ms. Bacon served as Chief of Management and Planning, a cabinet-level position, under former New Jersey Governor James J. Florio from 1989 to 1993 and, in 1992-1993, Ms. Bacon was on loan to the Presidential Transition Team, as Co-Chair for the transition of the U.S. Department of Health and Human Services, under the administration of President William Jefferson Clinton. Ms. Bacon currently serves on the board of directors of FTI Consulting, Inc. (NYSE: FCN). Ms. Bacon also Chairman of the Board of Directors of Argentum (formerly the Assisted Living Federation of America), and currently serves as immediate past chair. In 2013, Ms. Bacon was appointed by the Governor of New Jersey to the Board of Trustees of Rowan University. Ms. Bacon received her Bachelor’s degree from Hampton University and her Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

Qualifications, Attributes, Skills and Experience: Ms. Bacon’s organizational and management skills gained through her experience, including co-founding Brandywine Senior Living, will bring a distinctive approach to the board of directors.

Kenneth A. Caplan

Kenneth A. Caplan, 43, serves as a Director of HGV, having been appointed effective January 3, 2017 in connection with the spin-off. Prior to the spin-off, Mr. Caplan served on the board of directors of Hilton. Mr. Caplan joined The Blackstone Group in 1997 and is a Senior Managing Director and Global Chief Investment Officer of Blackstone’s Real Estate Group. Previously, Mr. Caplan served as the Head of Real Estate Europe at Blackstone. Before joining Blackstone, Mr. Caplan worked for Lazard Frères & Co. in the real estate banking group. Mr. Caplan currently serves on the board of directors of Invitation Homes, Inc. (NYSE: INVH) and on the Board of Trustees of Prep for Prep. Mr. Caplan received his A.B. degree from Harvard College.

Qualifications, Attributes, Skills and Experience: Mr. Caplan’s experience as the Global Chief Investment Officer of Blackstone’s Real Estate Group provides the board of directors with insights into the real estate industry. Further, Mr. Caplan’s specific experience in Europe provides the board of directors with additional global experience and perspective.

Yasheng Huang

Yasheng Huang, 57, serves as a Director of HGV, having been appointed effective August 9, 2017. Mr. Huang has served as an Associate Dean and Professor of International Management at Massachusetts Institute of Technology (MIT) since 2003. Additionally, he leads global partnership programs and learning initiatives for MIT’s Sloan School of Management. Previously, Mr. Huang held faculty positions at Harvard University until 2003 and the University of Michigan until 1997. He is a published author and currently serves on four advisory boards.

Qualifications, Attributes, Skills and Experience: Mr. Huang’s academic background provides the board of directors with unique insights into our industry. In addition, Mr. Huang’s focus on international management and his involvement in global partnership programs provide perspective with respect to our international operations and growth initiatives.

David W. Johnson

David W. Johnson, 55, serves as a Director of HGV, having been appointed effective January 3, 2017 in connection with the spin-off. Mr. Johnson has served as President and Chief Executive Officer of Aimbridge Hospitality since April 2003. Prior to joining Aimbridge, Mr. Johnson held senior management positions at Wyndham International, including as President of Wyndham Hotels. Mr. Johnson previously served on the boards of Strategic Hotels & Resorts, Inc. until September 2015 and Gaylord Entertainment Company until October 2012. Mr. Johnson received his Bachelor’s degree from Northeastern Illinois University.

Qualifications, Attributes, Skills and Experience: Mr. Johnson’s extensive experience as President and Chief Executive Officer of one of the premier hotel management companies in the United States, as well as his marketing background, will provide our board of directors with valuable insights.

Mark H. Lazarus

Mark H. Lazarus, 53, serves as a Director of HGV, having been appointed effective January 3, 2017 in connection with the spin-off. Mr. Lazarus has served as Chairman of NBC Broadcasting & Sports since September, 2016. Prior to being named Chairman of NBC Broadcasting & Sports, Chairman, Mr. Lazarus served as Chairman of NBC Universal Sports Group, from May 2011 to September 2016, and prior to that as President of NBC Sports Cable Group. Previously, Mr. Lazarus was the President, of CSE, a sports and entertainment company from 2008 through 2010; and the president of Turner Entertainment Group from 2003 through 2008. Prior to 2003, Mr. Lazarus served in a variety of other roles for Turner Broadcasting and also worked for Backer, Spielvogel, Bates, Inc. and NBC Cable. Mr. Lazarus served on the board of directors of Cincinnati Bell (NYSE: CBB) from 2009 through 2011. Mr. Lazarus currently serves on the board of directors of Compass Diversified Holdings (NYSE: CODI), the Board of Governors of the Boys and Girls Clubs of America, and the Board of Directors of the Eastlake Foundation. Mr. Lazarus received his Bachelor of Arts from Vanderbilt University.

Qualifications, Attributes, Skills and Experience: Mr. Lazarus’ extensive experience in the media industry provides our board of directors with an important perspective in the areas of marketing and use of media. In addition, Mr. Lazarus’ management and leadership experience provides our board of directors with guidance on the skills necessary to lead and properly manage our business.

Pamela H. Patsley

Pamela H. Patsley, 60, serves as a Director of HGV, having been appointed effective December 13, 2016 in connection with the spin-off. Ms. Patsley has served as Executive Chairman of MoneyGram International, Inc. (NYSE: MGI) since January 2009, and served as Chief Executive Officer from September 2009 to December 2015. Previously, Ms. Patsley served as Senior Executive Vice President of First Data Corporation from 2000 to 2007 and President of First Data International from 2002 to 2007. Ms. Patsley retired from those positions in 2007. From 1991 to 2000, Ms. Patsley served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data. Ms. Patsley also previously served as Chief Financial Officer of First USA, Inc. Ms. Patsley currently serves on the boards of directors of Texas Instruments, Inc. (NASDAQ: TXN) and Dr Pepper Snapple Group, Inc. (NYSE: DPS), and served on the boards of directors of Molson Coors Brewing Company from 1996 to 2009, Pegasus Solutions, Inc. from 2002 to 2006 and Paymentech, Inc. from 1995 to 1999. Ms. Patsley received her Bachelor of Business Administration in Accounting from the University of Missouri.

Qualifications, Attributes, Skills and Experience: Ms. Patsley brings to our board of directors her extensive leadership experience as a chairman and chief executive officer, chief financial officer and other executive level positions in public companies, financial acumen and risk management experience developed through her experience in public accounting and her chief executive officer and chief financial officer experience, and extensive public company board experience.

Paul W. Whetsell

Paul W. Whetsell, 66, serves as a Director of HGV, having been appointed effective January 3, 2017 in connection with the spin-off. Mr. Whetsell has served as the Vice Chairman of Loews Hotels Holding Corporation since March 2015. Prior to his current position with Loews, he served as its President and Chief Executive Officer since from January 2012 until March 2015. Since 2006, Mr. Whetsell has served as the President and Chief Executive Officer of Capstar Hotel Company. From August 1998 until May 2006, Mr. Whetsell served as the Chairman and Chief Executive Officer of Meristar Hospitality Corporation, and as the Chairman of Interstate Hotels and Resorts, Inc. (“Interstate”) from August 1998 until March 2009. From August 1998 until October 2003, he also served as the Chief Executive Officer of Interstate and its predecessor. He also serves on the board of NVR, Inc. (NYSE: NVR) and Boyd Gaming Corporation (NYSE: BYD). Mr. Whetsell currently serves as the Vice Chairman of the Board of Trustees of the Cystic Fibrosis Foundation. Mr. Whetsell was a member of the American Hotel & Lodging Association’s Industry Real Estate and Financing Advisory Council, and previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Whetsell received his Bachelor’s degree from Davidson College.

Qualifications, Attributes, Skills and Experience: Mr. Whetsell brings to our board of directors his senior leadership experience from being a chief executive officer of a publicly-traded company, his public board service experience, his operational expertise, his real estate experience and his brand marketing expertise.

Kenneth Tai Lun Wong

Kenneth Tai Lun Wong, 48, serves as a Director of HGV, having been appointed effective August 9, 2017. Mr. Wong has served as General Counsel at HNA Group Co., Ltd. and Executive Director at Hong Kong International Construction Investment Management Group Co., Limited, a subsidiary of HNA, since January 2017. He oversees international legal and compliance, mergers and acquisitions and corporate finance. Before joining HNA, Mr. Wong was a Founder and Managing Partner at Nixon Peabody CWL from May 2002 until April 2016. He currently serves as Vice Chairman at Friends of Caritas of Hong Kong.

Qualifications, Attributes, Skills and Experience: Mr. Wong’s legal background provides our board of directors with valuable perspective with respect to compliance matters. In addition, his experience with mergers and acquisitions and corporate finance provides valuable perspective with respect to our growth and our financing needs.

Certain Governance Matters

Our Board manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board has a majority of independent directors, and each of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee is comprised solely of independent directors.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	each of our directors is subject to re-election annually;

•	under our bylaws and our Corporate Governance Guidelines, directors (other than directors designated by certain stockholders pursuant to stockholders agreements) who fail to receive a majority of the votes cast in uncontested elections are required to submit their resignation to our Board of Directors;

•	our independent directors meet regularly in executive sessions;

•	we do not have a stockholder rights plan, and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our Board would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

•	we have implemented a range of other corporate governance best practices, including placing limits on the number of directorships held by our directors to prevent “overboarding” and implementing a robust director education program.

Pursuant to certain stockholders agreements, HNA has the right to nominate designees to our Board and, until the recent sales of our common stock, Blackstone had the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of our outstanding common stock as collectively beneficially owned by Blackstone. Currently, one director (Mr. Caplan) serves on our Board after having been nominated by Blackstone. HNA has the right to nominate to our Board two directors (one of which must meet the independence standards of the NYSE and be unaffiliated with HNA) that are reasonably satisfactory to our Nominating and Corporate Governance Committee, so long as HNA beneficially owns at least 15 percent of our outstanding common stock. In addition, so long as HNA owns at least 20 percent of our outstanding common stock, HNA has the right to nominate an additional independent director to fill each third additional director seat if we increase the size of our Board above 10 directors. Currently, HNA has nominated two directors (Mr. Huang and Mr. Wong) to our Board. See “Certain Relationships and Related Party Transactions —Agreements with Certain Stockholders” for additional information.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. The director also must meet the bright-line test for independence set forth by the NYSE rules.

Our Corporate Governance Guidelines define “independence” in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has affirmatively determined that each of Ms. Bacon, Mr. Huang, Mr. Johnson, Mr. Lazarus, Ms. Patsley, Mr. Potter and Mr. Whetsell is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. Ms. Bacon, Mr. Johnson and Ms. Patsley is “independent” for purposes of Section 10A(m)(3) of the Exchange Act and the heightened NYSE independence requirements for audit committee service, and that each of Mr. Johnson, Mr. Lazarus and Mr. Whetsell is “independent” for purposes of the heightened NYSE independence requirements for compensation committee service, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and a “non-employee director” as defined by applicable SEC regulations.

In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through directors’ questionnaires).

Board Structure

Our Board of Directors is led by Mr. Potter, our Non-Executive Chairman. Our Board does not currently have a policy as to whether the role of Chairperson of the Board and Chief Executive Officer should be separate. Our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether the Chairperson and the Chief Executive Officer positions should be separate or combined at a given point in time in order to provide appropriate leadership for us at that time. We believe that the separation of the Chairperson and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, the Chief Executive Officer position is separate from the Chairperson position. Mr. Potter serves as Chairman, while Mr. Wang serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Potter’s attention to Board and committee matters allows Mr. Wang to focus more specifically on overseeing the Company’s day-to-day operations, as well as strategic opportunities and planning. Our Chairperson serves as Presiding Independent Director unless the Chairperson does not qualify as an independent director, in which case the independent directors will select a Presiding Independent Director. The Presiding Independent Director’s duties are set forth in our Corporate Governance Guidelines, and include chairing the executive sessions of non-management and independent directors, providing guidance with respect to compliance with the Corporate Governance Guidelines, reviewing Board and committee meeting agenda, and serving as a non-exclusive liaison among the independent directors and other Board members.

Board Committees

Committee Membership and Meetings

The following table summarizes the current membership of each of the Board’s committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark D. Wang
Leonard A. Potter			Chair
Brenda J. Bacon	X		X
Kenneth A. Caplan
Yasheng Huang			X
David W. Johnson	X	X
Mark H. Lazarus		X
Pamela H. Patsley	Chair
Paul W. Whetsell		Chair	X
Kenneth Tai Lun Wong

We expect all directors to attend all meetings of the Board, meetings of the committees of which they are members and any meeting of stockholders. Because the spin-off was effective as of January 3, 2017, the Board, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee did not hold any meetings during the year ended December 31, 2016. All of our directors have attended at least 75 percent of the meetings of the Board and committees following his or her appointment as a member of the Board or any committee. Each director who was serving at the time of the Annual Meeting of Stockholders held in May 2017 attended the meeting.

Audit Committee

All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee Charter, Corporate Governance Guidelines, applicable SEC regulations and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Ms. Patsley qualifies as an “audit committee financial expert” as defined by applicable SEC regulations and has accounting and/or related financial management expertise as required by the listing standards of the NYSE.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.hgv.com under Investors—See More Documents—Audit Committee Charter, and include among others:

•	the adequacy and integrity of our financial reporting and disclosure practices;

•	the integrity of our financial statements;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the annual independent audit of our consolidated financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	the scope, approach, performance and results of the independent registered public accounting firm and our internal audit function;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	oversight of our exposure to risk, including, but not limited to, data privacy and security, business continuity and operational risks;

•	review of related party transactions; and

•	compliance with our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public filings in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “—Oversight of Risk Management” below.

Compensation Committee

All members of the Compensation Committee have been determined to be “independent,” “outside directors” and “non-employee directors” as defined by our Compensation Committee Charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally, and compensation committees in particular. In addition, all members of the Compensation Committee have been determined to be an “outside director” as defined under Section 162(m) of the Code and a “non-employee director” as defined by applicable SEC regulations.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.hgv.com under Investors—See More Documents—Compensation Committee Charter, and include among others:

•	the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to the long term success of the Company;

•	oversight of the goals, objectives and compensation of our President and Chief Executive Officer, including evaluating the performance of our President and Chief Executive Officer in light of those goals;

•	oversight of the goals, objectives and compensation of our other executives and directors;

•	review of the effectiveness of our executive compensation programs;

•	review, approve or recommend to the Board, and administer, our equity-based and annual incentive plans;

•	our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other law, as applicable; and

•	the issuance of a report on executive compensation for inclusion in our annual proxy statement and annual report.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to employees other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent outside compensation consultant.

All executive compensation services provided by Pearl Meyer have been conducted under the direction or authority of the Compensation Committee, and all work performed by Pearl Meyer was pre-approved by the Compensation Committee. Neither Pearl Meyer nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Pearl Meyer raised any conflict of interest for services proposed to be performed during 2017 and determined that it did not.

As requested by the Compensation Committee, Pearl Meyer’s proposed services to the Compensation Committee include, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data and confirmation of our peer group composition.

Nominating and Corporate Governance Committee

All members have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.hgv.com under Investors—See More Documents—Nominating and Corporate Governance Committee Charter, and include among others:

•	advise the Board concerning the appropriate composition and qualifications of the Board and its committees;

•	identify individuals qualified to become Board members;

•	recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;

•	recommend to the Board the members of the Board to serve on the various committees;

•	develop and recommend to the Board a set of corporate governance guidelines and assist the Board in complying with them; and

•	oversee the evaluation of the Board and the Board’s committees.

Oversight of Risk Management

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executive management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, which take the lead in discrete areas of risk oversight and regularly report to the Board.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management. Management updates the Audit Committee on a quarterly basis and the full Board on an annual basis and as needed.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session. As long as the Chairman of the Board qualifies as an independent director, the Chairman presides over executive sessions and meeting of independent directors. In other cases, the non-management and independent directors, as applicable, will select a Presiding Independent Director who will preside at such sessions.

Board and Committee Evaluations

Beginning in fiscal year 2017, the Board and its committees have conducted annual self-evaluations to assess the effectiveness of the Board and committees. The self-assessments focus on the Board’s and each committee’s and their respective members’ performance and contribution to the Company as well as provide constructive feedback.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics and assist the Board in the exercise of its responsibilities. These Corporate Governance Guidelines are reviewed from time to time by the Nominating and Corporate Governance Committee, and the committee charters are reviewed at least annually by the appropriate committee, and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines, our Audit, Compensation, and Nominating and Corporate Governance Committee charters and other corporate governance information are available on our website at

www.hgv.com under Investors—See More Documents. Any stockholder also may request them in print, without charge, by contacting the Office of the Corporate Secretary at Hilton Grand Vacations Inc., 5323 Millenia Lakes Blvd., Suite 400, Orlando, Florida 32839.

Code of Conduct

We maintain a Code of Conduct that applies to all of our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC and the listing standards of the NYSE. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website at www.hgv.com under Investors—See More Documents, rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

The Code of Conduct is available on our website at www.hgv.com under Investors—See More Documents: Code of Conduct.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards, and seeks to structure the Board such that it consists of a diverse group of individuals who possess the appropriate combination of skills, experience and background. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral or by whom the candidate was recommended. The Nominating and Corporate Governance Committee may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. Mmes. Bacon and Patsley and Messrs. Johnson, Lazarus and Whetsell were recommended by RSR Partners, Inc., a third party search firm engaged to identify qualified director candidates in connection with the spin-off.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Office of the Corporate Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Blvd., Suite 400, Orlando, Florida 32839. All recommendations for nomination received by the Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our bylaws.

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Office of the Corporate Secretary, 5323 Millenia Lakes Blvd., Suite 400, Orlando, Florida 32839, who will forward such communication to the appropriate party.

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Our Compensation Committee reviews non-employee director compensation from time to time. Our employee directors and directors affiliated with Blackstone or HNA receive no compensation for serving on the Board or committees thereof.

Compensation Program

Each non-employee director (other than the directors affiliated with Blackstone or HNA) will be entitled to annual compensation for the period from our 2017 annual meeting until our 2018 annual meeting, as follows:

•	Annual cash retainer of $75,000;

•	Additional annual cash retainer of $120,000 for serving as the chairperson of the Board;

•	Additional annual cash retainer for serving on committees or as the chairperson of a committee as follows:

•	Each member (other than the chairperson) of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive $10,000 for each committee on which he or she serves; and

•	The chairperson of the Audit Committee will receive an additional $25,000 and the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee will receive an additional $20,000; and

•	Equity award of approximately $125,000 payable annually in the form of restricted stock units (“RSUs”), which will vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders, subject to continued service on the Board through the vesting date.

Non-employee directors may elect to receive all or a portion of their cash compensation payable for service as a member of the Board, serving on committees or as the chairperson of a committee in the form of fully-vested Common Stock.

All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, our independent directors are reimbursed for reasonable personal costs when they stay at our resorts.

Our non-employee directors eligible to receive equity-based awards received their first equity grant in March 2017 following the spin-off in an amount equal to a pro rata portion of the annual equity award for the service period from January 3, 2017 until the date of our 2017 annual meeting. In May 2017 following the annual meeting of stockholders, each non-employee director who was re-elected received an equity grant representing the directors’ annual equity award for their service as a director until the 2018 annual meeting of stockholders. Mr. Huang received a pro-rated equity grant based on his August 9, 2017 appointment to the board of directors.

Other than as disclosed under “—Director Compensation for 2016,” our non-employee directors eligible to receive cash retainers received their first cash retainer fees in May 2017 following the spin-off in an amount equal to a pro rata portion of the annual cash retainer set forth above for the service period from the first date of service until the date of our 2017 annual meeting. Cash retainers for the period from the date of our 2017 annual meeting through the date of our 2018 annual meeting are expected to be paid semi-annually, in arrears, and in the case of Mr. Huang, will be pro-rated based on his August 9, 2017 appointment date.

Stock Ownership Policy

We have a stock ownership policy for our non-employee directors. Each of our non-employee directors (other than the directors who are not eligible to receive compensation, including directors affiliated with Blackstone or HNA) is required to own stock in an amount equal to five times his or her annual cash retainer (exclusive of retainers received for service on a committee of the Board or as chairperson of a committee or the Board). For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares held in trust for the benefit of the director or a family member, shares underlying vested options, time-vested restricted stock and RSU awards that have not yet vested, and shares held under a deferral or similar plan. Under this requirement, non-employee directors must retain 50 percent of HGV shares (i) resulting from the vesting or earning of equity awards, (ii) acquired in open market purchases, and (iii) already owned before becoming subject to the stock ownership policy, in each case until the ownership requirements are satisfied. Non-employee directors are expected to meet this ownership requirement within five years from the later of (i) March 9, 2017 and (ii) the date he or she first becomes subject to the stock ownership policy. Declines in the stock price will not affect compliance with the stock ownership policy as long as each non-employee director continues to hold the number of shares held at the time compliance was initially achieved.

Director Compensation for 2016

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2016. None of our non-employee directors served during the year ended December 31, 2016, except that Ms. Patsley was appointed as a director and as chair of the Audit Committee effective December 13, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)	Total Number of Outstanding Equity Awards (#)
Pamela H. Patsley(1)	$5,205	—	—	$5,205	—

(1)	Amounts reflect pro rata fees for the portion of 2016 that Ms. Patsley served, based on the director fees set forth under “—Compensation Program.”

Eligible non-employee directors are awarded equity under the Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors (the “Director Stock Plan”) in the form of RSUs. RSUs vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders, subject to continued service on the Board through the vesting date or as otherwise provided in the plan or applicable award agreement. Dividend equivalents accrue on unvested RSUs either in cash or, at the sole discretion of the Compensation Committee, in shares of HGV’s common stock or additional RSUs equal to the fair market value of the dividend equivalent payment as of the dividend payment date, payable at the same time as the underlying RSUs are settled following vesting (or forfeited to the extent the underlying RSUs are forfeited). Any unvested RSUs held by a non-employee director will become fully earned and vested upon (i) termination of such director’s service as a result of such director’s death or disability, (ii) a change in control event, if the successor or surviving company does not assume, substitute or continue the RSUs on substantially similar terms, or (iii) termination of such director’s service without cause or with good reason (each as defined in the form of Restricted Stock Unit Agreement for use under the Director Stock Plan) within twelve months following a change in control. In addition, if a non-employee director retires more than six months after the grant date of a director RSU award, then a pro-rata number of RSUs shall become earned and vested as of the retirement date. Unvested RSUs are forfeited upon termination of service for any other reason.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executive officers as of October 27, 2017, other than Mr. Wang, whose biographical information is presented under “The Board of Directors.”

James E. Mikolaichik

James E. Mikolaichik, 46, serves as Executive Vice President and Chief Financial Officer for HGV, a position to which he was appointed in August 2016 in connection with the spin-off. Previously, Mr. Mikolaichik served in multiple roles at Manning & Napier Inc., an independent investment management firm, from 2011 through 2016. As Chairman and President of Manning & Napier Fund Inc. from 2015 through 2016, he was responsible for all aspects of the mutual fund company. Additionally, he served as Chief Financial Officer of Manning & Napier Inc. from 2011 through 2015. In this role, he was responsible for all aspects of strategic and financial planning, monitoring performance metrics, financial reporting, internal audit, tax, corporate development and investor relations. Prior to that, Mr. Mikolaichik served as Executive Vice President and Head of Strategy of Old Mutual Asset Management from 2008 through 2011 and as its Chief Risk Officer from 2004 through 2008. Mr. Mikolaichik also served, in various capacities, at Deloitte & Touche LLP providing consulting, financial advisory, auditing and accounting services from 1993 through 2004. Mr. Mikolaichik earned a bachelor’s degree from Susquehanna University in 1993 and an M.B.A. from Columbia University in 2001.

Charles R. Corbin

Charles R. Corbin, 61, serves as Executive Vice President and General Counsel for HGV, a position to which he was appointed in November 2016 in connection with the spin-off. Mr. Corbin has served most recently as Assistant General Counsel and Senior Vice President of Hilton since March 2013. Mr. Corbin joined Hilton as Vice President and Global Head of Dispute Resolution in 2010. He previously served in various high-level legal roles, including Vice President and Assistant General Counsel at Sunrise Senior Living and Group Vice President at the Mills Corporation. His more than 30-year legal and business career includes managing a venture capital firm and serving in a variety of roles as a business counselor, legal advisor, and investor. Mr. Corbin holds a bachelor’s degree in English with highest honors from The Citadel and a juris doctorate from the University of Dayton School of Law.

Dennis A. DeLorenzo

Dennis A. DeLorenzo, 53, serves as Executive Vice President and Chief Sales Officer for HGV. Mr. DeLorenzo was appointed as Executive Vice President in August 2017 and oversees all global sales operations for HGV and Hilton Club. Having previously served as Chief Sales Officer since December 2016, Senior Vice President of Sales since January 2015, and Vice President of Marketing Development since 2012, Mr. DeLorenzo is an industry veteran with more than 20 years of experience in timeshare sales and marketing leadership roles. Mr. DeLorenzo has a dynamic background that includes prior leadership roles within HGV, as well as having served as Senior Vice President of Marketing with Holiday Inn Club Vacations; Regional Vice President of Sales and Marketing for Sunterra Corporation; and Director of Marketing, Mid-Atlantic Region for Marriott Ownership Resorts, Inc.

Sherri A. Silver

Sherri A. Silver, 54, serves as Executive Vice President and Chief Marketing Officer for HGV, a position to which she was appointed in August 2017. In this capacity, Ms. Silver oversees global marketing operations. She brings more than 20 years’ progressive, strategic marketing and business leadership experience in a variety of consumer segments and industries. Prior to joining HGV in 2017, she served as Chief Marketing Officer with Erie Insurance, a growing Fortune 500 insurer, where she led marketing, strategy, innovation, and customer experience from 2010 to 2017. Earlier in her career, Sherri was a Senior Vice President with JPMorgan Chase from 2002 to 2008, where she grew businesses by serving in multiple capacities, including Chief Marketing Officer from 2005 to 2007 and General Manager from 2007 to 2008 for partnership-oriented business units in the U.S. and Canada. Sherri has a wide breadth of expertise and leadership experience focused on developing and executing integrated, consumer-focused growth strategies using data and technology to drive better outcomes. Ms. Silver holds an MBA in Finance from Fordham University and a bachelor’s degree in Marketing from the University of Massachusetts.

Stan R. Soroka

Stan R. Soroka, 58, serves as Executive Vice President and Chief Customer Officer for HGV, a position he has held since January 2015. In this capacity, Mr. Soroka is responsible for all resort operations and the HGV Club program, as well as brand standards for HGV’s resorts and the overall HGV organization. Prior to being appointed to his current role, Mr. Soroka served as Area Vice President—Florida and Hilton Grand Vacations Resort Operations for Hilton since May 2010. In this dual capacity, he oversaw hotel operations for Hilton, Doubletree, Embassy Suites and Waldorf Astoria properties throughout Florida, as well as the Conrad Miami. His responsibilities also included oversight of timeshare resort operation functions for HGV’s developed properties in Las Vegas, New York, Orlando and South Beach, Miami. A second generation hotelier, Mr. Soroka has more than 34 years of experience successfully operating renowned hotels and resorts. Prior to joining Hilton in 2005, he served as Managing Director of El Conquistador Resort and Las Casitas Village in Puerto Rico and previously held leadership roles at Oakbrook Hotels and Vail Resorts Management, in addition to H.B.E. Hotels and Resorts. Mr. Soroka began his hospitality career with Hyatt in the stewarding department, quickly moving up the food and beverage ranks before transitioning to front office operations and management. Mr. Soroka earned a bachelor of science degree in Hospitality Management from the Conrad N. Hilton College of Hotel and Restaurant Management at the University of Houston.

Barbara L. Hollkamp

Barbara L. Hollkamp, 64, serves as Executive Vice President and Chief Human Resources Officer for HGV, a position to which she was appointed in August 2016 after having served in a dual role as Senior Vice President of Human Resources for Hilton and HGV from December 2009 to December 2015. In her role, Mrs. Hollkamp is responsible for overseeing teams of highly experienced human resources professionals who provide strategic business partnerships and consultative talent services across the global business. Her oversight also includes talent management, compensation, benefits, recruitment, succession planning, learning and development, and general HR shared services. Mrs. Hollkamp joined Hilton in June 2004 as Vice President before being appointed as Senior Vice President of Human Resources for Hilton. Her professional experience spans more than 30 years and is highlighted by strategic human resources management, organizational development, leadership development, and culture management. Mrs. Hollkamp earned a bachelor’s degree in organizational behavior from Rollins College in Florida.

Allen J. Klingsick

Allen J. Klingsick, 40, serves as Senior Vice President and Chief Accounting Officer of HGV, a position to which he was appointed in January 2017 in connection with the spin-off. Since February 2013, Mr. Klingsick served in a variety of roles at Hilton and HGV, including most recently as Vice President — Accounting, HGV, and Senior Director of Accounting Research and Policy. His responsibilities at Hilton and HGV included oversight of timeshare accounting operations and global technical accounting matters. From 2011 through 2013, he served as Director of Accounting and Domestic Controller for LivingSocial, where he oversaw domestic accounting operations. From 2001 through 2011, Mr. Klingsick was employed in various capacities with KPMG LLP in Kansas City, Missouri and McLean, Virginia, where he performed public company audits, managed global audit engagement teams and provided training for KPMG associates nationally and internationally. Mr. Klingsick is a Certified Public Accountant, and earned a bachelor’s degree in accounting in 2000 and a Masters in Professional Accountancy in 2001, both from University of Nebraska—Lincoln.

COMPENSATION DISCUSSION AND ANALYSIS

Special Note Regarding the Spin-Off and Our Compensation Practices

Prior to the completion of the spin-off on January 3, 2017, we were a wholly-owned subsidiary of Hilton. The following section of this prospectus discloses the compensation of our principal executive officer, principal financial officer and our three next highest compensated executive officers, based on compensation for the year ended December 31, 2016 (collectively, the “NEOs”), for periods prior to the spin-off. Equity-based awards granted prior to December 31, 2016 are presented on an as-converted basis to reflect those awards in terms of shares of HGV common stock instead of Hilton common stock. See “—Treatment of Outstanding Equity Awards” for additional information.

•	Historical Executive Compensation Philosophy, Strategy and Program Design. The historical compensation philosophy, strategy, and program design, certain elements of which are described in this prospectus, were designed by Hilton and approved by the compensation committee of Hilton’s board of directors (the “Hilton Committee”).

•	Compensation of Principal Executive Officer. Our principal executive officer, Mark D. Wang, was a “named executive officer” of Hilton for prior periods. Accordingly, Mr. Wang’s historical compensation was determined and approved by the Hilton Committee, and has been disclosed by Hilton in its proxy statements and other public filings.

•	Compensation of other NEOs. None of our NEOs other than Mr. Wang was a “named executive officer” of Hilton. Accordingly, the historical compensation of these officers was determined by Hilton’s chief executive officer, Hilton’s chief human resources officer and Mr. Wang, and have not been disclosed by Hilton in its proxy statements or other public filings.

•	Considerations. With respect to the foregoing, the Hilton Committee or management of Hilton, as appropriate, considered various factors that they determined were appropriate for an organization of Hilton’s size and complexity, and based in part on a review of compensation practices and levels at companies within Hilton’s peer group.

Following the spin-off, we operate as a separate publicly-traded company. This prospectus discloses certain elements of our compensation structure and compensation levels for periods following the spin-off.

•	Executive Compensation Philosophy, Strategy and Program Design. Our executive compensation philosophy, strategy and program design, as well as compensation levels for our NEOs, are determined by the compensation committee of HGV’s board of directors (the “Committee”), in consultation with the compensation consultant engaged by the Committee, which is different than the Hilton Committee’s compensation consultant. While the Committee has established certain features of our compensation strategy and program design, our compensation practices continue to be developed and may be revised to fit with our pay philosophy.

•	Compensation of our NEOs. The compensation of our NEOs is determined by the Committee, and the Committee has made certain determinations with respect to 2017 executive compensation. The forms and amounts of compensation reported below are not necessarily indicative of the compensation our NEOs have received following the spin-off or will receive in future periods.

•	Considerations. The factors that our Committee consider in designing our compensation program and determining executive compensation may differ significantly from those considered by Hilton. In particular, among other factors, our Committee may consider the performance of HGV as a separate entity rather than a division of Hilton; objectives of and risks related to our operation as an independent company, which may be different than the objectives of and risks related to the operations of Hilton or any division of Hilton; the increased responsibilities in their roles at HGV compared to historical roles at Hilton; the components and amounts of executive compensation at companies within our peer group, which consist of different companies than Hilton’s peer group; and information provided by our independent compensation consultant.

Our Named Executive Officers

Our NEOs, based on compensation paid by Hilton for 2016, are set forth below.

Name	Position
Mark D. Wang	President and Chief Executive Officer (“CEO”)
Michael D. Brown	Executive Vice President and Chief Operating Officer
James E. Mikolaichik	Executive Vice President and Chief Financial Officer
Stan R. Soroka	Executive Vice President and Chief Customer Officer
Barbara L. Hollkamp	Executive Vice President and Chief Human Resources Officer

Michael D. Brown resigned as HGV’s Executive Vice President and Chief Operating Officer effective April 17, 2017.

2016 Executive Compensation Design and Decisions

Overview

For 2016, our NEO incentive compensation programs were based on the performance results of Hilton and HGV using a variety of metrics believed to be (i) indicators of successful near term execution of business plans and (ii) drivers of long-term value creation. The following is a summary of key financial results for 2016 that had a direct impact on our NEOs’ earned compensation levels. Because the financial results of HGV were reported as a segment of Hilton’s operations, those results may differ from the audited financial statements included in this prospectus.

•	Hilton’s Adjusted EBITDA increased to $2,975 million;

•	HGV’s Adjusted EBITDA increased to $402 million;

•	HGV achieved various Business Area Performance Goals;

•	Hilton’s Adjusted EBITDA compound annual growth rate (“CAGR”) for the period 2014-2016 was 9%; and

•	Hilton’s Relative Total Shareholder Return (“TSR”) for the period 2014-2016 was 25.69%.

Based on these financial results, certain of our NEOs earned performance-based compensation as follows:

•	quarterly incentive payouts between 107%-130% of target with respect to Messrs. Brown and Soroka (Messrs. Wang and Mikolaichik and Ms. Hollkamp did not participate in Hilton’s quarterly incentive cash compensation plan);

•	annual incentive payouts between 100%-121% of target, with respect to all NEOs;

•	performance share earnings at 113% of target for the 2014-2016 performance cycle;

•	RSU’s increasing in value commensurate with the increase in Hilton’s stock price; and

•	options increasing in in-the-money value commensurate with the increase in Hilton’s stock price.

For 2016, no material changes were made to the compensation levels or incentive plan designs for our NEOs, other than modest increases to base salary and long-term incentive grant values. In determining the pay design and pay levels for executives in 2016, the Hilton Committee, with input from Hilton management, considered a number of factors when determining base salaries, annual cash incentive targets and long-term incentive targets, including: the level of compensation of those executives serving in similar positions at 2016 Hilton peer group companies; individual factors such as knowledge, experience and capabilities of the executive; the level of the executive’s pay relative to other Hilton executives; the executive’s position within the corporate organization; and the scope of the executive’s responsibility, authority and accountability. In determining final pay outcomes, the Hilton Committee evaluated Hilton, Timeshare segment and business area performance.

An overview of our 2016 executive compensation program, as determined by Hilton, is set forth below.

Compensation Element	Form	Objectives
Base Salary Fixed, short-term	Cash	• Attract and retain high quality executives to drive Hilton’s success • Align with external competitive level and internal parity for each role, responsibility and experience

Annual Incentive At-risk, short-term	Cash	• Reward for Hilton’s overall and business unit results • Align actual pay-out based on achievement of Hilton’s overall and business area performance goals

Long-term Incentive At-risk, medium to long-term	Equity, including: Performance Shares (60%) Time-Vesting RSUs (20%) Stock Options (20%)

•     Reward for future Hilton performance; align with interests of Hilton’s stockholders; retain executives through vesting over multi-year periods

•     Emphasize use of performance shares with a 3-year performance period based on Relative TSR (50% of award) and Adjusted EBITDA CAGR (50% of award)

•     Vest RSUs pro rata over 2 or 3 years

•     Vest stock options pro rata over 3 years, with a 10-year expiration from the date of grant

Base Salary

In 2016, the Hilton Committee reviewed and set the base salary for Mr. Wang, and Hilton management reviewed and set base salaries for the other executive officers of Hilton, including our NEOs. The Hilton Committee and management, as applicable, considered a number of factors, including the level of base salaries of executives serving in similar roles and with comparable responsibilities at companies in Hilton’s peer group as well as increases provided to Hilton employees.

Name	2015 Base Salary	2016 Base Salary
Mark D. Wang	$669,500	$689,585
Michael D. Brown	$360,500	$371,315
James E. Mikolaichik(1)	—	$450,000
Stan R. Soroka	$319,300	$328,879
Barbara L. Hollkamp	$350,200	$360,706

(1)	Mr. Mikolaichik commenced employment on August 17, 2016 as Executive Vice President and Chief Financial Officer of HGV at Hilton.

Short-Term Incentive Compensation

Annual Cash Incentive Program. Hilton’s annual cash incentive program rewarded the participants for their contributions towards specific annual, short-term financial and operational goals that were tied to the overall Hilton strategy and the performance of Hilton as a whole, their business units or function and, with respect to our

NEOs, the separate performance of the Timeshare segment. Each participant’s target annual cash incentive opportunity was expressed as a percentage of his or her base salary in effect at the fiscal year-end. Threshold, target and maximum annual incentive opportunities were generally approved annually by the Hilton Committee based on Hilton peer group benchmark data and the scope and impact the participant has on Hilton’s overall results. The threshold, target and maximum payout levels for our NEOs for the year ended December 31, 2016 are set forth in the table below.

Name	Threshold (50% of Target)	Target	Maximum (150% of Target)
Mark D. Wang	50%	100%	150%
Michael D. Brown	30%	60%	90%
James E. Mikolaichik	50%	100%	150%
Stan R. Soroka	20%	40%	60%
Barbara L. Hollkamp	25%	50%	75%

Hilton’s 2016 annual cash incentive program was based on a combination of corporate and business area objectives, and the weighting of each objective was allocated to drive business results within each participant’s area of responsibility. Business area objectives were both quantitative and qualitative in nature, based on financial, operational and strategic objectives specific to each individual and the function for which they are responsible.

Each NEO’s annual cash incentive components, weightings and key performance measures for the year ended December 31, 2016 are set forth below.

	Weighting as a % of Total Award Opportunity
Name	Adjusted EBITDA(1)	Timeshare Adjusted EBITDA(2)	Business Area	Primary Business Area Performance Goals
Mark D. Wang	20%	20%	60%

•    Evaluate strategic alternatives for Timeshare segment in conjunction with Hilton

•    Achieve capital and operating efficiencies

•    Maximize customer engagement and experience

•    Focus on culture and talent

Michael D. Brown	N/A	N/A	100%	• Focus on culture and talent • Optimize product portfolio • Improve sales conversion and average price per transaction • Re-invent lead generation

James E. Mikolaichik	N/A	40%	60%	• Assimilate into the new organization • Provide insight and guidance to increase EBITDA • Focus on equity investor relations and capital raising efforts in connection with the spin-off

Stan R. Soroka	N/A	N/A	100%	• Focus on culture and talent • Optimize product portfolio • Maximize customer engagement and experience • Re-invent lead generation

	Weighting as a % of Total Award Opportunity
Name	Adjusted EBITDA(1)	Timeshare Adjusted EBITDA(2)	Business Area	Primary Business Area Performance Goals
Barbara L. Hollkamp	N/A	40%	60%

•    Focus on culture and talent

•    Drive the workforce strategies at the C-level

•    Focus on organization design and structure

•    Design and align human resources systems, services and infrastructure to support an independently operated company

•    Oversee the separation of the HR products and services from Hilton

(1)	Adjusted EBITDA and Timeshare Adjusted EBITDA calculated as set forth in Note 23: Business Segments of the consolidated financial statements in the Hilton Annual Report on Form 10-K.
(2)	Due to Mr. Wang’s role as President of HGV, Mr. Mikolaichik’s role as Chief Financial Officer of HGV and Ms. Hollkamp’s role as Chief Human Resources Officer, their objectives also included a Timeshare Adjusted EBITDA component.

Following the performance period, each corporate and business area goal of the Hilton annual cash incentive program is assessed and rated based on the level of achievement. Hilton’s actual annual cash incentive awards are calculated by multiplying each participant’s actual base salary by his or her target award potential, which are then adjusted by an achievement factor based on the combined achievement of the corporate component and the business area performance objectives. In accordance with the Employee Matters Agreement entered into in connection with the spin-off, the Hilton Committee provided HGV with the Adjusted EBITDA and Timeshare Adjusted EBITDA for the year ended December 31, 2016, as well as an assessment of the achievement of performance objectives and the achievement factor adjustment with respect to Mr. Wang and the calculation of Mr. Wang’s incentive award. Mr. Wang and the compensation department of HGV assessed the achievement of performance objectives and the achievement factor adjustment for the other NEOS, and calculated proposed incentive awards for the other NEOs. The Committee reviewed the information provided, and approved the annual cash incentive awards payable to our NEOs.

The financial component ranges and actual performance results under the annual cash incentive program provided by the Hilton Committee for the year ended December 31, 2016 are set forth in the table below.

	Hilton Adjusted EBITDA(1)	Timeshare Adjusted EBITDA(1)	Payout as a % of Target(2)
Threshold	$2,777.4	$343.8	50%
Target	$3,086.0	$382.0	100%
Maximum	$3,394.2	$420.2	150%
2016 Actual Performance	$2,974.8	$381.4
2016 Payout % of Target	96.4%	99.8%

(1)	Dollars in millions.
(2)	For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage is adjusted on a linear basis.

The target cash incentive opportunity and the cash incentive award earned by our NEOs (as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) and the achievement factor for the year ended December 31, 2016 are set forth in the table below.

Name	2016 Year-End Base Salary	Target Annual Cash Incentive Opportunity as a Percent of Base Salary	Target Annual Cash Incentive Opportunity	Achievement Factor as a Percent of Target Award(1)	2016 Amount Earned under Annual Cash Incentive Program
Mark D. Wang	$689,585	100%	$689,585	106%	$732,684
Michael D. Brown	$371,315	60%	$222,789	103%	$229,473
James E. Mikolaichik(2)	$450,000	100%	$450,000	100%	$450,000
Stan R. Soroka	$328,879	40%	$131,552	119%	$156,546
Barbara L. Hollkamp	$360,706	50%	$180,353	121%	$217,657

(1)	Percentages have been rounded.
(2)	Pursuant to the terms of Mr. Mikolaichik’s offer letter, Mr. Mikolaichik’s annual cash incentive award was not prorated for his partial year of service.

Quarterly Cash Incentive Program. In addition to the Hilton annual cash incentive program, in 2016 Hilton provided a quarterly cash incentive compensation plan for those employed as Senior Vice Presidents in the Timeshare segment. The quarterly cash incentive program provides a cash incentive award opportunity based on financial objectives and business area objectives that are specific to the Timeshare segment for each quarter, subject to a true-up / true-down at the end of the fiscal year. The quarterly cash incentive opportunity is expressed as a percentage of his or her base salary with threshold, target and maximum payout levels approved by Hilton’s CEO, Hilton’s Chief Human Resources Officer and Mr. Wang. The threshold, target and maximum payout levels for our NEOs who participated in the quarterly cash incentive program for the year ended December 31, 2016 are set forth in the table below.

Name	Threshold (75% of Target)(1)	Target(1)	Maximum (150% of Target)(1)
Michael D. Brown	94%	125%	188%
Stan R. Soroka	45%	60%	90%

(1)	Percentages have been rounded.

Quarterly objectives are set at the beginning of the year. Each objective and associated weighting for the year ended December 31, 2016 is set forth in the table below.

	Weighting as a % of Award Opportunity
Name	Timeshare Adjusted EBITDA	Business Area
Michael D. Brown	45%	55%
Stan R. Soroka	25%	75%

Business area objectives were both quantitative and qualitative in nature, based on financial, operational and strategic objectives specific to each individual and the function for which he or she is responsible. These objectives included forecasting accuracy, EBITDA margin and sales and marketing contributions for the specific function or region. The Timeshare Adjusted EBITDA component performance range and actual performance results for the year ended December 31, 2016 are set forth in the table below.

	Timeshare Adjusted EBITDA(1)	Payout as a % of Target(2)
Threshold	$366.72	75%
Target	$382.00	100%
Maximum	$397.28	150%
2016 Actual Performance and Payout	$381.4	99.8%

(1)	EBITDA $ in millions. Reflects the aggregate quarterly EBITDA goals.
(2)	For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage is adjusted on a linear basis.

Following each quarterly performance period, the financial and business area goals of the Hilton quarterly cash incentive program are assessed and rated based on the level of achievement. Hilton’s actual quarterly cash incentive awards are calculated by multiplying the participant’s base salary by his or her target award potential, which are then adjusted by an achievement factor based on the combined achievement of the financial component and the business area performance objectives. The aggregate quarterly target cash incentive opportunity and aggregate quarterly cash incentive award based on actual achievement (as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) under the quarterly cash incentive program for the year ended December 31, 2016 are set forth in the table below.

Name	2016 Base Salary	Target Cash Incentive Opportunity as a Percent of Base Salary	Aggregate Target Cash Incentive Opportunity(1)	Aggregate Amount Earned as a Percent of Target Award(2)	2016 Aggregate Amount Earned under Quarterly Cash Incentive Program
Michael D. Brown	$371,315	125%	$464,144	107%	$497,790
Stan R. Soroka	$328,879	60%	$197,327	130%	$256,403

(1)	Amount represents the sum of the target incentive opportunity for each of the quarterly performance periods during 2016.
(2)	Percentages have been rounded.

Long-Term Incentive Compensation

The equity awards held by our NEOs prior to the spin-off were granted by the Hilton Committee. This equity compensation was converted to either HGV options, restricted stock or RSUs in connection with the spin-off. See “—Treatment of Outstanding Equity Awards.” Hilton’s long-term incentive program for 2016 consisted of grants of stock options, RSUs, and performance shares (“PSAs”). PSAs were in the form of RSUs for all HGV employees, other than Mr. Wang, whose PSAs were in the form of restricted stock. The grant mix for our NEOs was 20% stock options, 20% RSUs, and 60% PSAs. The following table sets forth the actual grant levels for each HGV NEO as reviewed and approved by the Hilton Committee in February 2016. All awards that remained outstanding as of January 3, 2017 were converted into awards based on HGV’s common stock, with the conversion reflected in the table below.

Name	Options	RSUs	PSAs
Mark D. Wang	73,286	20,441	61,326
Michael D. Brown	12,824	3,577	10,730
James E. Mikolaichik	—	—	—
Stan R. Soroka	11,359	3,167	9,504
Barbara L. Hollkamp	12,458	3,474	10,424

The stock options were granted with an exercise price equal to the fair market value of Hilton common stock on the grant date, vest ratably over three years, and have a ten year term. The RSUs vest ratably over periods of two or three years. The PSAs are broken down into two separate grants, with 50% tied to Hilton’s three-year adjusted EBITDA CAGR and 50% tied to Hilton’s Relative TSR, in both cases measured over the period 2016-2018.

The equity awards converted in the spin-off generally provide for post-termination non-solicit and non-compete covenants for (i) the later of one year post-termination or the last date any portion of the award is eligible to vest following the participant’s termination, (ii) the last date any portion of the award is eligible to vest following the participant’s retirement or (iii) the last date any portion of the award is eligible to vest; in each case, in addition to other intellectual property, confidentiality and non-disparagement covenants. Further, each of these executives’ equity-based awards is subject to HGV’s Clawback Policy, which is described under “2017 Executive Compensation Design and Decisions—Compensation Practices and Policies—Clawback Policy.”

Certain of our NEOs were granted PSAs in the first quarter of 2014 with a three-year performance period covering 2014-2016. These PSAs are also broken down into two separate grants, with 50% tied to Hilton’s Adjusted EBITDA CAGR over the three-year period and 50% tied to Hilton’s Relative TSR over the three-year period.

The following table summarizes the actual performance results compared to pre-established goals, and the associated payout level that was earned on each measure and in total.

		Level of Achievement
Performance Metric (Weighting)		Below Threshold	Threshold	Target	Above Target	Maximum	Cap (if applicable)	Actual Results
Relative TSR (50%)	Performance Goals	< 25th percentile	25th percentile	50th percentile	75th percentile	> 90th percentile	Capped at 100% if TSR	63rd percentile
	Percentage of Award Earned	0%	50%	100%	150%	200%	is negative over performance period	126%

EBITDA CAGR (50%)	Performance Goals	< 5%	5%	9%	n/a	13% and above	n/a	9%
	Percentage of Award Earned	0%	50%	100%	n/a	200%		100%

The following table summarizes the target number of PSAs granted to each of our NEOs in 2014 and the actual number of PSAs earned based on the above results over the period 2014-2016.

Name	Target PSAs (#)	Actual PSAs Earned (#)
Mark D. Wang	52,650	59,495
Michael D. Brown	9,212	10,410
James E. Mikolaichik	—	—
Stan R. Soroka	—	—
Barbara L. Hollkamp	7,896	8,922

Other Benefits and Perquisites

Hilton provided our executives, including the NEOs, with certain benefits, including group health, dental and disability insurance and basic life insurance premiums. The NEOs were eligible to participate in these plans on the same basis as all other employees. The value of the NEOs’ perquisites and other personal benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote.

2017 Executive Compensation Design and Decisions

Overview

Since the spin-off, the Committee has taken the following actions related to executive compensation:

•	engaged Pearl Meyer as its independent compensation consultant;

•	established a compensation philosophy the goals of which include attracting and retaining the highest quality executives, providing market competitive compensation opportunities, aligning pay with performance and stockholder value, and emphasizing performance-based compensation;

•	determined that compensation programs should provide for three primary components (base salary, annual and quarterly cash incentive awards and long-term incentive awards), cultivate long-term value creation without unnecessary risk, reward the successful execution of our business strategy, and create an ownership culture;

•	approved adjustments to NEO base salaries, target bonus opportunities, and target long-term incentive grant values to better align with market benchmarks for a separate, publicly-traded company;

•	approved an NEO annual cash incentive plan design that is 60% linked to HGV adjusted EBITDA, 10% to cost savings, and 30% linked to individual executive performance goals and objectives that includes payout levels ranging from 25-75% of base salary at threshold and 50-150% of base salary at target, with a maximum payout ranging from 100-300% of base salary; and

•	approved an NEO long-term incentive plan design with annual equity grants that will initially be awarded in the form of stock options (50% of grant value) and RSUs (50% of grant value), each vesting at the rate of 25% one year following the grant, 25% two years following the grant, and 50% three years after the grant.

In reviewing and approving these items, the Committee worked with Pearl Meyer and select members of executive management, and considered the following key factors:

•	the Committee’s determinations as to our compensation philosophy and program design;

•	the sustained high performance of the HGV business and the HGV leadership team;

•	the expanded roles and responsibilities of each NEO within a separate, public company structure;

•	the objective of minimizing complexity, where possible, in recognition of the Company’s status as a separate publicly-traded company;

•	the views and recommendations of select members of executive management; and

•	the views and recommendations of Pearl Meyer, including external market data provided by the consultant.

With respect to external market data, Pearl Meyer recommended and used, and the Committee reviewed, the following peer group.

Wyndham Worldwide Corporation	Vail Resorts Inc.	Cedar Fair, LP
Toll Brothers Inc.	Marriott Vacations Worldwide Corp.	Sunstone Hotel Investors Inc.
Hyatt Hotels Corporation	SeaWorld Entertainment, Inc.	ClubCorp Holdings, Inc.
Pinnacle Entertainment, Inc.(1)	Ashford Hospitality Trust, Inc.	La Quinta Holdings Inc.
Hovnanian Enterprises Inc.	Six Flags Entertainment Corporation	Diamond Resorts International, Inc.
Boyd Gaming Corporation	Extended Stay America, Inc.	Interval Leisure Group, Inc.

(1)	Prior to spin-off of assets

Given the limited number of direct competitors that are publicly-traded, the industry criteria were intentionally expanded to include other leisure and hospitality companies, as well as homebuilders and other real estate development companies, while preserving reasonable size comparisons in terms of annual revenues, market capitalization, and enterprise value. The companies within the peer group consist of different companies than those within Hilton’s peer group. As a result, the Committee considered different factors in determining our executive compensation than the Hilton Committee considered for periods prior to December 31, 2016. The Committee intends to annually review and approve any peer group that will be used for executive compensation benchmarking and to consider the benchmark data as one of many factors when making pay determinations.

2017 NEO Compensation Structure

The Committee approved the following compensation structure for our NEOs for 2017.

	Base Salary	Short-Term Incentive Opportunity		Target Total Cash	Long-Term Incentive Opportunity		Target Total Direct
Name		% Salary	$ Value		% Salary	$ Value
Mark D. Wang	$900,000	150%	$1,350,000	$2,250,000	400%	$3,600,000	$5,850,000
Michael D. Brown	$500,000	100%	$500,000	$1,000,000	300%	$1,500,000	$2,500,000
James E. Mikolaichik	$450,000	100%	$450,000	$900,000	200%	$900,000	$1,800,000
Stan R. Soroka	$400,000	100%	$400,000	$800,000	200%	$800,000	$1,600,000
Barbara L. Hollkamp	$400,000	50%	$200,000	$600,000	150%	$600,000	$1,200,000

This compensation structure reflects the desired pay-for-performance orientation with an emphasis on long-term, equity-based incentive compensation opportunities tied to stockholder value creation, as evidenced by the following mix.

CEO Target Pay Mix	Other NEOs Aggregate Target Pay Mix

Short-Term Incentive Compensation

Annual Cash Incentive Program. The Committee approved an annual cash incentive program that rewards the participants for their contributions towards specific annual, short-term financial and operational goals that are tied to the overall HGV strategy. It is designed to motivate the participants to focus on strategic business results and initiatives and reward them for results and achievements with respect to their business units or function. Each participant’s annual cash incentive award opportunity is based on both corporate and business area performance objectives. Each NEO’s target annual cash incentive opportunity is expressed as a percentage of his or her base salary in effect at the fiscal year-end.

Quarterly Cash Incentive Program. We do not currently have a quarterly cash incentive compensation pal in which our NEOs are eligible to participate.

Long-Term Incentive Compensation

Following the spin-off, our long-term incentive compensation is awarded under the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan (the “Incentive Plan”) and provides an opportunity for executive officers, including our NEOs, and other key employees to increase their ownership interest in HGV through grants of equity-based awards. Under the Incentive Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, RSUs, other equity-based awards, other cash-based awards and performance compensation awards. Each NEO’s target long-term incentive opportunity is approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on HGV’s overall results. In light of the recent spin-off and HGV’s first year as an independent company, the Committee decided to award the 2017 long-term incentive equity-based awards based on time-based vesting. However, the Committee intends to award future long-term incentive equity-based awards based on performance objectives and peer group benchmark data, among other factors, that will be determined and approved by the Committee.

In addition to the awards set forth under “—2017 NEO Compensation Structure,” in March 2017, the Compensation Committee approved an award to Mr. Mikolaichik of 28,269 RSUs, which have an aggregate grant date fair value of $800,000, in accordance with the terms of his offer letter, as described under “Agreements with Executives.” The RSUs will vest in three equal annual installments beginning on the first anniversary of Mr. Mikolaichik’s start date with HGV, August 17, 2016, subject to his continued employment at HGV through each applicable vesting date or otherwise provided under the terms of the applicable award agreement. Also in March 2017, the CEO recommended and the Compensation Committee approved an award to Ms. Hollkamp of 14,134 RSUs, which have an aggregate grant date fair value of $400,000, in recognition of her acceptance of the new position at HGV following the spin-off. The RSUs will vest in three equal annual installments from the grant date, subject to her continued employment at HGV through each applicable vesting date or otherwise provided under the terms of the applicable award agreement.

Agreements with Executives

We have entered, or intend to enter, into agreements with certain of our NEOs, as set forth below.

Mark D. Wang. We have entered into an employment letter agreement with Mr. Wang. Pursuant to Mr. Wang’s employment letter agreement, Mr. Wang will continue to serve as HGV’s President and Chief Executive Officer and as an officer and/or director of one or more of our subsidiaries or other affiliates as directed by our Board of Directors. Either HGV or Mr. Wang may terminate the employment arrangement at any time, for any reason or no reason, with or without cause, subject to a severance agreement described below. Pursuant to the employment letter agreement, Mr. Wang will be paid an annual base salary of $900,000, subject to upward adjustment from time to time by the Committee. Mr. Wang is eligible to earn annual bonus awards under our annual cash bonus incentive plan based upon the achievement of performance targets established by the Committee. For 2017, Mr. Wang’s target annual bonus opportunity is 150 percent of his base salary, and his maximum annual bonus opportunity is 300 percent of his base salary. Commencing in 2018 and in future years, Mr. Wang will be eligible to participate in our annual cash bonus incentive plan at a level commensurate with that of other Company senior executive officers. Mr. Wang is also eligible to participate in any HGV long-term incentive plan or program, with any such awards being granted under the Incentive Plan or a successor plan, as well as our Executive Deferred Compensation Plan. HGV also provides Mr. Wang with benefits generally available to its other employees, including health and welfare benefit and retirement plans.

James E. Mikolaichik. Mr. Mikolaichik entered into an offer letter dated July 6, 2016 in connection with his employment as our Chief Financial Officer. Pursuant to his offer letter, Mr. Mikolaichik was eligible to receive an initial annual base salary of $450,000, subject to annual review. For 2016, Mr. Mikolaichik was also eligible to receive an annual cash incentive award under Hilton’s annual cash incentive program equal to 100 percent of his annualized base salary, subject to his continued employment through the payment date. Beginning in 2017 and thereafter, Mr. Mikolaichik is also eligible to participate in our annual cash incentive program at a level commensurate with his position and will be entitled to receive an annual cash incentive award based on our financial performance and his individual performance. In addition, beginning in 2017, Mr. Mikolaichik is eligible to participate in our long-term incentive program in accordance with the terms adopted by the Committee and we granted him a 2017 annual long-term equity-based incentive award under the Incentive Plan, having an aggregate grant date value of $900,000 (based on the closing price of our common stock on the grant date).

In addition to the foregoing, Mr. Mikolaichik received a sign-on cash bonus award of $300,000, which is subject to repayment if, within 24 months of his start date, he voluntarily terminates his employment for any reason (other than in connection with a resignation for “Good Reason” (as defined in his offer letter) or is terminated by us for “Cause” (as defined in his offer letter). In addition, following the spin-off, we granted Mr. Mikolaichik a sign-on equity-based incentive award consisting of RSUs, having an aggregate grant date value of $800,000 (based on the closing price of our common stock on the grant date) as described above under “—Long-Term Incentive Compensation.” The RSUs will vest in three equal annual installments beginning on the first anniversary of Mr. Mikolaichik’s start date with HGV, subject to his continued employment with HGV through each applicable vesting date.

Mr. Mikolaichik is also entitled to participate in all employee benefit plans, programs and arrangements (including the HGV 401(k) plan, the HGV EDCP and the relocation plan) made available to our other executive officers. Mr. Mikolaichik is also eligible for severance benefits under a Severance Agreement, the terms of which are described below under “—Severance Agreements.”

Severance Agreements. The Committee believes that carefully structured severance agreements are necessary to attract and retain talent, and that severance agreements allow executives to focus their attention and energy on making objective business decisions that are in the best interest of stockholders. In addition, the Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions. Accordingly, we entered into severance agreements with certain of our executive officers, including the NEOs, as described below.

We have entered into a severance agreement (each, a “Severance Agreement”) with each of Mark D. Wang, James E. Mikolaichik, Stan R. Soroka, and Barbara L. Hollkamp (each an “Executive” and collectively the “Executives” in this section). Under the terms of each Severance Agreement, if the Executive is terminated by HGV without “cause,” or if the Executive terminates his or her employment for “good reason” (each, a “qualifying termination”) (including, but not limited to, a qualifying termination within 24 months after a change in control), then, he or she will be eligible to receive a severance payment amount determined based on the employee’s position and then-current base salary and target bonus. In the case of Mr. Wang, his Severance Agreement includes certain additional bases of “good reason,” including, without limitation, Mr. Wang not being the most senior executive officer of HGV, the failure to nominate him to the Board or his removal from the Board. In addition, prior to any termination by HGV for “cause,” Mr. Wang is entitled to receive prior written notice and an opportunity to discuss the basis of such finding by the Board prior to its vote to terminate him for “cause,” as well as a cure period for certain types of “cause.” Severance payments are conditioned upon the Executive’s execution and non-revocation of a release of claims against HGV, continued compliance with certain restrictive covenants for a period of 24 months following termination, and compliance with indefinite covenants covering confidentiality and non-disparagement.

Under the terms of the Severance Agreements, upon a qualifying termination, the Executives will be eligible to receive a severance payment amount equal to the sum of (a) 2.5 times his annual base salary and his target bonus, in the case of Mr. Wang, and (b) 2.0 times his or her annual base salary and his or her target bonus, in the case of the other Executives. Severance payments will be paid in periodic installments over 24 months, subject to certain limitations, including partial payment of the severance amount in a lump sum equal to the excess of the severance payment over a “separation pay limit” (2 times the lesser of the Executive’s annualized compensation for the year prior to termination and the maximum compensation that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which termination occurs). In addition, upon a qualifying termination, each Executive will be entitled to receive certain accrued and earned, but unpaid, remuneration due to the Executive through the termination date, including, without limitation, accrued salary, earned bonus, reimbursable expenses, and accrued but unused vacation. Each Executive is also entitled to certain continued health and welfare benefits following a qualifying termination.

The Executives will also be entitled to the same level of severance as described above upon a qualifying termination in connection with a change in control, except that severance may be reduced if doing so would result in the Executive realizing a better after-tax result following the imposition of any applicable parachute-tax provisions under Code Section 4999.

Each Executive’s rights with respect to any equity awards granted to him or her under the Incentive Plan, including, without limitation, any accelerated vesting or similar benefits, will be determined in accordance with the Incentive Plan and applicable award agreements. However, in the case of Mr. Wang, in the event of a termination of his employment due to a qualifying termination and a change in control has not occurred, (i) any portion of any equity awards granted to Mr. Wang under the Incentive Plan that would have vested within 24 months from the termination date of a qualifying termination, in accordance with the original terms of the existing equity award agreements, will accelerate and vest immediately as of such termination date; (ii) with respect to any portion of the equity awards granted to Mr. Wang under the Incentive Plan that are stock options and that have vested in accordance with their original terms or in accordance with the terms of clause (i), Mr. Wang shall be entitled to exercise any vested stock options for a period ending on the earlier of (A) the expiration of the original term of such applicable stock option or (B) 24 months from such termination date; and (C) any restricted stock units or other similar equity awards granted to Mr. Wang under the Incentive Plan that have vested in accordance with the terms of clause (i) shall be paid within 70 days following such termination date to the extent required by Code Section 409A. The foregoing provision applicable to Mr. Wang will deem to amend any existing equity award agreements applicable to him and will also be reflected in any future equity award agreements that HGV enters into with Mr. Wang.

Compensation Practices and Policies

General. The Committee adopted a number of overall executive compensation practices and policies, all of which the Committee believes to represent sound overall governance of executive compensation.

What We Do (Best Practices)	What We Don’t Do or Allow
✓ Executive sessions without management	× Excessive severance
✓ Independent compensation consultant	× Single-trigger equity acceleration for change in control
✓ Significant percentage of pay “at risk”	× Excise tax gross-ups
✓ Significant use of equity-based pay	× Option repricing or buyouts
✓ Three-year vesting on equity awards
✓ Capped incentive opportunities
✓ Clawback policy upon restatement
✓ Robust stock ownership requirements

Role of the Compensation Committee. The Committee establishes the overall executive compensation philosophy and strategy, sets and approves compensation for our NEOs, and approves all incentive plan designs, goals, and awards affecting executive officers, including our NEOs. The Committee also approves all equity compensation plans and awards. In performing its role, the Committee receives input from the CEO, select members of management, and its independent consultant.

Role of Management. The CEO, Chief Human Resources Officer, and Chief Legal Officer routinely provide information, advice, and recommendations to the Committee. Other members of management may be called upon to provide information to the Committee as well. The Committee regularly meets in executive session without members of management present, and members of management are not present for discussions regarding their specific compensation.

Role of the Independent Compensation Consultant. Pearl Meyer reports to and is directed by the Committee. Pearl Meyer routinely provides information, advice, and recommendations to the Committee on matters pertaining to executive and non-employee director compensation. In selecting Pearl Meyer, the Committee considered the independence factors prescribed by applicable regulations and concluded that none of the work provided by Pearl Meyer raised any conflict of interest, and determined Pearl Meyer met the independence criteria. Pearl Meyer provides no services to HGV other than compensation consulting services.

Say on Pay Vote. The first advisory vote on HGV’s executive compensation occurred at the 2017 annual meeting of stockholders. Approximately 99.9 percent of the votes cast were in favor of HGV’s 2016 executive compensation. The Committee considered the outcome of the advisory vote on executive compensation when making determinations relating to the compensation of our NEOs and in establishing our executive compensation programs and policies.

Stock Ownership Policy. We have adopted an executive stock ownership policy applicable to our NEOs. Each of our NEOs is expected to own shares of our common stock in the following amounts within five years from the later of March 9, 2017 and the date he or she first becomes subject to the stock ownership policy:

•	Chief Executive Officer—5 times base salary; and

•	NEOs and certain other executive officers—3 times base salary.

For purposes of this requirement, an executive officer’s holdings include shares held directly or indirectly, individually or jointly, shares held in trust for the benefit of the executive or a family member, shares underlying vested options, time-vested restricted stock and restricted stock unit awards that have not yet vested, and shares held under a deferral or similar plan. Under this requirement, executives must retain 50 percent of HGV shares

(i) acquired after the net settlement of an equity award for withholding taxes and/or payment of an exercise price, (ii) acquired in open market purchases, and (iii) acquired in connection with the spin-off or already owned before becoming subject to the stock ownership policy, in each case until the ownership requirements are satisfied. Declines in the stock price will not affect compliance with the stock ownership policy as long as executives continue to hold the number of shares held at the time compliance was initially achieved.

Clawback Policy. We have adopted a clawback policy for our incentive compensation. The Board determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. If the Committee determines that incentive compensation of its current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Committee, was overpaid, in whole or in part, as a result of a restatement of the reported financial results of HGV or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

Equity Award Granting Policy. The annual grant of stock-based awards to our NEOs is made on the date of the first regularly scheduled Board or Committee meeting of the calendar year (typically held in the first quarter). In addition to annual awards, other grants may be awarded at other times (1) to attract new hires; (2) to recognize employees for special achievements or for retention purposes; (3) to new employees as a result of the acquisition of another company; or (4) as may be desirable and prudent in other special circumstances. The exercise price of stock options is determined in accordance with the respective plan and plan documents. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

Risk Considerations. The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balances fixed versus at-risk compensation;

•	Balances short-term cash and long-term equity incentive compensation;

•	Provides that at-risk compensation is based on a variety of qualitative and quantitative performance goals, including HGV’s stock price, HGV’s overall financial performance and the performance of specific business area goals;

•	Caps the executives’ incentive compensation opportunities;

•	Provides the Committee with discretion to reduce the annual incentive amount awarded;

•	Requires stock ownership levels;

•	Provides for a clawback of the executive’s compensation in specified circumstances; and

•	Prohibits pledging and hedging of Company stock.

Retirement Savings Benefits. HGV maintains a tax-qualified 401(k) plan, under which HGV matches 100 percent of employee contributions up to 3 percent of eligible compensation and 50 percent of employee contributions on the next 2 percent of eligible compensation. In addition to the 401(k) plan, HGV also offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings through the Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan (“HGV EDCP”). Those eligible to participate in the HGV EDCP may elect to defer up to 100 percent of both their annual salary and bonus. HGV currently provides no contribution or match to the HGV EDCP.

Pursuant to the HGV EDCP, specified eligible employees, including our NEOs, may defer up to 100 percent of either or both their annual salary and bonus. Deferral elections are made by eligible employees in the calendar year preceding the year compensation is earned. Contributions to the HGV EDCP consist solely of participants’ elective deferral contributions with no required matching or other employer contributions. Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses in the funds are credited to the participants’ accounts daily, net of investment option related expenses. The HGV EDCP does not provide any above-market returns or preferential earnings to participants, and the deferrals and their earnings are always 100 percent vested.

NEOs may elect at the time they make their deferral elections to receive in-service distributions at a specified future date. In addition, upon a showing of financial hardship due to death, illness, accident or similar extraordinary or unforeseeable circumstances, an executive may be allowed to access funds in his or her deferred compensation account before he or she otherwise would have been eligible. The participant must make two payout elections, one in the case of termination and one in the case of retirement. Benefits can generally be received either as a lump sum payment or in installments over a period not to exceed 20 years in the case of retirement, five years in the case of termination and five years for in-service distributions. In the event of a change in control, 100 percent of the value of the eligible employee’s deferred compensation account will be distributed.

Compliance with IRS Code Section 162(m). Section 162(m) of the Internal Revenue Code limits HGV’s federal income tax deduction for any compensation in excess of $1,000,000 paid to NEOs except for the Chief Financial Officer. However, this provision does not apply to certain performance-based compensation as long as specified requirements are met.

We expect that the Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions; however, the Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent.

Treatment of Outstanding Equity Awards

Hilton awards held by HGV employees as of January 3, 2017 (each, an “HGV Employee”) were converted into awards that will settle in shares of HGV common stock and adjusted in a manner intended to preserve the intrinsic value of the award.

Stock Options

Each outstanding option to purchase shares of Hilton common stock that was held by an HGV Employee on January 3, 2017, whether vested or unvested, was converted into an option to purchase shares of HGV common stock, on the same general terms and conditions as the Hilton stock option, with appropriate adjustments to the number of shares subject to the option and the exercise price payable per share in order to preserve its intrinsic value immediately following the spin-off.

Time-Vesting Restricted Stock Units

Outstanding RSUs that would have settled in shares of Hilton common stock, that were held by HGV Employees on January 3, 2017 and that are subject to time-based vesting, were converted into time-vesting RSUs that will settle in HGV common stock on the same general terms and conditions as the Hilton RSUs, with appropriate adjustments to the number of shares subject to such RSUs in order to preserve their intrinsic value immediately following the spin-off.

Performance-Vesting Restricted Stock Units and Restricted Stock

Outstanding performance-vesting RSUs and restricted stock (collectively, “PSAs”) granted with respect to shares of Hilton common stock in 2014 that were held by HGV Employees on January 3, 2017 were converted into awards of RSUs or restricted stock that were settled in shares of HGV common stock based on the actual performance level achieved by Hilton during the performance period applicable to such awards, which ended on December 31, 2016. The Hilton Committee determined the extent to which Mr. Wang’s awards vested based on actual performance through such date. PSAs that would have settled in shares of Hilton common stock that were granted in 2015 and 2016 and that were held by HGV Employees on January 3, 2017 have been converted into time-vesting RSUs or restricted stock that will settle in shares of HGV common stock. The number of shares of HGV common stock subject to each award has been adjusted in order to preserve the intrinsic value of the award immediately following the spin-off (the “Converted PSAs”). Subject to each such holder’s continued employment through the applicable vesting date, the Converted PSAs will vest on the date that the performance period applicable to the Converted PSAs prior to their conversion would have otherwise ended and settle in shares of HGV common stock.

Continued Vesting

The service-vesting requirements in effect for each equity-based award remained unchanged, and HGV Employees will be given credit for service with Hilton prior to the spin-off and continued service with HGV after the spin-off.

EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated. Information is provided for Mr. Brown because he was one of our NEOs for the year ended December 31, 2016. Mr. Brown resigned as Executive Vice President and Chief Operating Officer effective April 17, 2017.

Name	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Mark D. Wang President and Chief Executive Officer	2016	$686,495	—	$1,562,669	$381,820	$732,684	—	$10,600	$3,374,268
	2015	$691,500	—	$1,594,971	$370,796	$777,427	—	$10,600	$3,445,294
	2014	$623,654	—	$1,490,884	$359,997	$810,352	—	$11,409	$3,296,296

Michael D. Brown Executive Vice President and Chief Operating Officer	2016	$369,651	—	$273,424	$66,813	$727,263	—	$10,600	$1,447,751
	2015	$372,346	—	$279,115	$64,888	$761,934	—	$10,600	$1,488,883

James E. Mikolaichik(5) Executive Vice President and Chief Financial Officer	2016	$173,077	$300,000	—	—	$450,000	—	—	$923,077

Stan R. Soroka Executive Vice President and Chief Customer Officer	2016	$327,405	—	$242,159	$59,180	$412,949	—	$10,600	$1,052,293
	2015	$299,627	—	$385,373	$57,472	$306,935	—	$10,600	$1,060,007

Barbara L. Hollkamp Executive Vice President and Chief Human Resources Officer	2016	$359,090	—	$265,608	$64,906	$217,657	—	$10,600	$917,861

(1)	Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under Hilton’s employee benefit plans.
(2)	Represents the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 15: Share-Based Compensation of the audited consolidated financial statements included elsewhere in this prospectus. Of the PSAs granted, 50% vest according to EBITDA CAGR and 50% vest accordingly to Relative TSR. The grant date fair value of the PSAs that vest according to EBITDA CAGR was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the EBITDA CAGR awards would be: Mr. Wang—$1,145,607; Mr. Brown—$200,436; Mr. Soroka—$177,534; and Ms. Hollkamp—$194,720. As the PSAs that vest according to Relative TSR are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.
(3)	Includes actual amounts paid under Hilton’s annual cash incentive plan and, as to Messrs. Brown and Soroka, also includes actual amounts paid under Hilton’s quarterly cash incentive plan.
(4)	All Other Compensation for 2016 consists of 401(k) match contributions in the amount of $10,600 for each NEO other than Mr. Mikolaichik.
(5)	Mr. Mikolaichik commenced employment on August 17, 2016 as Executive Vice President and Chief Financial Officer of HGV at Hilton. Mr. Mikolaichik received a sign-on bonus of $300,000 pursuant to the terms of his offer letter.

2016 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2016. The share numbers presented below reflect the conversion of certain awards in connection with the spin-off. On January 3, 2017, holders of awards received an adjusted award based on HGV shares. The adjustments were designed to generally preserve the intrinsic value of each award prior to the spin-off.

See “Compensation Discussion and Analysis—Treatment of Outstanding Equity Awards” for a description of the treatment of Hilton equity-based awards in connection with the spin-off.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number or Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark D. Wang	Annual Cash Incentive	—	$34,480	$689,585	$1,034,378	—	—	—	—	—	—	—
	PSAs	2/18/16	—	—	—	30,663	61,326	122,652	—	—	—	$1,180,831
	Time- Vesting RSUs	2/18/16	—	—	—	—	—	—	20,441	—	—	$381,838
	Stock Options	2/18/16	—	—	—	—	—	—	—	73,286	$18.69	$381,820

Michael D. Brown	Annual Cash Incentive	—	$4,456	$222,789	$334,184	—	—	—	—	—	—	—
	Quarterly Cash Incentive	—	$34,811	$464,144	$696,216	—	—	—	—	—	—	—
	PSAs	2/18/16	—	—	—	5,365	10,730	21,460	—	—	—	$206,606
	Time- Vesting RSUs	2/18/16	—	—	—	—	—	—	3,577	—	—	$66,818
	Stock Options	2/18/16	—	—	—	—	—	—	—	12,824	$18.69	$66,813

James E. Mikolaichik	Annual Cash Incentive	—	$450,000	$450,000	$675,000	—	—	—	—	—	—	—
	PSAs	—	—	—	—	—	—	—	—	—	—	—
	Time- Vesting RSUs	—	—	—	—	—	—	—	—	—	—	—
	Stock Options	—	—	—	—	—	—	—	—	—	—	—

Stan R. Soroka	Annual Cash Incentive	—	$2,631	$131,552	$197,327	—	—	—	—	—	—	—
	Quarterly Cash Incentive	—	$14,800	$197,327	$295,991	—	—	—	—	—	—	—
	PSAs	2/18/16	—	—	—	4,752	9,504	19,008	—	—	—	$182,999
	Time- Vesting RSUs	2/18/16	—	—	—	—	—	—	3,167	—	—	$59,160
	Stock Options	2/18/16	—	—	—	—	—	—	—	11,359	$18.69	$59,180

Barbara L. Hollkamp	Annual Cash Incentive	—	$10,821	$180,353	$270,530	—	—	—	—	—	—	—
	PSAs	2/18/16	—	—	—	5,212	10,424	20,848	—	—	—	$200,714
	Time- Vesting RSUs	2/18/16	—	—	—	—	—	—	3,474	—	—	$64,894
	Stock Options	2/18/16	—	—	—	—	—	—	—	12,458	$18.69	$64,906

(1)	Reflects the possible payouts of cash incentive compensation under the Hilton 2016 Annual Incentive Program. Amounts reported in the “Threshold” column assume that there is no payout under the Adjusted EBITDA component of the annual cash incentive program and that the NEO only earns the minimum payout for the one business area performance objective that has been assigned the lowest weighting. The actual amounts paid are described in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	As described in further detail under “Compensation Discussion and Analysis—2016 Executive Compensation Design and Decisions—Long-Term Incentive Awards,” Hilton’s PSAs granted in 2016 have a three-year performance period ending December 31, 2018 and vest, as to 50% of the awards, based on Relative TSR and, as to 50% of the award, based on EBITDA CAGR. Threshold assumes that 50% of the total PSAs awarded vest, and maximum assumes that 200% of the total PSAs awarded vest. See “Compensation Discussion and Analysis—Treatment of Outstanding Equity Awards” for a description of the treatment of Hilton equity-based awards in connection with the spin-off.
(3)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 15: Share Based Compensation of the audited consolidated financial statements included elsewhere in this prospectus. The stock options have a weighted average exercise price per share equal to $18.69, computed in accordance with FASB ASC Topic 718 using the assumptions discussed in Note 15: Share Based Compensation of the audited consolidated financial statements included elsewhere in this prospectus. The grant date fair value of the PSAs that vest according to EBITDA CAGR was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date and was determined to be as follows: Mr. Wang—$572,804; Mr. Brown—$100,218; Mr. Soroka—$88,767; and Ms. Hollkamp—$97,360. The grant date fair value of the PSAs that vest based on Relative TSR was determined to be as follows: Mr. Wang—$608,027; Mr. Brown—$106,388; Mr. Soroka—$94,232; and Ms. Hollkamp—$103,354.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table sets forth information regarding outstanding equity awards made by Hilton and held by our NEOs as of December 31, 2016. The share numbers presented below reflect the conversion of certain awards in connection with the spin-off. On January 3, 2017, holders of awards received an adjusted award based on HGV shares The adjustments were designed to generally preserve the intrinsic value of each award prior to the spin-off. See “Compensation Discussion and Analysis—Treatment of Outstanding Equity Awards” for a description of the treatment of Hilton equity-based awards in connection with the spin-off.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1)(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark D. Wang	2/19/14	32,899	16,951	$20.52	2/19/24	—	—	—	—
	2/10/15	15,462	30,926	$26.17	2/10/25	49,606	$1,282,315	—	—
	2/18/16	—	73,286	$18.69	2/18/26	81,767	$2,113,677	—	—

Michael D. Brown	2/19/14	5,757	2,966	$20.52	2/19/24	—	—	—	—
	2/10/15	2,704	5,413	$26.17	2/10/25	8,679	$224,352	—	—
	2/18/16	—	12,824	$18.69	2/18/26	14,307	$369,836	—	—

James E. Mikolaichik	—	—	—	—	—	—	—	—	—

Stan R. Soroka	2/19/14	—	—	—	—	2,447	$63,255	—	—
	2/10/15	2,396	4,793	$26.17	2/10/25	11,208	$289,727	—	—
	2/18/16	—	11,359	$18.69	2/18/26	12,671	$327,545	—	—

Barbara L. Hollkamp	2/19/14	4,933	2,544	$20.52	2/19/24	—	—		—
	2/10/15	2,628	5,257	$26.17	2/10/25	8,430	$217,916	—	—
	2/18/16	—	12,458	$18.69	2/18/26	13,898	$359,263	—	—

(1)	Stock options vest in three equal annual installments beginning on the first anniversary of the grant date.
(2)	For additional information on vesting upon specified termination events or a change in control, see “Potential Payments Upon Termination or Change in Control.”
(3)	Hilton’s 2016 long-term incentive program consisted of grants of stock options, time-vesting RSUs and PSAs. PSAs were in the form of RSUs for all HGV employees, other than Mr. Wang, who received PSAs in the form of restricted stock. Mr. Wang’s 2015 award consists of 42,519 PSAs and 7,087 time-vesting RSUs, and his 2016 award consists of 61,326 PSAs and 20,441 time-vesting RSUs; Mr. Brown’s 2015 award consists of 7,439 PSAs and 1,240 time-vesting RSUs, and his 2016 award consists of 10,730 PSAs and 3,577 time-vesting RSUs; Mr. Soroka’s 2014 award consists of 2,447 time-vesting RSUs, his 2015 award consists of 6,589 PSAs and 4,619 time-vesting RSUs, and his 2016 award consists of 9,504 PSAs and 3,167 time-vesting RSUs; and Ms. Hollkamp’s 2015 award consists of 7,226 PSAs and 1,204 time-vesting RSUs, and her 2016 award consists of 10,424 PSAs and 3,474 time-vesting RSUs. The 2015 PSAs vest on December 31, 2017, and the 2016 PSAs vest on December 31, 2018. The 2015 and 2016 time-vesting RSUs vest in two equal annual installments beginning on the first anniversary of the grant date, except that Mr. Soroka’s 2,447 time-vesting RSUs granted in 2014 and 1,098 time-vesting RSUs granted in 2015 vest in three equal annual installments beginning on the first anniversary of the grant date.
(4)	Amounts reported are based on the closing price of HGV’s common stock on the NYSE on January 4, 2017 ($25.85) in order to reflect the conversion in connection with the spin-off, multiplied by the number of outstanding shares.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information with respect to securities authorized for issuance under all of HGV’s equity compensation plans as of December 31, 2016.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price to outstanding options warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	—	10,325,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	10,325,000

2016 Option Exercises and Stock Vested

The following table provides information regarding Hilton shares that vested during 2016 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1)	Value Realized On Vesting(2) ($)
Mark D. Wang	—	—	68,511	$1,771,009
Michael D. Brown	—	—	11,989	$309,916
James E. Mikolaichik	—	—	—	—
Stan R. Soroka	—	—	7,564	$195,529
Barbara L. Hollkamp	—	—	10,417	$269,279

(1)	Includes shares received from the vesting of time-vesting RSUs and PSAs.
(2)	Amounts reported are based on the closing price of HGV’s common stock on the NYSE on January 4, 2017 ($25.85) in order to reflect the conversion in connection with the spin-off.

2016 Nonqualified Deferred Compensation

Hilton offers to its executives, including all of the NEOs, the opportunity to participate in an Executive Deferred Compensation Plan (the “Hilton EDCP”) that has similar terms and provisions to the HGV EDCP. See “Compensation Discussion and Analysis—2017 Executive Compensation Design and Decisions—Compensation Policies and Practices—Retirement Savings Benefits” for additional information. In connection with the spin-off, effective January 3, 2017, all balances in the Hilton EDCP with respect to employees who became employees of HGV, including our NEOs, were transferred into the HGV EDCP.

The table below provides information as of December 31, 2016 for those NEOs who chose to participate in the Hilton EDCP in 2016.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Mark D. Wang	$146,160	—	$84,060	—	$1,421,755
Michael D. Brown	—	—	—	—	—
James E. Mikolaichik	—	—	—	—	—
Stan R. Soroka	—	—	—	—	—
Barbara L. Hollkamp	—	—	$328	—	$5,510

(1)	The amount in this column is included in the “Salary” column for 2016 in the Summary Compensation Table.
(2)	Amounts in this column are not reported as compensation for fiscal year 2016 in the Summary Compensation Table since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under Hilton’s 401(k) plan. Of the available investment options, the one-year rate of return during 2016 ranged from 1.41% to 21.28%.
(3)	Of the total in this column listed for Mr. Wang, $146,160 is included in the “Salary” column for 2016 in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

General

The following table describes the potential payments and benefits that would have been payable to our NEOs under Hilton’s existing plans, assuming (1) a termination of employment and/or (2) a change in control occurred, in each case, on December 31, 2016. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. Distributions of plan balances that would be made are set forth in the 2016 Nonqualified Deferred Compensation table above. We have subsequently entered into Severance Agreements with our NEOs which replace certain of the benefits described below. See “Compensation Discussion and Analysis—2017 Executive Compensation Design and Decisions—Agreements with Executives.” Because the disclosures in the table assume the occurrence of a termination or change in control as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or change in control may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Qualifying Termination(1) ($)	CIC Without Termination ($)	Qualifying Termination Within 12 Months Following CIC ($)	Death or Disability(6) ($)
Mark D. Wang
Cash Severance(1)	$2,758,340	—	$2,758,340	$689,585
Equity Awards(2)	—	$1,150,584	$5,547,423	$5,547,423
Continuation of Benefits(3)	$9,212	—	$9,212	$9,212
Outplacement Services(4)	$50,000	—	$50,000	—
Other Benefit(5)	$143,221	—	$143,221	$143,221
Total Value of Benefits	$2,960,773	$1,150,584	$8,508,196	$6,389,441

Michael D. Brown
Cash Severance(1)	$1,058,248	—	$1,058,248	$338,825
Equity Awards(2)	—	$201,294	$970,632	$970,632
Continuation of Benefits(3)	$12,710	—	$12,170	$12,170
Outplacement Services(4)	$25,000	—	$25,000	—
Other Benefit(5)	$35,704	—	$35,704	$35,704
Total Value Benefits	$1,131,662	$201,294	$2,102,294	$1,357,871

James E. Mikolaichik
Cash Severance(1)	$1,800,000	—	$1,800,000	$450,000
Equity Awards(2)	—	—	—	—
Continuation of Benefits(3)	$12,710	—	$12,710	$12,710
Outplacement Services(4)	$50,000	—	$50,000	—
Other Benefit(5)	$13,306	—	$13,306	$13,306
Total Value of Benefits	$1,876,016	—	$1,876,016	$476,016

Stan R. Soroka
Cash Severance(1)	$657,758	—	$657,758	$180,884
Equity Awards(2)	—	$178,287	$761,858	$761,858
Continuation of Benefits(3)	$12,710	—	$12,710	$12,710
Outplacement Services(4)	$25,000	—	$25,000	—
Other Benefit(5)	$22,962	—	$22,962	$22,962
Total Value of Benefits	$718,430	$178,287	$1,480,288	$978,414

Name	Qualifying Termination(1) ($)	CIC Without Termination ($)	Qualifying Termination Within 12 Months Following CIC ($)	Death or Disability(6) ($)
Barbara L. Hollkamp
Cash Severance(1)	$541,059	—	$541,059	$180,353
Equity Awards(2)	—	$195,529	$910,342	$910,342
Continuation of Benefits(3)	$4,138	—	$4,138	$4,138
Outplacement Services(4)	$25,000	—	$25,000	—
Other Benefit(5)	$37,459	—	$37,459	$37,459

Total Value of Benefits	$607,656	$195,529	$1,517,998	$1,132,292

(1)	For purposes of the table above, a “qualifying termination” means (x) under the Hilton Severance Plan, a termination of employment either by Hilton without “cause” or by the executive for “good reason,” each as defined in the Hilton Severance Plan, and (y) under the Hilton Incentive Plan, a termination by Hilton without “cause” as defined in the Hilton Incentive Plan. An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability or (b) solely as a result of a change in control. Under the Hilton Severance Plan, whether or not in connection with a change in control, each NEO would have been entitled to receive a cash severance amount equal to one times (two times in the case of Messrs. Wang and Mikolaichik) the sum of the executive’s base salary and annual cash incentive award under the Hilton annual cash incentive plan and, as to Messrs. Brown and Soroka, also includes the aggregate annual incentive award under the Hilton quarterly cash incentive plan, in each case, payable at target and in effect as of the date of termination. If the employment of the NEO was terminated due to death or disability, such executive would have been entitled to receive a prorated bonus. Amounts reported under “Death or Disability” for each NEO reflect each NEO’s target annual bonus under the Hilton annual cash incentive plan for the year ended December 31, 2016, and for Messrs. Brown and Soroka, each NEO’s target quarterly bonus for the fourth quarter under the Hilton quarterly cash incentive plan for the year ended December 31, 2016.
(2)	Amounts represent the value of the acceleration of any unvested PSAs, time-vesting RSUs and stock options, assuming the acceleration occurred on December 31, 2016 and based on the closing price of HGV’s common stock on the NYSE on January 4, 2017 ($25.85) in order to reflect the conversion in connection with the spin-off.

•	PSAs: In connection with the spin-off, PSAs were converted into time-vesting RSUs or, in the case of Mr. Wang, shares of restricted stock that will settle in shares of HGV stock, assuming target-level performance. If the NEO’s employment terminates as a result of death or disability, a prorated portion of the converted PSAs will immediately vest. Upon a change in control, a prorated portion of the converted PSAs will immediately vest. In the table above, amounts upon a change in control reflect a prorated number of converted PSAs. Converted PSAs are prorated based on the number of days in the vesting period prior to the termination events described above.

•	Time-Vesting RSUs: If the NEO’s employment is terminated without cause within 12 months following a change in control or due to the executive’s death or disability, all unvested time-vesting RSUs will immediately vest.

•	Stock options: If the NEO’s employment terminates without cause within 12 months following a change in control or due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. In the table above, amounts reported reflect the “spread,” or difference between the exercise price and closing price of Hilton’s common stock on the NYSE as of December 30, 2016.

(3)

Under the Hilton Severance Plan, upon a qualifying termination, each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 12 months following the date of termination.
(4)	Under the Hilton Severance Plan, upon a qualifying termination, each NEO is entitled to outplacement services for a period of 12 months following the date of termination. Amounts in the table above assume that the cost to Hilton for these outplacement services would be $25,000 ($50,000 in the case of Messrs. Wang and Mikolaichik) for each NEO.
(5)	Amounts shown represent accrued but unused vacation days.
(6)	In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under Hilton’s employer-paid premium life insurance plans. All of Hilton’s executives are eligible to receive one times their regular annual eligible wages at death. Therefore, if such benefits were triggered for the NEOs on December 31, 2016 under Hilton’s life insurance plans, the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Wang—$1,480,000; Mr. Mikolaichik—$450,000; Mr. Brown—$955,000; Mr. Soroka—$532,000; and Ms. Hollkamp—$534,000.

Converted Equity Awards

The equity awards converted in the spin-off generally provide for post-termination non-solicit and non-compete covenants for (i) the later of one year post-termination or the last date any portion of the award is eligible to vest following the participant’s termination, (ii) the last date any portion of the award is eligible to vest following the participant’s retirement or (iii) the last date any portion of the award is eligible to vest; in each case, in addition to other intellectual property, confidentiality and non-disparagement covenants. Each of these executives’ equity-based awards is subject to HGV’s Clawback Policy. Additional provisions are outlined in the table below.

Award Type	Termination Provisions for Unvested Shares
Converted PSAs(4)

•    Death or disability: Prorated portion will immediately vest(1)

•    Change in control: Prorated portion will immediately vest(2)

•    Retirement (as defined above): Prorated portion will vest at the end of the performance period so long as no restrictive covenant violation occurs(1),(3)

•    Other reasons: Forfeit unvested

Converted Time-Vesting RSUs and Phantom Stock Units

•    Death or disability: Immediately vest

•    Termination without “cause” (as defined in the Incentive Plan) within 12 months following a change in control: Immediately vest

•    Retirement: Continue to vest based on the original vesting schedule so long as no restrictive covenant violation occurs(3),(5)

•    Other reasons: Forfeit unvested

Converted Stock Options

•    Death or disability: Immediately vest and become exercisable; remain exercisable for one year thereafter(6)

•    Termination without “cause” within 12 months following a change in control: Immediately vest and become exercisable; remain exercisable for 90 days thereafter(6)

•    Retirement: Continue to vest according to the original vesting schedule; remain exercisable until the earlier of (x) the original expiration date or (y) 5 years from retirement, so long as no restrictive covenant violation occurs(3),(7)

•    Other reasons: Forfeit unvested; vested options will remain exercisable for 90 days thereafter(6),(8)

(1)	Prorated based on the number of days in the vesting period that have elapsed prior to termination.
(2)	Prorated based on the number of days in the vesting period that have elapsed prior to the change in control.
(3)	For continued vesting to occur, Retirement must occur on a date that is six months after the grant date of the award.
(4)	PSAs granted in 2014 by Hilton were earned as of December 31, 2016 and were settled on March 9, 2017.
(5)	Phantom stock units and time-vesting RSUs granted in 2014 by Hilton do not provide for continued vesting following Retirement.
(6)	Options do not remain exercisable later than the original expiration date.
(7)	Options granted in 2014 by Hilton do not provide for continued vesting post-Retirement.
(8)	Upon termination for cause all vested and unvested options terminate. The option period will also expire immediately upon the occurrence of a restricted covenant violation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee was established and appointed effective January 3, 2017. At all times since the Committee was established, the members of the Compensation Committee were Messrs. Johnson, Lazarus and Whetsell, none of whom was, during the fiscal year, an officer or employee of HGV or Hilton and none of whom was formerly an officer of HGV or Hilton. Since the establishment of our Compensation Committee, none of our executive officers, or executive officers of Hilton, served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board. We are parties to certain transactions with Blackstone and HNA described under “Certain Relationships and Related Party Transactions—Agreements with Certain Stockholders.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of October 24, 2017 by (1) each person known to us to beneficially own more than 5 percent of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. On October 24, 2017, there were 99,088,973 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholder:
HNA(1)	24,750,000	25.0%
Vanguard Group Inc.(2)	5,535,950	5.6%
Directors and Named Executive Officers:
Mark D. Wang(3)	346,703	*
James E. Mikolaichik	6,845	*
Michael D. Brown(4)	48,000	*
Stan R. Soroka(3)	14,930	*
Barbara L. Hollkamp(3)	25,701	*
Leonard A. Potter	1,518	*
Brenda J. Bacon	1,518	*
Kenneth A. Caplan(5)	23,309	*
Yasheng Huang	—	*
David W. Johnson	29,518	*
Mark H. Lazarus	1,518	*
Pamela H. Patsley	1,518	*
Paul W. Whetsell	1,518	*
Kenneth Tai Lun Wong	—	*
Directors and executive officers as a group (17 persons)(6)	490,531	*

*	Represents less than 1%.
(1)	Based on the Schedule 13D and Form 3 filed on March 24, 2017. All shares are owned by HNA HLT Holdco I LLC, which is a wholly-owned indirect subsidiary of HNA Tourism Group Co., Ltd. The address of HNA HLT Holdco I LLC and HNA Tourism Group Co., Ltd. is HHA Building, No. 7 Guoxing Road, Haikou 570203, People’s Republic of China.

As of the date of this registration statement, HNA has pledged, hypothecated or granted security interests in substantially all of the shares of our common stock held by it pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all shares of common stock pledged to them and may seek recourse against the borrower.

(2)	Based on the Schedule 13F filed for the three months ended June 30, 2017 and certain other information made available to us.
(3)	Includes shares underlying vested options and options that will vest within 60 days of October 23, 2017 as follows: Mr. Wang—105,203; Mr. Soroka—8,578; and Ms. Hollkamp—16,885. Includes 103,845 unvested shares of restricted stock for Mr. Wang.
(4)	Mr. Brown resigned from all positions with the Company effective April 17, 2017. Because he was a “named executive officer” of the Company as of December 31, 2016, Mr. Brown’s individual beneficial ownership is included in this table accordance with SEC rules; however, he is not included in the beneficial ownership of the Company’s directors and executive officers as a group. Based on a Form 4 filed on March 9, 2017 and other information made available to us.
(5)	Includes 13,593 shares held by the Deborah and Kenneth Caplan Foundation, with respect to which Mr. Caplan has dispositive and voting control.
(6)	Includes 152,497 shares underlying vested options and options that will vest within 60 days of October 23, 2017 and 103,845 unvested shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Statement of Policy Regarding Transactions with Related Persons

Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons, which we refer to as our “related person policy,” that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. Our related person transaction policy requires that a “related person” (as defined as in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5 percent of our common stock, including HNA) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board or a duly authorized committee of the Board (currently the Audit Committee). No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of the Board (currently the Audit Committee). If we become aware of an existing related party transaction that has not been approved under this policy, the transaction will be referred to our board of directors or a duly authorized committee of our board of directors (currently the Audit Committee), which will evaluate all options available, including ratification, revision or termination of such transaction. Our related person policy requires that directors interested in a related person transaction recuse themselves from any vote on or review of a related person transaction in which they have an interest.

Our related person policy provides that the purchase or sale of products or services in the ordinary course of our business that involve a holder of more than 5 percent of our common stock or its affiliates are deemed to be approved or ratified under our policy if the aggregate amount in such transaction is expected to be less than $10 million over five years or the products or services are of a type generally made available to other customers, and the officers of HGV reasonably believe the transaction to be on market terms. In addition, certain transactions with and payments to or from Hilton or Park pursuant to certain agreements entered into in connection with or in effect at the time of the spin-off are deemed to be approved or ratified under our policy. See “—Agreements with Former Affiliates Related to the Spin-Off” for additional information.

Agreements with Former Affiliates Related to the Spin-Off

On January 2, 2017, we entered into several agreements with Hilton and Park in connection with the spin-off that govern our relationship and provide for an orderly transition to our operation as an independent, publicly-held company. The following summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Distribution Agreement, Employee Matters Agreement, Tax Matters Agreement, Transition Services Agreement and License Agreement, which were filed as Exhibit 2.1, Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, to HGV’s Current Report on Form 8-K filed with the SEC on January 4, 2017.

Distribution Agreement

HGV entered into a Distribution Agreement with Hilton and Park regarding the principal actions taken or to be taken in connection with the spin-off. The Distribution Agreement provides for certain transfers of assets and assumptions of liabilities by each of Hilton, HGV and Park and the settlement or extinguishment of certain liabilities and other obligations among Hilton, HGV and Park. In particular, the Distribution Agreement provides that, subject to the terms and conditions contained in the Distribution Agreement:

•	all of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) associated with the separated real estate business will be retained by or transferred to Park or its subsidiaries;

•	all of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) associated with the timeshare business will be retained by or transferred to HGV or its subsidiaries;

•	all other assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) of Hilton will be retained by or transferred to Hilton or its subsidiaries (other than HGV, Park and their respective subsidiaries);

•	liabilities (including whether accrued, contingent or otherwise) related to, arising out of or resulting from businesses of Hilton that were previously terminated or divested will be allocated among the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses;

•	each of HGV and Park will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from the Form 10 registering its respective common stock distributed by Hilton in the spin-off and from any disclosure documents that offer for sale securities in transactions related to the spin-off, subject to exceptions for certain information for which Hilton will retain liability; and

•	except as otherwise provided in the Distribution Agreement or any ancillary agreement, Hilton will generally be responsible for any costs or expenses incurred by each of Hilton, HGV and Park in connection with the spin-offs and the transactions contemplated by the Distribution Agreement, including costs and expenses relating to legal counsel, financial advisors and accounting advisory work related to the spin-off.

In addition, notwithstanding the allocation described above, HGV, Hilton and Park have agreed that losses related to certain contingent liabilities (and related costs and expenses) that generally are not specifically attributable to any of the separated real estate business, the timeshare business or the retained business of Hilton (“Shared Contingent Liabilities”) will be apportioned among the parties according to fixed percentages of 65 percent, 26 percent and 9 percent for Hilton, Park and HGV, respectively. Examples of Shared Contingent Liabilities may include uninsured losses arising from actions (including derivative actions) against current or former directors or officers of Hilton or its subsidiaries in respect of acts or omissions occurring prior to the completion of the spin-off, or against current or former directors or officers of any of Hilton, HGV or Park, or any of their respective subsidiaries, arising out of, in connection with, or otherwise relating to, the spin-off, subject to certain exceptions described in the Distribution Agreement. In addition, costs and expenses of, and indemnification obligations to, third party professional advisors arising out of the foregoing actions also may be subject to these provisions. Subject to certain limitations and exceptions, Hilton will generally be vested with the exclusive management and control of all matters pertaining to any such Shared Contingent Liabilities, including the prosecution of any claim and the conduct of any defense. The Distribution Agreement also provides for cross-indemnities that, except as otherwise provided in the Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of each business with the appropriate company.

Employee Matters Agreement

HGV entered into an Employee Matters Agreement with Hilton and Park that governs the respective rights, responsibilities and obligations of Hilton, HGV and Park after the spin-off with respect to transferred employees, defined benefit pension plans, defined contribution plans, non-qualified retirement plans, employee health and welfare benefit plans, incentive plans, equity-based awards, collective bargaining agreements and other employment, compensation and benefits-related matters. The Employee Matters Agreement provides for, among other things, the allocation and treatment of assets and liabilities arising out of incentive plans, retirement plans and employee health and welfare benefit plans in which HGV and Park employees participated prior to the spin-off, and continued participation by HGV and Park employees in certain of Hilton’s compensation and benefit plans for a specified period of time following the spin-off. Generally, other than with respect to certain specified compensation and benefit plans and liabilities, each of HGV and Park will assume or retain sponsorship of, and the liabilities relating to, compensation and benefit plans and employee-related liabilities relating to its current and former employees. The Employee Matters Agreement also provides that outstanding Hilton equity-based awards will be equitably adjusted or converted into Park or HGV awards, as applicable, in connection with the spin-off. After the spin-off, HGV and Park employees will no longer actively participate in Hilton’s benefit plans or programs (other than specified compensation and benefit plans), and each of HGV and Park has established or will establish plans or programs for its employees as described in the Employee Matters Agreement. HGV and Park also have established or will establish or maintain plans and programs outside of the United States as may be required under applicable law or pursuant to the Employee Matters Agreement.

Tax Matters Agreement

HGV entered into a Tax Matters Agreement with Hilton and Park that governs the respective rights, responsibilities and obligations of Hilton, HGV and Park after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. Although binding between the parties, the Tax Matters Agreement is not binding on the IRS. Each of HGV and Park will continue to have several liability with Hilton to the IRS for the consolidated U.S. federal income taxes of the Hilton consolidated group relating to the taxable periods in which HGV and Park were part of that group. The Tax Matters Agreement specifies the portion, if any, of this tax liability for which HGV and Park will bear responsibility, and each party has agreed to indemnify the other two against any amounts for which they are not responsible. The Tax Matters Agreement also provides special rules for allocating tax liabilities in the event that the spin-off is not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on Hilton that arise from the failure of the spin-off and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes under Code Sections 355 and 368(a)(1)(D), as applicable, and certain other relevant provisions of the Code, to the extent that the failure to qualify is attributable to actions taken by such party (or with respect to such party’s stock). The parties will share responsibility in accordance with sharing percentages of 65 percent for Hilton, 26 percent for Park, and 9 percent for HGV for any such taxes imposed on Hilton that are not attributable to actions taken by a particular party.

The Tax Matters Agreement also provides for certain covenants that may restrict HGV’s ability to issue equity and pursue strategic or other transactions that otherwise could maximize the value of its business, including, for two years after the spin-off:

•	engaging in any transaction involving the acquisition of shares of HGV stock or certain issuances of shares of HGV stock (other than with respect to the purging distribution described in the Information Statement included in HGV’s Registration Statement on Form 10, as amended, which was filed on November 30, 2016);

•	merging or consolidating with any other person or dissolving or liquidating in whole or in part;

•	selling or otherwise disposing of, or allowing the sale or other disposition of, more than 35 percent of HGV’s consolidated gross or net assets; or

•	repurchasing shares of HGV stock, except in certain circumstances.

These restrictions are generally inapplicable in the event that the IRS has granted a favorable ruling to Hilton, HGV or Park or in the event that Hilton, HGV or Park has received an opinion from a tax advisor, in either case to the effect that it can take such actions without adversely affecting the tax-free status of the spin-off and related transactions.

Transition Services Agreement

HGV entered into a Transition Services Agreement with Hilton and Park under which Hilton or one of its affiliates will provide HGV and Park with certain services for a limited time to help ensure an orderly transition following the spin-off. The services that Hilton agreed to provide under the Transition Services Agreement may include certain finance, information technology, human resources and compensation, facilities, legal and compliance and other services. HGV and Park will pay Hilton for any such services utilized at agreed amounts as set forth in the Transition Services Agreement. In addition, for a specified term, HGV or Park and Hilton may mutually agree on additional services that were provided by Hilton prior to the completion of the spin-off at pricing based on market rates that are reasonably agreed to by the parties.

License Agreement

HGV entered into a License Agreement with Hilton, in which Hilton has granted HGV the right to use certain Hilton trademarks and other intellectual property in its timeshare business for an initial term of 100 years.

Agreements with Certain Stockholders

Blackstone Stockholders Agreement and Tax Stockholders Agreement

In connection with the spin-off, on January 2, 2017, HGV entered into a stockholders agreement with certain stockholders, including Blackstone, and a Tax Stockholders Agreement with Hilton and certain stockholders, including Blackstone. The following summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the stockholders agreement and the Tax Stockholders Agreement, which were filed as Exhibit 10.6 and Exhibit 10.7, respectively, to HGV’s Current Report on Form 8-K filed with the SEC on January 4, 2017.

Under the stockholders agreement, Blackstone may designate a number of directors equal to: (i) if Blackstone and the other owners of Hilton prior to its December 2013 initial public offering (collectively, “pre-IPO owners”) beneficially own at least 50 percent of HGV’s outstanding common stock, 50 percent of the total number of directors comprising our board of directors, rounded down to the nearest whole number; (ii) if the pre-IPO owners beneficially own at least 40 percent (but less than 50 percent) of HGV’s outstanding common stock, 40 percent of the total number of directors comprising our board of directors, rounded down to the nearest whole number; (iii) if the pre-IPO owners beneficially own at least 30 percent (but less than 40 percent) of HGV’s outstanding common stock, 30 percent of the total number of directors comprising our board of directors, rounded down to the nearest whole number; (iv) if the pre-IPO owners beneficially own at least 20 percent (but less than 30 percent) of HGV’s outstanding common stock, either (x) 20 percent of the total number of directors comprising our board of directors, rounded down to the nearest whole number, if the total number of directors is 10 or more or (y) the lowest whole number that is greater than 20 percent of the total number of directors comprising our board of directors if the total number of directors is less than 10; and (v) if the pre-IPO owners beneficially own at least 5 percent (but less than 20 percent) of HGV’s outstanding common stock, the lowest whole number that is greater than 10 percent of the total number of directors comprising our board of directors. The above-described provisions of the Blackstone stockholders’ agreement terminated in connection with Blackstone’s recent sales of all of our common stock that it held. One member of our board of directors, Kenneth A. Caplan, was designated by Blackstone pursuant to the stockholders agreement prior to the sale by Blackstone of the shares of our common stock held by it.

The Tax Stockholders Agreement is intended to preserve the tax-free status of the distributions effected in connection with the spin-off. The Tax Stockholders Agreement provides for certain covenants that may limit issuances or repurchases of our common stock in excess of specified percentages, dispositions of our common stock by Blackstone, and transfers of interests in certain Blackstone entities that directly or indirectly own our common stock or the common stock of Hilton or Park. Additionally, the Tax Stockholders Agreement limits issuances or repurchases of stock by Hilton in excess of specified percentages.

HNA Stockholders Agreement

On October 24, 2016, Blackstone entered into a stock purchase agreement with HNA providing for the sale by Blackstone to HNA of 247,500,000 shares of common stock of Hilton, representing approximately 25 percent of the outstanding shares of common stock of Hilton. The sale closed on March 15, 2017. Because the sale closed after the spin-off record date, the sale included 24,750,000 of the shares of HGV common stock received by Blackstone in the spin-off.

On October 24, 2016, HGV entered into a stockholders agreement with HNA (and with HNA Group Co., Ltd. for purposes of the standstill provision only) that became effective upon the closing of the sale. The following summary does not purport to be complete and is qualified in its entirety by reference to the full text of the stockholders agreement, which was filed as Exhibit 10.18 to HGV’s Registration Statement on Form 10 filed with the SEC on November 10, 2016.

Under the HNA stockholders agreement, for so long as HNA beneficially owns at least 15 percent of our outstanding common stock, it will have the right to designate two directors to our board of directors, only one of which may be affiliated with HNA (but not its hospitality business) and the other of which must meet the independence standards of the NYSE and not have been, for two years, an employee, director or officer of, or consultant to, HNA or any of its affiliates. Each of HNA’s director designees must be reasonably satisfactory to our Nominating and Corporate Governance Committee. In addition, so long as HNA owns at least 20 percent of our outstanding common stock, HNA will have the right to designate an additional independent director to fill each third additional director seat above 10 directors. For example, if we were to increase the size of our board of directors in the future to 13, HNA would have the right to designate an independent director as the 13th member of the board of directors. HNA’s right to designate directors declines to one director when HNA’s ownership falls below 15 percent of our outstanding common stock and such right terminates when HNA’s ownership falls below 5 percent of our outstanding common stock, subject to certain exceptions. Each independent designee is entitled to serve on at least one standing committee of the board of directors, as determined by our Nominating and Corporate Governance Committee. Two members of our board of directors, Yasheng Huang and Kenneth Tai Lun Wong, were designated by HNA pursuant to the stockholders agreement.

The HNA stockholders agreement also includes certain restrictions on HNA’s ability to vote the shares of our common stock that it holds, includes certain restrictions on transfer by HNA of the shares that it holds, provides HNA with a right of first refusal to acquire additional shares of our common stock in certain circumstances, and prohibits HNA entering into certain transaction with or involving HGV.

Registration Rights Agreements

HGV entered into a registration rights agreement with Blackstone that became effective upon the completion of the spin-off. The Blackstone registration rights agreement provided Blackstone with customary “demand” and “piggyback” registration rights. The registration rights agreement also requires HGV to pay certain expenses relating to such registrations and indemnify the registration rights holder against certain liabilities under the Securities Act.

Following the sale of our common stock to HNA, Blackstone held 15,008,689 shares, or approximately 15 percent of our outstanding common stock. On May 25, 2017, Blackstone filed a Registration Statement on Form S-1 and registered all of our common stock held by them. On June 14, 2017, Blackstone entered into an underwriting agreement with J.P. Morgan Securities LLC pursuant to which J.P. Morgan Securities LLC agreed to purchase from Blackstone 9,650,000 shares of our common stock at a price of $35.40 per share. The sale was completed on June 20, 2017. Subsequently, on September 25, 2017, Blackstone completed the sale of substantially all of the remaining shares of our common stock held by them to several institutional investors. We did not receive any proceeds from either of these sales. As a result of these sales, Blackstone holds only a nominal number of shares of our common stock.

In connection with Blackstone’s sale of HGV common stock to HNA, HGV also entered into a registration rights agreement with HNA that became effective upon the closing of the sale. The HNA registration rights agreement provides that, beginning two years after the closing of the sale, HNA will have customary “demand” and “piggyback” registration rights.

The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Blackstone Registration Rights Agreement and the HNA Registration Rights Agreement, which were filed as Exhibit 10.6 and Exhibit 10.17, respectively, to HGV’s Registration Statement on Form 10 filed with the SEC on November 14, 2016.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Other Transactions

Hotel Conversions and Other Hotel Transactions

In 2016, Hilton transferred the following assets to us for conversion to vacation ownership units.

•	certain floors at the Embassy Suites Washington, D.C. with a book value of $40 million and $7 million of related deferred tax liabilities;

•	certain floors at the Hilton New York with a book value of $33 million and $9 million of related deferred tax liabilities;

•	certain floors of a hotel tower and a restaurant at the Hilton Waikoloa Village with a book value of $178 million and $49 million of related deferred tax liabilities; and

•	a parcel of land adjacent to the Hilton Waikoloa Village with a book value of $54 million and $16 million of related deferred tax liabilities.

In 2014, we paid $22 million as part of a larger transaction that included the transfer of certain floors at the Hilton New York. Some of these floors, although paid for in 2014, were not transferred to us until 2016. Other than the floors at the Hilton New York transferred in 2014, we did not pay cash consideration for the transfers of these assets. The floors at the Hilton New York and the Hilton Waikoloa Village properties are subject to a lease arrangement with Park whereby Park will retain the right to occupy and operate certain floors of the properties with lease terms expiring on September 30, 2017 and December 31, 2019, respectively. In addition, in 2014, in connection with a sale of certain land and easement rights for a timeshare project, we transferred $14 million of development costs capitalized in inventory to a wholly-owned subsidiary of Hilton.

In 2015, we distributed $2 million to Hilton in connection with a future conversion of a portion of one of Hilton’s wholly-owned hotel properties to a timeshare property.

We also pay rental fees and fees for other amenities to certain Hilton wholly-owned hotels. During the six months ended June 30, 2017, and the years ended December 31, 2016, 2015 and 2014, we paid fees of and $15 million, $27 million, $25 million and $28 million, respectively.

We also may enter into arrangements with affiliates of Blackstone which may involve, among other things, our sale of certain owned properties to affiliates of Blackstone for their development into timeshare properties and our selling and marketing related timeshare intervals and providing management and other services to operate the homeowners’ associations, rental programs, resort recreational programs and retail outlets at these properties.

Other Relationships

On July 18, 2017, we entered into an agreement with BRE Ace Holdings, an affiliate of Blackstone and formed BRE Ace LLC. Pursuant to the agreement, we contributed $40 million in cash for a 25 percent interest in BRE Ace LLC, which owns, a 1,201-key timeshare resort property and related operations, commonly known as “Elara, by Hilton Grand Vacations,” located in Las Vegas, Nevada.

We are party to a fee-for-service agreement with an affiliate of Blackstone to sell vacation ownership intervals at a property for which we earn commissions. During the six months ended June 30, 2017, and the years ended December 31, 2016, 2015 and 2014, and, we earned commissions and other fees of $93 million, $177 million, $154 million and $30 million, respectively, pursuant to this agreement. In addition, during the year ended December 31, 2016, we paid less than $1 million to an affiliate of Blackstone for information technology consulting services.

We participate in Hilton’s guest loyalty program, Hilton Honors. Members of certain clubs that we operate can exchange club points for Hilton Honors points, which we purchase from Hilton. We pay Hilton in advance based on an estimated cost per point for the costs of future club exchanges. For the six months ended June 30, 2017, and the years ended December 31, 2016, 2015 and 2014, we paid Hilton $38 million, $58 million, $56 million and $48 million, respectively, for Hilton Honors points.

Hilton provides certain administrative services to us, including information technology services, financial services, human resources services, contributions to defined contribution plans and insurance coverage. For the six months ended June 30, 2017, and the years ended December 31, 2016, 2015 and 2014, we paid Hilton approximately $12 million, $48 million, $33 million and $26 million, respectively, in fees for these services. We also pay fees related to the licensing of certain intellectual property owned by Hilton, including the Hilton Grand Vacations Inc. brand. For the six months ended June 30, 2017, and the years ended December 31, 2016, 2015 and 2014, we paid licensing fees of approximately $43 million, $80 million, $74 million and $62 million, respectively, to Hilton. The provision of these services in future periods will be pursuant to certain agreements with Hilton. See “—Agreements with Former Affiliates Related to the Spin-Off.”

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Since the Spin-Off, each of Hilton, HGV and Park Hotels & Resorts are, in general, responsible for the debts, liabilities, rights and obligations related to the business or businesses that it owns and operates following consummation of the Spin-Off. See “Certain Relationships and Related Party Transactions—Agreements with Former Affiliates Related to the Spin-Off.”

As of June 30, 2017, the aggregate amount of indebtedness to which the exchange notes will be subordinated was approximately $200 million. The following is a description of the principal indebtedness that we have as of the date of this registration statement.

Senior Secured Credit Facilities

In connection with the Spin-Off, we entered into several financing transactions including the issuance of our senior secured credit facilities with Deutsche Bank AG New York Branch, as administrative agent, collateral agent, swing line lender and L/C issuer, Deutsche Bank Securities Inc. and certain other financial institutions, as joint lead arrangers and joint bookrunners and the other agents and lenders from time to time party thereto (the “Senior Secured Credit Facilities”).
The Senior Secured Credit Facilities consist of:

•	a $200 million senior secured term loan facility (the “Term Loans”), which will mature five years from the closing date of the Senior Secured Credit Facilities, December 28, 2016 (the “Closing Date”); and

•	a $200 million senior secured revolving credit facility (the “Revolving Credit Facility”), $30 million of which is available in the form of letters of credit, which will mature five years from the Closing Date.

Hilton Grand Vacations Borrower LLC (which is referred to throughout this section as the “Borrower”) is the borrower under the Senior Secured Credit Facilities. The Revolving Credit Facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as the swing line borrowings. In addition, the Senior Secured Credit Facilities also provide the Borrower with the option to raise incremental credit facilities (including an uncommitted incremental facility that provides the Borrower the option to increase the amount available under the Term Loans and/or the Revolving Credit Facility by an aggregate of up to $300 million, subject to additional increases upon satisfaction of certain leverage-based tests), refinance the loans with debt incurred outside the credit agreement and extend the maturity date of the Revolving Credit Facility and Term Loans, subject to certain limitations. The Senior Secured Credit Facilities include the terms described below.

Interest Rate and Fees

Borrowings under each of the Senior Secured Credit Facilities bear interest, at the Borrower’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.500 percent and (3) the LIBOR rate for a one-month interest period plus 1.00 percent or (b) a LIBOR rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing. The margins for the Senior Secured Credit Facilities are subject to step downs or step ups upon the achievement of specified total net leverage ratios. The Senior Secured Credit Facilities are subject to a LIBOR floor of 0 percent.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, the Borrower is required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The commitment fee rate, which is 0.30 percent, is subject to step downs and step ups upon the achievement of specified total net leverage ratios. The Borrower is required to pay customary letter of credit fees.

Prepayments

The Senior Secured Credit Facilities will require us to prepay outstanding Term Loans, subject to certain exceptions, with:

•	100 percent of the net cash proceeds (including insurance and condemnation proceeds) of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries, subject to de minimis thresholds, if those net cash proceeds are not reinvested in assets to be used in the Borrower’s business or to make certain other permitted investments (a) within 12 months of the receipt of such net cash proceeds or (b) if the Borrower commits to reinvest such net cash proceeds within 12 months of the receipt thereof, within 180 days of the date of such commitment (although in connection with any such prepayment, the Borrower may also repay other first lien debt to the extent it is so required); and

•	100 percent of the net proceeds of any incurrence of debt by the Borrower or any of its restricted subsidiaries, other than debt permitted to be incurred or issued under the Senior Secured Credit Facilities.

Notwithstanding any of the foregoing, each lender of the Term Loans will have the right to reject its pro rata share of mandatory prepayments described above, in which case we may retain the amounts so rejected.

The foregoing mandatory prepayments will be applied pro rata to installments of the Term Loans as directed by the Borrower.

The Borrower will have the ability to voluntarily repay outstanding loans at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

The Borrower is required to repay the Term Loans on the last business day of each fiscal quarter, commencing with the first full fiscal quarter following the Closing Date and continuing until the fiscal quarter ending immediately prior to the maturity date, in installments in an aggregate principal amount equal to 1.25 percent of the original principal amount of the Term Loans, with the remaining amount of the Term Loans payable on the applicable maturity date with respect to the Term Loans.

Guarantees and Collateral

The obligations under the Senior Secured Credit Facilities are unconditionally and irrevocably guaranteed by each of HGV Parent, HGV Intermediate Parent, any subsidiary of HGV Parent that directly or indirectly owns 100 percent of the issued and outstanding equity interests of the Borrower, and, subject to certain exceptions, each of the Borrower’s existing and future material restricted domestic wholly owned subsidiaries (each, a “Subsidiary Guarantor” and collectively with HGV Parent, HGV Intermediate Parent and the Borrower (other than in respect of its own obligations), the “Guarantors”). In addition, the Senior Secured Credit Facilities are collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, the Borrower and each of the Borrower’s and the Subsidiary Guarantors’ material direct or indirect wholly owned restricted domestic subsidiaries and 65 percent of the capital stock of, or other equity interests in, each of the Borrower’s or any Subsidiary Guarantors’ direct wholly owned first-tier restricted foreign subsidiaries, and (ii) certain tangible and intangible assets of the Borrower and those of the Subsidiary Guarantors (subject to certain exceptions and qualifications).

Certain Covenants and Events of Default

The Senior Secured Credit Facilities contain a number of significant affirmative and negative covenants and customary events of default. Such covenants, among other things, limit or restrict, subject to certain exceptions, the ability of the Borrower and its restricted subsidiaries to:

•	incur additional indebtedness, make guarantees and enter into hedging arrangements;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	make fundamental changes;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans and advances, including acquisitions;

•	engage in certain transactions with affiliates;

•	make changes in the nature of their business; and

•	make prepayments of subordinated debt.

The Borrower and its restricted subsidiaries are also required to maintain a maximum first lien net leverage ratio and a minimum interest coverage ratio, in each case at levels to be agreed.

During the period in which the loans under the Senior Secured Credit Facilities have both a rating equal to or higher than Baa3 (or the equivalent) according to Moody’s and BBB- (or the equivalent) according to S&P and no event of default has occurred and is continuing, the restrictions in the Senior Secured Credit Facilities regarding incurring additional indebtedness, dividends and distributions or repurchases of capital stock and transactions with affiliates will not apply to the Borrower and its restricted subsidiaries during such period.

The Senior Secured Credit Facilities also contain certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under the Senior Secured Credit Facilities will be entitled to take various actions, including the acceleration of amounts due under the Senior Secured Credit Facilities and all actions permitted to be taken by a secured creditor.

As of June 30, 2017, we had $195 million outstanding under the Senior Secured Credit Facilities.

Timeshare Facility

Hilton Grand Vacations Trust I LLC, our wholly owned subsidiary, is party to a loan agreement dated as of May 9, 2013 with Wells Fargo Bank, National Association, as securities intermediary and paying agent, Deutsche Bank AG New York Branch, and Bank of America, N.A., as committed lenders, and Deutsche Bank Securities Inc., as administrative agent, pursuant to which loan agreement, as amended, we are permitted to borrow up to a maximum amount of $450 million. As of June 30, 2017, we had borrowed $128 million thereunder. The loans are secured by timeshare loans secured by first mortgages or deeds of trust on timeshare interests in one or more residential units at timeshare resorts developed by HRC, or a subsidiary of HRC. The timeshare loans are required to satisfy certain eligibility criteria. Borrowings under the loan agreement are subject to availability under a borrowing base. The advance rate is generally 90 percent of the outstanding principal amounts of the eligible timeshare loans.

Interest on the loans is payable at a variable interest rate which, in the case of a commercial paper conduit lender, is such lender’s cost of funds in the commercial paper market plus a usage fee or, in the case of any other lender (including a committed lender funding through its backstop funding commitments), one-month LIBOR or daily one-month LIBOR plus a usage fee. The usage fee is 1.30 percent per annum, increasing to 1.80 percent per annum after the end of the commitment term. Interest is payable monthly. The commitment term ends on August 17, 2018, subject to extension in accordance with the terms of the loan agreement. All loans will become due and payable 12 months after the end of the commitment term.

The borrower under the loan agreement is a special purpose bankruptcy-remote direct subsidiary of HRC which was established to purchase the timeshare loans on a periodic basis from HRC, and the loans are non-recourse obligations of the borrower. The borrower acquires the timeshare loans from HRC pursuant to a sale and contribution agreement, which contains customary representations, warranties and covenants from HRC. Grand Vacations Services LLC, our wholly owned subsidiary, acts as the servicer of the timeshare loans pursuant to a servicing agreement, which contains customary representations, warranties and covenants. The servicer is entitled to receive a monthly fee from the borrower for servicing the timeshare loans. HRC has provided a performance guaranty to the lenders ensuring the performance and obligations (including the payment obligations) of the servicer under the servicing agreement.

The loan agreement contains customary affirmative covenants, including, among other things, maintenance of existence, further assurances and filing financing statements, maintenance of books and records, audit rights, notice of certain events, payment of taxes and compliance with laws and regulations. The loan agreement also contains customary negative covenants that generally limit the borrower’s ability to incur any debt other than as contemplated by the loan agreement, create liens other than under the loan agreement, guarantee obligations of any other person subject to certain exceptions, enter into transactions with affiliates subject to certain exceptions, engage in asset sales, mergers, consolidations or dispositions, pay dividends or make other payments in respect of equity interests after the occurrence of certain events and make certain petitions in bankruptcy against the commercial paper conduit lenders.

The loan agreement also contains certain customary events of default, including a change of control, breach of certain HRC financial covenants and certain timeshare loan performance measures.

Securitized Debt

On August 8, 2013, HGV Depositor LLC, our wholly owned subsidiary (the “Depositor”), offered $250 million in aggregate principal amount of 2.28 percent notes backed by timeshare loans (the “2013-A asset-backed notes”) issued by Hilton Grand Vacations Trust 2013-A, a Delaware statutory trust (the “2013-A Trust”), in a private transaction that was not subject to the registration requirements of the Securities Act. The 2013-A asset-backed notes were sold pursuant to a note purchase agreement dated August 1, 2013, by and among HRC, the Depositor, and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers. The 2013-A asset-backed notes are backed by a pledge of assets of the 2013-A Trust, consisting primarily of a pool of timeshare loans secured by first mortgages or deeds of trust on timeshare interests in one or more residential units at timeshare resorts developed by HRC, or a subsidiary of HRC. The 2013-A asset-backed notes bear interest at a fixed rate of 2.28 percent per annum and have a stated maturity of January 25, 2026. The 2013-A asset-backed notes are non-recourse obligations of the 2013-A Trust and are payable solely from the pool of timeshare loans and related assets owned by the 2013-A Trust. A portion of the net proceeds from the 2013-A asset-backed notes were used to repay a portion of the Timeshare Facility.

On June 18, 2014, the Depositor offered $303.6 million in aggregate principal amount of 1.77 percent class A asset-backed notes and $46.4 million in aggregate principal amount of 2.07 percent class B asset-backed notes, in each case backed by timeshare loans (the “2014-A asset-backed notes”) issued by Hilton Grand Vacations Trust 2014-A, a Delaware statutory trust (the “2014-A Trust”), in a private transaction that was not subject to the registration requirements of the Securities Act. The 2014-A asset-backed notes were sold pursuant to a note purchase agreement dated June 10, 2014, by and among HRC, the Depositor, and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers. The 2014-A asset-backed notes are backed by a pledge of assets of the 2014-A Trust, consisting primarily of a pool of timeshare loans secured by first mortgages or deeds of trust on timeshare interests in one or more residential units at timeshare resorts developed by HRC, or a subsidiary of HRC. The 2014-A asset-backed notes bear interest at a fixed rate of 1.77 percent per annum, in the case of the class A asset-backed notes, and 2.07 percent per annum, in the case of the class B asset-backed notes, and have a stated maturity of November 25, 2026. The 2014-A asset-backed notes are non-recourse obligations of the 2014-A Trust and are payable solely from the pool of timeshare loans and related assets owned by the 2014-A Trust. A portion of the net proceeds from the 2014-A asset-backed notes were used to repay a portion of the Timeshare Facility.

In March 2017, we completed a securitization of approximately $357 million of gross timeshare financing receivables and issued approximately $291 million of 2.66 percent notes and approximately $59 million of 2.96 percent notes, which have a stated maturity date of December 2028 (collectively, the “2017-A asset-backed notes”) issued by Hilton Grand Vacations Trust 2017-A, a Delaware statutory trust (the “2017-A Trust”). The 2017-A asset-backed notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The 2017-A asset-backed notes were sold pursuant to a note purchase agreement dated February 22, 2017, by and among HRC, the Depositor, and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each as initial purchasers. The 2017-A asset backed notes are backed by pledged assets, consisting primarily of a pool of timeshare financing receivables secured by first mortgages or deeds of trust on timeshare interests. We are required to deposit payments received from customers on the timeshare financing receivables securing the Timeshare Facility and Securitized Debt into depository accounts maintained by third parties. On a monthly basis, the depository accounts are utilized to make required principal, interest and other payments due under the respective loan agreements. A portion of the net proceeds from the 2017-A asset-backed notes were used to repay a portion of the Timeshare Facility.

The 2013-A asset-backed notes, 2014-A asset-backed notes and 2017-A asset-backed notes were each issued pursuant to a separate indenture, which includes customary representations, warranties and covenants. The 2013-A Trust, the 2014-A Trust and the 2017-A Trust (collectively, the “Trusts”) were each established by the Depositor pursuant to a separate amended and restated trust agreement, which includes customary representations, warranties and covenants. The timeshare loans owned by the Trusts were acquired from HRC pursuant to purchase agreements, which contain customary representations, warranties and covenants from HRC, and are being serviced by Grand Vacations Services LLC, our wholly owned subsidiary (the “Servicer”), pursuant to separate servicing agreements, which contain customary representations, warranties and covenants. The Servicer performs certain servicing and administrative functions with respect to the timeshare loans and is entitled to receive monthly fees from the Trusts for servicing the timeshare loans. HRC has guaranteed the performance of the Servicer’s obligations under the servicing agreements pursuant to performance guaranties. HRC acts as the administrator of the Trusts under separate administration agreements, which include customary representations, warranties and covenants.

As of June 30, 2017, our total non-recourse securitized debt outstanding was approximately $523 million.

DESCRIPTION OF THE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the term “Issuer” refers to Hilton Grand Vacations Borrower LLC, a Delaware limited liability company, and not to any of its Subsidiaries or Affiliates; (2) the term “Co-Issuer” refers to Hilton Grand Vacations Borrower Inc., a Delaware corporation and a direct Subsidiary of the Issuer, and not to any of its Subsidiaries or Affiliates; (3) the term “Issuers” refers, collectively, to the Issuer and the Co-Issuer and not to any of their respective Subsidiaries or Affiliates; (4) the term “HGV Parent” refers to Hilton Grand Vacations Inc., a Delaware corporation and the indirect parent of the Issuer, and not to any of its Subsidiaries or Affiliates; (5) the term “HGV Intermediate Parent” refers to Hilton Grand Vacations Parent LLC, a Delaware limited liability company and the direct parent of the Issuer, and not to any of its Subsidiaries or Affiliates; and (6) the terms “we,” “our” and “us” each refer to the Issuer and its consolidated Subsidiaries.

The Issuers issued $300.0 million aggregate principal amount of 6.125% senior notes due 2024 (the “Outstanding Notes”) under an indenture (the “Indenture”) by and among the Issuers, HGV Parent, HGV Intermediate Parent, the Subsidiary Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Outstanding Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. In this section, we refer to the Outstanding Notes, together with the exchange notes offered hereby that are to be exchanged for the Outstanding Notes, as the “Notes”. Except as set forth herein, the terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of material provisions of the Indenture. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under “Where You Can Find More Information.”

The Issuers will be jointly and severally liable for all obligations under the Notes. The Co-Issuer is a wholly owned Subsidiary of the Issuer that has been incorporated in Delaware as a special purpose finance subsidiary to facilitate the offering of the Notes and other debt securities of the Issuer. We believe that some prospective purchasers of the Notes may be restricted in their ability to purchase debt securities of partnerships or limited liability companies, such as the Issuer, unless the securities are jointly issued by a corporation. The Co-Issuer will not have any substantial operations or assets and will not have any revenues. Accordingly, you should not expect the Co-Issuer to participate in servicing the principal and interest obligations on the Notes.

Brief Description of the Notes

The Notes:

•	will be general, unsecured, senior obligations of the Issuers;

•	will rank equally in right of payment with any existing and future Senior Indebtedness of the Issuers;

•	will be effectively subordinated to any existing and future Secured Indebtedness of the Issuer, to the extent of the value of the collateral securing such Secured Indebtedness, including the Senior Secured Credit Facilities;

•	will be senior in right of payment to any future obligations of the Issuers that are expressly subordinated in right of payment to the Notes;

•	will be structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of the Issuer’s Subsidiaries that do not guarantee the Notes; and

•	will be subject to registration with the SEC pursuant to the Registration Rights Agreement, as described under “Exchange Offer; Registration Rights.”

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will jointly and severally guarantee, fully and unconditionally, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, interest or Additional Interest on the Notes or expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Guarantors will guarantee the Notes and, in the future, subject to exceptions set forth under the caption “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries,” each direct and indirect U.S. Wholly Owned Subsidiary that is a Restricted Subsidiary of the Issuer that guarantees indebtedness under the Senior Secured Credit Facilities and certain Indebtedness of the Issuer or any other Guarantor will guarantee the Notes, subject to certain exceptions and to release as provided below or elsewhere in this “Description of the Notes.” As of the Issue Date, none of our Foreign Subsidiaries, our non-Wholly Owned Subsidiaries that are Restricted Subsidiaries or our Unrestricted Subsidiaries will guarantee the Notes, and no such Subsidiaries are expected to guarantee the Notes in the future.

Each of the Guarantees:

•	will be a general, unsecured, senior obligation of each Guarantor;

•	will rank equally in right of payment with all existing and future senior Indebtedness of that Guarantor;

•	will be effectively subordinated to any existing and future secured Indebtedness of that Guarantor that is secured to the extent of the value of the collateral securing such secured Indebtedness, including the Senior Secured Credit Facilities;

•	will be senior in right of payment to any future Indebtedness of that Guarantor that is expressly subordinated in right of payment to the Guarantee of that Guarantor; and

•	will be structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of each Guarantor that do not Guarantee the Notes.

As of September 30, 2016, after giving effect to the Financing Transactions and the consummation of the Spin-Off Transaction, the Issuers and the Guarantors would have had approximately $500 million of total recourse debt outstanding, including approximately $200 million of total recourse secured indebtedness outstanding and $200 million of additional capacity under the new revolving credit facility, and approximately $720 million of total non-recourse debt outstanding.

As of the Issue Date, HGV Parent, HGV Intermediate Parent and the Issuer’s U.S. Wholly Owned Subsidiaries that are Restricted Subsidiaries that are expected to guarantee indebtedness under the Senior Secured Credit Facilities will guarantee the Notes. None of our Foreign Subsidiaries or non-Wholly Owned domestic Restricted Subsidiaries are or will be required to guarantee the Notes. None of our U.S. Wholly Owned Subsidiaries substantially all of the assets of which consist of the Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code, and none of our U.S. Wholly Owned Subsidiaries directly or indirectly owned by Foreign Subsidiaries will be required to guarantee the Notes. In addition, HGV Depositor LLC, Hilton Grand Vacations Trust I LLC, Hilton Grand Vacations Trust 2014-A and Hilton Grand Vacations Trust 2013-A and their direct or indirect subsidiaries (collectively, the “Unrestricted Securitization Subsidiaries”), which are parties to our Qualified Securitization Facilities, will be Unrestricted Subsidiaries and will not guarantee the Notes.

For the year ended December 31, 2015, on a pro forma basis to give effect to the Financing Transactions and the consummation of the Spin-Off Transactions, our non-guarantor Subsidiaries represented $86 million or

6% of our total pro forma revenues, and $66 million or 18% of our pro forma Adjusted EBITDA and for the nine months ended September 30, 2016, on the same basis, represented $53 million or 5% of our total pro forma revenues and $39 million or 13% of our pro forma Adjusted EBITDA.

As of the Issue Date, all of our Subsidiaries other than the Unrestricted Securitization Subsidiaries will be “Restricted Subsidiaries” unless designated as “Unrestricted Subsidiaries” in accordance with the Indenture. In addition, under certain circumstances, we will be permitted to designate certain of our other existing and future subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or a Guarantor. As a result, all of the existing and future liabilities of our non-guarantor Subsidiaries, including any claims of trade creditors, will be effectively senior to the Notes. The Indenture does not limit the amount of liabilities that are not considered Indebtedness which may be incurred by the Issuers or the Issuer’s Restricted Subsidiaries, including the non-guarantor Restricted Subsidiaries.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to Our Indebtedness and the Exchange Notes—Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and/or require holders of the notes to return payments received from us.”

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Subsidiary Guarantor may consolidate with, amalgamate or merge with or into or sell all or substantially all its assets to the Issuer or another Guarantor without limitation or any other Person upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

Each Guarantee by a Subsidiary Guarantor will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Subsidiary Guarantor of Indebtedness under the Senior Secured Credit Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to the covenant described under “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”);

(c) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture;

(d) the merger or consolidation of any Subsidiary Guarantor with and into the Issuer or another Subsidiary Guarantor or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Issuer or another Subsidiary Guarantor; or

(e) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the discharge of the Issuers’ obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate of such Subsidiary Guarantor or the Issuer and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction or release and discharge have been complied with. Notwithstanding the foregoing, neither an Officer’s Certificate nor an Opinion of Counsel shall be required in the case of a merger or consolidation in accordance with clause 1(d) above, provided that notice of any such merger or consolidation shall be provided to the Trustee.

Each Parent Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(3) (a) except with respect to the Parent Guarantee provided by HGV Parent, the release or discharge of the guarantee by such Parent Guarantor of Indebtedness under the Senior Secured Credit Facilities (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision); or

(b) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the discharge of the Issuers’ obligations under the Indenture in accordance with the terms of the Indenture; and

(4) such Parent Guarantor delivering to the Trustee an Officer’s Certificate of such Parent Guarantor or the Issuer and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such release and discharge have been complied with.

HGV Parent and HGV Intermediate Parent, which have no operations or material assets other than their ownership of the Issuers, will not be subject to any restrictive covenants under the Indenture.

Principal, Maturity and Interest

The Issuers will issue an aggregate principal amount of $300.0 million of Notes in this offering. The Notes will mature on December 1, 2024.

Subject to compliance with the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” the Issuers may issue additional Notes (“Additional Notes”) from time to time after this offering under the Indenture; provided that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number. The Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

The Notes will be issued in minimum denominations of $2,000 and any integral multiples of $1,000, in excess thereof.

Interest on the Notes will accrue at the rate of 6.125% per annum. Interest on the Notes will be payable semiannually in arrears on each June 1 and December 1, commencing June 1, 2017 to the Holders of Notes of record on the immediately preceding May 15 and November 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement as described under “Exchange Offer; Registration Rights” or as set forth in the Indenture. All references in the Indenture and this “Description of the Notes,” in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest payable pursuant to the Registration Rights Agreement and/or as set forth in the Indenture.

Payment of Principal, Premium and Interest

Cash payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuers maintained for such purpose or, at the option of the Issuers, cash payment of interest may be made through the paying agent by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided, that (a) all cash payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made through the paying agent by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated Notes may, at the option of the Issuers, be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if the applicable Holder elects payment by wire transfer by giving written notice to the Trustee or the paying agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuers, the Issuers’ office or agency will be the office of the Trustee maintained for such purpose.

Paying Agent and Registrar for the Notes

The Issuers will maintain one or more paying agents for the Notes. The initial paying agent for the Notes will be the Trustee.

The Issuers will also maintain one or more registrars and a transfer agent. The initial registrar and transfer agent with respect to the Notes will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time. The paying agent will make payments on, and the transfer agent will facilitate transfer of, the Notes on behalf of the Issuers.

The Issuers may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent upon written notice to the Trustee.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuers will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers and the transfer agent will not be required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuers and the transfer agent will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of the Note for all purposes.

Compliance with Trust Indenture Act

The Trust Indenture Act will become applicable to the Indenture upon the qualification of the Indenture under the Trust Indenture Act, which will occur at such time as the Notes have been registered under the Securities Act. Until such time as the exchange notes have been registered under the Securities Act, the Notes will not be subject to Section 316(b) of the Trust Indenture Act and the provisions set forth under “—Amendment, Supplement and Waiver” do not conform to the express provisions in Section 316(b) of the Trust Indenture Act.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” The Issuers, the Investors and their respective Affiliates may, at their discretion, at any time and from time to time purchase Notes in the open market, pursuant to tender offers or otherwise.

As market conditions warrant, we and our equity holders, their respective affiliates and members of our management, may from time to time seek to purchase our outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise.

Subject to any applicable limitations contained in the agreements governing our indebtedness, including the Indenture, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt, including borrowings under our credit facilities. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series. In addition, any such purchases made at prices below the “adjusted issue price” (as defined for U.S. federal income tax purposes) may result in taxable cancellation of indebtedness income to us, which amounts may be material, and in related adverse tax consequences to us.

Optional Redemption

Except as set forth below, the Issuers will not be entitled to redeem the Notes at their option prior to December 1, 2021. At any time prior to December 1, 2021, the Issuers may, at their option, and on one or more occasions, redeem all or a part of the Notes, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date.

On and after December 1, 2021, the Issuers may, at their option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as described under “—Selection and Notice,” at the redemption prices

(expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date, if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below:

Year	Percentage
2021	103.063%
2022	101.532%
2023 and thereafter	100.000%

Notwithstanding the foregoing, in connection with any tender offer for the Notes, including without limitation any Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such tender offer in lieu of the Issuers, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

Notice of any redemption may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person. The Issuers, the Investors and their respective Affiliates may acquire the Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Selection and Notice

If the Issuers are redeeming less than all of the Notes issued under the Indenture at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee shall deem fair and appropriate and otherwise in accordance with applicable procedures of DTC in minimum denominations of $2,000 and increments of $1,000, in excess thereof. No Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 15 days but (except as set forth in the fifth paragraph under “—Optional Redemption”) not more than 60 days before the redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

With respect to Notes represented by certificated notes, the Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000, in excess thereof. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control Triggering Event

The Indenture will provide that if a Change of Control Triggering Event occurs, unless the Issuers have previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the purchase date. Within 30 days following any Change of Control Triggering Event, the Issuers will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise delivered in accordance with the procedures of DTC with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control Triggering Event,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 15 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described below;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the procedures of DTC, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the paying agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission, letter or other communication in accordance with the procedures of DTC setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof, and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least denominations of $2,000 or any integral multiples of $1,000, in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event and shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as any such condition shall be satisfied, or that such repurchase may not occur and such notice may be rescinded in the event that any such condition shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9) any other instructions, as determined by the Issuers, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law:

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Secured Credit Facilities are expected to provide, and future credit agreements or other agreements relating to Indebtedness to which the Issuers become a party may provide, that certain change of control events with respect to the Issuers would constitute a default thereunder (including a Change of Control Triggering Event under the Indenture). If we experience a change of control that triggers a default under the Senior Secured Credit Facilities or any such future Indebtedness, we could seek a waiver of such default or seek to refinance the Senior Secured Credit Facilities or such future Indebtedness. In the event we do not obtain such a waiver or do not refinance the Senior Secured Credit Facilities or any such future Indebtedness, such default could result in amounts outstanding under the Senior Secured Credit Facilities or such future Indebtedness being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of all the then outstanding Notes. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuers and their Subsidiaries, taken as a whole, to certain Persons. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuers and their Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control Triggering Event has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Asset Sales

The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets pursuant to a written agreement which releases or indemnifies the Issuer or such Restricted Subsidiary from such liabilities;

(b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash

Equivalents (to the extent of the Cash Equivalents received) within 180 days (365 days in the case of any securities, notes or other obligations or assets received in respect of any Asset Sale of the Specified Real Property Assets) following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $75.0 million and (ii) 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce Indebtedness as follows:

(a) Obligations under the Senior Secured Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Secured Indebtedness which is secured by a Lien that is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under the Notes or any other Senior Indebtedness of the Issuer or any Restricted Subsidiary (and, in the case of other Senior Indebtedness, to correspondingly reduce any outstanding commitments with respect thereto, if applicable); provided that if the Issuer or any Restricted Subsidiary shall so repay any Senior Indebtedness other than the Notes, the Issuer will either (A) reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming Notes as described under “—Optional Redemption” or (ii) purchasing Notes through open-market purchases, or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other Senior Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased; or

(d) if the assets that are the subject of such Asset Sale are the property or assets of a Restricted Subsidiary that is not the Co-Issuer or a Guarantor, to permanently reduce Indebtedness of (i) a Restricted Subsidiary that is not the Co-Issuer or a Guarantor, other than Indebtedness owed to the Issuer or any Restricted Subsidiary, or (ii) the Issuer or a Subsidiary Guarantor; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures, (c) properties or (d) acquisitions of other assets that, in each of (a), (b), (c) and (d), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided, that a binding commitment entered into not later than such 365th day shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted

Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within the later of such 365th day and 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $75.0 million, the Issuers shall make an offer (an “Asset Sale Offer”) to all Holders of the Notes and, if required by the terms of any Indebtedness that ranks pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, and in the case of any Pari Passu Indebtedness at the offer price required by the terms thereof but not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest, if any, in accordance with the procedures set forth in the Indenture and the agreement(s) governing such Pari Passu Indebtedness. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $75.0 million by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $75.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purposes not otherwise prohibited under the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuers shall purchase the Notes and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness, as the case may be, tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the requirement to make an Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Additionally, the Issuers may, at their option, make an Asset Sale Offer using the proceeds from any Asset Sale at any time after the consummation of such Asset Sale. Upon consummation or expiration of any Asset Sale Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Issuers may use such Net Proceeds for any purpose not otherwise prohibited under the Indenture.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Senior Secured Credit Facilities, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Our future credit agreements or other similar agreements to which the Issuers become parties may contain restrictions on the Issuers’ ability to repurchase Notes. In the event an Asset Sale occurs at a time when the Issuers are prohibited from purchasing Notes, the Issuers could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, the Issuers will remain prohibited from repurchasing Notes. In such a case, the Issuers’ failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such other agreements.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture that will be contained in the Indenture and will apply to the Issuer and its Restricted Subsidiaries. HGV Parent and HGV Intermediate Parent will not be subject to any restrictive covenants under the Indenture.

If at any time (i) the Notes have an Investment Grade Rating from both of the Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture, then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of the Notes” section of this prospectus will no longer be applicable to the Notes (collectively, the “Suspended Covenants”):

(1)	“—Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“—Transactions with Affiliates”;

(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7)	“—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

If and while the Issuer and its Restricted Subsidiaries are no longer subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) either of the Rating Agencies rate the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Sales shall be reset to zero.

During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under “—Liens” (including, without limitation, Permitted Liens) to the extent provided for in such covenant and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the “—Liens” covenant and for no other covenant).

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement that was permitted at such time will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided, that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; (3) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of the second paragraph of the covenant described under “—Transactions with Affiliates”; (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not the Co-Issuer or a Guarantor to take any action described in clauses (1) through (3) of the first paragraph of the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (3)(a) of the first paragraph of the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and (5) no Subsidiary of the Issuer (other than the Co-Issuer) shall be required to comply with the covenant described under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain an Investment Grade Rating.

Financial Calculations for Limited Condition Acquisitions

When calculating the availability under any basket or ratio under the Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default may, at the option of the Issuers, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in EBITDA of the Issuers or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations for purposes of determining whether the Limited Condition Acquisition and related transactions are permitted under the Indenture and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions solely for purposes of determining whether such Limited Condition Acquisition is permitted under the Indenture; provided, however, that if the Issuers elect to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any usage of baskets or ratios under the Indenture from and including the date of such agreement and before the consummation of such Limited Condition Acquisition, unless and until such Limited Condition Acquisition has been abandoned or such definitive agreement has expired or been terminated prior to consummation thereof.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’, Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends and distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests; or

(b) dividends and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7), (8) and (9) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), 6(c) and (9) of the next succeeding paragraph (to the extent not deducted in calculating Consolidated Net Income), but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period and including the predecessor of the Issuer) beginning on July 1, 2016 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer or its Restricted Subsidiaries since the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and any securities or other property received in connection with the Issuer Capitalization) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are (or have been) actually contributed to the Issuer or any of its Restricted Subsidiaries, Equity Interests of the Issuer or any of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) Indebtedness of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer or a direct or indirect parent company of the Issuer;

provided that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with clause (2) of the next succeeding paragraph, (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer or a Restricted Subsidiary or that becomes part of the capital of the Issuer or a Restricted Subsidiary through consolidation or merger, in each case since the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) contributions by the Issuer or a Restricted Subsidiary, (iii) contributions in connection with the Issuer Capitalization and (iv) any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Issuer or any Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution (other than an Excluded Contribution) from an Unrestricted

Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment), in each case, after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value (as determined by the Issuer in good faith) of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (6)(a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the prepayment, defeasance, redemption, repurchase, exchange or other acquisition or retirement (a) of Subordinated Indebtedness of the Issuers or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuers or a Subsidiary Guarantor or Disqualified Stock of the Issuers or a Subsidiary Guarantor or (b) Disqualified Stock of the Issuers or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuers or a Subsidiary Guarantor, that, in each case, is incurred or issued, as applicable, in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium) required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, a date that is at least 91 days after the maturity date of the Notes); and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(4) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness incurred or issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, retirement or other acquisition); provided, that the aggregate amount of Restricted Payments made under this clause (4) do not exceed in any calendar year an amount equal to $25.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $50.0 million in any calendar year); provided, further, that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, members of management, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries (or any direct or indirect parent company to the extent contributed to the Issuer) after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4); and provided, further, that (i) cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represent all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(b) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (i) $50.0 million and (ii) 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any Restricted Subsidiary or any direct or indirect parent company of the Issuer and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other equity-based awards if such Equity Interests represent a portion of the exercise price of such options, warrants or awards;

(9) the declaration and payment of dividends on, or the purchase, redemption, defeasance or other acquisition or retirement for value of, the Issuer’s common shares (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock or to fund such company’s purchase, redemption, defeasance or other acquisition or retirement for value of such company’s common stock), in an amount not to exceed the sum of (A) up to 6.0% per annum of the amount of net cash proceeds received by or contributed to the Issuer since the Issue Date from any public offering of the Issuer’s common shares or the common stock of any direct or indirect parent company of the Issuer, other than public offerings with respect to the Issuer’s common shares or the common stock of any direct or indirect parent company of the Issuer registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution; and (B) an aggregate amount per annum not to exceed 5.0% of Market Capitalization;

(10) Restricted Payments, in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10), that are made (a) in an amount equal to the amount of Excluded Contributions received since the Issue Date or (b) without duplication with clause (a), in an amount equal to the Net Proceeds from an Asset Sale in respect of property or assets acquired after the Issue Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(11) (i) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11)(i) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents)) not to exceed $75.0 million; and (ii) any Restricted Payments, so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Total Debt Ratio shall be no greater than 2.00 to 1.00;

(12) distributions or payments of Securitization Fees;

(13) any Restricted Payment used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Issuer to permit payment by such parent company of such amounts), in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control Triggering Event” and “—Repurchase at the Option of Holders—Asset Sales”; provided, that if the Issuer shall have been required to make a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in the Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(15) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company of the Issuer to pay, in each case without duplication:

(a) franchise, excise and similar taxes, and other fees and expenses, required to maintain their corporate existence;

(b) consolidated, combined or similar foreign, federal, state or local income or similar taxes of a tax group that includes the Issuer and/or its Subsidiaries and whose common parent is a direct or indirect parent of the Issuer, to the extent such income or similar taxes are attributable to the income of the Issuer and its Restricted Subsidiaries or, to the extent of any cash amounts actually received from its Unrestricted Subsidiaries for such purpose, to the income of such Unrestricted Subsidiaries; provided, that in each case the amount of such payments in respect of any fiscal year does not exceed the amount that the Issuer and/or its Restricted Subsidiaries (and, to the extent permitted above, its Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of the relevant foreign, federal, state or local income or similar taxes for such fiscal year had the Issuer, its Restricted Subsidiaries and/or its Unrestricted Subsidiaries (to the extent described above), as applicable, (A) paid such taxes separately from any such parent company or (B) if the Issuer is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period, were the Issuer a taxpayer and parent of a consolidated group and had paid such taxes for the Issuer, its Restricted Subsidiaries and/or its Unrestricted Subsidiaries (to the extent described above);

(c) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses and listing fees and other costs and expenses attributable to being a publicly traded company of the Issuer or any direct or indirect parent company of the Issuer;

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent entity;

(f) amounts payable pursuant to (x) the Support and Services Agreement or (y) any of the Transaction Agreements (including, in each case, any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the applicable agreement as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries;

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(h) to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by the Issuer; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant described under the caption “—Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof); and

(i) amounts that would be permitted to be paid by the Issuer under clauses (3), (4), (7), (8), (12), (13) and (16) of the covenant described under “—Transactions with Affiliates”; provided, that the amount of any dividend or distribution under this clause (15)(i) to permit such payment shall reduce, without duplication, Consolidated Net Income of the Issuer to the extent, if any, that such payment would have reduced Consolidated Net Income of the Issuer if such payment had been made directly by the Issuer and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (15)(i) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Issuer, in each case, in the period such payment is made;

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents); and

(17) (A) the Spin-Off Transaction and (B) the distribution (or other Restricted Payment) by the Issuer to its immediate parent of (i) the cash proceeds from the term loans under the Credit Agreement and from additional borrowings under the Timeshare Facility and (ii) an additional amount of cash to the extent the balance of available cash (including restricted cash) as of the date of the Spin-Off exceeds $125.0 million;

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (11)(ii) above, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (17) above and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (1) through (17) and such first paragraph and/or one or more of the clauses contained in the definition of “Permitted Investments,” in any manner that otherwise complies with this covenant.

As of the Issue Date, each of the Issuer’s Subsidiaries other than the Unrestricted Securitization Subsidiaries are expected to be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture. For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries (including the Co-Issuer) to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not the Co-Issuer or a Guarantor to issue Preferred Stock; provided, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and any Restricted Subsidiary that is not the Co-Issuer or a Guarantor may issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to this paragraph (plus any Refinancing Indebtedness in respect thereof) by Restricted Subsidiaries that are not the Co-Issuer or the Guarantors shall not exceed the greater of (i) $60.0 million and (ii) 4.25% of Total Assets (determined on the date of such incurrence).

The foregoing limitations will not apply to:

(1) Indebtedness incurred pursuant to any Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that immediately after giving effect to any such incurrence or issuance, the then outstanding aggregate principal amount of all Indebtedness incurred or issued under this clause (1) does not exceed (x) $700 million, plus, (y) an additional aggregate principal amount of Indebtedness (with all such Indebtedness being deemed, for purposes of this clause (1)(y) only, to be secured by a Lien) such that after giving effect to any such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 2.00 to 1.00;

(2) the incurrence by the Issuer, the Co-Issuer and any Guarantor of Indebtedness represented by the Notes (including any guarantee thereof) and the exchange Notes and related exchange guarantees to be issued in exchange for the Notes and the guarantees thereof pursuant to the Registration Rights Agreement (but excluding any Additional Notes);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness consisting of Capitalized Lease Obligations and Purchase Money Obligations in an aggregate principal amount (together any Refinancing Indebtedness in respect thereof) not to exceed the greater of (i) $80.0 million and (ii) 6.0% of Total Assets (in each case, determined at the date of incurrence or issuance); so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 365 days thereafter (for the avoidance of doubt, the purchase date for any asset shall be the later of the date of completion of construction or installation and the beginning of the full productive use of such asset);

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in favor of suppliers or trade creditors or in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 Business Days following such drawing or incurrence;

(6) Indebtedness arising from (a) Permitted Intercompany Activities and (b) agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that such Indebtedness is not reflected on the balance sheet of the Issuer or any of its Restricted Subsidiaries (Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided, that any such Indebtedness owing to a Restricted Subsidiary that is not the Co-Issuer or a Guarantor is subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that if the Co-Issuer or a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Co-Issuer or a Guarantor, such Indebtedness is subordinated in right of payment to the Notes or the Guarantee of the Notes of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under the Indenture, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Issuer since the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments specified in clauses (8), (11), (13), (28) or (29) of the definition thereof, and

(b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any time outstanding exceed $150.0 million (determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b);

(13) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, and accrued interest, fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified

Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not the Co-Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not the Co-Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Co-Issuer or a Subsidiary Guarantor; or

(iii) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (a) of this clause (13) will not apply to (x) any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities, Secured Indebtedness or Indebtedness incurred pursuant to clause (4) above or (y) any Secured Indebtedness that otherwise qualifies as “Refinancing Indebtedness;”

(14) (a) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or

(b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture;

provided, that in the case of clauses (a) and (b), after giving effect to such acquisition, merger, amalgamation or consolidation, (1) the aggregate amount of such Indebtedness does not exceed $25.0 million at any time outstanding or (2) either (x) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in the first paragraph of this covenant or (y) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of the Indenture;

(b) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Issuer so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of the Indenture; and

(c) any incurrence by the Co-Issuer of Indebtedness as a co-issuer of Indebtedness of the Issuer that was permitted to be incurred by another provision of this covenant;

(18) (a) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments” and

(b) Indebtedness representing deferred compensation to employees of the Issuer (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(19) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(20) (a) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and

(b) Indebtedness in respect of Bank Products;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business on arm’s length commercial terms;

(22) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(23) the incurrence of Indebtedness of Restricted Subsidiaries of the Issuer that are not the Co-Issuer or the Guarantors in an amount at any one time outstanding under this clause (23) not to exceed together with any other Indebtedness incurred under this clause (23) $50.0 million (determined on the date of such incurrence); it being understood that any Indebtedness deemed incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for purposes of this clause (23) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (23);

(24) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(25) Indebtedness of Foreign Subsidiaries in an amount not to exceed, at any one time outstanding and together with any other Indebtedness incurred under this clause (25), 10.0% of the total assets of the Foreign Subsidiaries on a consolidated basis as shown on the Issuer’s most recent balance sheet (it being understood that any Indebtedness incurred pursuant to this clause (25) shall cease to be deemed incurred or outstanding for purposes of this clause (25) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or its Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (25)); and

(26) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are deposited with the Trustee at or promptly after the funding of such Indebtedness to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance,” in each case, in accordance with the Indenture.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (26) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided, that all Indebtedness outstanding under the Senior Secured Credit Facilities on the Issue Date (or, if none is then outstanding, the date the Senior Secured Credit Facilities are entered into on or before the Spin-Off Date) will be treated as incurred on the Issue Date (or, if none is then outstanding, the date the Senior Secured Credit Facilities are entered into on or before the Spin-Off Date) under clause (1) of the second paragraph above; and

(2) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness permitted to be incurred under the Indenture to refinance Indebtedness incurred pursuant to clauses (1) and (12)(b) above shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, fees and expenses in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will provide that the Issuer will not, and will not permit the Co-Issuer or any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer, the Co-Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer, the Co-Issuer or such Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.

Liens

The Issuer will not, and will not permit the Co-Issuer or any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Issuer, the Co-Issuer or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Subsidiary Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Subsidiary Guarantees are equally and ratably secured, except that the foregoing shall not apply to or restrict Liens securing obligations in respect of the Notes (and exchange Notes with respect thereto) and the related guarantees.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer. The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, that in such a transaction where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture, the Notes and the Registration Rights Agreement (if the exchange offer contemplated therein has not been consummated) pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement;

(6) the Co-Issuer, unless it is the party to the transactions described above, shall have by supplemental indenture confirmed that it continues to be a co-obligor of the Notes; and

(7) the Issuer or, if applicable, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture, the Guarantees and the Notes, as applicable, and the Issuer will automatically be released and discharged from its obligations under the Indenture, the Guarantees and the Notes.

Notwithstanding the immediately preceding clauses (3) and (4):

(1) any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Issuer or a Subsidiary Guarantor; and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Co-Issuer. The Co-Issuer may not, directly or indirectly, consolidate or merge with or into or windup into (whether or not the Co-Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Co-Issuer’s properties or assets, in one or more related transactions, to any Person, unless:

(1) (a) concurrently therewith, a corporate Wholly Owned Restricted Subsidiary of the Issuer organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (which may be the continuing Person as a result of such transaction) expressly assumes all the obligations of the Co-Issuer under the Notes and the Registration Rights Agreement (if the exchange offer contemplated therein has not been consummated) pursuant to supplemental indentures or other documents or instruments; or

(b) after giving effect thereto, at least one obligor on the Notes shall be a corporation organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(2) immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(3) the Co-Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture.

Subsidiary Guarantors. Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuer will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the first paragraph of the covenant described under “—Repurchase at the Option of Holders—Asset Sales”; or

(3) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee.

Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reorganizing such Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer, in each case, without regard to the requirements set forth in the preceding paragraph. HGV Parent and HGV Intermediate Parent may merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing HGV Parent or HGV Intermediate Parent, as the case may be, in the United States, any state thereof, the District of Columbia or any territory thereof.

Notwithstanding anything to the contrary in this “Merger, Consolidation or Sale of All or Substantially All Assets” covenant, (A) the Issuer may contribute or transfer the Capital Stock of any or all of its Subsidiaries to any Guarantor and (B) nothing herein shall prohibit the Spin-Off Transaction.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) (A) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Support and Services Agreement (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees pursuant to the Support and Services Agreement and (B) transactions pursuant to the Transaction Agreements, or, in the case of each of (A) and (B), any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the applicable agreement as in effect immediately prior to such amendment or replacement;

(4) (A) employment agreements, employee benefit and incentive compensation plans and arrangements and (B) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any parent company of the Issuer) is a party as of the Issue Date and any similar agreements which it (or any parent company of the Issuer) may enter into thereafter; provided, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries (or such parent company) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the Issuer to the Holders when taken as a whole;

(8) the Spin-Off Transaction (including each instrument or agreement to be entered into in connection with, or contemplated by, the Spin-Off Transaction) and the payment of all fees and expenses related thereto;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Permitted Holder or to any employee, director, officer, manager or consultant (or their respective Affiliates or Immediate Family Members) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by the Issuer in good faith;

(13) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(14) (i) investments by Permitted Holders in securities or loans of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (ii) payments to Permitted Holders in respect of securities or loans of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(15) payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(16) payments by the Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent company) and its Subsidiaries, to the extent such payments are permitted under clause (15)(b) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(17) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, which is approved by the Issuer in good faith;

(18) intellectual property licenses in the ordinary course of business;

(19) all payments to a direct or indirect parent entity of the Issuer otherwise permitted under the Indenture;

(20) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of the Issuer or any direct or indirect parent thereof pursuant to the stockholders, registration rights or similar agreements;

(21) the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders;

(22) Permitted Intercompany Activities and related transactions; and

(23) any transactions with any Subsidiary or a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest or otherwise controls such Subsidiary, joint venture or similar entity.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that is not the Co-Issuer or a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries that is the Co-Issuer or a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is the Co-Issuer or a Guarantor;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries that is the Co-Issuer or a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries that is the Co-Issuer or a Guarantor, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to Hedging Obligations and the related documentation;

(b) contractual encumbrances or restrictions pursuant to the Senior Secured Credit Facilities in effect on the date the Senior Secured Credit Facilities are entered into;

(c) the Indenture, the Notes and the guarantees thereof;

(d) purchase money obligations for property acquired in the ordinary course of business and capital lease obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(e) applicable law or any applicable rule, regulation or order;

(f) (i) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary in existence at the time of such redesignation (but, in any such case, not created in contemplation thereof) and (ii) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(g) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(h) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(i) restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(j) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not the Co-Issuer or the Guarantors permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(k) customary provisions in joint venture agreements and other similar agreements or arrangements relating to such joint venture;

(l) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(m) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(n) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(o) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(p) restrictions arising in connection with cash or other deposits permitted under the covenant “—Liens”;

(q) any agreement or instrument (A) relating to any Indebtedness, Disqualified or preferred stock permitted to be incurred or issued subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” if the encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers (as determined in good faith by the Issuer) or as otherwise in effect on the Issue Date and (B) either (x) the Issuer determines that such encumbrance or restriction will not adversely affect the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(r) restrictions created in connection with any Qualified Securitization Facility that in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility; and

(s) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Issuer, the Co-Issuer or any Subsidiary Guarantor), other than a Subsidiary Guarantor, the Co-Issuer, a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of (i) any Credit Facility permitted under clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) capital markets debt securities of the Issuer, the Co-Issuer or any Subsidiary Guarantor unless:

(1) such Restricted Subsidiary within 60 days after the guarantee of such Indebtedness executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer, the Co-Issuer or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 60 day period described in clause (1) above.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC (with a copy to the Trustee unless filed and available on the SEC’s EDGAR website) from and after the Issue Date:

(1) within 90 days after the end of each fiscal year (or, if the Spin-Off Transaction has not been completed, 120 days for the first fiscal year ending after the Issue Date), annual reports on Form 10-K, or any successor or comparable form (if the Issuer had been a reporting company under Section 15(d) of the Exchange Act), containing substantially all the information that would be required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or, if the Spin-Off Transaction has not been completed, 60 days for the first three fiscal quarters ending after the Issue Date), reports on Form 10-Q or any successor or comparable form (if the Issuer had been a reporting company under Section 15(d) of the Exchange Act), containing substantially all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly after the occurrence of a material event which would have been required to be reported on a Form 8-K or any successor or comparable form (if the Issuer had been a reporting company under Section 15(d) of the Exchange Act), a current report relating to such event on Form 8-K or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form (except as described above or below and subject to exceptions consistent with the presentation of information in this prospectus); provided, however, that the Issuer shall not be so obligated to file such reports referred to in clauses (1), (2) and (3) above with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to the Trustee, the Holders of the Notes and prospective purchasers of Notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to a direct or indirect parent of the Issuer (including HGV Parent) as long as any such parent entity of the Issuer provides a Guarantee of the Notes.

If with respect to any reporting period(s) covered in the applicable report, the Issuer’s Unrestricted Subsidiaries (other than the Unrestricted Securitization Subsidiaries) would, individually or in the aggregate, constitute a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act (as such regulation is in effect on the Issue Date)), then the applicable annual and quarterly financial information required by clauses (1) and (2) above shall include a supplemental section in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presenting (in a manner consistent with the presentation of information included or incorporated by reference in this prospectus) selected financial measures of such Unrestricted Subsidiaries in the aggregate (separate from the financial information of the Issuer and its Restricted Subsidiaries).

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default and Remedies” until 120 days after the receipt of the written notice delivered thereunder.

To the extent any information is not provided within the time periods specified in this section “—Reports and Other Information” and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Limitations on Business Activities of the Co-Issuer

The Co-Issuer may not hold any assets, become liable for any obligations or engage in any business activities; provided that it may be a co-obligor or guarantor with respect to the Notes or any other Indebtedness issued by the Issuer, and may engage in any activities related thereto or necessary in connection therewith. The Co-Issuer shall be a Wholly Owned Subsidiary of the Issuer at all times.

Events of Default and Remedies

The Indenture will provide that each of the following is an “Event of Default”:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 consecutive days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer, the Co-Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $75.0 million or more outstanding;

(5) failure by the Issuer, the Co-Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports and Other Information”) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $75.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer, the Co-Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports and Other Information”) would constitute a Significant Subsidiary); and

(7) the Guarantee of HGV Parent, HGV Intermediate Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports and Other Information”) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of HGV Parent, HGV Intermediate Parent or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of all the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the interests of the Holders of the Notes.

The Indenture will provide that the Holders of a majority in aggregate principal amount of all the then outstanding Notes, by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction).

In the event of any Event of Default specified in clause (4) of the first paragraph of this section, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) the Holders of at least 25% in the aggregate principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of all the then outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.

Subject to certain restrictions contained in the Indenture, the Holders of a majority in principal amount of all the then outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture will provide that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within 20 Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, or direct or indirect member, partner or stockholder of the Issuers or any Guarantor (other than in their capacity as Issuers or any Guarantor) or of any of their direct or indirect parent companies shall have any liability, for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture, the Notes or the Guarantees, as the case may be, will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on such Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuers have paid or caused to be paid all sums payable by them under the Indenture; and

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of all the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of all the then outstanding Notes, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture will provide that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to (a) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (b) the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any such Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on such Notes, except a rescission of acceleration of such Notes by the Holders of a majority in principal amount of all the then outstanding Notes, and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture, the Notes or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any such Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the contractual rights of Holders to receive payments of principal of or premium, if any, or interest on such Notes;

(7) make any change in these amendment and waiver provisions;

(8) amend the contractual right expressly set forth in the Indenture or the Notes of any Holder to receive payments of principal of or premium, if any, or interest on such Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of such Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary, in any manner materially adverse to the Holders of such Notes.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets;

(4) to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(7) to provide for the issuance of Additional Notes in accordance with the terms of the Indenture;

(8) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(9) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee or a successor paying agent thereunder pursuant to the requirements thereof;

(10) to make any amendment to the provisions of the Indenture relating to the transfer or legending of the Notes or to provide for the issuance of exchange Notes or private exchange Notes, which are identical to exchange Notes except that they are not freely transferable;

(11) to add an obligor or a Guarantor under the Indenture or to release an obligor or a Guarantor in accordance with the terms of the Indenture;

(12) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes as provided in an Officer’s Certificate;

(13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(14) to secure the Notes and/or the related Guarantees or to add collateral thereto;

(15) to effect the Spin-Off Transaction and related transactions so long as such modification, when taken as a whole, does not materially adversely affect the legal rights under the Indenture of any Holder; or

(16) to make any other modifications to the Notes or the Indenture of a formal, minor or technical nature or necessary to correct a manifest error, so long as such modification does not adversely affect the rights of any Holders in any material respect.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication or electronic delivery is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing or transmitting. Notice otherwise given in accordance with the procedures of DTC will be deemed given on the date sent to DTC.

Concerning the Trustee

The Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Indenture will provide that the Holders of a majority in principal amount of all the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date as calculated by the Issuer, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at December 1, 2021 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such Note through December 1, 2021 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Applicable Treasury Rate as of such Redemption Date plus 50 basis points over (b) the then outstanding principal amount of such Note.

Calculation of any Applicable Premium is a responsibility of the Issuer, and the Trustee shall not be responsible to calculate or verify any calculation related to the Applicable Premium.

“Applicable Treasury Rate” means, with respect to any Note on any Redemption Date, the yield to maturity, as determined by the Issuer, as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 1, 2021; provided, that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment, inventory or other property in the ordinary course of business or any disposition of inventory or goods (or other assets, including timeshare and residential assets) held for sale or no longer used or useful in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control Triggering Event pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or the Co-Issuer, or by the Issuer, the Co-Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation, forced dispositions or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets, or any disposition of the Equity Interests in a Subsidiary, all or substantially all of the assets of which are Securitization Assets, in each case in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) the sale, discount or other disposition of vacation ownership intervals or other inventory (whether developed, “just-in-time” or fee-for-service), accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(s) the granting of a Lien that is permitted under the covenant described above under “—Certain Covenants—Liens”;

(t) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(u) the sale, conveyance, transfer or other disposition of land or other real property, whether vacant, unused or improved, in each case in the ordinary course of business or otherwise in connection with a vacation ownership interval transaction;

(v) Permitted Intercompany Activities, the Spin-Off Transaction and related transactions;

(w) [reserved]; and

(x) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Proceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales”.

In the event that a transaction (or a portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more the types of permitted Restricted Payments or Permitted Investments.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, automatic clearinghouse transfer transactions, controlled disbursements, foreign exchange facilities, stored value cards, merchant services, electronic funds transfer and other cash management arrangements.

“Blackstone Funds” means, individually or collectively, Blackstone Capital Partners V, L.P., BCP V-S L.P., Blackstone Capital Partners V-AC L.P., BCP V Co-Investors L.P., Blackstone Family Investment Partnership V L.P., Blackstone Family Investment Partnership V-SMD L.P. and Blackstone Participation Partnership V L.P., each a Delaware limited partnership and Blackstone Real Estate Partners International II (AIV) L.P., each an English partnership, Blackstone Real Estate Holdings International II-Q L.P. and Blackstone Family Real Estate Partnership International II-SMD L.P., each an Alberta, Canada limited partnership, Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Holdings VI L.P., Blackstone Real Estate Partners VI.TE.1 L.P.,

Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.F L.P., Blackstone Family Real Estate Partnership VI-SMD L.P. and Blackstone HLT Principal Transaction Partners L.P., each a Delaware limited partnership, and any other investment fund managed by an Affiliate of The Blackstone Group L.P., in each case, or any of their respective successors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of the Issuer or its Restricted Subsidiaries either existing on the Issue Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Issuer as financing or capital lease obligations and (ii) that are subsequently recharacterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under the Indenture (including, without limitation, the calculation of Consolidated Net Income, the Consolidated Total Debt Ratio, the Consolidated Secured Debt Ratio, EBITDA and Fixed Charges) not be treated as financing or capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary established by the Issuer for the primary purpose of insuring the businesses or properties owned or operated by the Issuer or any of its Subsidiaries or (ii) any Subsidiary of any such insurance subsidiary established for the same primary purpose described in clause (i) above.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU; or

(b) such local currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposed under the indenture regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder or the Issuer or any Guarantor; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50.0% of the total voting power of the Voting Stock of the Issuer directly or indirectly through any of its direct or indirect parent holding companies, in each case, other than in connection with any transaction or series of transactions in which the Issuer shall become the Wholly Owned Subsidiary of a Parent Company.

Notwithstanding the foregoing, the Spin-Off Transaction shall be deemed not to constitute a Change of Control.

“Change of Control Triggering Event” means the occurrence of a Change of Control, unless a Ratings Improvement has occurred prior to the date of the completion of the transaction constituting the Change of Control.

“Co-Issuer” means Hilton Grand Vacations Borrower Inc., a Delaware corporation and a direct subsidiary of the Issuer, and not any of such entity’s Subsidiaries or Affiliates.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees related to any Qualified Securitization Facility of such Person, including the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) annual agency fees paid to the administrative agents and collateral agents under any Credit Facilities, (r) costs associated with obtaining Hedging Obligations, (s) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting, (t) penalties and interest relating to taxes, (u) any Additional Interest and any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (v) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (w) any expensing of bridge, commitment and other financing fees and any other fees related to the Spin-Off Transaction or any acquisitions after the Issue Date, (x) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility, (y) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty) and (z) interest expense attributable to a parent entity resulting from push-down accounting; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to the Spin-Off Transaction or any multi-year strategic initiatives), restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in the Notes or the Indenture), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Spin-Off Transaction or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Issuer or any of its direct or indirect parent entities or subsidiaries), rollover, acceleration, or payout of Equity Interests by management, other employees or business partners of the Issuer or any of the Issuer’s direct or indirect parent companies, shall be excluded;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and other securities and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests of the Issuer or its direct or indirect parent entities, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities and any Credit Facilities) and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(12) accruals and reserves that are established or adjusted within twelve months after the Spin-Off Date that are so required to be established or adjusted as a result of the Spin-Off Transaction (or within twenty four months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(13) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(14) any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(e) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(16) reserves established for the benefit of landlords of fee-for-service and just-in-time vacation ownership intervals for the acquisition of capitalized assets and equipment at such properties shall be excluded; and

(17) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with clause 15(b) under “—Certain Covenants—Limitation on Restricted Payments” shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens on the property of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus Cash Equivalents included on the consolidated balance sheet of the Issuer as of the end of such most recent fiscal quarter to (2) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus Cash Equivalents included on the consolidated balance sheet of the Issuer as of the end of such most recent fiscal quarter to (2) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, and all obligations relating to Qualified Securitization Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of repurchase or purchase accounting in connection with any acquisition); provided, that Consolidated Total Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit; provided that any unreimbursed amounts under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until three Business Days after such amount is drawn and (B) Hedging Obligations existing on the Issue Date or otherwise permitted by clause (10) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred

Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds,

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Agreement” means that certain Credit Agreement, to be dated on or about the Spin-Off Date, by and among the Issuer, as borrower, HGV Intermediate Parent, Deutsche Bank AG New York Branch, as administrative agent, and the lenders and other parties thereto.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is put able or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“Distribution Agreement” means the Distribution Agreement, to be dated on or prior to the Spin-Off Date, containing substantially the terms described in this prospectus, by and among Hilton Parent, PHRI and HGV Parent, as amended, supplemented, waived or otherwise modified from time to time in a manner not materially adverse to the holders of the Notes when taken as a whole, as compared to the Distribution Agreement as in effect immediately prior to such amendment, supplement, waiver or modification.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case (other than with respect to clauses (h) and (k)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) (x) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (y) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with clause 15(b) under “—Certain Covenants—Limitation on Restricted Payments” and (z) the net tax expense associated with any adjustments made pursuant to clauses (1) through (17) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(q) through (w), (y) and (z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business, integration costs or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and Investments and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(g) the amount of management, monitoring, consulting, advisory fees and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Support and Services Agreement (and related agreements or arrangements) or otherwise to the Investors to the extent otherwise permitted under “—Certain Covenants—Transactions with Affiliates”; plus

(h) the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Issuer in good faith to result from actions taken, committed to be taken or expected in good faith to be taken no later than twenty four (24) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions); plus

(i) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(j) any costs or expense incurred by the Issuer or any direct or indirect parent entity of the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”; plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) any net loss from disposed, abandoned or discontinued operations; plus

(m) business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) and Pre-Opening Expenses; plus

(n) the amount of any loss attributable to a New Project, until the date that is twelve (12) months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided that (a) such losses are reasonably identifiable and factually supportable and certified by a responsible financial or accounting officer of the Issuer and (b) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (n);

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(b) any net income from disposed, abandoned or discontinued operations.

“Employee Matters Agreement” means the Employee Matters Agreement, to be dated on or prior to the prospectus memorandum, as amended, supplemented, waived or otherwise modified from time to time in a manner not materially adverse to the holders of the Notes when taken as a whole, as compared to the Employee Matters Agreement as in effect immediately prior to such amendment, supplement, waiver or modification.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common stock or Preferred Stock (excluding Disqualified Stock), of the Issuer or any of its direct or indirect parent companies other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale or issuance that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer since the Issue Date from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments from Unrestricted Subsidiaries and any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer, which are (or were) excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Financing Transactions” means the issuance of the Notes offered hereby and the guarantees thereof, the offer and sale of the Notes pursuant to the offering contemplated by this prospectus, the execution of the Senior Secured Credit Facility, additional borrowings under the Timeshare Facility and the payment of any fees or expenses incurred or paid in connection therewith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation of Fixed Charges for purposes of the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (and for the purposes of other provisions of the Indenture that refer to such first paragraph) shall not give effect to any Indebtedness being incurred on such date (or on such other subsequent date which would otherwise require pro forma effect to be given to such incurrence) pursuant to the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock.”

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation (including the Spin-Off Transaction), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Spin-Off Transaction) which is being given pro forma effect that have been or are expected to be realized based on actions taken, committed to be taken or expected in good faith to be taken within 18 months). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, (1) (A) any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and (B) any Restricted Subsidiary of such Foreign Subsidiary, and (2) any FSHCO Subsidiary of such Person.

“FSHCO Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person substantially all of whose assets consist, directly or indirectly, of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries, and any other assets incidental thereto.

“GAAP” means (1) generally accepted accounting principles in the United States of America which are in effect on the Issue Date or (2) if elected by the Issuer by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Issuer is making such election; provided, that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with IFRS, (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any financial year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date and (y) for delivery of audited annual financial information, it shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Indenture and the Notes.

“Guarantor” means (i) HGV Parent, (ii) HGV Intermediate Parent and (iii) each Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of the Indenture. On the Issue Date, each Restricted Subsidiary that is expected to guarantee any Indebtedness of the Issuer under the Senior Secured Credit Facilities will be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“HGV Intermediate Parent” means Hilton Grand Vacations Parent LLC and not any of its Subsidiaries or Affiliates.

“HGV Parent” means Hilton Grand Vacations Inc. and not any of its Subsidiaries or Affiliates.

“Hilton Parent” means Hilton Worldwide Holdings Inc.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade or similar business creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, that the amount of any such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such third Person;

provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, or (b) obligations under or in respect of Qualified Securitization Facilities, operating leases or Sale and Lease-Back Transactions (except any resulting Capitalized Lease Obligations); provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means the initial purchasers of the Notes on the Issue Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means any of the Blackstone Funds and any of their Affiliates but not including, however, any of its or such Affiliates’ portfolio companies.

“Issue Date” means November 29, 2016.

“Issuer” means Hilton Grand Vacations Borrower LLC, a Delaware limited liability company (and not any of its Subsidiaries or Affiliates), and “Issuers” means, collectively such entity and the Co-Issuer and not any of their respective Subsidiaries or Affiliates.

“Issuer Capitalization” means the transactions which upon consummation thereof will result in the Issuer holding, directly or indirectly, all of the Equity Interests of HRC and all of the assets and operations of the Timeshare Business.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment in respect of the Notes. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

“License Agreement” means the License Agreement, to be dated on or prior to the Spin-Off Date, containing substantially the terms described in this prospectus, by and between Hilton Parent and HGV Parent, as amended, supplemented, waived or otherwise modified from time to time in a manner not materially adverse to the holders of the Notes when taken as a whole, as compared to the License Agreement as in effect immediately prior to such amendment, supplement, waiver or modification.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing; provided that Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Management Stockholders” means the current and former employees and members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct or indirect parent entities) who are holders of Equity Interests of any direct or indirect parent companies of the Issuer on the Issue Date.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of HGV Parent (or, as the case may be, of a direct or indirect parent entity whose Equity Interests are traded on a securities exchange) on the date of the declaration of a Restricted Payment permitted pursuant to clause (9) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate Cash Equivalents proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under the Indenture (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Project” means (x) each property or resort which is either a new property or resort or an expansion, relocation, remodeling, or substantial modernization of an existing property or resort owned by the Issuer or its Restricted Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit (including, without limitation, individual resorts) to the extent such business unit commences operations or each expansion (in one or series of related transactions) of business into a new market.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest except to the extent such obligations are fully liquidated and non-contingent on or prior to such payment in full.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or any other officer of the Issuer designated by any such individuals.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Ownership Business” has the meaning assigned to such term in the Distribution Agreement.

“Parent Company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Capital Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than a Parent Company or any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Person.

“Parent Guarantee” means the Guarantee by each Parent Guarantor.

“Parent Guarantors” means HGV Parent and HGV Intermediate Parent.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any Cash Equivalents received must be applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means any of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Intercompany Activities” means any transactions between or among the Issuer and its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) that are entered into in the ordinary course of business of the Issuer and its Subsidiaries and, in the good faith judgment of the Issuer are necessary or advisable in connection with the ownership or operation of the business of the Issuer and its Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) HHonors, Hilton Grand Vacations Club and similar customer loyalty and rewards programs.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided, that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(c) in satisfaction of judgments against other Persons; or

(d) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) [reserved];

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “—Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice and the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with the covenant described under “—Certain Covenants—Liens”;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5), (9) and (23) of such paragraph);

(12) Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $75.0 million and (b) 4.0% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $25.0 million outstanding in the aggregate;

(16) loans and advances to employees, directors, officers, managers and consultants (a) for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (b) to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(17) advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice by the Issuer or any of its Restricted Subsidiaries;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice;

(20) Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contracts;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(22) repurchases of Notes;

(23) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(24) Investments consisting of promissory notes issued by the Issuer, the Co-Issuer or any Guarantor to future, present or former officers, directors and employees, members of management, or consultants of the Issuer or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is a permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(25) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(26) Investments (i) by the Captive Insurance Subsidiary made in the ordinary course of its business or consistent with past practice, and (ii) in the Captive Insurance Subsidiary in the ordinary course of business or required under statutory or regulatory authority applicable to such Captive Insurance Subsidiary;

(27) Investments made in connection with Permitted Intercompany Activities, the Spin-Off Transaction and related transactions;

(28) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date;

(29) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (29) that are at that time outstanding, not to exceed the greater of (a) $25.0 million and (b) 2.0% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(30) Investments in an Unrestricted Subsidiary consisting of Equity Interests issued by, or property or assets of, another Unrestricted Subsidiary;

(31) Investments in the form of (A) Timeshare Loans generated in the ordinary course of business, (B) construction loans to developers of properties in the ordinary course of business or otherwise in connection with vacation ownership interval transactions and (C) purchases of vacation ownership intervals for inventory or resale, in each case by the Issuer and its Restricted Subsidiaries; and

(32) Investments made in exchange for the contribution of Specified Real Property Assets.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 45 days or, if more than 45 days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, and exceptions on title policies insuring liens granted on Mortgaged Properties (as defined in the Senior Secured Credit Facilities);

(6) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (4), (12), (13), (14), (23) or (25) of the second paragraph under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” extend only to the assets so purchased, leased or improved; (b) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (13) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (3), (4) or (12) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (c) Liens securing Indebtedness permitted to be incurred pursuant to clause (14) shall only be permitted if such Liens are limited to all or part of the same property or assets, including

Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Issuer or any Restricted Subsidiary, in any transaction to which such Indebtedness relates and (d) Liens securing Indebtedness permitted to be incurred pursuant to clauses (23) and (25) shall only be permitted if such Liens extend only to the assets of Restricted Subsidiaries of the Issuer that are not Guarantors;

(7) Liens existing on the Issue Date (excluding Liens securing the Credit Agreement), including Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing (x) Hedging Obligations and (y) obligations in respect of Bank Products;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(15) Liens in favor of the Issuer, the Co-Issuer or any Subsidiary Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s or a Restricted Subsidiary’s customers or clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), this clause (18) and clause

(40) hereof; provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and proceeds and products thereof, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), this clause (18) and clause (40) hereof at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such modification, refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20) Liens securing obligations in an aggregate principal amount outstanding which does not exceed $75.0 million (determined as of the date of such incurrence);

(21) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “—Events of Default and Remedies”;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(26) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Senior Secured Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(29) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(31) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by the Indenture;

(32) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(33) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(35) Liens on the assets of Restricted Subsidiaries that are not the Co-Issuer or a Guarantor securing Indebtedness of such Subsidiaries that were permitted by the terms of the Indenture to be incurred;

(36) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under the Indenture to be applied against the purchase price for such Investment;

(37) any interest or title of a lessor, sub-lessor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(38) (A) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises and (B) Liens with respect to property or assets of the Issuer and its Restricted Subsidiaries (including accounts receivable or other revenue streams and other rights to payment and any other assets related thereto) in connection with a property manager’s obligations in respect of timeshare collection accounts, operating accounts and reserve accounts;

(39) [reserved];

(40) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to the covenant under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (including, without limitation, Indebtedness incurred under one or more Credit Facilities) so long as after giving pro forma effect to such incurrence and such Liens the Consolidated Secured Debt Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 2.00 to 1.00 for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is incurred;

(41) Liens securing obligations in respect of (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) obligations of the Issuer or any Subsidiary in respect of any Bank Products or Hedging Obligation provided by any lender party to any Credit Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into); and

(42) Liens on any funds or securities held in escrow accounts established for the purpose of holding proceeds from issuances of debt securities by the Issuer or any of its Restricted Subsidiaries issued after the Issue

Date, together with any additional funds required in order to fund any mandatory redemption or sinking fund payment on such debt securities within 180 days of their issuance; provided that such Liens do not extend to any assets other than such proceeds and such additional funds.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PHRI” means Park Hotels & Resorts Inc., a Delaware corporation.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to properties or resorts which are classified as “pre-opening expenses” (or any similar or equivalent caption) on the applicable financial statements of the Issuer and its Subsidiaries for such period, prepared in accordance with GAAP.

“Purchase Agreement” means that certain purchase agreement to be dated the date of pricing of the Marketed Notes, among the Issuers, the Guarantors, the Selling Noteholders and Goldman Sachs & Co., as representative of the initial purchasers party thereto relating to the offer and sale of the Marketed Notes.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the purchase, acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means (A) any timeshare financing receivable backed notes (such as notes issued by Hilton Grand Vacations Trust 2013-A pursuant to the indenture, dated as of August 8, 2013, between Hilton Grand Vacations Trust 2013-A, as issuer, and Wells Fargo Bank, National Association, as indenture trustee) and similar note issuances, in each case, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection therewith) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary); (B) any timeshare financing receivable backed credit facility (such as the Timeshare Facility) and similar financings, in each case, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection therewith) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary); and (C) any other Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the board of directors or management of the Issuer shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Issuer and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) or (b) constituting a receivables or payables financing or factoring facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Categories” means:

(1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Ratings Improvement” means, with respect to a Change of Control, the obtaining of a rating of the Notes, taking into account the applicable transaction, representing an increase in the rating of the Notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories, but not including ratings outlook changes) over such rating as of the Issue Date. In determining whether the rating of the Notes has increased by one or more gradations, gradations within Ratings Categories, namely + or - for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating change either from BB to BB+ or from B+ to BB- will constitute an increase of one gradation.

“Registration Rights Agreement” means a registration rights agreement with respect to the Notes offered hereby to be dated as of the Issue Date, among the Issuers, the Guarantors party thereto and the representative of the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Issuers and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuers to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business or any securities of a Person received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary; provided that any such securities shall not be deemed to be Related Business Assets, unless (i) upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary or (ii) such securities are received in respect of a transfer of the Specified Real Property Assets.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including the Co-Issuer and any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the loans, accounts receivable, financing receivables, other receivables, royalty or other revenue streams and other rights to payment and any assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in Securitization Assets to, or for the benefit of, either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells or grants a security interest in Securitization Assets to, or for the benefit of, a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under the Senior Secured Credit Facilities and the related Guarantees and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a lender under the Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of the Issuer’s Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Secured Credit Facilities” means the revolving credit facility and other credit facilities under the Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged or propose to be engaged on the Issue Date.

“Specified Real Property Assets” means any real property or assets of the Issuer or its Restricted Subsidiaries with an aggregate book value not to exceed 4.0% of Total Assets of the Issuer and its Restricted Subsidiaries.

“Spin-Off Date” means the date on which the Spin-Off Transaction is consummated.

“Spin-Off Transaction” means, collectively, the transactions which upon consummation thereof, will result in (a) PHRI holding directly or indirectly all or substantially all of the Ownership Business and (b) HGV Parent holding directly or indirectly all or substantially all of the Timeshare Business, and which will be completed by the distribution by Hilton Parent to its stockholders of shares of each of PHRI and HGV Parent on a pro rata basis, and all related transactions, including the Issuer Capitalization and the Financing Transactions, substantially on the terms described in this prospectus.

“Stockholders Agreement” means the Stockholders Agreement, to be dated on or prior to the Spin-Off Date, containing substantially the terms described in this prospectus, by and among Hilton Parent, HGV Parent, the Blackstone Entities (as defined therein) and the other parties thereto, as amended, supplemented, waived or otherwise modified from time to time in a manner not materially adverse to the holders of the Notes when taken as a whole, as compared to the Stockholders Agreement as in effect immediately prior to such amendment, supplement, waiver or modification.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital

Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under the Indenture, regardless of whether such entity is consolidated on the Issuer’s or any Restricted Subsidiary’s financial statements.

“Subsidiary Guarantor” means each Guarantor other than HGV Parent and HGV Intermediate Parent.

“Support and Services Agreement” means the management services or similar agreements between certain of the management companies associated with one or more of the Investors or their advisors, if applicable, and HGV Parent (and/or its direct or indirect parent companies), as in effect from time to time; provided that any management, monitoring, consulting and advisory fees payable in advance by HGV Parent (and/or its direct or indirect parent companies) and its Restricted Subsidiaries shall not exceed an amount equal to 2.0% of EBITDA for such fiscal year.

“Tax Matters Agreement” means the Tax Matters Agreement, to be dated on or prior to the Spin-Off Date, containing substantially the terms described in this prospectus, by and among Hilton Parent, PHRI and the Issuer and the other parties thereto, as amended, supplemented, waived or otherwise modified from time to time in a manner not materially adverse to the holders of the Notes when taken as a whole, as compared to the Tax Matters Agreement as in effect immediately prior to such amendment, supplement, waiver or modification.

“Timeshare Business” has the meaning assigned to such term in the Distribution Agreement.

“Timeshare Facility” means the Receivables Loan Agreement, dated as of May 9, 2013, among Hilton Grand Vacations Trust I LLC, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, the persons from time to time party thereto as conduit lenders, the financial institutions from time to time party thereto as committed lenders, the financial institutions from time to time party thereto as managing agents, and Deutsche Bank Securities Inc., as administrative agent and structuring agent, as amended or replaced.

“Timeshare Loans” means loans made by the Issuer or any of its Subsidiaries to consumers in connection with their purchase of vacation ownership intervals from the Issuer or one of its Subsidiaries and evidenced by a promissory note secured by points earned under the Hilton Grand Vacations Club or similar customer loyalty and rewards programs or a fee simple interest in a residential unit.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer.

“Transaction Agreements” means, collectively, the Distribution Agreement, the Employee Matters Agreement, the License Agreement, the Stockholders Agreement, the Tax Matters Agreement, the Transition Services Agreement and each other instrument or agreement to be entered into in connection with, or contemplated by, the Spin-Off Transaction.

“Transition Services Agreement” means the Master Transition Services Agreement, to be dated on or prior to the Spin-Off Date, containing substantially the terms described in this prospectus, by and among Hilton Parent, PHRI and HGV Parent, as amended, supplemented, waived or otherwise modified from time to time in a manner not materially adverse to the holders of the Notes when taken as a whole, as compared to the Transition Services Agreement as in effect immediately prior to such amendment, supplement, waiver or modification.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Subsidiary” means:

(1) any Unrestricted Securitization Subsidiary or any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Securitization Subsidiary entity or any other Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer other than the Co-Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that:

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments”; and

(3) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary, in each case, except any Permitted Intercompany Activities.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“U.S. Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments;

provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Issuers and the guarantors of the outstanding notes and the initial purchasers entered into a registration rights agreement pursuant to which each of the Issuers and the guarantors of the outstanding notes have agreed that it will, at its expense, for the benefit of the holders of outstanding notes, (i) file one or more registration statements on an appropriate registration form with respect to a registered offer to exchange the outstanding notes for new notes, guaranteed by the guarantors on a full and unconditional, joint and several senior unsecured basis, with terms substantially identical in all material respects to the outstanding notes and (ii) use its commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act. As of the date of this prospectus, $300,000,000 aggregate principal amount of the 6.125% Senior Notes due 2024 is outstanding, and the outstanding notes were issued on November 29, 2016.

Under the circumstances set forth below, the Issuers and the guarantors will use their commercially reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep such registration statement effective for up to one year after the effective date of the shelf registration statement. These circumstances include:

•	if any change in law or in currently prevailing interpretations of the Staff of the SEC do not permit us to effect an exchange offer;

•	if an exchange offer is not consummated within the registration period contemplated by the registration rights agreement;

•	if, in certain circumstances, certain holders of unregistered exchange notes so request; or

•	if in the case of any holder that participates in an exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act).

Under the registration rights agreement, if (A) we have neither (i) exchanged exchange notes for all notes validly tendered in accordance with the terms of an exchange offer nor (ii) had a shelf registration statement declared effective under the Securities Act, in either case on or prior to the 425th day after November 29, 2016, or (B) if applicable, a shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time during the effectiveness period (subject to certain exceptions) (each such event referred to in clauses (A) and (B), a “Registration Default”), then additional interest (“Additional Interest”) shall accrue on the principal amount of the notes then outstanding at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such Additional Interest continues to accrue; provided that the rate at which such Additional Interest accrues may in no event exceed 1.00% per annum) (any such Additional Interest to be calculated by us) commencing on (x) the 426th day after November 29, 2016 (in the case of clause (A) above), or (y) the day such shelf registration statement ceases to be effective (in the case of clause (B) above); provided, however, that upon the exchange of exchange notes for all notes tendered (in the case of clause (A) above), or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (B) above) or if the notes otherwise no longer constitute transfer restricted securities (as such term is defined in the registration rights agreement), Additional Interest on such notes as a result of such clause (or the relevant sub-clause thereof), as the case may be, shall cease to accrue.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not an affiliate of the Issuers or any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an affiliate of the Issuers or any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of the Issuers or any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, the Issuers will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in a principal amount of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuers will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon failure by the Issuers and the guarantors to fulfill their obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that governs the terms of the outstanding notes. For a description of the indenture, see “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. The Issuers and the guarantors intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement except the Issuers and the guarantors will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

The Issuers will be deemed to have accepted for exchange properly tendered outstanding notes when the Issuers have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from the Issuers and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, the Issuers expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on                 , 2018, which is the              business day after the date of this prospectus. However, if the Issuers, in their sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which the Issuers shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, the Issuers will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The Issuers are generally required to extend the offering period for any material change, including the waiver of a material condition, so that at least five business days remain in the exchange offer after the change.

The Issuers reserve the right, in their sole discretion:

•	to delay accepting for exchange any outstanding notes (if the Issuers amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

•	Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by notice to the registered holders of the outstanding notes. If the Issuers amend the exchange offer in a manner that it determines to constitute a material change, the Issuers will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, the Issuers will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and the Issuers may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in their reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in their judgment, would reasonably be expected to impair their ability to proceed with the exchange offer.

In addition, the Issuers will not be obligated to accept for exchange the outstanding notes of any holder that has not made to the Issuers:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to the Issuers an appropriate form for registration of the exchange notes under the Securities Act.

The Issuers expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, the Issuers may delay acceptance of any outstanding notes by giving written notice of such extension to their holders. The Issuers will return any outstanding notes that the Issuers do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

The Issuers expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, the Issuers are generally required to extend the offering period for any material change, including the waiver of a material condition, so that at least five business days remain in the exchange offer after the change. The Issuers will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for sole benefit of the Issuers and the Issuers may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in their sole discretion. If the Issuers fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that the Issuers may assert at any time or at various times prior to the expiration date.

In addition, the Issuers will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between the Issuers and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by the Issuers, they should also submit evidence satisfactory to the Issuers of their authority to so act.

DTC has confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	the Issuers may enforce that agreement against such participant.

Acceptance of Exchange Notes

In all cases, the Issuers will promptly issue exchange notes for outstanding notes that they have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to the Issuers that, among other things:

•	you are not an affiliate of the Issuers or the guarantors within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

The Issuers will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Determinations of the Issuers in this regard will be final and binding on all parties. The Issuers reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in their or their counsel’s judgment, be unlawful. The Issuers also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as the Issuers determine. Neither the Issuers, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three NYSE trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three NYSE trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. The Issuers will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and their determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. Wilmington Trust, National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail or Overnight Courier:	By Facsimile:	By Hand Delivery:
Wilmington Trust, National Association Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626 Attn: Workflow Management—5th Floor	(302) 636-4145 Attn: Workflow Management	Wilmington Trust, National Association Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626 Attn: Workflow Management—5th Floor

To Confirm by Email:
DTC2@wilmingtontrust.com Attn: Workflow Management

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding unregistered notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges, as the terms of the exchange notes are substantially identical to the terms of the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer.

Transfer Taxes

The Issuers and the guarantors will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct the Issuers to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuances of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes (including an exchange of outstanding notes for exchange notes) by an ERISA Plan with respect to which an Issuer or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note (including an exchange of outstanding notes for exchange notes), each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to purchase or hold the notes or any interest therein constitutes assets of any Plan or (ii) the purchase and holding of the notes or any interest therein by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring or holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 90 days, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes will be passed upon for us by Womble Carlyle Sandridge & Rice, LLP, Washington, D.C. In rendering its opinion, Womble Carlyle Sandridge & Rice, LLP will rely upon the opinion of Rice Reuther Sullivan & Carroll LLP as to all matters governed by the laws of the state of Nevada.

EXPERTS

The consolidated financial statements of Hilton Grand Vacations Inc. Company at December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, our guarantors and the exchange notes, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Anyone may inspect the registration statement and its exhibits and schedules, and any other document that we file, without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 or 15(d) of the Exchange Act.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Hilton Grand Vacations Inc.

We have audited the accompanying consolidated balance sheets of Hilton Grand Vacations Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hilton Grand Vacations Inc. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

March 2, 2017,

except for Note 22, as to which the date is

October 27, 2017

HILTON GRAND VACATIONS INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31,
	2016	2015
ASSETS
Cash	$48	$4
Restricted cash	103	75
Accounts receivable, net of allowance for doubtful accounts of $6 and $2	123	89
Timeshare financing receivables, net	1,025	976
Inventory	513	412
Property and equipment, net	256	51
Intangible assets, net	70	74
Other assets	42	43

TOTAL ASSETS (variable interest entities - $258 and $368)	$2,180	$1,724

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable, accrued expenses and other	$231	$208
Advanced deposits	103	96
Allocated Parent debt	—	634
Debt	490	—
Non-recourse debt	694	502
Deferred revenues	106	103
Deferred income tax liabilities	389	287

Total liabilities (variable interest entities - $245 and $352)	2,013	1,830
Commitments and contingencies - see Note 19
Equity (deficit):
Preferred stock, $0.01 par value; 300,000,000 authorized shares, none issued or outstanding as of December 31, 2016 and 2015	—	—
Common stock, $0.01 par value; 3,000,000,000 authorized shares, 98,802,597 issued and outstanding as of December 31, 2016; none issued and outstanding as of December 31, 2015(1)	1	—
Additional paid-in capital	138	—
Accumulated retained earnings	28	—
Parent deficit	—	(106)

Total equity (deficit)	167	(106)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,180	$1,724

(1)	Common stock issued and outstanding have been adjusted to reflect the stock split that occurred on January 3, 2017. See Note 1: Organization for further discussion.

See notes to consolidated financial statements.

HILTON GRAND VACATIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Year Ended December 31,
	2016	2015	2014
Revenues
Sales of VOIs, net	$508	$492	$520
Sales, marketing, brand and other fees	499	457	300
Financing	134	127	121
Resort and club management	143	125	112
Rental and ancillary services	173	164	157
Cost reimbursements	126	110	107

Total revenues	1,583	1,475	1,317

Expenses
Cost of VOI sales	152	173	126
Sales and marketing	605	541	479
Financing	32	32	33
Resort and club management	36	32	29
Rental and ancillary services	113	113	110
General and administrative	92	57	40
Depreciation and amortization	24	22	18
License fee expense	80	74	62
Cost reimbursements	126	110	107

Total operating expenses	1,260	1,154	1,004
Allocated Parent interest expense	(26)	(29)	(36)
Interest expense	(3)	—	—
Other gain (loss), net	(1)	—	5
Loss on foreign currency transactions	—	—	(2)

Income before income taxes	293	292	280
Income tax expense	(125)	(118)	(113)

Net income	$168	$174	$167

Earnings per share:(1)
Basic and diluted	$1.70	$1.76	$1.69

(1)	Basic and diluted earnings per share was calculated based on shares distributed to Hilton Grand Vacations’ shareholders on January 3, 2017. See Note 16: Earnings Per Share for further discussion.

See notes to consolidated financial statements.

HILTON GRAND VACATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2016	2015	2014
Operating Activities
Net income	$168	$174	$167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24	22	18
Amortization of deferred financing costs and other	5	5	7
Provision for loan losses	49	39	35
Other loss (gain), net	1	—	(5)
Loss (gain) on foreign currency transactions	—	—	2
Deferred income taxes	23	20	37
Net changes in assets and liabilities:
Restricted cash	(24)	(21)	3
Accounts receivables, net	(30)	(6)	(17)
Timeshare financing receivables, net	(98)	(88)	(61)
Inventory	7	(38)	51
Purchase of assets for future conversion to inventory	—	—	(22)
Other assets	(4)	2	(6)
Accounts payable, accrued expenses and other	28	18	(6)
Advanced deposits	7	(1)	6
Deferred revenues	3	3	(12)
Other	(1)	2	16

Net cash provided by operating activities	158	131	213

Investing Activities
Capital expenditures for property and equipment	(26)	(12)	(12)
Proceeds from asset dispositions	—	—	6
Software capitalization costs	(8)	(6)	(5)

Net cash used in investing activities	(34)	(18)	(11)

Financing Activities
Issuance of non-recourse debt	300	—	350
Repayment of non-recourse debt	(110)	(125)	(391)
Issuance of debt	200	—	—
Debt issuance costs	(10)	—	(6)
Change in restricted cash	(4)	8	(4)
Allocated debt activity	111	(87)	(112)
Net transfers (to) from Parent	(567)	95	(39)
Distribution to Parent	—	(2)	—

Net cash used in financing activities	(80)	(111)	(202)

Net increase in cash	44	2	—
Cash, beginning of period	4	2	2

Cash, end of period	$48	$4	$2

Supplemental Disclosures (1)

(1)	For supplemental disclosures, see Note 20: Supplemental Disclosures of Cash Flow Information.

See notes to consolidated financial statements.

HILTON GRAND VACATIONS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in millions)

	Common Stock		Parent Equity (Deficit)	Additional Paid-in Capital	Accumulated Retained Earnings	Total Equity
	Shares	Amount
Balance as of December 31, 2013	—	$—	$(535)	$—	$—	$(535)
Net income	—	—	167	—	—	167
Net transfers to Parent	—	—	(39)	—	—	(39)
Capital contribution from Parent	—	—	48	—	—	48
Distribution to Parent	—	—	(14)	—	—	(14)

Balance as of December 31, 2014	—	—	(373)	—	—	(373)
Net income	—	—	174	—	—	174
Net transfers from Parent	—	—	95	—	—	95
Distribution to Parent	—	—	(2)	—	—	(2)

Balance as of December 31, 2015	—	—	(106)	—	—	(106)
Net income(1)	—	—	140	—	28	168
Net transfers to Parent	—	—	(567)	—	—	(567)
Capital contribution from Parent	—	—	672	—	—	672
Issuance of common stock(2)	99	1	(1)	—	—	—
Reclassification of Parent equity to additional paid-in capital(2)	—	—	(138)	138	—	—

Balance as of December 31, 2016	99	$1	$—	$138	$28	$167

(1)	Net income earned prior to October 24, 2016, is included in Additional paid-in capital instead of Accumulated retained earnings since the accumulation of retained earnings began as of the date of issuance of the Company’s common stock to Park Hotel & Resorts. See Note 1: Organization for further discussion.
(2)	Parent equity (deficit) was reclassified and allocated between common stock and additional paid-in capital based on the number of shares issued and outstanding as of the stock split that occurred on January 3, 2017. See Note 1: Organization for further discussion.

See notes to consolidated financial statements.

HILTON GRAND VACATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Organization

Our Spin-off from Hilton Worldwide Holdings Inc.

On February 26, 2016, Hilton Worldwide Holdings Inc. (“Former Hilton Parent” and together with its then consolidated subsidiaries, “Hilton”) announced that its Board of Directors had unanimously approved a plan to enhance long-term stockholder value by separating Hilton into three independent, publicly traded companies. Hilton subsequently executed tax-free spin-offs of Park Hotels & Resorts Inc. (“Park”) and HGV (“Hilton Grand Vacations,” “we,” “us,” “our,” “HGV” or the “Company”), which owns and operates Hilton’s timeshare business.

Prior to the spin-offs, during 2016, Hilton completed an internal reorganization to contribute to Hilton Grand Vacations Inc. its U.S. and non- U.S. timeshare subsidiaries, including Hilton Resorts Corporation. We are a Delaware corporation formed on May 2, 2016. On May 4, 2016, the Company issued 100 shares of its common stock, par value $0.01 per share, to Park for $1.00 in cash. On October 24, 2016, the Company issued one share of its common stock, par value $0.01 per share, to Park in connection with the contribution by Park of all shares of common stock of Hilton Resorts Corporation owned by Park to HGV. Net income earned prior to October 24, 2016, is included in Additional paid-in capital instead of Accumulated retained earnings since the accumulation of retained earnings began as of the date of issuance of the Company’s common stock to Park. The issuance of such share of common stock was not registered under the Securities Act, because the share was issued in a transaction by the issuer not involving any public offering exempt from registration under Section 4(a)(2) of the Securities Act. We filed a Registration Statement on Form 10 describing the transaction with the U.S. Securities and Exchange Commission (the “SEC”) which was declared effective on December 2, 2016.

On December 30, 2016, we filed an Amended & Restated Charter with an effective date of 4:59 p.m., Eastern time, on January 3, 2017, whereby our shares were split into 98,802,597 shares using a formula by reference to the number of Hilton shares outstanding.

On January 3, 2017, the spin-offs were completed by way of a pro rata distribution of the Company’s and Park’s common stock to Hilton stockholders of record as of 5:00 p.m., Eastern time, on December 15, 2016, the spin-off record date. Each Hilton stockholder received one share of our common stock for every ten shares of Hilton common stock, in each case, held by such stockholder on the record date. Hilton did not distribute any fractional shares of HGV common stock. Instead, the distribution agent aggregated fractional shares into whole shares, sold the whole shares in the open market at prevailing market prices and distributed the aggregate net cash proceeds from the sales pro rata to each holder who would otherwise have been entitled to receive a fractional share in the spin-off. Also on January 3, 2017, we became a separate publicly traded company on the New York Stock Exchange under the ticker symbol “HGV,” and Hilton did not retain any ownership interest in our company.

Our Business

We are a global timeshare company engaged in developing, marketing, selling and managing timeshare resorts primarily under the Hilton Grand Vacations brand. Our operations primarily consist of: selling vacation ownership intervals (“VOIs”) for us and third parties; operating our resorts; financing and servicing loans provided to consumers for their timeshare purchases; and managing our points-based Hilton Grand Vacations Club exchange program (the “Club”). As of December 31, 2016, we had 47 timeshare properties, comprised of 7,657 units, located in the United States (“U.S.”) and Europe.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

Principles of Consolidation

The consolidated financial statements presented herein have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Hilton. The consolidated financial statements include 100 percent of our assets, liabilities, revenues, expenses and cash flows and all entities in which we have a controlling financial interest.

The determination of a controlling financial interest is based upon the terms of the governing agreements of the respective entities, including the evaluation of rights held by other interests. If the entity is considered to be a variable interest entity (“VIE”), we determine whether we are the primary beneficiary, and then consolidate those VIEs for which we have determined we are the primary beneficiary. If the entity in which we hold an interest does not meet the definition of a VIE, we evaluate whether we have a controlling financial interest through our voting interests in the entity. We consolidate entities when we own more than 50 percent of the voting shares of a company or otherwise have a controlling financial interest. All material intercompany transactions and balances have been eliminated in consolidation. The consolidated financial statements reflect our financial position, results of operations and cash flows as prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

All of our significant transactions with Hilton have been included in these consolidated financial statements. The net effect of the settlement of these intercompany transactions has been included in the consolidated statements of cash flows as a financing activity within Net transfers (to) from Parent and is also reflected in our consolidated balance sheets within Total equity (deficit). Total equity (deficit) in our consolidated balance sheets represents Hilton’s historical investment in us, our accumulated net earnings after taxes and the net effect of the transactions with and allocations from Hilton.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and, accordingly, ultimate results could differ from those estimates.

Allocations

Our consolidated financial statements include certain indirect general and administrative costs allocated to us by Hilton for certain functions and services including, but not limited to, executive office, finance and other administrative support primarily on the basis of financial and operating metrics that Hilton has historically used to allocate resources and evaluate performance against its strategic objectives. Both we and Hilton consider the basis on which expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. These costs were included in General and administrative in our consolidated statements of operations.

Hilton allocated certain debt balances, related deferred loan costs, and interest expense based on our portion of guaranteed assets. Historically, all allocated debt balances, related deferred loan costs and interest expense balances were included in our consolidated financial statements; however, on November 22, 2016, we were released from the unconditional obligation to guarantee certain debt of Hilton and, accordingly, do not include any allocated debt balance or related deferred loan costs in our consolidated balance sheets as of December 31, 2016. See Note 10: Debt & Non-recourse debt for further discussion.

Summary of Significant Accounting Policies

Revenue Recognition

•	Sales of VOIs, net—Revenue from a deeded VOI sale is recognized when the customer has executed a binding sales contract, a minimum 10 percent down payment has been received, certain minimum sales thresholds for a timeshare project have been attained, the purchaser’s period to cancel for a refund has expired and the related receivable is deemed to be collectible. In addition, before we recognize any revenues, the purchaser must have met the initial and continuing investment criteria. We defer revenue recognition for sales that do not meet these criteria. During periods of construction, revenue from VOI sales is recognized under the percentage-of-completion method, which includes judgments and estimates, including total project costs to complete. Additionally, we record an estimate of uncollectible amounts at the time of a financed sale with a charge to provision for loan loss, which we classify as a reduction of Sales of VOIs, net in our consolidated statements of operations.

We account for rental operations of unsold VOIs, including accommodations provided through the use of our vacation sampler programs as incidental operations. Incremental carrying costs in excess of incremental revenues are recognized in the period incurred. In all periods presented, incremental carrying costs exceeded incremental revenues and all revenues and expenses are recognized in the period earned or incurred.

We award Club Bonus Points (“Bonus Points”) to our customers. These points are valid for a maximum of two years and may be used toward reservations at Club resorts, hotel reservations within Hilton’s system and VOI interval exchanges with other third-party vacation ownership exchanges. We also take into consideration the fair value of certain incentives, including Bonus Points, provided to the purchaser when assessing the adequacy of the purchaser’s initial investment, which requires us to make certain estimates and assumptions in deriving the fair value of these incentives. We defer a portion of the VOI sales price as a liability and recognize the corresponding revenue upon the customer’s redemption of the Bonus Points.

One of our VOI products is accounted for as a long-term lease with a reversionary interest, rather than the sale of a deeded interest in real estate. In this case, sales revenue is recognized on a straight-line basis over the term of the lease.

•	Sales, marketing, brand and other fees—We sell VOIs through fee-for-service agreements with third-party developers for which we earn sales commissions and other fees. We recognize revenue from commissions on these sales and other fees as intervals are sold and the service requirements of the respective agreements with the developers have been fulfilled. Additionally, we sell prepaid vacation packages and recognize revenue when they are redeemed for stays at properties other than our timeshare resorts; stays using these prepaid packages at our properties are included in Rental and ancillary services in our consolidated statements of operations.

•	Financing—VOI sales may be made for cash or we may provide financing for sales of our owned intervals. Revenue from the financing of timeshare sales is recognized on the accrual method as earned based on the outstanding principal, interest rate and terms stated in each individual financing agreement. See “—Timeshare Financing Receivables and Allowance for Loan Loss” below for further discussion of the policies applicable to our timeshare financing receivables. We also recognize revenue from servicing the loans provided by third-party developers to purchasers of their VOIs over the period services are rendered.

•	Resort and club management—We manage the Club, receiving activation fees, annual dues and transaction fees from member exchanges. Each purchaser of a vacation ownership unit is automatically enrolled in the Club, which gives the purchaser an annual allotment of Club points that allow the purchaser to exchange the Club points for a number of vacation options. Revenue from Club activation fees are deferred and amortized on a straight-line basis over the average inventory holding period. We recognize revenue from annual dues and transaction fees over the period services are rendered.

We earn recurring management fees under our agreements with homeowners’ association (“HOA”s) and generally recognize these fees over the period services are rendered. We provide day-to-day-management services, including housekeeping services, operation of a reservation system, maintenance, and certain accounting and administrative services for HOAs. We receive compensation for such management services which is generally based on a percentage of costs to operate the resorts.

•	Rental and ancillary services—We offer rentals of unoccupied vacation ownership units and recognize rental revenues when occupancy has occurred. We defer advance deposits on rentals until the customer’s stay. We also recognize rental revenues from the utilization of Bonus Points and prepaid vacation packages when those points and packages are redeemed for rental stays at one of our resorts. We defer the advance payment as a liability and recognize the corresponding revenue upon the customer’s vacation stay. Ancillary revenues include food and beverage, retail, spa offerings and other guest services.

•	Cost reimbursements—Cost reimbursements include direct and indirect costs that HOAs and developers reimburse to us. These costs primarily consist of payroll and payroll related costs for management of the HOAs and other services we provide where we are the employer. We recognize cost reimbursements when we incur the related reimbursable costs. Cost reimbursements are based upon actual expenses with no added margin.

Other than the United States, there were no countries that individually represented more than 10 percent of total revenues for the years ended December 31, 2016, 2015 and 2014.

We are required to collect certain taxes and fees from customers on behalf of government agencies and remit these back to the applicable governmental agencies on a periodic basis. We have a legal obligation to act as a collection agent with respect to these taxes and fees. We do not retain these taxes and fees and, therefore, they are not included in revenues. We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable taxing authority or other appropriate governmental agency.

Multiple Element Arrangements

When we enter into transactions for the sale of multiple products or services, we evaluate whether the delivered elements have value to the customer on a stand-alone basis, and if the arrangement includes a general right of return relative to the delivered items, we consider whether delivery or performance of the undelivered items is probable and substantially in our control. If these criteria are met, then we account for each deliverable in the transaction separately. We generally recognize revenue for undelivered elements on a straight-line basis over the contractual performance period for time-based elements or upon delivery to the customer.

Cash

Cash consists of demand deposits at commercial banks.

Restricted Cash

Restricted cash includes advance deposits received on VOI sales that are held in escrow until the contract is closed and cash reserves required by our non-recourse debt agreements. For purposes of our consolidated statements of cash flows, changes in restricted cash caused by changes in lender reserves due to restrictions under our loan agreements are shown as financing activities and the remaining changes in restricted cash, primarily relating to VOI sales, are the result of our normal operations and are reflected as operating activities.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable primarily consists of trade receivables and is reported at the customers’ outstanding balances, less any allowance for doubtful accounts. An allowance for doubtful accounts is provided on accounts receivable when losses are probable based on historical collection activity and current business conditions.

Timeshare Financing Receivables and Allowance for Loan Loss

Our timeshare financing receivables consist of loans related to our financing of VOI sales that are secured by the underlying timeshare properties. We determine our timeshare financing receivables to be past due based on the contractual terms of the individual mortgage loans. We recognize interest income on our timeshare financing receivables as earned. The interest rate charged on the notes correlates to the risk profile of the borrower at the time of purchase and the percentage of the purchase that is financed, among other factors. We record an estimate of uncollectibility as a reduction of revenue from VOI sales at the time revenue is recognized on a VOI sale.

We evaluate this portfolio collectively, since we hold a large group of homogeneous timeshare financing receivables, which are individually immaterial. We monitor the credit quality of our receivables on an ongoing basis. There are no significant concentrations of credit risk with any individual counterparty or groups of counterparties. We use a technique referred to as static pool analysis as the basis for determining our loan loss reserve requirements on our timeshare financing receivables. For static pool analysis, we use three key dimensions to stratify our portfolio: FICO scores; country of residence; and equity percentage at the time of sale. The adequacy of the related allowance is determined by management through analysis of several factors, such as current economic conditions and industry trends, as well as the specific risk characteristics of the portfolio including assumed default rates, aging and historical write-offs of these receivables. The allowance is maintained at a level deemed adequate by management based on a periodic analysis of the mortgage portfolio.

We apply payments we receive for loans, including those in non-accrual status, to amounts due in the following order: servicing fees; interest; principal; and late charges. Once a note is 91 days past due we cease accruing interest and reverse the accrued interest recognized up to that point. We resume interest accrual for loans for which we had previously ceased accruing interest once the loan is less than 91 days past due. We fully reserve for a timeshare financing receivable in the month following the date that the loan is 121 days past due and, subsequently, we write off the uncollectible note against the reserve once the foreclosure process is complete and we receive the deed for the foreclosed unit.

Inventory and Cost of Sales

Inventory includes unsold, completed VOIs; VOIs under construction; and land and infrastructure held for future VOI product development at our current resorts. We carry our inventory at the lower of cost or estimated fair value, less costs to sell, which can result in impairment losses and/or recoveries of previous impairments.

We capitalize costs directly associated with the acquisition, development and construction of a real estate project when it is probable that the project will move forward. We capitalize salary and related costs only to the extent they directly relate to the project. We capitalize interest expense, taxes and insurance costs when activities that are necessary to get the property ready for its intended use are underway. We cease capitalization of costs during prolonged gaps in development when substantially all activities are suspended or when projects are considered substantially complete.

We account for our VOI inventory and cost of VOI sales using the relative sales value method. Also, we do not reduce inventory for the cost of VOI sales related to anticipated credit losses, and accordingly, no adjustment is made when inventory is reacquired upon default of the related receivable. This results in changes in estimates within the relative sales value calculations to be accounted for as real estate inventory true-ups, which we refer to as cost of sales true-ups, and are included in Cost of VOI sales in our consolidated statements of operations to retrospectively adjust the margin previously recognized subject to those estimates.

Property and Equipment

Property and equipment includes land, building and leasehold improvements and furniture and equipment at our corporate offices, sales centers and management offices. Additionally, certain property and equipment is held for future conversion into inventory. Construction-in-progress primarily relates to leasehold improvements not yet placed in service. Property and equipment are recorded at cost. Costs of improvements that extend the economic life or improve service potential are also capitalized. Capitalized costs are depreciated over their estimated useful lives. Costs for normal repairs and maintenance are expensed as incurred. Other than the United States, there were no countries that individually represented over 10 percent of total property and equipment, net as of December 31, 2016 and 2015.

Depreciation is recorded using the straight-line method over the assets’ estimated useful lives, which are generally as follows: buildings and improvements (eight to 40 years); furniture and equipment (three to eight years); and computer equipment and acquired software (three years). Leasehold improvements are depreciated over the shorter of the estimated useful life, based on the estimates above, or the lease term.

We evaluate the carrying value of our property and equipment if there are indicators of potential impairment. We perform an analysis to determine the recoverability of the asset’s carrying value by comparing the expected undiscounted future cash flows to the net book value of the asset. If it is determined that the expected undiscounted future cash flows are less than the net book value of the asset, to the extent the net book value is in excess of fair value we recognize an impairment loss. Fair value is generally estimated using valuation techniques that consider the discounted cash flows of the asset using discount and capitalization rates deemed reasonable for the type of asset, as well as prevailing market conditions, appraisals, recent similar transactions in the market and, if appropriate and available, current estimated net sales proceeds from pending offers.

If sufficient information exists to reasonably estimate the fair value of a conditional asset retirement obligation, including environmental remediation liabilities, we recognize the fair value of the obligation when the obligation is incurred.

Intangible Assets

Our intangible assets consist of management agreements and certain proprietary technologies with finite lives. We have management agreements that were recorded at their fair value at the time of the completion of a merger on October 24, 2007 where Hilton became a wholly-owned subsidiary of an affiliate of The Blackstone Group L.P. (“Blackstone”). Additionally, we capitalize direct and incremental costs to obtain management agreements and costs incurred to develop internal-use computer software, including costs incurred in connection with development of upgrades or enhancements that result in additional functionality. These capitalized costs are amortized on a straight-line basis over the term of the management agreement or the estimated useful life of the software, respectively. These capitalized costs are included in Intangible assets, net in our consolidated balance sheets.

We review all finite life intangible assets for impairment when circumstances indicate that their carrying amounts may not be recoverable. If the carrying value of an asset group is not recoverable, we recognize an impairment loss for the excess of carrying value over the fair value in our consolidated statements of operations.

Deferred Financing Costs

Deferred financing costs, including legal fees and upfront lenders fees, related to the Company’s debt and non-recourse debt are deferred and amortized over the life of the respective debt using the effective interest method. The amortization of deferred financing costs is included in interest expense in our consolidated statements of operations.

Costs Incurred to Sell VOIs

We expense indirect sales and marketing costs we incur to sell VOIs when incurred. Deferred selling and marketing expenses, which are direct selling and marketing costs related either to an unclosed contract or a contract for which 100 percent of revenue has not yet been recognized, were $9 million and $11 million as of December 31, 2016 and 2015, respectively, and were included in Other assets in our consolidated balance sheets.

Fair Value Measurements—Valuation Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date (an exit price). We use the three-level valuation hierarchy for classification of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our own assumptions about the data market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The three-level hierarchy of inputs is summarized below:

•	Level 1—Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2—Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument; and

•	Level 3—Valuation is based upon unobservable inputs that are significant to the fair value measurement.

The classification of assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement in its entirety.

Currency Translation

The U.S. dollar is our reporting currency and is the functional currency of the majority of our operations. Income and expense accounts are translated at the average exchange rate for the period. Gains and losses from foreign exchange rate changes related to transactions denominated in a currency other than an entity’s functional currency or intercompany receivables and payables denominated in a currency other than an entity’s functional currency that are not of a long-term investment nature are recognized as Loss on foreign currency transactions in our consolidated statements of operations.

Share-Based Compensation Costs

Certain of our employees participate in Hilton’s 2013 Omnibus Incentive Plan (the “Stock Plan”) which compensates eligible employees and directors with restricted stock units (“RSUs”), nonqualified stock options (“options”) and performance-vesting restricted stock units and restricted stock (collectively, “performance shares”). Until consummation of the spin-off, we will continue to participate in the Stock Plan and record compensation expense based on the share-based awards granted to our employees.

The share-based compensation award amounts have been converted to reflect the separation from Hilton. Upon the separation on January 3, 2017, holders of Hilton stock options, RSUs and performance shares received an adjusted award based on our shares. The adjustments were designed to generally preserve the fair value of each award before and after the separation.

•	RSUs vest in annual installments over two or three years from the date of grant, subject to the individual’s continued employment through the applicable vesting date. Vested RSUs generally will be settled for Hilton’s common stock. The grant date fair value is equal to Hilton’s closing stock price on the date of grant.

•	Options vest over three years in equal annual installments from the date of grant, subject to the individual’s continued employment through the applicable vesting date, and will terminate 10 years from the date of grant or earlier if the individual’s service terminates. The exercise price is equal to the closing price of the Hilton’s common stock on the date of grant. The grant date fair value is estimated using the Black-Scholes-Merton Model.

•

Performance shares are settled at the end of a three-year performance period with 50 percent of the shares subject to achievement based on a measure of (1) Hilton’s total shareholder return relative to the total shareholder return of members of a peer company group (“relative shareholder return”) and the other 50 percent of the shares subject to achievement based on (2) Hilton’s earnings before interest expense, income tax and depreciation and amortization (“EBITDA”) compound annual growth rate (“EBITDA CAGR”). The grant date fair values for performance shares based on market conditions are estimated using the Monte Carlo Simulation and shares based on performance conditions are equal to Hilton’s closing stock price on the date of grant.

We recognize the cost of services received in these share-based payment transactions with employees as services are received and recognize a corresponding change in Total Equity (Deficit) in our consolidated balance sheets. The measurement objective for these equity awards is the estimated fair value at the grant date of the equity instruments that we are obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. Compensation expense is recognized ratably over the requisite service period, including an estimate of forfeitures. The requisite service period is the period during which an employee is required to provide service in exchange for an award. Forfeiture rates are estimated based on historical employee terminations for each grant cycle. Compensation expense for awards with performance conditions is recognized over the requisite service period if it is probable that the performance condition will be satisfied. If such performance conditions are not considered probable until they occur, no compensation expense for these awards is recognized.

Income Taxes

Current and deferred income taxes and related tax expense have been determined based on our stand-alone results by applying a separate return methodology, as if the entities were separate taxpayers in the respective jurisdictions.

We account for income taxes using the asset and liability method. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year, to recognize the deferred tax assets and liabilities that relate to tax consequences in future years, which result from differences between the respective tax basis of assets and liabilities and their financial reporting amounts, and tax loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the respective temporary differences or operating loss or tax credit carryforwards are expected to be recovered or settled. The realization of deferred tax assets and tax loss and tax credit carryforwards is contingent upon the generation of future taxable income and other restrictions that may exist under the tax laws of the jurisdiction in which a deferred tax asset exists. Valuation allowances are provided to reduce such deferred tax assets to amounts more likely than not to be ultimately realized.

We use a prescribed recognition threshold for the financial statement recognition and measurement of a tax position taken in a tax return. For all income tax positions, we first determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If it is determined that a position meets the more-likely-than-not recognition threshold, the benefit recognized in the financial statements is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing the earnings available to common shareholders by the weighted average number of common shares outstanding for the period.    Diluted earnings per common share is calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period.

Recently Issued Accounting Pronouncements

Adopted Accounting Standards

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03 (“ASU 2015-03”), Interest—Imputation of Interest (Subtopic 835-30): Simplifying the

Presentation of Debt Issuance Costs. This ASU requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset, which is consistent with the presentation of debt discounts or premiums. In August 2015, the FASB issued ASU No. 2015-15 (“ASU 2015-15”), Interest—Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which clarifies that absent authoritative guidance in ASU 2015-03 for debt issuance costs related to line-of credit arrangements, the staff of the SEC would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. We adopted ASU 2015-03 and 2015-15 retrospectively as of January 1, 2016 and have applied to all periods presented herein.

In February 2015, the FASB issued ASU No. 2015-02 (“ASU 2015-02”), Consolidation (Topic 810) - Amendments to the Consolidation Analysis. This ASU modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. We retrospectively adopted ASU 2015-02 as of January 1, 2016 and have applied to all periods presented herein. The adoption of this new accounting pronouncement did not have a material impact on our financial statements.

Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), Leases (Topic 842), which supersedes existing guidance on accounting for leases in Leases (Topic 840). Under the new provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less. The provisions of ASU 2016-02 are effective for reporting periods beginning after December 15, 2018; early adoption is permitted. The provisions of this ASU are to be applied using a modified retrospective approach. We are currently evaluating the effect that this ASU will have on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09 (“ASU 2016-09”), Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU is intended to simplify several aspects of the accounting for share-based payment transactions, including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statement of cash flows. The provisions of ASU 2016-09 are effective for reporting periods beginning after December 15, 2016; early adoption is permitted. The provisions of this ASU contain different transition guidance for each amendment. We are currently evaluating the effect that this ASU will have on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers (Topic 606). This ASU supersedes the revenue recognition requirements in Revenue Recognition (Topic 605), and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Subsequent to ASU 2014-09, the FASB has issued several related ASUs.

The provisions of this ASU are to be applied retrospectively or using a modified retrospective approach; early adoption is permitted for reporting periods beginning after December 15, 2016. We are still evaluating our transition approach and expect to reach a decision in early 2017.

We are currently evaluating the effect that this ASU will have on our consolidated financial statements by analyzing both transactional and analytical data for each of our revenue streams. While we continue to assess all potential impacts of the standard, we expect the timing of revenue recognition related to our accounting for ongoing management fees revenues from our HOA management agreements as well as transient guest transactions to remain substantially unchanged. We will continue to disclose expected impacts that ASU 2014-09 will have on our consolidated financial statements during 2017 as more information becomes available.

In June 2016, the FASB issued ASU No. 2016-13, (“ASU 2016-13”), Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss impairment methodology in current U.S. GAAP, with a methodology that reflects expected credit losses. The update is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. This update is effective for annual periods beginning after December 15, 2019, with early adoption permitted for annual periods beginning after December 15, 2018. We are currently evaluating the effect that this ASU will have on our consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, (“ASU 2016-16”) Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. This ASU is intended to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Under the new guidance, an entity would recognize the current and deferred income tax consequences of an intra-entity asset transfer when the transfer occurs. Intra-entity inventory transfers would still be an exception. The provisions of ASU 2016-16 are effective for reporting periods beginning after December 15, 2017; early adoption is permitted. The amendments in this update should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. We are currently evaluating the effect that this ASU will have on our consolidated financial statements.

In October, 2016, the FASB issued ASU No. 2016-17, (“ASU 2016-17”) Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control.    This ASU is an update to amend the consolidation guidance on how a reporting entity that is the single decision maker of a VIE should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. The provisions of ASU 2016-17 are effective for reporting periods beginning after December 15, 2016; early adoption in permitted. We are currently evaluating the effect that this ASU will have on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, (“ASU 2016-18”) Statement of Cash Flows (Topic 230): Restricted Cash. This ASU is intended to provide guidance on the presentation of restricted cash or restricted cash equivalents and reduce the diversity in practice. This ASU requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts on the statement of cash flows. The provisions of ASU 2016-18 are effective for reporting periods beginning after December 15, 2017; early adoption is permitted. The amendments in this update should be applied using a retrospective transition method to each period presented. We are currently evaluating the effect that this ASU will have on our consolidated financial statements, but we expect this ASU to not have a material effect on our consolidated financial statements. We expect to early adopt this ASU during the first quarter of 2017.

Note 3: Restricted Cash

Restricted cash was as follows:

	December 31,
($ in millions)	2016	2015
Escrow deposits on VOI sales	$81	$58
Reserves related to non-recourse debt(1)	22	17

	$103	$75

(1)	See Note 10: Debt & Non-recourse debt for further discussion.

Note 4: Timeshare Financing Receivables

Timeshare financing receivables were as follows:

	December 31, 2016
($ in millions)	Securitized	Unsecuritized	Total
Timeshare financing receivables	$253	$892	$1,145
Less: allowance for loan loss	(9)	(111)	(120)

	$244	$781	$1,025

	December 31, 2015
($ in millions)	Securitized	Unsecuritized	Total
Timeshare financing receivables	$367	$715	$1,082
Less: allowance for loan loss	(17)	(89)	(106)

	$350	$626	$976

The interest rate charged on the notes correlates to the risk profile of the borrower at the time of purchase and the percentage of the purchase that is financed, among other factors. As of December 31, 2016, our timeshare financing receivables had interest rates ranging from 5.0 percent to 20.5 percent, a weighted average interest rate of 12.0 percent, a weighted average remaining term of 7.6 years and maturities through 2028.

We pledge a portion of our timeshare financing receivables as collateral to secure a non-recourse revolving timeshare receivable credit facility (“Timeshare Facility”) with a borrowing capacity of $450 million. In connection with the spin-off, in December 2016 we drew down $300 million under the Timeshare Facility, to primarily settle historical intercompany obligations to Hilton. See Note 10: Debt & Non-recourse debt for further discussion. As of December 31, 2016 and 2015, we had $509 million and $163 million, respectively, of gross timeshare financing receivables securing the Timeshare Facility.

Our timeshare financing receivables as of December 31, 2016 mature as follows:

($ in millions)	Securitized	Unsecuritized	Total
Year
2017	$49	$101	$150
2018	48	84	132
2019	45	88	133
2020	41	92	133
2021	33	96	129
Thereafter	37	431	468

	253	892	1,145
Less: allowance for loan loss	(9)	(111)	(120)

	$244	$781	$1,025

Our gross timeshare financing receivables balances by FICO score were as follows:

	December 31,
($ in millions)	2016	2015
FICO score
700+	$725	$663
600-699	211	191
<600	28	28
No score(1)	181	200

	$1,145	$1,082

(1)	Timeshare financing receivables without a FICO score are primarily related to foreign borrowers.

As of December 31, 2016 and 2015, we had ceased accruing interest on timeshare financing receivables with an aggregate principal balance of $38 million and $33 million, respectively. The following tables detail an aged analysis of our gross timeshare financing receivables balance:

	December 31, 2016
($ in millions)	Securitized	Unsecuritized	Total
Current	$248	$847	$1,095
31 - 90 days past due	3	9	12
91 - 120 days past due	1	4	5
121 days and greater past due	1	32	33

	$253	$892	$1,145

	December 31, 2015
($ in millions)	Securitized	Unsecuritized	Total
Current	$359	$677	$1,036
31 - 90 days past due	5	8	13
91 - 120 days past due	2	3	5
121 days and greater past due	1	27	28

	$367	$715	$1,082

The changes in our allowance for loan loss were as follows:

($ in millions)	Securitized	Unsecuritized	Total
December 31, 2013	$13	$79	$92
Write-offs	—	(31)	(31)
Securitizations	22	(22)	—
Provision for loan loss(1)	(7)	42	35

December 31, 2014	28	68	96
Write-offs	—	(29)	(29)
Provision for loan loss(1)	(11)	50	39

December 31, 2015	17	89	106
Write-offs	—	(35)	(35)
Provision for loan loss(1)	(8)	57	49

December 31, 2016	$9	$111	$120

(1)	Includes activity related to repurchase of defaulted and upgraded securitized timeshare financing receivables, net of incremental provision for loan loss.

Note 5: Inventory

Inventory was as follows:

	December 31,
($ in millions)	2016	2015
Completed unsold VOIs	$233	$111
Construction in process	20	101
Land, infrastructure and other	260	200

	$513	$412

The cost of sales true-ups relating to VOI products for the years ended December 31, 2016 and 2015 resulted in an increase to the carrying values of inventory of $10 million and $19 million, respectively. For the years ended December 31, 2016, 2015 and 2014, we incurred expenses of $49 million, $67 million and $12 million, respectively, recorded in Cost of VOI sales, related to granting credit to customers for their existing ownership when upgrading into fee-for-service projects.

In 2016, Hilton transferred certain hotel assets to us for conversion to vacation ownership units. See Note 17: Related Party Transactions for further discussion.

Note 6: Property and Equipment

Property and equipment and related depreciation expense were as follows:

	December 31,
($ in millions)	2016	2015
Land	$71	$—
Buildings and leasehold improvements	185	54
Furniture and equipment	44	32
Construction-in-progress	12	9

	312	95
Accumulated depreciation	(56)	(44)

	$256	$51

In 2016, Hilton transfered certain property and equipment to us for future conversion to vacation ownership units. See Note 17: Related Party Transactions for further discussion.

In 2014, we completed the sale of two land parcels for $6 million, resulting in a gain of $5 million included in Other gain (loss), net in our consolidated statements of operations for the year ended December 31, 2014.

Depreciation expense on property and equipment was $12 million, $10 million, and $8 million for the years ended December 31, 2016, 2015 and 2014 respectively.

Note 7: Consolidated Variable Interest Entities

As of December 31, 2016 and 2015, we consolidated two VIEs that issued debt securitized by our timeshare financing receivables (the “Securitized Debt”), which is without recourse to us. We are the primary beneficiaries of these VIEs as we have the power to direct the activities that most significantly affect their economic performance. We are also the servicer of these timeshare financing receivables and we are required to replace or repurchase timeshare financing receivables that are in default at their outstanding principal amounts. Additionally, we have the obligation to absorb their losses and the right to receive benefits that could be significant to them. The assets of our VIEs are only available to settle the obligations of the respective entities.

Our consolidated balance sheets included the assets and liabilities of these entities, which primarily consisted of the following:

	December 31,
($ in millions)	2016	2015
Restricted cash	$10	$13
Timeshare financing receivables, net	244	350
Non-recourse debt (1)	244	352

(1)	Net of deferred financing costs.

During the years ended December 31, 2016, 2015 and 2014, we did not provide any financial or other support to any VIEs that we were not previously contractually required to provide, nor do we intend to provide such support in the future.

Note 8: Intangible Assets

Intangible assets and related amortization expense were as follows:

	December 31, 2016
($ in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Management agreements	$88	$(33)	$55
Capitalized software	41	(26)	15

	$129	$(59)	$70

	December 31, 2015
($ in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Management agreements	$88	$(28)	$60
Capitalized software	33	(19)	14

	$121	$(47)	$74

Amortization expense on intangible assets was $12 million, $12 million, and $10 million for the years ended December 31, 2016, 2015, and 2014, respectively.

As of December 31, 2016, we estimated our future amortization expense for our amortizing intangible assets to be as follows:

($ in millions)	Future Amortization Expense
Year
2017	$12
2018	9
2019	7
2020	5
2021	4
Thereafter	33

$70

Note 9: Accounts Payable, Accrued Expenses and Other

Accounts payable, accrued expenses and other were as follows:

	December 31,
($ in millions)	2016	2015
Accrued employee compensation and benefits	$64	$48
Accounts payable	31	13
Bonus point incentive liability	46	44
Due to Hilton	5	13
Other accrued expenses	85	90

	$231	$208

Other accrued expenses consist of taxes, rent, interest and other accrued balances.

Note 10: Debt & Non-recourse debt

Debt & Allocated Parent Debt

Historically, Hilton allocated certain debt balances, related deferred loan costs, and interest expense based on the pro rata amount of Hilton debt that is guaranteed by our assets (“Allocated Parent Debt “). The allocated debt balance and related deferred financing costs in our consolidated balance sheets as of December 31, 2015 were $642 million and $8 million, respectively. On November 22, 2016, we were released from the unconditional obligation to guarantee the certain debt balances and related deferred loan costs that were allocated to us by Hilton and, accordingly, we do not include any allocated debt balance or related deferred loan costs in our consolidated balance sheets as of December 31, 2016.

The Company’s outstanding borrowings as of December 31, 2016, were as follows:

	Principal Amount Outstanding	Deferred Financing Costs (2)	Carrying Value
($ in millions)
Debt (1)
Senior secured credit facilities:
Term loans with an average rate of 2.94%, due 2021	$200	$(2)	$198
Senior notes with a rate of 6.125%, due 2024	300	(8)	292

Non-recourse debt (1)
Timeshare Facility with an average rate of 1.93%, due 2019	450	—	450
Securitized Debt with an average rate of 1.97%, due 2026	246	(2)	244

	$1,196	$(12)	$1,184

(1)	For the year ended December 31, 2016, weighted average interest rate was 4.851 percent and 1.946 percent for debt and non-recourse debt, respectively.
(2)	Amount does not include deferred financing costs of $5 million relating to our Revolving Facility and Timeshare Facility included in Other Assets in our consolidated balance sheets.

Senior Secured Credit Facilities

In December 2016, we entered into the senior secured facilities (the “Senior Secured Credit Facilities”), consisting of a $200 million variable rate term loan facility (the “Term Loans”) and a revolving credit facility in an aggregate principal amount of up to $200 million (the “Revolving Facility”), each with a five-year maturity. The Revolving Facility has borrowing capacity available in an amount up to $30 million for letters of credit and $10 million for short-term borrowings. As of December 31, 2016, we had no letters of credit or borrowings outstanding under the Revolving Facility.

We are required to pay an unused commitment fee of 0.30 percent per annum under the Revolving Facility for unused commitments thereunder. The Term Loans bear interest at a variable rate, which is payable quarterly. The Senior Secured Credit Facilities provide the option to increase the amount available under the Term Loans and/or the Revolving Credit Facility by an aggregate of up to $300 million plus an unlimited amount subject to compliance with a first lien net leverage ratio not to exceed 0.25:1.00.

The obligations under the Senior Secured Credit Facility are unconditionally and irrevocably guaranteed by us and certain of our subsidiaries. We are in compliance with all applicable financial covenants as of December 31, 2016.

Senior Notes

In November 2016, we issued $300 million aggregate principal amount of 6.125 percent senior unsecured notes due 2024 (the “Senior Unsecured Notes”) and incurred $8 million of debt issuance costs. Interest on the Senior Unsecured Notes is payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2017.

We may, at our sole option, redeem the Senior Unsecured Notes, in whole or in part, at any time prior to December 1, 2021, at a price equal to 100 percent of the principal amount, plus an applicable make-whole premium and accrued and unpaid interest. On and after, December 1, 2021, we may, at our sole option, redeem the Senior Unsecured Notes at 103.25 percent, 101.625 percent or 100 percent of the principal amount in 2021, 2022 or 2023, respectively, without any make-whole premium.

The Senior Unsecured Notes are guaranteed on a senior unsecured basis by certain of our subsidiaries. We are in compliance with all applicable financial covenants as of December 31, 2016.

Non-recourse Debt

The Timeshare Facility is a non-recourse obligation and is payable solely from the pool of timeshare financing receivables pledged as collateral to the debt and related assets. In August and December 2016, we amended the terms of the Timeshare Facility to, among other things, increase the borrowing capacity from $300 million to $450 million, allowing us to borrow up to the maximum amount until August 2018 and requiring all amounts borrowed to be repaid in August 2019. In December 2016, we borrowed $300 million under the Timeshare Facility. The Timeshare Facility is secured by certain of our timeshare financing receivables. See Note 4: Timeshare Financing Receivables for further discussion.

In 2014, we issued approximately $304 million of 1.77 percent notes and $46 million of 2.07 percent notes due November 2026. In 2013, we issued approximately $250 million of 2.28 percent notes due January 2026. The Securitized Debt is backed by a pledged of assets, consisting primarily of a pool of timeshare financing receivables secured by first mortgages or deeds of trust on timeshare interests. The securitized debt is a non-recourse obligation and is payable solely from the pool of timeshare financing receivables pledged as collateral to the debt.

We are required to deposit payments received from customers on the timeshare financing receivables securing the Timeshare Facility and Securitized Debt into depository accounts maintained by third parties. On a monthly basis, the depository accounts are utilized to make required principal, interest and other payments due under the respective loan agreements. The balances in the depository accounts as of December 31, 2016 and 2015 were $22 million and $17 million, respectively, and were included in Restricted cash in our consolidated balance sheets.

Debt Maturities

The contractual maturities of our debt and non-recourse debt as of December 31, 2016 were as follows:

($ in millions)	Debt	Non-recourse Debt	Total
Year
2017	$10	$74	$84
2018	10	50	60
2019	10	486	496
2020	10	47	57
2021	160	39	199
Thereafter	300	—	300

	$500	$696	$1,196

Note 11: Deferred Revenues

Deferred revenues were as follows:

	December 31,
($ in millions)	2016	2015
Deferred VOI sales	$46	$53
Marketing incentive programs	12	11
Club activation fees	45	37
Other	3	2

	$106	$103

Deferred VOI sales include the deferred revenues associated with: the sales associated with incomplete phases or buildings that are recognized under the percentage-of-completion method; the sales of unacquired inventory; and deferred sales associated with our long-term lease product with a reversionary interest. Deferred revenues related to marketing incentive programs include the fair value of Bonus Points liabilities where the VOI purchaser has elected to exchange points for future resort stays and the deferral of membership fees in a program that provides members with travel and hotel savings benefits. The membership fees are recognized on a straight-line basis over the term of the agreement. Club activation fees are paid at closing of a VOI purchase, which grants access to our points-based Club. The revenue from these fees are deferred and amortized on a straight-line basis over the average inventory holding period. Deferred revenues do not include prepaid vacation packages or other prepayments for future stays at our resorts, which are included in Advanced deposits in our consolidated balance sheets.

Note 12: Fair Value Measurements

The carrying amounts and estimated fair values of our financial assets and liabilities were as follows:

	December 31, 2016
		Hierarchy Level
($ in millions)	Carrying Amount	Level 1	Level 3
Assets:
Timeshare financing receivables(1)	$1,025	$—	$1,147
Liabilities:
Debt(2)	490	314	200
Non-recourse debt(2)	694	—	696

	December 31, 2015
		Hierarchy Level
($ in millions)	Carrying Amount	Level 1	Level 3
Assets:
Timeshare financing receivables(1)	$976	$—	$1,080
Liabilities:
Allocated Parent debt(2)	634	175	474
Non-recourse debt(2)	502	—	506

(1)	Carrying amount includes allowance for loan loss.
(2)	Carrying amount includes unamortized deferred financing costs and discount.

We believe the carrying amounts of our other financial assets and liabilities approximated fair value as of December 31, 2016 and 2015. Our estimates of the fair values were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop the estimated fair values.

The estimated fair values of our timeshare financing receivables were based on the expected future cash flows discounted at weighted-average interest rates of the current portfolio, which reflect the risk of the underlying notes, primarily determined by the credit worthiness of the borrowers.

The estimated fair values of our Level 1 debt and allocated parent debt were based on prices in active debt markets. Because our Level 3 Debt was originated in December 2016, we concluded the estimated fair values approximates carrying values. The estimated fair values of our Level 3 allocated parent debt were based on indicative quotes received for similar issuances.

The estimated fair values of our Level 3 non-recourse debt approximated carrying values as the interest rates under the loan agreements either approximated current market rates or there were not significant fluctuations in current market rates to change the fair values of the underlying instruments.

Note 13: Leases

We lease sales centers, office space and equipment under operating leases. Our operating leases may require minimum rent payments, contingent rent payments based on a percentage of revenue or income or rent payments equal to the greater of a minimum rent or contingent rent. Our leases expire at various dates from 2017 through 2025, with varying renewal options.

The future minimum rent payments under non-cancelable leases, due in each of the next five years and thereafter as of

December 31, 2016, were as follows:

($ in millions)	Operating Leases
Year
2017	$13
2018	9
2019	7
2020	6
2021	5
Thereafter	5

Total minimum rent payments	$45

Rent expense for all operating leases was as follows:

	Year Ended December 31,
($ in millions)	2016	2015	2014
Minimum rentals	$16	$12	$11
Contingent rentals	1	5	4

	$17	$17	$15

Note 14: Income Taxes

Our tax provision includes federal, state and foreign income taxes payable. The domestic and foreign components of income before taxes were as follows:

	Year Ended December 31,
($ in millions)	2016	2015	2014
U.S. income before tax	$270	$275	$267
Foreign income before tax	23	17	13

Income before taxes	$293	$292	$280

The components of our provision for income taxes were as follows:

	Year Ended December 31,
($ in millions)	2016	2015	2014
Current:
Federal	$87	$85	$64
State	8	7	6
Foreign	7	6	6

Total current	102	98	76

Deferred:
Federal	21	18	34
State	2	2	3

Total deferred	23	20	37

Total provision for income taxes	$125	$118	$113

Reconciliations of our tax provision at the U.S. statutory rate to the provision (benefit) for income taxes were as follows:

	Year Ended December 31,
($ in millions)	2016	2015	2014
Statutory U.S. federal income tax provision	$102	$102	$98
State income taxes, net of U.S. federal tax benefit	10	9	9
Foreign income tax expense	7	6	6
U.S. benefit of foreign taxes	(7)	(6)	(6)
Non-deductible transactions costs	5	—	—
Interest on installment sales, net of U.S. federal tax benefit	7	7	6
Other	1	—	—

Provision for income taxes	$125	$118	$113

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities plus carryforward items. The compositions of net deferred tax balances were as follows:

	December 31,
($ in millions)	2016	2015
Deferred income taxes assets (1)	$—	$1
Deferred income tax liabilities	(389)	(287)

Net deferred taxes	$(389)	$(286)

(1)	Included within Other assets in our consolidated balance sheets.

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities plus carryforward items. The tax effects of the temporary differences and carryforwards that give rise to our net deferred tax liability were as follows:

	December 31,
($ in millions)	2016	2015
Deferred tax assets:
Compensation	$11	$7
Other reserves	52	45

Deferred tax assets	63	52

Deferred tax liabilities:
Property and equipment	(87)	(2)
Amortizable intangible assets	(17)	(18)
Deferred income	(347)	(318)
Other liabilities	(1)	—

Deferred tax liabilities	(452)	(338)

Net deferred taxes	$(389)	$(286)

We are part of a consolidated U.S. federal income tax return, state tax returns and foreign tax returns with Hilton and other subsidiaries that are not included in our consolidated financial statements. Income taxes as presented in our consolidated financial statements reflect current and deferred income taxes of the consolidated tax filings attributed to us using the separate return method. The separate return method applies the accounting guidance for income taxes to the financial statements as if we were a separate taxpayer. During the years ended December 31, 2016, 2015 and 2014, Hilton paid $95 million, $92 million and $69 million, respectively, of income tax liabilities related to us, which is reflected in our consolidated financial statements as a decrease to Equity (deficit).

Note 15: Share-Based Compensation

Stock Plan

Hilton maintains a share-based compensation plan for the benefit of its officers, directors and employees (the “Stock Plan”). The following disclosures represent the portion of the Stock Plan expenses maintained by Hilton in which our employees participated. All share-based compensation awards granted under the Stock Plan relate to Hilton common stock. As such, all related equity account balances are reflected in Hilton’s consolidated statements of stockholders’ equity and have not been reflected in our consolidated financial statements.

The share-based compensation award amounts presented below have been converted to reflect the separation from Hilton. Upon the separation on January 3, 2017, holders of Hilton stock options, RSUs and performance shares received an adjusted award based on our shares. The adjustments were designed to generally preserve the fair value of each award before and after the separation.

Under the Stock Plan, Hilton awards to certain of our employees RSUs, options and performance shares. We recorded share-based compensation expense for awards granted of $8 million, $8 million and $3 million for the years ended December 31, 2016, 2015 and 2014, respectively. The total tax benefit recognized related to this compensation was $3 million, $3 million and $1 million for the years ended December 31, 2016, 2015 and 2014 respectively.

As of December 31, 2016 and 2015, unrecognized compensation costs for unvested awards were approximately $6 million and $8 million, respectively. As of December 31, 2016, we expect to recognize these unrecognized compensation costs over a weighted average period of 1.7 years.

RSUs

The following table provides information about our RSU grants for the last three fiscal years:

	Year Ended December 31,
	2016	2015	2014
Number of shares granted	331,227	231,185	573,625
Weighted average grant date fair value per share	$18.68	$26.16	$20.51
Fair value of shares vested (in millions)	$4	$8	$—

The following table summarizes the activity of our RSUs during the year ended December 31, 2016:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of period	477,324	$23.04
Granted	331,227	18.68
Vested	(204,827)	22.58
Forfeited	(88,442)	21.06

Outstanding, end of period	515,282	20.76

Options

The following table provides information about our option grants for the last three fiscal years:

	Year Ended December 31,
	2016	2015	2014
Number of options granted	148,929	89,641	111,036
Weighted average exercise price per share	$18.69	$26.16	$20.51
Weighted average grant date fair value per share	$5.21	$7.99	$7.22

The grant date fair value of each of these option grants was determined using the Black-Scholes-Merton option-pricing model with the following assumptions:

	Year Ended December 31,
	2016	2015	2014
Expected volatility(1)	32.0%	28.0%	33.0%
Dividend yield(2)	1.4%	—%	—%
Risk-free rate(3)	1.4%	1.7%	1.9%
Expected term (in years)(4)	6.0	6.0	6.0

(1)	Due to limited trading history for Hilton’s common stock, Hilton did not have sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of its share price. As a result, Hilton used an average historical volatility of its peer group over a time period consistent with its expected term assumption. Hilton’s peer group was determined based upon companies in its industry with similar business models and is consistent with those used to benchmark its executive compensation.
(2)	Estimated based on the expected annualized dividend payment at the date of grant. For the 2014 and 2015 options, Hilton had no plans to pay dividends during the expected term at the time of grant.
(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.
(4)	Estimated using the average of the vesting periods and the contractual term of the options.

The following table summarizes the activity of our options during the year ended December 31, 2016:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of period	207,432	$23.12
Granted	148,929	18.69
Exercised	—	—
Forfeited, canceled or expired	(23,253)	21.09

Outstanding, end of period	333,108	21.21

Exercisable, end of period	92,435	22.33

Performance Shares

In November 2016, Hilton modified the existing performance shares granted, converting the performance shares granted in 2016 and 2015 to RSUs based on a 100 percent achievement percentage with the same vesting periods as the original awards. The following table summarizes the activity of our performance shares during the year ended December 31, 2016:

	Relative Shareholder Return		EBITDA CAGR
	Number of Shares	Weighted Average Grant Date Fair Value per Share	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding, beginning of period	103,358	$27.32	103,363	$23.04
Granted	62,309	19.83	62,313	18.68
Vested	(50,211)	22.45	(50,211)	20.51
Forfeited, canceled or expired	(12,323)	23.86	(12,323)	21.33

Outstanding, end of period	103,133	24.42	103,142	21.64

The fair value of shares vested during the year ended December 31, 2016 was $2 million.

The grant date fair value of each of the performance shares grants were determined using a Monte Carlo simulation valuation model with the following assumptions:

	Year Ended December 31,
	2016	2015	2014
Expected volatility(1)	31.0%	24.0%	30.0%
Dividend yield(2)	—%	—%	—%
Risk-free rate(3)	0.9%	1.0%	0.7%
Expected term (in years)(4)	2.8	2.8	2.8

(1)	Due to limited trading history for Hilton’s common stock, Hilton did not have sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of its share price. As a result, Hilton used an average historical volatility of its peer group over a time period consistent with its expected term assumption. Hilton’s peer group was determined based upon companies in its industry with similar business models and is consistent with those used to benchmark its executive compensation.
(2)	As dividends are assumed to be reinvested in shares of common stock and dividends will not be paid to the participants of the performance shares unless the shares vest, we utilized a dividend yield of zero percent.
(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.
(4)	Midpoint of the 30-calendar day period preceding the end of the performance period.

Note 16: Earnings Per Share

The following table presents the calculation of our basic and diluted EPS. The weighted average shares outstanding reflect shares distributed on January 3, 2017, our spin-off date, to our shareholders. Our per share amounts have been calculated as if the spin-off occurred on December 31, 2016. See Note 1: Organization for further discussion.

	Year Ended December 31,
($ in millions, except per share amounts)	2016	2015	2014
Basic and diluted EPS:
Numerator:
Net Income	$168	$174	$167
Denominator:
Weighted average shares outstanding	99	99	99

Basic and diluted EPS	$1.70	$1.76	$1.69

Note 17: Related Party Transactions

Hilton Worldwide Holdings Inc.

We have a number of existing arrangements whereby Hilton and others have provided services to us. In connection with the spin-off, we will enter into agreements with Hilton and others that have either not existed historically, or that may be on different terms than the terms of the arrangement or agreements that existed prior to the spin-off. These consolidated financial statements do not reflect the effect of these new and/or revised agreements.

The following tables summarize amounts included in our consolidated financial statements related to the arrangements with Hilton:

	December 31,
($ in millions)	2016	2015
Consolidated Balance Sheets
Assets:
Accounts receivable, net
Due from Hilton	$5	$—
Liabilities:
Accounts payable, accrued expenses, and other
Due to Hilton	$5	$13

	Year Ended December 31,
($ in millions)	2016	2015	2014
Consolidated Statements of Operations
Expenses:
General and administrative
Allocated general and administrative	$27	$13	$8
Shared services	12	11	10
Defined contribution plan	7	7	6
Insurance	2	2	2
License fee expense	80	74	62
Interest expense
Related party interest expense	2	—	—

Shared Services and Corporate allocations

Our consolidated financial statements include costs for services provided to us by Hilton including, but not limited to, information technology support, financial services, human resources and other shared services. Historically, these costs were charged to us on a basis determined by Hilton to reflect a reasonable allocation of actual costs incurred to perform the services. Additionally, Hilton allocated indirect general and administrative costs to us for certain functions and services provided to us, including, but not limited to, executive office, finance and other administrative support.

The allocations may not, however, reflect the expense we would have incurred as an independent, publicly traded company for the periods presented. Actual costs that might have been incurred had we been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions we might have performed ourselves or outsourced and strategic decisions we might have made in areas such as information technology and infrastructure. Following the spin-off, we will perform these functions using our own resources or purchased services from either Hilton or third parties. For an interim period some of these functions will continue to be provided by Hilton under one or more transition services agreements (“TSAs”). In addition to TSAs, we will enter into a number of commercial agreements with Hilton in connection with the spin-off, many of which are expected to have terms longer than one year.

Insurance

Hilton provides us with insurance coverage for general liability, group health insurance, property, business interruption and other risks with respect to business operations and charges us a fee based on estimates of claims.

Hilton Grand Vacations Brand

We license the Hilton Grand Vacations brand from Hilton and pay them an annual fee based on a percentage of revenue for rights to operate under this brand. After the spin-off, we will continue to license the brand and have the exclusive right to develop, market, sell and manage VOI and related products under the Hilton Grand Vacations brand.

Defined Contribution Plan

Hilton administers and maintains a defined contribution plan for the benefit of Hilton employees meeting certain eligibility requirements who elect to participate in the plan. Contributions are determined based on a specified percentage of salary deferrals by participating employees.

Hilton Honors Program

We participate in Hilton’s guest loyalty program, Hilton Honors. Club members can exchange Club points for Hilton Honors points, which we purchase from Hilton. Hilton maintains and administers the program. We pay Hilton in advance based on an estimated cost per point for the costs of future club exchanges. The associated expense is included in respective operating expenses line item based on the revenue stream in our consolidated statement of operations. For the years ended December 31, 2016, 2015 and 2014, we paid Hilton $58 million, $56 million and $48 million, respectively, for Hilton Honors points. Our prepaid expenses, included in Other assets in our consolidated balance sheets, include the amount of Hilton Honors points purchased from Hilton for future redemptions. The prepaid expense is amortized into earnings evenly through the year.

Cash Management

Hilton used a centralized approach for cash management. Historically, up until October 2016, the majority of our cash was transferred to Hilton daily, and Hilton funded our operating and investing activities as needed. Accordingly, the cash and cash equivalents held by Hilton at the corporate level were not allocated to us for any of the periods presented prior to October 2016. As a result of the spin-off, beginning in the fourth quarter of 2016, we no longer transferred our cash to Hilton. We reflect transfers of cash to and from Hilton’s cash management system as a component of Total equity (deficit) in our consolidated balance sheets.

Net Parent Transfers

The components of Net transfers (to) from Parent in the consolidated statements of stockholders’ equity (deficit) were as follows:

	December 31,
($ in millions)	2016	2015	2014
Cash pooling and general financing activities	$(715)	$(39)	$(152)
Corporate allocations	53	42	44
Income taxes	95	92	69

Net transfers (to) from Parent	$(567)	$95	$(39)

Hotel Conversions and Other Hotel Transactions

In 2016, Hilton transferred to us certain assets and related deferred tax liabilities for conversion to vacation ownership units:

($ in millions)	Assets	Deferred Tax Liabilities	Parent Capital Contribution
Certain floors at the Hilton New York (1)(2)	$33	$9	$17
Certain floors at the Embassy Suites Washington, DC	40	7	33
Hotel tower and restaurant at the Hilton Waikoloa Village (2)	178	49	129
Land parcel adjacent to Hilton Waikoloa Village	54	16	38

(1)	Parent capital contribution includes the release of the $7 million included in Other assets in our consolidated balance sheets. See below for further discussion.
(2)	Certain floors at the Hilton New York and a hotel tower and restaurant at the Hilton Waikoloa Village, which were transferred to us in 2016, will be subject to a lease arrangement with Park whereby Park will retain the right to occupy and operate certain floors of the properties with lease terms expiring on September 30, 2017 and December 31, 2019, respectively.

In 2014, we entered into a purchase and sale agreement with a wholly-owned subsidiary of Hilton for $22 million to transfer certain floors of the Hilton New York to us for conversion to vacation ownership units in phases for sale as deeded fee simple interests in perpetuity. In 2014, certain floors were transferred into our inventory with a net book value of $45 million and as of December 31, 2015 and 2014, we had a $7 million asset, reflected in our consolidated balance sheets as Other assets related to the floors paid but not yet transferred to us. We recognized $30 million as a capital contribution from Hilton for the difference between the cash paid and the net book value of the floors during the year ended December 31, 2014. The wholly-owned subsidiary of Hilton reserved exclusive rights to occupy and operate these floors for specific periods of time, which represents a lease arrangement. The lease term on the remaining floors expired on December 31, 2016.

In 2014, in connection with a sale of certain land and easement rights for a timeshare project, we transferred $14 million of development costs capitalized in inventory to a wholly-owned subsidiary of Hilton, which was reflected as a Distribution to Parent in our consolidated statements of stockholders’ equity (deficit). Additionally, in 2014, our Parent transferred $18 million of land to us related to a timeshare project, which was reflected as a Capital contribution from Parent in our consolidated statements of stockholders’ equity (deficit).

We pay rental fees and fees for other amenities to certain Hilton wholly owned hotels. During the years ended December 31, 2016, 2015 and 2014, we paid fees of $27 million, $25 million and $28 million, respectively, included in our consolidated statements of operations.

The Blackstone Group

For the years ended December 31, 2016, 2015 and 2014, we earned commissions and other fees of $177 million, $154 million and $30 million, respectively, in our consolidated statements of operations, related to a fee-for-service agreement with a Blackstone affiliate to sell VOIs at a property. Also related to the fee-for-service agreement, as of December 31, 2016 and 2015, we recognized receivables of $20 million and $5 million, respectively in our consolidated balance sheets. Additionally, for the year ended December 31, 2016, we paid less than $1 million to a Blackstone affiliate related to information technology consulting services. On October 24, 2016, Blackstone agreed to sell 25 percent of their outstanding shares of common stock of Hilton to HNA Tourism Group.

In November 2016, we issued $300 million aggregate principal amount of 6.125 percent senior notes due 2024, of which $75 million is held by Blackstone. See Note 10: Debt & Non-recourse debt for further discussion.

Note 18: Business Segments

We operate our business through the following two segments:

•	Real estate sales and financing – We market and sell VOIs that we own. We also source VOIs through fee-for-service agreements with third-party developers. Related to the sales of the VOIs that we own, we provide consumer financing, which includes interest income generated from the origination of consumer loans to customers to finance their purchase of VOIs and revenue from servicing the loans. We also generate fee revenue from servicing the loans provided by third-party developers to purchasers of their VOIs.

•	Resort operations and club management – We manage the Club, receiving activation fees, annual dues and transaction fees from member exchanges for other vacation products. We earn fees for managing the timeshare properties. We generate rental revenue from unit rentals of unsold inventory and inventory made available due to ownership exchanges under our Club program. We also earn revenue from food and beverage, retail and spa outlets at our timeshare properties.

The performance of our operating segments is evaluated primarily based on adjusted earnings before interest expense, taxes and depreciation and amortization (“EBITDA”). We define Adjusted EBITDA as EBITDA, further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) asset dispositions; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) reorganization costs, including severance and relocation costs; (vi) share-based and other compensation expenses; (vii) costs related to the spin-off; and (viii) other items.

The following table presents revenues for our reportable segments reconciled to consolidated amounts:

	Year Ended December 31,
($ in millions)	2016	2015	2014
Revenues:
Real estate sales and financing(1)	$1,143	$1,078	$942
Resort operations and club management(2)	339	307	283

Total segment revenues	1,482	1,385	1,225
Cost reimbursements	126	110	107
Intersegment eliminations(1)(2)(3)	(25)	(20)	(15)

Total revenues	$1,583	$1,475	$1,317

(1)	Includes charges to the resort operations and club management segment for billing and collection services provided by the real estate sales and financing segment. These charges totaled $2 million, $2 million and $1 million for the years ended December 31, 2016, 2015 and 2014, respectively.
(2)	Includes charges to the real estate sales and financing segment from the resort operations and club management segment for discounted stays at properties resulting from marketing packages. These charges totaled $23 million, $17 million and $13 million for the years ended December 31, 2016, 2015 and 2014, respectively.
(3)	Includes charges to the real estate sales and financing segment from the resort operations and club management segment for the rental of model units to show prospective buyers. There were no charges in the year ended December 31, 2016 and $1 million for each of the years ended December 31, 2015 and 2014.

The following table presents Adjusted EBITDA for our reportable segments reconciled to net income:

	Year Ended December 31,
($ in millions)	2016	2015	2014
Adjusted EBITDA:
Real estate sales and financing(1)	$348	$329	$305
Resort operations and club management(1)	189	162	144

Segment Adjusted EBITDA	537	491	449
General and administrative	(92)	(57)	(40)
Depreciation and amortization	(24)	(22)	(18)
License fee expense	(80)	(74)	(62)
Other (loss) gain, net	(1)	—	5
Loss on foreign currency transactions	—	—	(2)
Allocated Parent interest expense	(26)	(29)	(36)
Interest Expense	(3)	—	—
Non-recourse debt interest expense	(12)	(13)	(15)
Income tax expense	(125)	(118)	(113)
Other adjustment items	(6)	(4)	(1)

Net income	$168	$174	$167

(1)	Includes intersegment eliminations. Refer to our table presenting revenues by reportable segment above for additional discussion.

The following table presents total assets for our reportable segments, reconciled to consolidated amounts:

	December 31,
($ in millions)	2016	2015
Real estate sales and financing	$2,067	$1,619
Resort operations and club management	80	74

Total segment assets	2,147	1,693
Corporate	33	31

Total assets	$2,180	$1,724

The following table presents capital expenditures for property and equipment for our reportable segments, reconciled to consolidated amounts:

	December 31,
($ in millions)	2016	2015	2014
Real estate sales and financing	$19	$10	$10
Resort operations and club management	1	1	1

Total segment capital expenditures for property and equipment	20	11	11
Corporate	6	1	1

Total capital expenditures for property and equipment	$26	$12	$12

Note 19: Commitments and Contingencies

We have entered into certain arrangements with developers whereby we have committed to purchase vacation ownership units at a future date to be marketed and sold under our Hilton Grand Vacations brand. As of December 31, 2016, we were committed to purchase approximately $198 million of inventory and land over a period of three years. The ultimate amount and timing of the acquisitions is subject to change pursuant to the terms of the respective arrangements, which could also allow for cancellation in certain circumstances. During the years ended December 31, 2016 and 2015, we purchased $14 million and $17 million, respectively, of VOI inventory as required under our commitments. As of December 31, 2016, our remaining obligation pursuant to these arrangements was expected to be incurred as follows: $8 million in 2017, $61 million in 2018, and $129 million in 2019. We have made a deposit of $4.35 million on the inventory we are committed to purchase in 2018.

We are involved in litigation arising from the normal course of business, some of which includes claims for substantial sums. Management has also identified certain other legal matters where we believe an unfavorable outcome is reasonably possible and/or for which no estimate of possible losses can be made. While the ultimate results of claims and litigation cannot be predicted with certainty, we expect that the ultimate resolution of all pending or threatened claims and litigation as of December 31, 2016 will not have a material effect on our consolidated results of operations, financial position or cash flows.

Note 20: Supplemental Disclosures of Cash Flow Information

Cash paid for interest during the years ended December 31, 2016, 2015 and 2014, was $37 million, $37 million and $44 million, respectively. Of the $37 million cash interest paid during 2016, $2 million was related party interest.

The following non-cash financing activities were excluded from the consolidated statements of cash flows:

•	In 2016, Hilton transferred to us $72 million of net inventory and $138 million of net property and equipment for conversion into timeshare units. See Note 17: Related Party Transactions for further discussion.

•	In 2016, we had $300 million of a non-cash financing activity related to the issuance of our Senior Unsecured Notes and $8 million of related non-cash deferred financing costs.

•	In 2014, Hilton transferred to us $48 million of inventory for conversion into timeshare units.

•	In 2014, we transferred $14 million of development costs capitalized in inventory to Hilton in connection with a sale of certain land and easement rights for a timeshare project.

Note 21: Selected Quarterly Financial Information (unaudited)

The following table sets forth the historical unaudited quarterly financial data for the periods indicated. The information for each of these periods has been prepared on the same basis as the audited consolidated financial statements and, in our opinion, reflects all adjustments necessary to present fairly our financial results. Operating results for previous periods do not necessarily indicate results that may be achieved in any future period.

	2016
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
($ in millions, except per share data)
Total revenues	$370	$391	$407	$415	$1,583
Total operating expenses	284	304	333	339	1,260
Income before income taxes	80	80	68	65	293
Net income	48	47	35	38	168
Basic and diluted earnings per share (1)	$0.48	$0.48	$0.35	$0.38	$1.70

	2015
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
($ in millions, except per share data)
Total revenues	$361	$360	$373	$381	$1,475
Total operating expenses	296	286	281	291	1,154
Income before income taxes	57	67	85	83	292
Net income	34	40	51	49	174
Basic and diluted earnings per share (1)	$0.34	$0.40	$0.52	$0.49	$1.76

(1)	Basic and diluted earnings per share was calculated based on shares distributed to our shareholders on January 3, 2017. See Note 16: Earnings Per Share for further discussion.

Note 22: Condensed Consolidating Guarantor Financial Information

During 2016, Hilton completed an internal reorganization to contribute to HGV its U.S. and non-U.S. timeshare subsidiaries including HRC. HGV is a Delaware corporation formed on May 2, 2016. HRC is considered our predecessor entity for periods prior to the formation of HGV. However, for the condensed consolidating information below, HRC is included in the Guarantors column to more faithfully represent the historical combined financial position and results of operations and cash flows of the subsidiaries currently serving as the guarantors of the debt. See Note 1: Organization for additional information. In November 2016, Hilton Grand Vacations Borrower LLC and Hilton Grand Vacations Borrower Inc. (the “Subsidiary Issuers”), entities formed in October 2016 which are 100 percent owned by HGV (the “Parent”), issued the Senior Unsecured Notes. The obligations of the Subsidiary Issuers are fully and unconditionally guaranteed jointly and severally on a senior unsecured basis by the Parent, and certain of the Parent’s 100 percent owned domestic subsidiaries (the “Guarantors”). The indenture that governs the Senior Unsecured Notes provides that any subsidiary of the Company that provides a guarantee of the Senior Secured Credit Facilities will guarantee the Senior Unsecured Notes. Neither of our foreign subsidiaries nor certain of our special purpose subsidiaries formed in connection with our Timeshare Facility and Securitized Timeshare Debt guarantee the Senior Unsecured Notes (collectively, the “Non-Guarantors”).

The following schedules present the condensed consolidated financial information as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, for the Parent, Subsidiary Issuers, Guarantors and Non-Guarantors.

	December 31, 2016
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash	$—	$—	$47	$1	$—	$48
Restricted Cash	—	—	81	22	—	103
Accounts receivable, net	—	—	123	18	(18)	123
Timeshare financing receivables, net	—	—	263	762	—	1,025
Inventory	—	—	510	3	—	513
Property and equipment, net	—	—	253	3	—	256
Intangible assets, net	—	—	70	—	—	70
Other assets	—	2	43	14	(17)	42
Investments in subsidiaries	167	657	115	—	(939)	—

TOTAL ASSETS	$167	$659	$1,505	$823	$(974)	$2,180

LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other	$—	$2	$251	$3	$(25)	$231
Advance deposits	—	—	102	1	—	103
Debt	—	490	—	10	(10)	490
Non-recourse debt	—	—	—	694	—	694
Deferred revenues	—	—	106	—	—	106
Deferred income tax liabilities	—	—	389	—	—	389
Total equity	167	167	657	115	(939)	167

TOTAL LIABILITIES AND EQUITY	$167	$659	$1,505	$823	$(974)	$2,180

	December 31, 2015
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash	$—	$—	$4	$—	$—	$4
Restricted Cash	—	—	58	17	—	75
Accounts receivable, net	—	—	92	6	(9)	89
Timeshare financing receivables, net	—	—	446	530	—	976
Inventory	—	—	407	5	—	412
Property and equipment, net	—	—	48	3	—	51
Intangible assets, net	—	—	74	—	—	74
Other assets	—	—	33	10	—	43
Investments in subsidiaries	—	—	66	—	(66)	—

TOTAL ASSETS	$—	$—	$1,228	$571	$(75)	$1,724

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable, accrued expenses and other	$—	$—	$215	$2	$(9)	$208
Advance deposits	—	—	95	1	—	96
Allocated Parent debt	—	—	634	—	—	634
Non-recourse debt	—	—	—	502	—	502
Deferred revenues	—	—	103	—	—	103
Deferred income tax liabilities	—	—	287	—	—	287
Total equity (deficit)	—	—	(106)	66	(66)	(106)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$—	$—	$1,228	$571	$(75)	$1,724

	For the Year Ended December 31, 2016
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
Revenues
Sales of VOI’s, net	$—	$—	$495	$13	$—	$508
Sales, Marketing, license and other fees	—	—	501	2	(4)	499
Financing	—	—	73	66	(5)	134
Resort and club management	—	—	143	—	—	143
Rental and ancillary service	—	—	171	2	—	173
Cost reimbursements	—	—	123	3	—	126

Total revenues	—	—	1,506	86	(9)	1,583

Expenses
Cost of VOI sales	—	—	150	2	—	152
Sales and Marketing	—	—	605	4	(4)	605
Financing	—	—	18	19	(5)	32
Resort and club management	—	—	36	—	—	36
Rental and ancillary service	—	—	108	5	—	113
General and administrative	—	1	91	—	—	92
Depreciation and amortization	—	—	24	—	—	24
License fee expense	—	—	80	—	—	80
Cost reimbursements	—	—	123	3	—	126

Total operating expenses	—	1	1,235	33	(9)	1,260
Allocated Parent interest expense	(17)	—	(9)	—	—	(26)
Interest expense	—	(3)	—	—	—	(3)
Other loss, net	—	—	(1)	—	—	(1)

Income (loss) before income taxes	(17)	(4)	261	53	—	293
Income tax expense	—	—	(125)	—	—	(125)

Income (loss) before equity in earnings (loss) from subsidiaries	(17)	(4)	136	53	—	168
Equity in earnings (loss) from subsidiaries	185	189	53	—	(427)	—

Net income (loss)	$168	$185	$189	$53	$(427)	$168

	For the Year Ended December 31, 2015
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
Revenues
Sales of VOI’s, net	$—	$—	$488	$4	$—	$492
Sales, Marketing, license and other fees	—	—	457	2	(2)	457
Financing	—	—	60	73	(6)	127
Resort and club management	—	—	125	—	—	125
Rental and ancillary service	—	—	161	3	—	164
Cost reimbursements	—	—	106	4	—	110

Total revenues	—	—	1,397	86	(8)	1,475

Expenses
Cost of VOI sales	—	—	172	1	—	173
Sales and Marketing	—	—	542	1	(2)	541
Financing	—	—	16	22	(6)	32
Resort and club management	—	—	32	—	—	32
Rental and ancillary service	—	—	108	5	—	113
General and administrative	—	—	57	—	—	57
Depreciation and amortization	—	—	22	—	—	22
License fee expense	—	—	74	—	—	74
Cost reimbursements	—	—	106	4	—	110

Total operating expenses	—	—	1,129	33	(8)	1,154
Allocated Parent interest expense	—	—	(29)	—	—	(29)

Income before income taxes	—	—	239	53	—	292
Income tax expense	—	—	(118)	—		(118)

Income before equity in earnings (loss) from subsidiaries	—	—	121	53	—	174
Equity in earnings (loss) from subsidiaries	—	—	53	—	(53)	—

Net income (loss)	$—	$—	$174	$53	$(53)	$174

	For the Year Ended December 31, 2014
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
Revenues
Sales of VOI’s, net	$—	$—	$517	$3	$—	$520
Sales, Marketing, license and other fees	—	—	300	1	(1)	300
Financing	—	—	39	89	(7)	121
Resort and club management	—	—	112	—	—	112
Rental and ancillary service	—	—	154	3	—	157
Cost reimbursements	—	—	103	4	—	107

Total revenues	—	—	1,225	100	(8)	1,317

Expenses
Cost of VOI sales	—	—	125	1	—	126
Sales and Marketing	—	—	479	1	(1)	479
Financing	—	—	15	25	(7)	33
Resort and club management	—	—	29	—	—	29
Rental and ancillary service	—	—	104	6	—	110
General and administrative	—	—	40	—	—	40
Depreciation and amortization	—	—	18	—	—	18
License fee expense	—	—	62	—	—	62
Cost reimbursements	—	—	103	4	—	107

Total operating expenses	—	—	975	37	(8)	1,004
Allocated Parent interest expense	—	—	(36)	—	—	(36)
Other gain, net	—	—	5	—	—	5
Loss on foreign currency transactions	—	—	(2)	—	—	(2)

Income before income taxes	—	—	217	63	—	280
Income tax expense	—	—	(113)	—		(113)

Income before equity in earnings (loss) from subsidiaries	—	—	104	63	—	167
Equity in earnings (loss) from subsidiaries	—	—	63	—	(63)	—

Net income (loss)	$—	$—	$167	$63	$(63)	$167

	For the Year Ended December 31, 2016
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
Operating Activities
Net cash provided by (used in) operating activities	$—	$4	$408	$(187)	$(67)	$158

Investing Activities
Capital expenditures for property and equipment	—	—	(26)	—	—	(26)
Software capitalization costs	—	—	(8)	—	—	(8)

Net cash used in investing activities	—	—	(34)	—	—	(34)

Financing Activities
Issuance of non-recourse debt	—	—	—	300	—	300
Repayment of non-recourse debt	—	—	—	(110)	—	(110)
Issuance of debt	—	200	—	—	—	200
Debt issuance costs	—	(4)	(3)	(3)	—	(10)
Changes in restricted cash	—	—	—	(4)	—	(4)
Allocated debt activity(1)	111	—	—	—	—	111
Net tranfers to Parent(1)	(567)	—	—	—	—	(567)
Distribution to Parent(1)	—	—	—	—	—	—
Intercompany transfers	456	(200)	(328)	5	67	—

Net cash provided by (used in) financing activities	—	(4)	(331)	188	67	(80)

Net increase in cash	—	—	43	1	—	44
Cash, beginning of period	—	—	4	—	—	4

Cash, end of period	$—	$—	$47	$1	$—	$48

(1)	Amounts represent activities with Hilton.

	For the Year Ended December 31, 2015
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
Operating Activities
Net cash provided by (used in) operating activities	$—	$—	$(4)	$117	$18	$131

Investing Activities
Capital expenditures for property and equipment	—	—	(12)	—	—	(12)
Proceeds from asset dispositions	—	—	—	—	—	—
Software capitalization costs	—	—	(6)	—	—	(6)

Net cash used in investing activities	—	—	(18)	—	—	(18)

Financing Activities
Repayment of non-recourse debt	—	—	—	(125)	—	(125)
Changes in restricted cash	—	—	—	8	—	8
Allocated debt activity(1)	—	—	(87)	—	—	(87)
Net tranfers from Parent(1)	—	—	95	—	—	95
Distribution to Parent(1)	—	—	(2)	—	—	(2)
Intercompany transfers	—	—	18		(18)	—

Net cash provided by (used in) financing activities	—	—	24	(117)	(18)	(111)

Net increase in cash	—	—	2	—	—	2
Cash, beginning of period	—	—	2	—	—	2

Cash, end of period	$—	$—	$4	$—	$—	$4

(1)	Amounts represent activities with Hilton.

	For the Year Ended December 31, 2014
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
Operating Activities
Net cash provided by (used in) operating activities	$—	$—	$184	$127	$(98)	$213

Investing Activities
Capital expenditures for property and equipment	—	—	(12)	—	—	(12)
Proceeds from asset dispositions	—	—	6	—	—	6
Software capitalization costs	—	—	(5)	—	—	(5)

Net cash used in investing activities	—	—	(11)	—	—	(11)

Financing Activities
Issuance of non-recourse debt	—	—	—	350	—	350
Repayment of non-recourse debt	—	—	—	(391)	—	(391)
Debt issuance costs	—	—	—	(6)	—	(6)
Changes in restricted cash	—	—	—	(4)	—	(4)
Allocated debt activity(1)	—	—	(112)	—	—	(112)
Net transfers to Parent(1)	—	—	(39)	—	—	(39)
Intercompany transfers	—		(22)	(76)	98	—

Net cash provided by (used in) financing activities	—	—	(173)	(127)	98	(202)

Net increase in cash	—	—	—	—	—	—
Cash, beginning of period	—	—	2	—	—	2

Cash, end of period	$—	$—	$2	$—	$—	$2

(1)	Amounts represent activities with Hilton.

Note 23: Subsequent Events

On February 22, 2017, as described in an offering circular, we priced our new $350 million securitization, consisting of $291 million of 2.66 percent notes and $59 million of 2.96 percent notes both maturing on December 26, 2028. The notes will be issued on or about March 6, 2017.

In February 2017, we entered into a firm purchase commitment to purchase $18 million of timeshare inventory to be constructed in the future and made an initial deposit of $3 million. The remainder of the purchase price will be paid upon completion of the timeshare inventory.

On January 3, 2017, the spin-off transaction was completed and we became a separate publicly-traded company. The spin-off transactions were completed via a distribution to each of Hilton’s stockholders of record, as of close of business on December 15, 2016, of 100 percent of the outstanding common stock of Park and HGV. Each Hilton stockholder received one share of Park common stock for every five shares of Hilton common stock and one share of HGV common stock for every 10 shares of Hilton common stock. Following the spin-off we entered into various agreements with Hilton, including a Transition Services Agreement, an Employee Matters Agreement and a Tax Matters Agreement. See Item 1. Business for further discussion.

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	June 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Cash and cash equivalents	$191	$48
Restricted cash	62	103
Accounts receivable, net of allowance for doubtful accounts of $10 and $6	123	123
Timeshare financing receivables, net	1,034	1,025
Inventory	492	513
Property and equipment, net	255	256
Intangible assets, net	71	70
Other assets	59	42

TOTAL ASSETS (variable interest entities - $534 and $258)	$2,287	$2,180

LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other	$265	$231
Advanced deposits	100	103
Debt	486	490
Non-recourse debt	645	694
Deferred revenues	128	106
Deferred income tax liabilities	380	389

Total liabilities (variable interest entities - $518 and $245)	2,004	2,013
Commitments and contingencies - see Note 14
Equity:
Preferred stock, $0.01 par value; 300,000,000 authorized shares, none issued or outstanding as of June 30, 2017 and December 31, 2016	—	—

Common stock, $0.01 par value; 3,000,000,000 authorized shares, 99,082,128 issued and outstanding as of June 30, 2017 and 98,802,597 issued and outstanding as of December 31, 2016	1	1

Additional paid-in capital	153	138
Accumulated retained earnings	129	28

Total equity	283	167

TOTAL LIABILITIES AND EQUITY	$2,287	$2,180

See notes to unaudited condensed consolidated financial statements.

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Sales of VOIs, net	$143	$114	$261	$229
Sales, marketing, brand and other fees	144	128	274	246
Financing	36	34	71	66
Resort and club management	35	34	71	65
Rental and ancillary services	47	49	93	94
Cost reimbursements	34	32	68	61

Total revenues	439	391	838	761

Expenses
Cost of VOI sales	34	28	67	66
Sales and marketing	169	151	321	286
Financing	11	8	21	16
Resort and club management	10	8	20	16
Rental and ancillary services	31	30	58	56
General and administrative	29	21	52	37
Depreciation and amortization	7	6	14	11
License fee expense	23	20	43	39
Cost reimbursements	34	32	68	61

Total operating expenses	348	304	664	588
Gain on foreign currency transactions	—	1	—	1
Allocated Parent interest expense	—	(7)	—	(13)
Interest expense	(7)	—	(14)	—
Other loss, net	—	(1)	—	(1)

Income before income taxes	84	80	160	160
Income tax expense	(33)	(33)	(59)	(65)

Net income	$51	$47	$101	$95

Earnings per share:(1)
Basic and diluted	$0.51	$0.48	$1.02	$0.96

(1)	For the three and six months ended June 30, 2016, basic and diluted earnings per share was calculated based on shares distributed to Hilton Grand Vacations’ stockholders on January 3, 2017. See Note 11: Earnings Per Share for additional information.

See notes to unaudited condensed consolidated financial statements.

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in millions)

	Six Months Ended June 30,
	2017	2016
Operating Activities
Net income	$101	$95
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14	11
Amortization of deferred financing costs and other	3	2
Provision for loan losses	27	23
Other loss, net	—	1
Gain on foreign currency transactions	—	(1)
Share-based compensation	8	—
Deferred income taxes	1	1
Net changes in assets and liabilities:
Accounts receivables, net	—	(28)
Timeshare financing receivables, net	(35)	(27)
Inventory	22	3
Purchase of assets for future conversion to inventory	—	(14)
Other assets	(19)	(17)
Accounts payable, accrued expenses and other	36	11
Advanced deposits	(3)	6
Deferred revenues	22	20

Net cash provided by operating activities	177	86

Investing Activities
Capital expenditures for property and equipment	(15)	(14)
Software capitalization costs	(6)	(3)

Net cash used in investing activities	(21)	(17)

Financing Activities
Issuance of non-recourse debt	350	—
Repayment of non-recourse debt	(395)	(58)
Repayment of debt	(5)	—
Debt issuance costs	(5)	—
Net transfers to Parent	—	(15)
Proceeds from stock option exercises	1	—

Net cash used in financing activities	(54)	(73)

Net increase (decrease) in cash, cash equivalents and restricted cash	102	(4)
Cash, cash equivalents and restricted cash, beginning of period	151	79

Cash, cash equivalents and restricted cash, end of period	$253	$75

Supplemental Disclosures
Non-cash financing activity
Transfer of inventory from Parent	$—	$9
Transfer of property and equipment from Parent	$—	$33

See notes to unaudited condensed consolidated financial statements.

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (UNAUDITED)

(in millions)

			Additional	Accumulated
	Common Stock		Paid-in	Retained	Total
	Shares	Amount	Capital	Earnings	Equity
Balance as of December 31, 2016	99	$1	$138	$28	$167
Net income	—	—	—	101	101
Deferred intercompany transaction (1)	—	—	9	—	9
Activity related to share-based compensation	—	—	6	—	6

Balance as of June 30, 2017	99	$1	$153	$129	$283

(1)	Refer to Note 9: Income Taxes for further discussion.

See notes to unaudited condensed consolidated financial statements.

HILTON GRAND VACATIONS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Organization and Basis of Presentation

Our Spin-off from Hilton Worldwide Holdings Inc.

On January 3, 2017, the previously announced spin-off was completed by way of a pro rata distribution of Hilton Grand Vacations Inc.’s (“Hilton Grand Vacations,” “we,” “us,” “our,” “HGV” or the “Company”) common stock to Hilton Worldwide Holdings Inc. (“Former Hilton Parent” and together with its then consolidated subsidiaries, “Hilton”) stockholders. Each Hilton stockholder received one share of our common stock for every ten shares of Hilton common stock. As a result of the spin-off, we became a separate publicly-traded company on the New York Stock Exchange under the ticker symbol “HGV,” and Hilton did not retain any ownership interest in our company.

In connection with the completion of the spin-off, we entered into agreements with Hilton (who at the time was a related party) and other third parties, including licenses to use the Hilton brand. The unaudited condensed consolidated financial statements reflect the effect of these agreements. For the three months ended June 30, 2017 and 2016, we incurred $40 million and $44 million, respectively, and for the six months ended June 30, 2017 and 2016, we incurred $98 million and $104 million, respectively, in costs relating to the agreements entered with Hilton. See Key Agreements Related to the Spin-Off section in Part I - Item 1. Business of our Annual Report on Form 10-K for the year ended December 31, 2016 for further information.

Prior to the spin-off, Hilton maintained a share-based compensation plan for the benefit of its officers, directors and employees which was presented as a component of Net transfers (to) from Parent, a financing activity, on the condensed consolidated statements of cash flows. Subsequent to the spin-off, share-based compensation expense is presented as a component of operating activities on the condensed consolidated statements of cash flows.

Our Business

Hilton Grand Vacations is a global timeshare company engaged in developing, marketing, selling and managing timeshare resorts primarily under the Hilton Grand Vacations brand. Our operations primarily consist of: selling vacation ownership intervals (“VOIs”) for us and third parties; operating our resorts; financing and servicing loans provided to consumers for their timeshare purchases; and managing our points-based Hilton Grand Vacations Club exchange program (the “Club”). As of June 30, 2017, we had 48 timeshare properties, comprised of 8,101 units, located in the United States (“U.S.”) and Europe.

Basis of Presentation

The unaudited condensed consolidated financial statements presented herein include 100 percent of our assets, liabilities, revenues, expenses and cash flows and all entities in which we have a controlling financial interest. Through the date of the spin-off, the unaudited condensed consolidated financial statements presented herein were prepared on a stand-alone basis and were derived from the unaudited consolidated financial statements and accounting records of Hilton.

The unaudited condensed consolidated financial statements reflect our financial position, results of operations and cash flows as prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements presented in accordance with U.S. GAAP have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Although we believe the disclosures made are adequate to prevent information presented from being misleading, these financial statements should be read in conjunction with the consolidated financial statements and notes thereto as of and for the year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the SEC on March 2, 2017.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and, accordingly, ultimate results could differ from those estimates. Interim results are not necessarily indicative of full year performance.

The accompanying unaudited condensed consolidated financial statements, in our opinion, reflect all adjustments, including normal recurring items, considered necessary for a fair presentation of the interim periods. All material intercompany transactions and balances have been eliminated in consolidation.

We review our estimate of the expected redemption of expired prepaid discounted vacation packages (“packages”) on an ongoing basis. We only reduce the liability for expired packages when a package is redeemed or the likelihood of redemption is remote. This review considers factors such as historical experience, current business practices for pursuing individuals to redeem expired packages and the sufficiency and reliability of data available following a change in those redemption business practices. Previously, we concluded that redemption of an expired package was remote once a package has been expired for six months and therefore retained the liability until six months after expiration. During the review in the second quarter of 2017, we determined we now had sufficiently reliable updated information under current business practices to revise our estimate of expired packages that we expect to redeem. As a result, we changed our accounting estimate for expected redemptions of expired packages to relieve a portion of the remaining liability at expiration and recorded an $11 million reduction to the Advanced Deposits liability, with corresponding increases to Sales, marketing, brand and other fees revenue of $10 million and Accounts payable, accrued expenses and other for the related sales tax liability of $1 million. As a result, for the six months ended June 30, 2017, our net income increased by $10 million and basic and diluted earnings per share increased by $0.10.

Note 2: Recently Issued Accounting Pronouncements

Adopted Accounting Standards

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09 (“ASU 2016-09”), Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 includes provisions intended to simplify several aspects of the accounting and presentation of share-based payments. These provisions include the recognition of the income tax effects of awards in the consolidated statement of operations when the awards vest or are settled, permitting an employer to withhold shares in an amount up to the employee’s maximum individual tax rate without resulting in liability classification of the award, permitting entities to make a policy election to account for forfeitures as they occur, and changes to the classification of tax-related cash flows resulting from share-based payments and cash payments made to taxing authorities on the employee’s behalf on the statement of cash flows. This ASU 2016-09 was effective for reporting periods beginning after December 15, 2016. We adopted ASU 2016-09 retrospectively as of January 1, 2017 and have applied to all periods herein with no material impact to our unaudited condensed consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, (“ASU 2016-18”) Statement of Cash Flows (Topic 230): Restricted Cash. This ASU is intended to provide guidance on the presentation of restricted cash or restricted cash equivalents and reduce the diversity in practice. This ASU requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts on the statement of cash flows. We elected, as permitted by the standard, to early adopt ASU 2016-18 retrospectively as of January 1, 2017 and have applied it to all periods presented herein. The adoption of ASU 2016-18 did not have a material impact to our unaudited condensed consolidated financial statements. The effect of the adoption of ASU 2016-18 on our condensed consolidated statements of cash flows was to include restricted cash balances in the beginning and end of period balances of cash and cash equivalent and restricted cash. The change in restricted cash was previously disclosed in operating activities and financing activities in the condensed consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-01 (“ASU 2017-01”), Business Combinations (Topic 804): Clarifying the Definition of a Business. This ASU clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. We elected, as permitted by the standard, to early adopt ASU 2017-01 prospectively as of January 1, 2017. The adoption of ASU 2017-01 did not have a material impact to our unaudited condensed consolidated financial statements.

Accounting Standards Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers (Topic 606). This ASU supersedes the revenue recognition requirements in Revenue Recognition (Topic 605), and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Subsequent to ASU 2014-09, the FASB has issued several related ASUs amending the original ASU.

The provisions of this ASU are to be applied retrospectively or using a modified retrospective approach for reporting periods beginning after December 15, 2017.

We are currently evaluating the effect that this ASU will have on our consolidated financial statements by analyzing both transactional and analytical data for each of our revenue streams. The following is a status of our evaluation of impacts by significant revenue stream:

•	Sales of VOIs, net - We do not expect material changes to our accounting for Sales of VOIs, net, including the accounting for uncollectible timeshare financing receivables. We are still evaluating the impact on revenue recognition for sales of VOIs that are under construction.

•	Sales, marketing, brand and other fees - We expect changes to gross versus net presentation of certain non-cash first day incentives. We do not expect material changes to our accounting for our commissions, brand and other fees under fee-for-service arrangements. We are still evaluating impacts to certain marketing revenue streams, including sales of marketing preview packages.

•	Financing - We do not expect material changes to our accounting for financing revenues, as these revenues are out of the scope of Topic 606.

•	Resort and club management - We do not expect material changes to our accounting for ongoing management fees from our homeowners’ association management agreements and the fees earned from our Club members.

•	Rental and ancillary services - We do not expect significant changes to our revenue recognition of transient guest transactions, including rental and ancillary services.

•	Cost reimbursements - While we do not expect significant changes to the timing of recognition of cost reimbursements, we are still evaluating potential impacts to changes in presentation.

We will continue to evaluate and disclose expected impacts that ASU 2014-09 will have on our unaudited condensed consolidated financial statements as more information becomes available. A determination as to whether we will apply the retrospective or modified retrospective adoption method will be made once our qualitative evaluation is complete and we commence quantifying the expected impacts later this year.

In August 2016, the FASB issued ASU No. 2016-15 (“ASU 2016-15”), Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The provisions of this ASU are effective for reporting periods beginning after December 15, 2017; early adoption is permitted. We are currently evaluating the effect that this ASU will have on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-03 (“ASU 2017-03”), Accounting Changes and Error Corrections (Topic 250) and Investments - Equity Method and Joint Ventures (Topic 323). ASU 2017-03 requires registrants to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. The SEC staff expects the additional qualitative disclosures to include a description of the effect of the accounting policies that the registrant expects to apply, if determined, and a comparison to the registrant’s current accounting policies. In addition, a registrant should describe the status of its process to implement the new standards and the significant implementation matters yet to be addressed. ASU 2017-03 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years with early adoption permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. We are currently evaluating the effect that this ASU will have on our consolidated financial statements.

Note 3: Restricted Cash

Restricted cash was as follows:

	June 30,	December 31,
($ in millions)	2017	2016
Escrow deposits on VOI sales	$38	$81
Reserves related to non-recourse debt(1)	24	22

	$62	$103

(1)	See Note 7: Debt & Non-recourse debt for further discussion.

Note 4: Timeshare Financing Receivables

Timeshare financing receivables were as follows:

	June 30, 2017
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Timeshare financing receivables	$541	$623	$1,164
Less: allowance for loan loss	(33)	(97)	(130)

	$508	$526	$1,034

	December 31, 2016
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Timeshare financing receivables	$253	$892	$1,145
Less: allowance for loan loss	(9)	(111)	(120)

	$244	$781	$1,025

The interest rate charged on the notes correlates to the risk profile of the borrower at the time of purchase and the percentage of the purchase that is financed, among other factors. As of June 30, 2017, our timeshare financing receivables had interest rates ranging from 5.3 percent to 20.5 percent, a weighted average interest rate of 12.1 percent, a weighted average remaining term of 7.6 years and maturities through 2028.

We pledge a portion of our timeshare financing receivables as collateral to secure a non-recourse revolving timeshare receivable credit facility (“Timeshare Facility”) with a borrowing capacity of $450 million. As of June 30, 2017 and December 31, 2016, we had $148 million and $509 million, respectively, of gross timeshare financing receivables securing the Timeshare Facility. We recognize interest income on our timeshare financing receivables as earned. We record an estimate of uncollectibility as a reduction of revenue from VOI sales at the time revenue is recognized on a VOI sale.

In March 2017, we completed a securitization of approximately $357 million of gross timeshare financing receivables and issued approximately $291 million of 2.66 percent notes and approximately $59 million of 2.96 percent notes, which have a stated maturity date of December 2028. The securitization transactions did not qualify as sales and, accordingly, no gain or loss was recognized. The transaction is considered a secured borrowing; therefore, the proceeds from the transaction are presented as non-recourse debt (collectively, the “Securitized Debt”). See Note 7: Debt & Non-recourse debt for further discussion.

Our timeshare financing receivables as of June 30, 2017 mature as follows:

($ in millions)	Securitized and Pledged	Unsecuritized	Total
Year
2017 (remaining)	$39	$39	$78
2018	79	52	131
2019	78	56	134
2020	75	61	136
2021	69	64	133
Thereafter	201	351	552

	541	623	1,164
Less: allowance for loan loss	(33)	(97)	(130)

	$508	$526	$1,034

We evaluate this portfolio collectively, since we hold a large group of homogeneous timeshare financing receivables, which are individually immaterial. We monitor the credit quality of our receivables on an ongoing basis. There are no significant concentrations of credit risk with any individual counterparty or groups of counterparties. We use a technique referred to as static pool analysis as the basis for determining our loan loss reserve requirements on our timeshare financing receivables. For static pool analysis, we use certain key dimensions to stratify our portfolio, including FICO scores, equity percentage at the time of sale and certain other factors. The adequacy of the related allowance is determined by management through analysis of several factors, such as current economic conditions and industry trends, as well as the specific risk characteristics of the portfolio including assumed default rates, aging and historical write-offs of these receivables. The allowance is maintained at a level deemed adequate by management based on a periodic analysis of the mortgage portfolio.

Our gross timeshare financing receivables balances by FICO score were as follows:

	June 30,	December 31,
($ in millions)	2017	2016
FICO score
700+	$746	$725
600-699	216	211
<600	28	28
No score(1)	174	181

	$1,164	$1,145

(1)	Timeshare financing receivables without a FICO score are primarily related to foreign borrowers.

We apply payments we receive for loans, including those in non-accrual status, to amounts due in the following order: servicing fees; interest; principal; and late charges. Once a loan is 91 days past due, we cease accruing interest and reverse the accrued interest recognized up to that point. We resume interest accrual for loans for which we had previously ceased accruing interest once the loan is less than 91 days past due. We fully reserve for a timeshare financing receivable in the month following the date that the loan is 121 days past due and, subsequently, we write off the uncollectible note against the reserve once the foreclosure process is complete and we receive the deed for the foreclosed unit.

As of June 30, 2017 and December 31, 2016, we had ceased accruing interest on timeshare financing receivables with an aggregate principal balance of $46 million and $38 million, respectively. The following tables detail an aged analysis of our gross timeshare financing receivables balance:

	June 30, 2017
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Current	$530	$575	$1,105
31 - 90 days past due	6	7	13
91 - 120 days past due	2	2	4
121 days and greater past due	3	39	42

	$541	$623	$1,164

	December 31, 2016
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Current	$248	$847	$1,095
31 - 90 days past due	3	9	12
91 - 120 days past due	1	4	5
121 days and greater past due	1	32	33

	$253	$892	$1,145

The changes in our allowance for loan loss were as follows:

	June 30, 2017
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Balance as of December 31, 2016	$9	$111	$120
Write-offs	—	(17)	(17)
Securitization	28	(28)	—
Provision for loan loss (1)	(4)	31	27

Balance as of June 30, 2017	$33	$97	$130

	June 30, 2016
($ in millions)	Securitized and Pledged	Unsecuritized	Total
Balance as of December 31, 2015	$17	$89	$106
Write-offs	—	(17)	(17)
Provision for loan loss (1)	(4)	27	23

Balance as of June 30, 2016	$13	$99	$112

(1)	Includes activity related to repurchase of defaulted and upgraded securitized timeshare financing receivables, net of incremental provision for loan loss.

Note 5: Inventory

Inventory was as follows:

	June 30,	December 31,
($ in millions)	2017	2016
Completed unsold VOIs	$220	$233
Construction in process	14	20
Land, infrastructure and other	258	260

	$492	$513

We benefited from $3 million in costs of sales true-ups relating to VOI products for the six months ended June 30, 2017, which resulted in a $3 million increase to the carrying value of inventory as of June 30, 2017. We benefited from $10 million in costs of sales true-ups relating to VOI products for the year ended December 31, 2016, which resulted in a $10 million increase to the carrying value of inventory as of December 31, 2016. Shown below are expenses incurred, recorded in Cost of VOI sales, related to granting credit to customers for their existing ownership when upgrading into fee-for-service projects.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2017	2016	2017	2016
Cost of VOI sales related to fee-for-service upgrades	$9	$14	$20	$24

Note 6: Consolidated Variable Interest Entities

As of June 30, 2017 and December 31, 2016, we consolidated three and two variable interest entities (“VIEs”), respectively, that issued Securitized Debt, backed by pledged assets consisting primarily of a pool of timeshare financing receivables, which is without recourse to us. We are the primary beneficiaries of these VIEs as we have the power to direct the activities that most significantly affect their economic performance. We are also the servicer of these timeshare financing receivables and we are required to replace or repurchase timeshare financing receivables that are in default at their outstanding principal amounts. Additionally, we have the obligation to absorb their losses and the right to receive benefits that could be significant to them. Only assets of our VIEs are available to settle the obligations of the respective entities.

Our condensed consolidated balance sheets included the assets and liabilities of these entities, which primarily consisted of the following:

	June 30,	December 31,
($ in millions)	2017	2016
Restricted cash	$21	$10
Timeshare financing receivables, net	508	244
Non-recourse debt (1)	517	244

(1)	Net of deferred financing costs.

During the six months ended June 30, 2017 and 2016, we did not provide any financial or other support to any VIEs that we were not previously contractually required to provide, nor do we intend to provide such support in the future.

Note 7: Debt & Non-recourse debt

Debt

The following table details our outstanding debt balance and its associated interest rates:

	June 30,	December 31,
($ in millions)	2017	2016
Debt (1)
Senior secured credit facilities:
Term loan with an average rate of 3.47%, due 2021	$195	$200
Senior notes with a rate of 6.125%, due 2024	300	300

	495	500
Less: unamortized deferred financing costs and discount(2)(3)	(9)	(10)

	$486	$490

(1)	For the six months ended June 30, 2017 and year ended December 31, 2016, weighted average interest rates were 5.081 percent and 4.851 percent, respectively.
(2)	Amount includes deferred financing costs of $2 million and $7 million as of June 30, 2017 and $2 million and $8 million as of December 31, 2016, relating to our term loan and senior notes, respectively.
(3)	Amount does not include deferred financing costs of $2 million as of June 30, 2017 and December 31, 2016, relating to our revolving facility included in Other Assets in our condensed consolidated balance sheets.

We were in compliance with all applicable financial covenants as of June 30, 2017.

Non-recourse Debt

The following table details our outstanding non-recourse debt balance and its associated interest rates:

	June 30,	December 31,
($ in millions)	2017	2016
Non-recourse debt (1)
Timeshare Facility with an average rate of 2.36%, due 2019	$128	$450
Securitized Debt with an average rate of 2.42%, due 2028	523	246

	651	696
Less: unamortized deferred financing costs(2)	(6)	(2)

	$645	$694

(1)	For the six months ended June 30, 2017 and year ended December 31, 2016, weighted average interest rates were 2.410 percent and 1.946 percent, respectively.
(2)	Amount relates to securitized debt only and does not include deferred financing costs of $2 million as of June 30, 2017 and $3 million as of December 31, 2016, relating to our Timeshare Facility included in Other Assets in our condensed consolidated balance sheets.

The Timeshare Facility is a non-recourse obligation and is payable solely from the pool of timeshare financing receivables pledged as collateral and related assets.

In March 2017, we completed a securitization of approximately $357 million of gross timeshare financing receivables and issued approximately $291 million of 2.66 percent notes and $59 million of 2.96 percent notes due December 2028. The Securitized Debt is backed by pledged assets, consisting primarily of a pool of timeshare financing receivables secured by first mortgages or deeds of trust on timeshare interests. The Securitized Debt is a non-recourse obligation and is payable solely from the pool of timeshare financing receivables pledged as collateral to the debt.

We are required to deposit payments received from customers on the timeshare financing receivables securing the Timeshare Facility and Securitized Debt into depository accounts maintained by third parties. On a monthly basis, the depository accounts are utilized to make required principal, interest and other payments due under the respective loan agreements. The balances in the depository accounts as of June 30, 2017 and December 31, 2016 were $24 million and $22 million, respectively, and were included in Restricted cash in our condensed consolidated balance sheets.

Debt Maturities

The contractual maturities of our debt and non-recourse debt as of June 30, 2017 were as follows:

($ in millions)	Debt	Non-recourse Debt	Total
Year
2017 (remaining)	$5	$61	$66
2018	10	126	136
2019	10	230	240
2020	10	122	132
2021	160	34	194
Thereafter	300	78	378

	$495	$651	$1,146

Note 8: Fair Value Measurements

The carrying amounts and estimated fair values of our financial assets and liabilities were as follows:

	June 30, 2017
		Hierarchy Level
($ in millions)	Carrying Amount	Level 1	Level 3
Assets:
Timeshare financing receivables(1)	$1,034	$—	$1,299
Liabilities:
Debt(2)	486	325	201
Non-recourse debt(2)	645	—	646

	December 31, 2016
		Hierarchy Level
($ in millions)	Carrying Amount	Level 1	Level 3
Assets:
Timeshare financing receivables(1)	$1,025	$—	$1,147
Liabilities:
Debt(2)	490	314	200
Non-recourse debt(2)	694	—	696

(1)	Carrying amount net of allowance for loan loss.
(2)	Carrying amount net of unamortized deferred financing costs and discount.

Our estimates of the fair values were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop the estimated fair values. The table above excludes cash and cash equivalents, restricted cash, accounts receivable, accounts payable, advance deposits and accrued liabilities, all of which had fair values approximating their carrying amounts due to the short maturities and liquidity of these instruments.

The estimated fair values of our timeshare financing receivables were determined using a discounted cash flow model. Our model incorporates default rates, coupon rates, credit quality and loan terms respective to the portfolio based on current market assumptions for similar types of arrangements.

The estimated fair values of our Level 1 debt was based on prices in active debt markets. The estimated fair value of our Level 3 debt and non-recourse debt were as follows:

•	Debt - based on indicative quotes obtained for similar issuances and projected future cash flows discounted at risk-adjusted rates.

•	Non-recourse debt - based on projected future cash flows discounted at risk-adjusted rates.

Note 9: Income Taxes

At the end of each quarter, we estimate the effective tax rate expected to be applied for the full year. The effective income tax rate is determined by the level and composition of pre-tax income or loss, which is subject to federal, foreign, state and local income taxes. The effective income tax rate for the six months ended June 30, 2017 and 2016 was approximately 37 percent and 40 percent, respectively, which decreased primarily due to a decrease in cumulative installment sale interest liability, partially offset by an increase in the cumulative effect of a change in the state effective tax rate.

The Company was a party to several intercompany asset transfers with Hilton prior to the spin-off. As required under U.S. tax regulations, the gain resulting from the intercompany transfer of these assets should be deferred and no deferred tax asset or liability should be recognized until a recognition event occurs. On January 3, 2017, Hilton executed a tax-free spin-off of the Company, which met the requirement of a recognition event. On the spin-off date, for the assets transferred, we recognized a stepped up tax basis, re-measured the asset by applying applicable tax rate changes and evaluated the realizability of the asset. This resulted in a reduction to our net deferred tax liability and an increase in our Additional paid-in capital of $9 million on our condensed consolidated balance sheet as of June 30, 2017.

Note 10: Share-Based Compensation

Stock Plan

We issue time-vesting restricted stock units (“RSUs”) and nonqualified stock options (“options”) to certain employees. All performance shares that were issued under the Stock Plan of our former Parent, Hilton, were converted to RSUs as of December 31, 2016. We recognized share-based compensation expense of $5 million and $3 million during the three months ended June 30, 2017 and 2016, respectively and $8 million and $5 million during the six months ended June 30, 2017 and 2016, respectively. As of June 30, 2017, unrecognized compensation costs for unvested awards were approximately $17 million, which is expected to be recognized over a weighted average period of 2.2 years. As of June 30, 2017, there were 7,806,023 shares of common stock available for future issuance.

RSUs

During the six months ended June 30, 2017, we issued 487,718 RSUs with a weighted average grant date fair value of $28.64, which generally vest 25 percent in the first year, 25 percent in the second year and 50 percent in the third year from the date of grant.

Options

During the six months ended June 30, 2017, we issued 669,658 options with a grant date fair value of $8.66 and an exercise price of $28.30, which generally vest 25 percent in the first year, 25 percent in the second year and 50 percent in the third year from the date of grant.

The grant date fair value of each of these option grants was determined using the Black-Scholes-Merton option-pricing model with the following assumptions:

Expected volatility(1)	26.3%
Dividend yield(2)	—%
Risk-free rate(3)	2.3%
Expected term (in years)(4)	6.0

(1)	Due to limited trading history for Hilton Grand Vacations’ common stock, we did not have sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of our share price. As a result, we used a weighted-average of the implied volatility and the average historical volatility of our peer group over a time period consistent with its expected term assumption. Our peer group was determined based upon companies in our industry with similar business models and is consistent with those used to benchmark its executive compensation.
(2)	At the date of grant we had no plans to pay dividends during the expected term of these options.
(3)	Based on the yields of U.S. Department of Treasury instruments with similar expected lives.
(4)	Estimated using the average of the vesting periods and the contractual term of the options.

As of June 30, 2017, we had 169,926 options outstanding that were exercisable.

Note 11: Earnings Per Share

The following table presents the calculation of our basic and diluted earnings per share (“EPS”). The weighted average shares outstanding for the three and six months ended June 30, 2016 reflect 98,802,597 shares distributed on January 3, 2017, our spin-off date, to our stockholders. See Note 1: Organization and Basis of Presentation for further discussion. The weighted average shares outstanding used to compute basic EPS and diluted EPS for the three months ended June 30, 2017 is 98,959,438 and 99,529,301, respectively and for the six months ended June 30, 2017 is 98,881,494 and 99,442,829, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
($ and shares outstanding in millions, except per share amounts)	2017	2016	2017	2016
Basic EPS:
Numerator:
Net Income(1)	$51	$47	$101	$95
Denominator:
Weighted average shares outstanding	99	99	99	99

Basic EPS	$0.51	$0.48	$1.02	$0.96

Diluted EPS:
Numerator:
Net Income(1)	$51	$47	$101	$95
Denominator:
Weighted average shares outstanding	100	99	99	99

Diluted EPS	$0.51	$0.48	$1.02	$0.96

(1)	Net income for the three months ended June 30, 2017 and 2016 was $50,828,907 and $47,400,289, respectively, and for the six months ended June 30, 2017 and 2016 was $101,041,522 and $95,069,102, respectively.

The dilutive effect of outstanding share-based compensation awards is reflected in diluted earnings per common share by application of the treasury stock method using average market prices during the period.

For the three and six months ended June 30, 2017, we excluded 295,316 and 399,194 share-based compensation awards because their effect would have been anti-dilutive under the treasury stock method.

Note 12: Related Party Transactions

Relationship Between HGV and Hilton after the Spin-Off

On January 3, 2017, when the spin-off was completed, Hilton and Park ceased to be related parties of HGV. In connection with the spin-off, we entered into certain agreements with Hilton (who at the time was a related party) and other third parties. See Key Agreements Related to the Spin-Off section in Part I - Item 1. Business of our Annual Report on Form 10-K for the year ended December 31, 2016 for further information.

HNA Tourism Group Co., Ltd.

On March 15, 2017, Blackstone completed the previously announced sale of 24,750,000 shares of our common stock to HNA Tourism Group Co., Ltd. (“HNA”), representing approximately 25 percent of the outstanding shares of our common stock.

In connection with the consummation of the sale, we adopted our amended and restated by-laws, effective March 15, 2017, to remove references to Blackstone’s ownership of at least 40 percent of the total voting power of our common stock and revised certain provisions referencing the Blackstone Stockholders Agreement, as appropriate, to include references to the HNA Stockholder Agreement.

The Blackstone Group

As of March 31, 2017, Blackstone held 15,008,689 shares, or approximately 15 percent of our outstanding common stock. On May 25, 2017, The Blackstone Group L.P. (“Blackstone”) filed a Registration Statement on Form S-1 and registered all of our common stock held by them. On June 14, 2017, Blackstone entered into an underwriting agreement with J.P. Morgan Securities LLC pursuant to which J.P. Morgan Securities LLC agreed to purchase from Blackstone 9,650,000 shares of our common stock at a price of $35.40 per share. The sale was completed on June 20, 2017. We did not receive any proceeds from the sale. As of June 30, 2017, Blackstone held approximately five percent of the outstanding shares of our common stock.

The following table summarizes amounts included in our condensed consolidated statements of operations related to a fee-for-service arrangement with a Blackstone affiliate to sell VOIs on their behalf:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2017	2016	2017	2016
Commission and other fees	$42	$44	$93	$88

Also related to the fee-for-service agreement, as of June 30, 2017 and December 31, 2016, we recognized receivables of $8 million and $20 million, respectively.

Note 13: Business Segments

We operate our business through the following two segments:

•	Real estate sales and financing – We market and sell VOIs that we own. We also source VOIs through fee-for-service agreements with third-party developers. Related to the sales of the VOIs that we own, we provide consumer financing, which includes interest income generated from the origination of consumer loans to customers to finance their purchase of VOIs and revenue from servicing the loans. We also generate fee revenue from servicing the loans provided by third-party developers to purchasers of their VOIs.

•	Resort operations and club management – We manage the Club, earn activation fees, annual dues and transaction fees from member exchanges for other vacation products. We earn fees for managing the timeshare properties. We generate rental revenue from unit rentals of unsold inventory and inventory made available due to ownership exchanges under our Club program. We also earn revenue from food and beverage, retail and spa outlets at our timeshare properties.

The performance of our operating segments is evaluated primarily based on adjusted earnings before interest expense, taxes, depreciation and amortization (“EBITDA”). We define Adjusted EBITDA as EBITDA which has been further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) asset dispositions; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) reorganization costs, including severance and relocation costs; (vi) share-based and other compensation expenses; (vii) costs related to the spin-off; and (viii) other items. During the first quarter of 2017, we revised our definition of EBITDA to exclude the adjustment of interest expense relating to our non-recourse debt as a reconciling item to arrive at net income (loss) in order to conform to the presentation of the timeshare industry following the consummation of the spin-off from Hilton. This adjustment was retrospectively applied to prior period(s) to conform with the current presentation.

The following table presents revenues for our reportable segments reconciled to consolidated amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2017	2016	2017	2016
Revenues:
Real estate sales and financing(1)	$323	$276	$606	$542
Resort operations and club management(2)	92	89	180	170

Total segment revenues	415	365	786	712
Cost reimbursements	34	32	68	61
Intersegment eliminations(1)(2)(3)	(10)	(6)	(16)	(12)

Total revenues	$439	$391	$838	$761

(1)	Includes charges of $1 million to the resort operations and club management segment for billing and collection services provided by the real estate sales and financing segment for the six months ended June 30, 2016. There were no charges for the three months ended June 30, 2016 or for the three and six months ended June 30, 2017.
(2)	Includes charges to the real estate sales and financing segment from the resort operations and club management segment for discounted stays at properties resulting from marketing packages. These charges totaled $10 million and $6 million for the three months ended June 30, 2017 and 2016, respectively, and $16 million and $11 million for the six months ended June 30, 2017 and 2016, respectively.
(3)	Includes charges to the real estate sales and financing segment from the resort operations and club management segment for the rental of model units to show prospective buyers. These charges totaled less than $1 million for each of the three and six months ended June 30, 2017 and 2016.

The following table presents Adjusted EBITDA for our reportable segments reconciled to net income:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2017	2016	2017	2016
Adjusted EBITDA:
Real estate sales and financing(1)	$99	$84	$182	$165
Resort operations and club management(1)	52	51	103	97

Segment Adjusted EBITDA	151	135	285	262
General and administrative	(29)	(21)	(52)	(37)
Depreciation and amortization	(7)	(6)	(14)	(11)
License fee expense	(23)	(20)	(43)	(39)
Other loss, net	—	1	—	1
Gain on foreign currency transactions	—	(1)	—	(1)
Allocated Parent interest expense(2)	—	(7)	—	(13)
Interest expense	(7)	—	(14)	—
Income tax expense	(33)	(33)	(59)	(65)
Other adjustment items	(1)	(1)	(2)	(2)

Net income	$51	$47	$101	$95

(1)	Includes intersegment eliminations. Refer to our table presenting revenues by reportable segment above for additional discussion.
(2)	This amount represents interest expense on an unconditional obligation to guarantee certain Hilton allocated debt balances which were released in November 2016.

Note 14: Commitments and Contingencies

We have entered into certain arrangements with developers whereby we have committed to purchase vacation ownership units at a future date to be marketed and sold under our Hilton Grand Vacations brand. As of June 30, 2017, we were committed to purchase approximately $212 million of inventory and land over a period of five years. The ultimate amount and timing of the acquisitions is subject to change pursuant to the terms of the respective arrangements, which could also allow for cancellation in certain circumstances. During the six months ended June 30, 2017 and 2016, we purchased $4 million and $11 million, respectively, of VOI inventory as required under our commitments. As of June 30, 2017, our remaining obligation pursuant to these arrangements was expected to be incurred as follows: $4 million in 2017, $3 million in 2018, $187 million in 2019, $9 million in 2020, and $9 million in 2021.

We are involved in litigation arising from the normal course of business, some of which includes claims for substantial sums. Management has also identified certain other legal matters where we believe an unfavorable outcome is reasonably possible and/or for which no estimate of possible losses can be made. While the ultimate results of claims and litigation cannot be predicted with certainty, we expect that the ultimate resolution of all pending or threatened claims and litigation as of June 30, 2017, will not have a material effect on our condensed consolidated results of operations, financial position or cash flows.

Note 15: Condensed Consolidating Guarantor Financial Information

During 2016, Hilton completed an internal reorganization to contribute to HGV its U.S. and non-U.S. timeshare subsidiaries including Hilton Resort Corporation (“HRC”). HGV is a Delaware corporation formed on May 2016. HRC is considered our predecessor entity for periods prior to the formation of HGV. In November 2016, Hilton Grand Vacations Borrower LLC and Hilton Grand Vacations Borrower Inc. (the “Subsidiary Issuers”), entities formed in October 2016 which are 100 percent owned by HGV (the “Parent”), issued the Senior Unsecured Notes. The obligations of the Subsidiary Issuers are fully and unconditionally guaranteed jointly and severally on a senior unsecured basis by the Parent, and certain of the Parent’s 100 percent owned domestic subsidiaries (the “Guarantors”). The indenture that governs the Senior Unsecured Notes provides that any subsidiary of the Company that provides a guarantee of the Senior Secured Credit Facilities will guarantee the Senior Unsecured Notes. Neither of our foreign subsidiaries nor certain of our special purpose subsidiaries formed in connection with our Timeshare Facility and Securitized Timeshare Debt guarantee the Senior Unsecured Notes (collectively, the “Non-Guarantors”).

The following schedules present the condensed consolidated financial information as of June 30, 2017 and December 31, 2016 and for the six months ended June 30, 2017 and 2016, for the Parent, Subsidiary Issuers, Guarantors and Non-Guarantors.

	June 30, 2017
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$—	$—	$178	$13	$—	$191
Restricted Cash	—	—	38	24	—	62
Accounts receivable, net	—	—	124	2	(3)	123
Timeshare financing receivables, net	—	—	346	688	—	1,034
Inventory	—	—	491	1	—	492
Property and equipment, net	—	—	252	3	—	255
Intangible assets, net	—	—	71	—	—	71
Other assets	—	2	51	6	—	59
Investments in subsidiaries	283	769	84	—	(1,136)	—

TOTAL ASSETS	$283	$771	$1,635	$737	$(1,139)	$2,287

LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other	$—	$2	$259	$7	$(3)	$265
Advance deposits	—	—	99	1	—	100
Debt	—	486	—	—		486
Non-recourse debt	—	—	—	645	—	645
Deferred revenues	—	—	128	—	—	128
Deferred income tax liabilities	—	—	380	—	—	380
Total equity	283	283	769	84	(1,136)	283

TOTAL LIABILITIES AND EQUITY	$283	$771	$1,635	$737	$(1,139)	$2,287

	December 31, 2016
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash	$—	$—	$47	$1	$—	$48
Restricted Cash	—	—	81	22	—	103
Accounts receivable, net	—	—	123	18	(18)	123
Timeshare financing receivables, net	—	—	263	762	—	1,025
Inventory	—	—	510	3	—	513
Property and equipment, net	—	—	253	3	—	256
Intangible assets, net	—	—	70	—	—	70
Other assets	—	2	43	14	(17)	42
Investments in subsidiaries	167	657	115	—	(939)	—

TOTAL ASSETS	$167	$659	$1,505	$823	$(974)	$2,180

LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other	$—	$2	$251	$3	$(25)	$231
Advance deposits	—	—	102	1	—	103
Debt	—	490	—	10	(10)	490
Non-recourse debt	—	—	—	694	—	694
Deferred revenues	—	—	106	—	—	106
Deferred income tax liabilities	—	—	389	—	—	389
Total equity	167	167	657	115	(939)	167

TOTAL LIABILITIES AND EQUITY	$167	$659	$1,505	$823	$(974)	$2,180

	For the Six Months Ended June 30, 2017
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
Revenues
Sales of VOI’s, net	$—	$—	$243	$18	$—	$261
Sales, Marketing, license and other fees	—	—	274	2	(2)	274
Financing	—	—	31	43	(3)	71
Resort and club management	—	—	69	2	—	71
Rental and ancillary service	—	—	92	1	—	93
Cost reimbursements	—	—	65	3	—	68

Total revenues	—	—	774	69	(5)	838

Expenses
Cost of VOI sales	—	—	65	2	—	67
Sales and Marketing	—	—	315	8	(2)	321
Financing	—	—	9	15	(3)	21
Resort and club management	—	—	18	2	—	20
Rental and ancillary service	—	—	57	1	—	58
General and administrative	—	—	49	3	—	52
Depreciation and amortization	—	—	14	—	—	14
License fee expense	—	—	43	—	—	43
Cost reimbursements	—	—	65	3	—	68

Total operating expenses	—	—	635	34	(5)	664
Interest expense	—	(14)	—	—	—	(14)

Income (loss) before income taxes	—	(14)	139	35	—	160
Income tax expense	—	—	(59)	—		(59)

Income (loss) before equity in earnings (loss) from subsidiaries	—	(14)	80	35	—	101
Equity in earnings (loss) from subsidiaries	101	115	35	—	(251)	—

Net income (loss)	$101	$101	$115	$35	$(251)	$101

	For the Six Months Ended June 30, 2016
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
Revenues
Sales of VOI’s, net	$—	$—	$227	$2	$—	$229
Sales, Marketing, license and other fees	—	—	246	—	—	246
Financing	—	—	38	30	(2)	66
Resort and club management	—	—	64	1	—	65
Rental and ancillary service	—	—	92	2	—	94
Cost reimbursements	—	—	60	1	—	61

Total revenues	—	—	727	36	(2)	761

Expenses
Cost of VOI sales	—	—	66	—	—	66
Sales and Marketing	—	—	285	1	—	286
Financing	—	—	8	10	(2)	16
Resort and club management	—	—	16	—	—	16
Rental and ancillary service	—	—	53	3	—	56
General and administrative	—	—	37	—	—	37
Depreciation and amortization	—	—	11	—	—	11
License fee expense	—	—	39	—	—	39
Cost reimbursements	—	—	60	1	—	61

Total operating expenses	—	—	575	15	(2)	588
Gain on foreign currency transactions	—	—	1	—	—	1
Allocated Parent Interest expense	(13)	—	—	—	—	(13)
Other loss, net	—	—	(1)	—	—	(1)

Income (loss) before income taxes	(13)	—	152	21	—	160
Income tax expense	—	—	(65)	—	—	(65)

Income (loss) before equity in earnings (loss) from subsidiaries	(13)	—	87	21	—	95
Equity in earnings (loss) from subsidiaries	108	—	21	—	(129)	—

Net income (loss)	$95	$—	$108	$21	$(129)	$95

	For the Six Months Ended June 30, 2017
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
Operating Activities
Net cash provided by (used in) operating activities	$—	$1	$98	$139	$(61)	$177

Investing Activities
Capital expenditures for property and equipment	—	—	(15)	—	—	(15)
Software capitalization costs	—	—	(6)	—	—	(6)

Net cash used in investing activities	—	—	(21)	—	—	(21)

Financing Activities
Issuance of non-recourse debt	—	—	—	350	—	350
Repayment of non-recourse debt	—	—	—	(395)	—	(395)
Repayment of debt	—	(5)	—	—	—	(5)
Debt issuance costs	—	—	—	(5)	—	(5)
Proceeds from stock option exercises	—	—	1	—	—	1
Intercompany transfers	—	4	10	(75)	61	—

Net cash provided by (used in) financing activities	—	(1)	11	(125)	61	(54)

Net increase in cash, cash equivalents and restricted cash	—	—	88	14	—	102
Cash, cash equivalents and restricted cash, beginning of period	—	—	128	23	—	151

Cash, cash equivalents and restricted cash, end of period	$—	$—	$216	$37	$—	$253

	For the Six Months Ended June 30, 2016
($ in millions)	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Total
Operating Activities
Net cash provided by (used in) operating activities	$—	$—	$30	$89	$(33)	$86

Investing Activities
Capital expenditures for property and equipment	—	—	(14)	—	—	(14)
Software capitalization costs	—	—	(3)	—	—	(3)

Net cash used in investing activities	—	—	(17)	—	—	(17)

Financing Activities
Repayment of non-recourse debt	—	—	—	(58)	—	(58)
Net tranfers to Parent(1)	(15)	—	—	—	—	(15)
Intercompany transfers	15	—	(17)	(31)	33	—

Net cash provided by (used in) financing activities	—	—	(17)	(89)	33	(73)

Net decrease in cash, cash equivalents and restricted cash	—	—	(4)	—	—	(4)
Cash, cash equivalents and restricted cash, beginning of period	—	—	79	—	—	79

Cash, cash equivalents and restricted cash, end of period	$—	$—	$75	$—	$—	$75

(1)	Amounts represent activities with Hilton

Note 16: Subsequent Events

On July 18, 2017, we entered into an agreement with BRE Ace Holdings LLC, a Delaware limited liability company (“BRE Ace Holdings”), an affiliate of Blackstone Real Estate Partners VIII, which is an affiliate of Blackstone and formed BRE Ace LLC. Pursuant to the agreement, we contributed $40 million in cash for a 25 percent interest in BRE Ace LLC, which owns, a 1,201-key timeshare resort property and related operations, commonly known as “Elara, by Hilton Grand Vacations,” located in Las Vegas Nevada. The Company’s investment in BRE Ace LLC will be accounted for under equity method of accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

(a) The following entities are incorporated under the laws of the State of Delaware: Hilton Grand Vacations Inc., Hilton Grand Vacations Borrower Inc., Hilton Resorts Corporation and Hilton Resorts Marketing Corp. (collectively, the “Delaware Corporations”).

Delaware General Corporation Law

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Each of the Delaware Corporations’ certificates of incorporation provide for this limitation of liability.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of “nolo contendere” or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions at any time within six years of such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Organizational Documents of the Delaware Corporations

The bylaws of Hilton Grand Vacations Inc. provide that the corporation shall indemnify and hold harmless to the fullest extent permitted by Delaware law each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in the corporation’s bylaws with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors.

The bylaws of Hilton Grand Vacations Inc. further provide that an indemnitee shall also have the right to be paid by the corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the bylaws; provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to indemnification under the bylaws or otherwise. The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the corporation’s amended and restated certificate of incorporation or amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The provision of indemnification to or the advancement of expenses and costs to any indemnitee under the bylaws of Hilton Grand Vacations Inc., or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under the bylaws, shall not limit or restrict in any way the power of the corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the corporation and as to action in any other capacity.

Hilton Grand Vacations Inc. maintains standard policies of insurance that provide coverage (i) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (ii) to the corporation with respect to indemnification payments that the corporation may make to such directors and officers.

Hilton Grand Vacations Inc. is a party to indemnification agreements with its directors and executive officers. These agreements require the corporation to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, Hilton Grand Vacations Inc. has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

The bylaws of Hilton Grand Vacations Borrower Inc. provide that the corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, the corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the board of directors of the corporation.

The certificate of incorporation of Hilton Resorts Corporation provide that the corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such section, and the indemnification provided for in the articles of incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The bylaws of Hilton Resorts Corporation provides that the corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the corporation (other than a judicial action or suit brought by or in the right of the corporation) by reason of the fact that he or she is or was or has agreed to be a director, officer, employee, agent or fiduciary of the corporation, or that, being or having been such a director, officer, employee, agent or fiduciary, he or she is or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnified person in connection with such action, suit or proceeding, and any appeal therefrom, if such indemnified person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

The bylaws of Hilton Resorts Corporation further provides that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a or has agreed to be a director, officer, employee, agent or fiduciary of the corporation, or that, being or having been such a director, officer, employee, agent or fiduciary, he or she is or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise against costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by such indemnified person in connection with the defense or settlement of such action or suit and any appeal therefrom if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Delaware Court of Chancery or other such court shall deem proper.

The bylaws of Hilton Resorts Marketing Corp. provides that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The bylaws of Hilton Resorts Marketing Corp. further provides that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Delaware Court of Chancery or such other court shall deem proper.

(b) 48th Street Holding LLC, Grand Vacations Realty, LLC, Grand Vacations Services LLC, Grand Vacations Title, LLC, Hilton Grand Vacations Borrower LLC, Hilton Grand Vacations Club, LLC, Hilton Grand Vacations Company, LLC, Hilton Grand Vacations Financing, LLC, Hilton Grand Vacations Parent LLC, Hilton Kingsland 1, LLC, Hilton Travel, LLC and HRC Islander LLC are limited liability companies organized under the laws of the State of Delaware (collectively, the “Delaware Limited Liability Companies”).

Delaware Limited Liability Company Act

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Organizational Documents of the Delaware Limited Liability Companies

The limited liability company agreements of Hilton Grand Vacations Borrower LLC, Hilton Grand Vacations Financing, LLC, Hilton Grand Vacations Parent LLC, HRC Islander LLC and Hilton Kingsland 1, LLC provide that the company shall indemnify and hold harmless the members, their affiliates and subsidiaries, and all officers, directors, partners, employees, and agents of any of the foregoing to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the indemnified person may be involved, or threatened to be involved as a party or otherwise, arising from, or in connection with, the performance of any action by such indemnified person for, on behalf of, or otherwise in connection with, the company.

The limited liability company agreements of 48th Street Holding LLC and Hilton Travel, LLC provide that the company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each member and officer, in each case in his, her or its capacity as such, any affiliate of a member or officer and any entity of which an officer is an officer, director, shareholder, partner, member, employee, trustee, executor, representative or agent, or any affiliate, officer, director, shareholder, partner, member, manager, employee, representative or agent of any of the foregoing from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such person from the company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever which may be imposed on, incurred by or asserted at any time against such person in connection with the business or affairs of the company or its controlled affiliates or the activities of such person on behalf of the company; provided, that indemnification thereunder and the advancement of expenses thereunder shall be recoverable only from the assets of the company and not from assets of the member.

The limited liability company agreements of Grand Vacations Realty, LLC, Grand Vacations Title, LLC, Hilton Grand Vacations Club, LLC and Hilton Grand Vacations Company, LLC provide that the company shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the company) by reason of the fact that he is or was a member of the company, manager, employee or agent of the company or is or was serving at the request of the company, again expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if the members determine that he acted in good faith and in a manager he reasonably believed to be in or not opposed to the best interest of the company and with respect to any criminal action proceeding, has no reason to believe his/her conduct was unlawful.

The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of “nolo contendere” or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

The limited liability company agreement of Grand Vacations Services LLC provides that to the fullest extent permitted by applicable law, the company shall indemnify and hold harmless each member, director and officer, in each case in his or its capacity as such, any affiliate of a member, manager, or officer, and any person of which a director or officer is an officer, director, shareholder, partner, member, employee, trustee, executor, representative or agent, or any affiliate, officer, director, shareholder, partner, member, manager, employee, representative, or agent of any of the foregoing from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such indemnified person from the company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever which may be imposed on, incurred by or asserted at any time against such indemnified person in connection with the business or affairs of the company or its controlled affiliates or the activities of such indemnified person on behalf of the company; provided, that indemnification thereunder and the advancement of expenses thereunder shall be recoverable only from the assets of the company and not from assets of the member.

(c) Hilton Grand Vacations Management, LLC (the “Nevada Limited Liability Company”) is a limited liability company organized under the laws of the State of Nevada.

Nevada Revised Statutes

Under Section 86.411 of Nevada’s Limited Liability Company Act, a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the company, by reason of the fact that he is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a proceeding other than by the company, the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of “nolo contendere” or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the limited liability company, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under Section 86.421 of Nevada’s Limited Liability Company Act, a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that the person is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the company or for amounts paid in settlement to the company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Pursuant to Section 86.431 of Nevada’s Limited Liability Company Act, to the extent that a manager, member, employee or agent of a limited liability company has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the company shall indemnify him against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Organizational Documents of the Nevada Limited Liability Company

The limited liability company agreement of Hilton Grand Vacations Management, LLC provides that the company shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the company) by reason of the fact that he is or was a member, manager, employee or agent of the company, or is or was serving at the request of the company, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if the members determine that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the company, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful.

The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of “nolo contendere” or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description

2.1	Distribution Agreement among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 2.1 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on March 17, 2017).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on March 17, 2017).

3.3*	Certificate of Formation of Hilton Grand Vacations Borrower LLC.

3.4*	Limited Liability Company Agreement of Hilton Grand Vacations Borrower LLC.

3.5*	Certificate of Incorporation of Hilton Grand Vacations Borrower Inc.

3.6*	Bylaws of Hilton Grand Vacations Borrower Inc.

3.7*	Certificate of Formation of 48th Street Holding LLC.

3.8*	Limited Liability Company Agreement of 48th Street Holding LLC.

3.9*	Certificate of Formation of Grand Vacations Realty, LLC, as amended.

3.10*	Second Amended and Restated Limited Liability Company Agreement for Grand Vacations Realty, LLC.

3.11*	Certificate of Formation of Grand Vacations Services LLC.

3.12*	Limited Liability Company Agreement of Grand Vacations Services LLC.

3.13*	Certificate of Formation of Grand Vacations Title, LLC.

3.14*	Second Amended and Restated Limited Liability Company Agreement for Grand Vacations Title, LLC.

3.15*	Certificate of Formation of Hilton Grand Vacations Parent LLC.

3.16*	Limited Liability Company Agreement of Hilton Grand Vacations Parent LLC.

3.17*	Certificate of Formation of Hilton Grand Vacations Club, LLC.

3.18*	Second Amended and Restated Limited Liability Company Agreement for Hilton Grand Vacations Club, LLC.

3.19*	Certificate of Formation of Hilton Grand Vacations Company, LLC, as amended.

3.20*	Second Amended and Restated Limited Liability Company Agreement of Hilton Grand Vacations Company, LLC.

3.21*	Certificate of Formation of Hilton Grand Vacations Financing, LLC.

3.22*	Amended and Restated Limited Liability Company Agreement of Hilton Grand Vacations Financing, LLC.

3.23*	Articles of Organization of Hilton Grand Vacations Management, LLC, as amended.

Exhibit No.	Description

3.24*	Second Amended and Restated Limited Liability Company Agreement for Hilton Grand Vacations Management, LLC.

3.25*	Certificate of Formation of Hilton Kingsland 1, LLC.

3.26*	Second Amended and Restated Limited Liability Company Agreement of Hilton Kingsland 1, LLC.

3.27*	Certificate of Incorporation of Hilton Resorts Corporation.

3.28*	Bylaws of Hilton Resorts Corporation.

3.29*	Certificate of Incorporation of Hilton Resorts Marketing Corp., as amended.

3.30*	Bylaws of Hilton Resorts Marketing Corp.

3.31*	Certificate of Formation of Hilton Travel, LLC.

3.32*	Limited Liability Company Agreement of Hilton Travel, LLC.

3.33*	Certificate of Formation of HRC Islander LLC, as amended.

3.34*	Second Amended and Restated Limited Liability Company Agreement of HRC Islander LLC.

4.1	Indenture, dated as of October 24, 2016, among Hilton Grand Vacations Borrower LLC, as the issuer, Hilton Grand Vacations Borrower Inc., as the co-issuer, the guarantors from time to time party thereto, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 10.21 of Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 23, 2016).

4.2	Form of First Supplemental Indenture, dated as of November 29, 2016, among the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 10.23 to Hilton Grand Vacations Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 23, 2016).

4.4	Form of 6.125% Senior Note due 2024 (included in Exhibit 4.1).

4.5*	Registration Rights Agreement dated as of November 29, 2016, among Hilton Grand Vacations Borrower LLC, Hilton Grand Vacations Borrower Inc., Hilton Grand Vacations Inc., the Subsidiary Guarantors, as defined therein, and Goldman, Sachs & Co. as representative of the several initial purchasers.

5.1*	Opinion of Womble Carlyle Sandridge & Rice, LLP.

5.2*	Opinion of Rice Reuther Sullivan & Carroll LLP.

10.1	Employee Matters Agreement among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.1 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.2	Tax Matters Agreement among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.2 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.3	Master Transition Services Agreement between Hilton Worldwide Holdings Inc. and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.3 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.4†	Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan. (incorporated by reference to Exhibit 10.8 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

Exhibit No.	Description

10.5†	2017 Declaration of Amendment to Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Appendix A of Hilton Grand Vacation Inc.’s Definitive Proxy Statement on Schedule 14A (File No. 001-37794) filed on March 24, 2017).

10.6	Indemnification Agreement entered into between Hilton Grand Vacations Inc. and each of its directors and executive officers. (incorporated by reference to Exhibit 10.5 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 14, 2016).

10.7	Registration Rights Agreement, dated as of October 24, 2016, among Hilton Grand Vacations Inc. and the other parties thereto. (incorporated by reference to Exhibit 10.6 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 14, 2016).

10.8	Receivables Loan Agreement, dated as of May 9, 2013, among Hilton Grand Vacations Trust I LLC, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, the persons from time to time party thereto as conduit lenders, the financial institutions from time to time party thereto as committed lenders, the financial institutions from time to time party thereto as managing agents, and Deutsche Bank Securities, Inc., as administrative agent and structuring agent (incorporated by reference to Exhibit 10.7 to Hilton Worldwide Holdings Inc.’s Registration Statement on Form S-1 (No. 333-191110)).

10.9	Amendment No. 1 to Receivables Loan Agreement, effective as of July 25, 2013, among Hilton Grand Vacations Trust I LLC, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, Deutsche Bank AG, New York Branch, as a committed lender and a managing agent, Montage Funding, LLC, as a conduit lender, Deutsche Bank Securities, Inc., as administrative agent, and Bank of America, N.A., as assignee (incorporated by reference to Exhibit 10.8 to Hilton Worldwide Holdings Inc.’s Registration Statement on Form S-1 (No. 333-191110)).

10.10	Omnibus Amendment No. 2 to Receivables Loan Agreement, Amendment No. 1 to Sale and Contribution Agreement and Consent to Custody Agreement, effective as of October 25, 2013, among Hilton Grand Vacations Trust I LLC, as borrower, Grand Vacations Services LLC, as servicer, Hilton Resorts Corporation, as seller, Wells Fargo Bank, National Association, as custodian, the financial institutions signatory thereto, as managing agents, and Deutsche Bank Securities, Inc., as administrative agent (incorporated by reference to Exhibit 10.9 to Hilton Worldwide Holdings Inc.’s Registration Statement on Form S-1 (No. 333-191110)).

10.11	Amendment No. 3 to Receivables Loan Agreement, effective as of December 5, 2014, among Hilton Grand Vacations Trust I LLC, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, Deutsche Bank AG, New York Branch, as a committed lender and a managing agent, Bank of America, N.A., as a committed lender and a managing agent, and Deutsche Bank Securities, Inc., as administrative agent (incorporated by reference to Exhibit 10.1 to Hilton Worldwide Holdings Inc.’s Current Report on Form 8-K (File No. 001-36243) filed on December 8, 2014).

10.12	Omnibus Amendment No. 4 to Receivables Loan Agreement and Amendment No. 2 to Sale and Contribution Agreement, effective as of August 18, 2016, among Hilton Grand Vacations Trust I LLC, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, the financial institutions signatory thereto, as managing agents, the financial institutions signatory thereto as committed lenders and Deutsche Bank Securities, Inc., as administrative agent. (incorporated by reference to Exhibit 10.11 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on September 16, 2016).

Exhibit No.	Description

10.13	Amendment No. 5 to Receivables Loan Agreement, effective as of October 4, 2016, among Hilton Grand Vacations Trust I LLC, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, Deutsche Bank AG, New York Branch, as a committed lender and a managing agent, Bank of America, N.A., as a committed lender and a managing agent, and Deutsche Bank Securities, Inc., as administrative agent. (incorporated by reference to Exhibit 10.16 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on October 25, 2016).

10.14†	Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.9 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.15†	Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan. (incorporated by reference to Exhibit 10.10 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.16†	Offer Letter, dated July 6, 2016, with James E. Mikolaichik. (incorporated by reference to Exhibit 10.15 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on September 16, 2016).

10.17†	Employment Letter Agreement, dated April 17, 2017, between Mark D. Wang and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.1 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).

10.18†	Severance Agreement, dated April 17, 2017, between Mark D. Wang and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.2 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).

10.19†	Severance Agreement, dated April 17, 2017, between James E. Mikolaichik and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.3 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).

10.20†	Severance Agreement, dated April 17, 2017, between Stan R. Soroka and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.4 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).

10.21†	Severance Agreement, dated April 17, 2017, between Barbara L. Hollkamp and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.5 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).

10.22†	Severance Agreement, dated April 17, 2017, between Charles R. Corbin and Hilton Grand Vacations, Inc. (incorporated by reference to Exhibit 10.7 to Hilton Grand Vacation Inc.’s Quarterly Report on Form 10-Q (File No. 001-37794) filed on August 3, 2017).

10.23†	Separation and Release Agreement by and between Hilton Worldwide Holdings Inc. and David C. Hayes, dated December 23, 2016 (incorporated by reference to Exhibit 10.24 to Hilton Grand Vacation Inc.’s Form 10-K (File No. 001-37794) filed on March 2, 2017).

10.24	License Agreement, by and among Hilton Worldwide Holdings Inc. and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.4 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.25	Registration Rights Agreement, dated as of October 24, 2016, among Hilton Grand Vacations Inc. and HNA Tourism Group Co., Ltd. (incorporated by reference to Exhibit 10.17 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 14, 2016).

Exhibit No.	Description

10.26	Stockholders Agreement, dated as of October 24, 2016, by and among Hilton Grand Vacations, Inc., HNA Tourism Group Co., Ltd. and HNA Group Co., Ltd. (incorporated by reference to Exhibit 10.18 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 14, 2016).

10.27	Stockholders Agreement, dated as of January 2, 2017, among Hilton Grand Vacations Inc. and the other parties thereto (incorporated by reference to Exhibit 10.6 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.28	Stockholders Agreement, dated as of January 2, 2017 by and among Hilton Worldwide Holdings Inc., Hilton Grand Vacations Inc., and the Blackstone Holders (as defined therein) (incorporated by reference to Exhibit 10.7 of Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.29	Credit Agreement, dated as of December 28, 2016 among Hilton Grand Vacations Parent LLC, as parent, Hilton Grand Vacations Borrower LLC, as the borrower, the other guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent, collateral agent, swing line lender and l/c issuer and the other lenders party thereto from time to time (incorporated by reference to Exhibit 10.5 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.30†	Hilton Grand Vacations Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.1 to Hilton Grand Vacation Inc.’s Registration Statement on Form S-8 (File No. 333-218056) filed on May 17, 2017).

10.31	Amended and Restated Limited Liability Company Agreement of BRE Ace LLC, a Delaware limited liability company, dated as of July 18, 2017 (incorporated by reference to Exhibit 10.1 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on July 21, 2017).

12*	Computation of Ratio of Earnings to Fixed Charges.

21*	Subsidiaries of Hilton Grand Vacations Borrower LLC.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Womble Carlyle Sandridge & Rice LLP (included as part of Exhibit 5.1).

23.3*	Consent of Rice Reuther Sullivan & Carroll LLP (included as part of Exhibit 5.2).

24*	Power of Attorney (included in signature pages to this Registration Statement).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust, National Association as trustee under the Indenture, dated as of October 24, 2016 (as amended by the First Supplemental Indenture, dated as of November 29, 2016, among Hilton Grand Vacations Borrower LLC, as the issuer, Hilton Grand Vacations Borrower Inc., as the co-issuer, the guarantors named therein and Wilmington Trust, National Association, as trustee.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Form of Letter to Clients.

99.4*	Form of Notice of Guaranteed Delivery.

Exhibit No.	Description

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	XBRL Taxonomy Extension Definitions Linkbase Document.

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
**	These interactive data files shall not be deemed filed for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, or Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under those sections.
†	Management contract or compensatory plan or arrangement.

Item 22.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrants in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON GRAND VACATIONS BORROWER LLC

By: HILTON GRAND VACATIONS PARENT LLC, its Managing Member and Sole Member

By: HILTON GRAND VACATIONS INC., its Managing Member and Sole Member

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Allen J. Klingsick	President and Director (Principal Executive Officer)
Allen J. Klingsick

/s/ James E. Mikolaichik	Executive Vice President (Principal Financial Officer)
James E. Mikolaichik

/s/ Neil Peraza	Vice President, Treasurer and Director (Principal Accounting Officer)
Neil Peraza

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON GRAND VACATIONS BORROWER INC.

By:	/s/ Allen J. Klingsick
Name:	Allen J. Klingsick
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Allen J. Klingsick	President and Director (Principal Executive Officer)
Allen J. Klingsick

/s/ James E. Mikolaichik	Executive Vice President (Principal Financial Officer)
James E. Mikolaichik

/s/ Neil Peraza	Vice President, Treasurer and Director (Principal Accounting Officer)
Neil Peraza

/s/ Kelly Lodde	Director
Kelly Lodde

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON GRAND VACATIONS INC.

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang	President and Chief Executive Officer and Director (Principal Executive Officer)
Mark D. Wang

/s/ James E. Mikolaichik	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
James E. Mikolaichik

/s/ Allen J. Klingsick	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Allen J. Klingsick

/s/ Leonard A. Potter	Chairman of the Board of Directors
Leonard A. Potter

/s/ Brenda J. Bacon	Director
Brenda J. Bacon

/s/ Kenneth A. Caplan	Director
Kenneth A. Caplan

Signature	Title

/s/ Yasheng Huang	Director
Yasheng Huang

/s/ David W. Johnson	Director
David W. Johnson

/s/ Mark H. Lazarus	Director
Mark H. Lazarus

/s/ Pamela H. Patsley	Director
Pamela H. Patsley

/s/ Paul W. Whetsell	Director
Paul W. Whetsell

/s/ Kenneth Tai Lun Wong	Director
Kenneth Tai Lun Wong

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

48TH STREET HOLDING LLC

By: HILTON RESORTS CORPORATION, its Sole Member

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang	President (Principal Executive Officer)
Mark D. Wang

/s/ James E. Mikolaichik	Executive Vice President (Principal Financial Officer)
James E. Mikolaichik

/s/ Neil Peraza	Vice President and Treasurer (Principal Accounting Officer)
Neil Peraza

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

GRAND VACATIONS REALTY, LLC

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang	President and Management Committee Member (Principal Executive Officer)
Mark D. Wang

/s/ James E. Mikolaichik	Executive Vice President (Principal Financial Officer)
James E. Mikolaichik

/s/ Neil Peraza	Vice President and Treasurer (Principal Accounting Officer)
Neil Peraza

/s/ Charles R. Corbin	Executive Vice President, Secretary and Management Committee Member
Charles R. Corbin

/s/ Stan Soroka	Executive Vice President and Management Committee Member
Stan Soroka

/s/ Richard Eggert	Management Committee Member
Richard Eggert

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

GRAND VACATIONS SERVICES LLC

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang	President and Director (Principal Executive Officer)
Mark D. Wang

/s/ James E. Mikolaichik	Executive Vice President (Principal Financial Officer)
James E. Mikolaichik

/s/ Neil Peraza	Vice President and Treasurer (Principal Accounting Officer)
Neil Peraza

/s/ Charles R. Corbin	Executive Vice President, Secretary and Director
Charles R. Corbin

/s/ Stan Soroka	Director
Stan Soroka

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

GRAND VACATIONS TITLE, LLC

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang	President and Management Committee Member (Principal Executive Officer)
Mark D. Wang

/s/ James E. Mikolaichik	Executive Vice President (Principal Financial Officer)
James E. Mikolaichik

/s/ Neil Peraza	Vice President and Treasurer (Principal Accounting Officer)
Neil Peraza

/s/ Charles R. Corbin	Executive Vice President, Secretary and Management Committee Member
Charles R. Corbin

/s/ Stan Soroka	Executive Vice President and Management Committee Member
Stan Soroka

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON GRAND VACATIONS CLUB, LLC

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang	President and Management Committee Member (Principal Executive Officer)
Mark D. Wang

/s/ James E. Mikolaichik	Executive Vice President (Principal Financial Officer)
James E. Mikolaichik

/s/ Neil Peraza	Vice President and Treasurer (Principal Accounting Officer)
Neil Peraza

/s/ Charles R. Corbin	Executive Vice President, Secretary and Management Committee Member
Charles R. Corbin

/s/ Stan Soroka	Executive Vice President and Management Committee Member
Stan Soroka

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON GRAND VACATIONS COMPANY, LLC

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang	President and Management Committee Member (Principal Executive Officer)
Mark D. Wang

/s/ James E. Mikolaichik	Executive Vice President (Principal Financial Officer)
James E. Mikolaichik

/s/ Neil Peraza	Vice President and Treasurer (Principal Accounting Officer)
Neil Peraza

/s/ Charles R. Corbin	Executive Vice President, Secretary and Management Committee Member
Charles R. Corbin

/s/ Stan Soroka	Executive Vice President and Management Committee Member
Stan Soroka

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON GRAND VACATIONS FINANCING, LLC

By: HILTON GRAND VACATION MANAGEMENT, LLC, its Managing Member

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President and Management Committee Member

By:	/s/ Charles R. Corbin
Name:	Charles R. Corbin
Title:	Management Committee Member

By:	/s/ Stan Soroka
Name:	Stan Soroka
Title:	Management Committee Member

By: HILTON RESORTS CORPORATION, its Managing Member

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang Mark D. Wang	President (Principal Executive Officer)

/s/ James E. Mikolaichik James E. Mikolaichik	Executive Vice President (Principal Financial Officer)

/s/ Neil Peraza Neil Peraza	Vice President and Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON GRAND VACATIONS PARENT LLC

By: HILTON GRAND VACATIONS INC., its Managing Member and Sole Member

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Allen J. Klingsick Allen J. Klingsick	President (Principal Executive Officer)

/s/ James E. Mikolaichik James E. Mikolaichik	Executive Vice President (Principal Financial Officer)

/s/ Neil Peraza Neil Peraza	Vice President and Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON GRAND VACATIONS MANAGEMENT, LLC

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang Mark D. Wang	President and Management Committee Member (Principal Executive Officer)

/s/ James E. Mikolaichik James E. Mikolaichik	Executive Vice President (Principal Financial Officer)

/s/ Neil Peraza Neil Peraza	Vice President and Treasurer (Principal Accounting Officer)

/s/ Charles R. Corbin Charles R. Corbin	Executive Vice President, Secretary and Management Committee Member

/s/ Stan Soroka Stan Soroka	Executive Vice President and Management Committee Member

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON KINGSLAND 1, LLC

By: HILTON RESORTS CORPORATION, its Sole Member

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang Mark D. Wang	President (Principal Executive Officer)

/s/ James E. Mikolaichik James E. Mikolaichik	Executive Vice President (Principal Financial Officer)

/s/ Neil Peraza Neil Peraza	Vice President and Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON RESORTS CORPORATION

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang Mark D. Wang	President and Director (Principal Executive Officer)

/s/ James E. Mikolaichik James E. Mikolaichik	Executive Vice President (Principal Financial Officer)

/s/ Neil Peraza Neil Peraza	Vice President and Treasurer (Principal Accounting Officer)

/s/ Charles R. Corbin Charles R. Corbin	Executive Vice President, Secretary and Director

/s/ Stan Soroka Stan Soroka	Executive Vice President and Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON RESORTS MARKETING CORP.

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang	President and Director
Mark D. Wang	(Principal Executive Officer)

/s/ James E. Mikolaichik	Executive Vice President
James E. Mikolaichik	(Principal Financial Officer)

/s/ Allen J. Klingsick	Senior Vice President
Allen J. Klingsick	(Principal Accounting Officer)

/s/ Charles R. Corbin	Executive Vice President, Secretary
Charles R. Corbin	and Director

/s/ Stan Soroka	Director
Stan Soroka

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HILTON TRAVEL, LLC

By: HILTON RESORTS CORPORATION, its Sole Member

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang	President
Mark D. Wang	(Principal Executive Officer)

/s/ James E. Mikolaichik	Executive Vice President
James E. Mikolaichik	(Principal Financial Officer)

/s/ Neil Peraza	Vice President and Treasurer
Neil Peraza	(Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on October 27, 2017.

HRC ISLANDER LLC

By: HILTON RESORTS CORPORATION, its Managing Member and Sole Member

By:	/s/ Mark D. Wang
Name:	Mark D. Wang
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, any of whom may act without joinder of the other, the individual’s the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments, including post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated on the 27th day of October, 2017.

Signature	Title

/s/ Mark D. Wang	President
Mark D. Wang	(Principal Executive Officer)

/s/ James E. Mikolaichik	Executive Vice President
James E. Mikolaichik	(Principal Financial Officer)

/s/ Neil Peraza	Vice President and Treasurer
Neil Peraza	(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Distribution Agreement among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 2.1 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on March 17, 2017).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on March 17, 2017).

3.3*	Certificate of Formation of Hilton Grand Vacations Borrower LLC.

3.4*	Limited Liability Company Agreement of Hilton Grand Vacations Borrower LLC.

3.5*	Certificate of Incorporation of Hilton Grand Vacations Borrower Inc.

3.6*	Bylaws of Hilton Grand Vacations Borrower Inc.

3.7*	Certificate of Formation of 48th Street Holding LLC.

3.8*	Limited Liability Company Agreement of 48th Street Holding LLC.

3.9*	Certificate of Formation of Grand Vacations Realty, LLC, as amended.

3.10*	Second Amended and Restated Limited Liability Company Agreement for Grand Vacations Realty, LLC.

3.11*	Certificate of Formation of Grand Vacations Services LLC.

3.12*	Limited Liability Company Agreement of Grand Vacations Services LLC.

3.13*	Certificate of Formation of Grand Vacations Title, LLC.

3.14*	Second Amended and Restated Limited Liability Company Agreement for Grand Vacations Title, LLC.

3.15*	Certificate of Formation of Hilton Grand Vacations Parent LLC.

3.16*	Limited Liability Company Agreement of Hilton Grand Vacations Parent LLC.

3.17*	Certificate of Formation of Hilton Grand Vacations Club, LLC.

3.18*	Second Amended and Restated Limited Liability Company Agreement for Hilton Grand Vacations Club, LLC.

3.19*	Certificate of Formation of Hilton Grand Vacations Company, LLC, as amended.

3.20*	Second Amended and Restated Limited Liability Company Agreement of Hilton Grand Vacations Company, LLC.

3.21*	Certificate of Formation of Hilton Grand Vacations Financing, LLC.

3.22*	Amended and Restated Limited Liability Company Agreement of Hilton Grand Vacations Financing, LLC.

3.23*	Articles of Organization of Hilton Grand Vacations Management, LLC, as amended.

3.24*	Second Amended and Restated Limited Liability Company Agreement for Hilton Grand Vacations Management, LLC.

3.25*	Certificate of Formation of Hilton Kingsland 1, LLC.

Exhibit No.	Description

3.26*	Second Amended and Restated Limited Liability Company Agreement of Hilton Kingsland 1, LLC.

3.27*	Certificate of Incorporation of Hilton Resorts Corporation.

3.28*	Bylaws of Hilton Resorts Corporation.

3.29*	Certificate of Incorporation of Hilton Resorts Marketing Corp., as amended.

3.30*	Bylaws of Hilton Resorts Marketing Corp.

3.31*	Certificate of Formation of Hilton Travel, LLC.

3.32*	Limited Liability Company Agreement of Hilton Travel, LLC.

3.33*	Certificate of Formation of HRC Islander LLC, as amended.

3.34*	Second Amended and Restated Limited Liability Company Agreement of HRC Islander LLC.

4.1	Indenture, dated as of October 24, 2016, among Hilton Grand Vacations Borrower LLC, as the issuer, Hilton Grand Vacations Borrower Inc., as the co-issuer, the guarantors from time to time party thereto, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 10.21 of Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 23, 2016).

4.2	Form of First Supplemental Indenture, dated as of November 29, 2016, among the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 10.23 to Hilton Grand Vacations Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 23, 2016).

4.4	Form of 6.125% Senior Note due 2024 (included in Exhibit 4.1).

4.5*	Registration Rights Agreement dated as of November 29, 2016, among Hilton Grand Vacations Borrower LLC, Hilton Grand Vacations Borrower Inc., Hilton Grand Vacations Inc., the Subsidiary Guarantors, as defined therein, and Goldman, Sachs & Co. as representative of the several initial purchasers.

5.1*	Opinion of Womble Carlyle Sandridge & Rice, LLP.

5.2*	Opinion of Rice Reuther Sullivan & Carroll LLP.

10.1	Employee Matters Agreement among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.1 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.2	Tax Matters Agreement among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.2 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.3	Master Transition Services Agreement between Hilton Worldwide Holdings Inc. and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.3 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.4†	Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan. (incorporated by reference to Exhibit 10.8 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.5†	2017 Declaration of Amendment to Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Appendix A of Hilton Grand Vacation Inc.’s Definitive Proxy Statement on Schedule 14A (File No. 001-37794) filed on March 24, 2017).

Exhibit No.	Description

10.6	Indemnification Agreement entered into between Hilton Grand Vacations Inc. and each of its directors and executive officers. (incorporated by reference to Exhibit 10.5 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 14, 2016).

10.7	Registration Rights Agreement, dated as of October 24, 2016, among Hilton Grand Vacations Inc. and the other parties thereto. (incorporated by reference to Exhibit 10.6 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 14, 2016).

10.8	Receivables Loan Agreement, dated as of May 9, 2013, among Hilton Grand Vacations Trust I LLC, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, the persons from time to time party thereto as conduit lenders, the financial institutions from time to time party thereto as committed lenders, the financial institutions from time to time party thereto as managing agents, and Deutsche Bank Securities, Inc., as administrative agent and structuring agent (incorporated by reference to Exhibit 10.7 to Hilton Worldwide Holdings Inc.’s Registration Statement on Form S-1 (No. 333-191110)).

10.9	Amendment No. 1 to Receivables Loan Agreement, effective as of July 25, 2013, among Hilton Grand Vacations Trust I LLC, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, Deutsche Bank AG, New York Branch, as a committed lender and a managing agent, Montage Funding, LLC, as a conduit lender, Deutsche Bank Securities, Inc., as administrative agent, and Bank of America, N.A., as assignee (incorporated by reference to Exhibit 10.8 to Hilton Worldwide Holdings Inc.’s Registration Statement on Form S-1 (No. 333-191110)).

10.10	Omnibus Amendment No. 2 to Receivables Loan Agreement, Amendment No. 1 to Sale and Contribution Agreement and Consent to Custody Agreement, effective as of October 25, 2013, among Hilton Grand Vacations Trust I LLC, as borrower, Grand Vacations Services LLC, as servicer, Hilton Resorts Corporation, as seller, Wells Fargo Bank, National Association, as custodian, the financial institutions signatory thereto, as managing agents, and Deutsche Bank Securities, Inc., as administrative agent (incorporated by reference to Exhibit 10.9 to Hilton Worldwide Holdings Inc.’s Registration Statement on Form S-1 (No. 333-191110)).

10.11	Amendment No. 3 to Receivables Loan Agreement, effective as of December 5, 2014, among Hilton Grand Vacations Trust I LLC, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, Deutsche Bank AG, New York Branch, as a committed lender and a managing agent, Bank of America, N.A., as a committed lender and a managing agent, and Deutsche Bank Securities, Inc., as administrative agent (incorporated by reference to Exhibit 10.1 to Hilton Worldwide Holdings Inc.’s Current Report on Form 8-K (File No. 001-36243) filed on December 8, 2014).

10.12	Omnibus Amendment No. 4 to Receivables Loan Agreement and Amendment No. 2 to Sale and Contribution Agreement, effective as of August 18, 2016, among Hilton Grand Vacations Trust I LLC, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, the financial institutions signatory thereto, as managing agents, the financial institutions signatory thereto as committed lenders and Deutsche Bank Securities, Inc., as administrative agent. (incorporated by reference to Exhibit 10.11 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on September 16, 2016).

Exhibit No.	Description

10.13	Amendment No. 5 to Receivables Loan Agreement, effective as of October 4, 2016, among Hilton Grand Vacations Trust I LLC, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, Deutsche Bank AG, New York Branch, as a committed lender and a managing agent, Bank of America, N.A., as a committed lender and a managing agent, and Deutsche Bank Securities, Inc., as administrative agent. (incorporated by reference to Exhibit 10.16 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on October 25, 2016).

10.14†	Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.9 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.15†	Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan. (incorporated by reference to Exhibit 10.10 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.16†	Offer Letter, dated July 6, 2016, with James E. Mikolaichik. (incorporated by reference to Exhibit 10.15 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on September 16, 2016).

10.17†	Employment Letter Agreement, dated April 17, 2017, between Mark D. Wang and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.1 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).

10.18†	Severance Agreement, dated April 17, 2017, between Mark D. Wang and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.2 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).

10.19†	Severance Agreement, dated April 17, 2017, between James E. Mikolaichik and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.3 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).

10.20†	Severance Agreement, dated April 17, 2017, between Stan R. Soroka and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.4 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).

10.21†	Severance Agreement, dated April 17, 2017, between Barbara L. Hollkamp and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.5 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on April 17, 2017).

10.22†	Severance Agreement, dated April 17, 2017, between Charles R. Corbin and Hilton Grand Vacations, Inc. (incorporated by reference to Exhibit 10.7 to Hilton Grand Vacation Inc.’s Quarterly Report on Form 10-Q (File No. 001-37794) filed on August 3, 2017).

10.23†	Separation and Release Agreement by and between Hilton Worldwide Holdings Inc. and David C. Hayes, dated December 23, 2016 (incorporated by reference to Exhibit 10.24 to Hilton Grand Vacation Inc.’s Form 10-K (File No. 001-37794) filed on March 2, 2017).

10.24	License Agreement, by and among Hilton Worldwide Holdings Inc. and Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 10.4 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.25	Registration Rights Agreement, dated as of October 24, 2016, among Hilton Grand Vacations Inc. and HNA Tourism Group Co., Ltd. (incorporated by reference to Exhibit 10.17 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 14, 2016).

Exhibit No.	Description

10.26	Stockholders Agreement, dated as of October 24, 2016, by and among Hilton Grand Vacations, Inc., HNA Tourism Group Co., Ltd. and HNA Group Co., Ltd. (incorporated by reference to Exhibit 10.18 to Hilton Grand Vacation Inc.’s Registration Statement on Form 10-12B/A (File No. 001-37794) filed on November 14, 2016).

10.27	Stockholders Agreement, dated as of January 2, 2017, among Hilton Grand Vacations Inc. and the other parties thereto (incorporated by reference to Exhibit 10.6 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.28	Stockholders Agreement, dated as of January 2, 2017 by and among Hilton Worldwide Holdings Inc., Hilton Grand Vacations Inc., and the Blackstone Holders (as defined therein) (incorporated by reference to Exhibit 10.7 of Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.29	Credit Agreement, dated as of December 28, 2016 among Hilton Grand Vacations Parent LLC, as parent, Hilton Grand Vacations Borrower LLC, as the borrower, the other guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent, collateral agent, swing line lender and l/c issuer and the other lenders party thereto from time to time (incorporated by reference to Exhibit 10.5 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on January 4, 2017).

10.30†	Hilton Grand Vacations Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.1 to Hilton Grand Vacation Inc.’s Registration Statement on Form S-8 (File No. 333-218056) filed on May 17, 2017).

10.31	Amended and Restated Limited Liability Company Agreement of BRE Ace LLC, a Delaware limited liability company, dated as of July 18, 2017 (incorporated by reference to Exhibit 10.1 to Hilton Grand Vacation Inc.’s Current Report on Form 8-K (File No. 001-37794) filed on July 21, 2017).

12*	Computation of Ratio of Earnings to Fixed Charges.

21*	Subsidiaries of Hilton Grand Vacations Borrower LLC.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Womble Carlyle Sandridge & Rice LLP (included as part of Exhibit 5.1).

23.3*	Consent of Rice Reuther Sullivan & Carroll LLP (included as part of Exhibit 5.2).

24*	Power of Attorney (included in signature pages to this Registration Statement).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust, National Association as trustee under the Indenture, dated as of October 24, 2016 (as amended by the First Supplemental Indenture, dated as of November 29, 2016, among Hilton Grand Vacations Borrower LLC, as the issuer, Hilton Grand Vacations Borrower Inc., as the co-issuer, the guarantors named therein and Wilmington Trust, National Association, as trustee.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Form of Letter to Clients.

99.4*	Form of Notice of Guaranteed Delivery.

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document.

Exhibit No.	Description

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	XBRL Taxonomy Extension Definitions Linkbase Document.

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
**	These interactive data files shall not be deemed filed for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, or Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under those sections.
†	Management contract or compensatory plan or arrangement.